Exhibit 99.1

THIS DISCLOSURE STATEMENT HAS

NOT YET BEEN APPROVED BY THE COURT

This proposed Disclosure Statement is not a solicitation of acceptance or rejection of the Plan of Reorganization. Acceptances or rejections may not be solicited until the Bankruptcy Court has approved this Disclosure Statement under section 1125 of the Bankruptcy Code. This proposed Disclosure Statement is being submitted for approval only, and has not yet been approved by the Bankruptcy Court.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
:
In re:	:	Chapter 11
:
QUIKSILVER, INC., et al.,	:	Case No. 15-11880 (BLS)
:
Debtors.[1]	:	Jointly Administered
:
x

FIRST AMENDED DISCLOSURE STATEMENT WITH RESPECT TO

THE FIRST AMENDED JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF QUIKSILVER, INC. AND ITS

AFFILIATED DEBTORS AND DEBTORS IN POSSESSION

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Van C. Durrer, II (I.D. No. 3827) Annie Z. Li 300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071 Telephone: (213) 687-5000 Fax: (213) 687-5600	Mark S. Chehi (I.D. No. 2855) One Rodney Square P.O. Box 636 Wilmington, DE 19899 Telephone: (302) 651-3000 Fax: (302) 651-3001	John K. Lyons Jessica Kumar 155 N. Wacker Dr. Chicago, IL 60606 Telephone: (312) 407-0700 Fax: (312) 407-0411
Counsel for Debtors and Debtors in Possession

Dated: Wilmington, Delaware

November 17, 2015

[1]	The Debtors and the last four digits of their respective taxpayer identification numbers are as follows: Quiksilver, Inc. (9426), QS Wholesale, Inc. (8795), DC Direct, Inc. (8364), DC Shoes, Inc. (0965), Fidra, Inc. (8945), Hawk Designs, Inc. (1121), Mt. Waimea, Inc. (5846), Q.S. Optics, Inc. (2493), QS Retail, Inc. (0505), Quiksilver Entertainment, Inc. (9667), and Quiksilver Wetsuits, Inc. (9599). The address of the Debtors’ corporate headquarters is 5600 Argosy Circle, Huntington Beach, California 92649.

DISCLAIMER

THE DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE DEBTORS’ PLAN AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION. THE INFORMATION INCLUDED IN THE DISCLOSURE STATEMENT IS PROVIDED FOR THE PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND PROVIDING INFORMATION REGARDING RELATED TRANSACTIONS AND SHOULD NOT BE RELIED UPON FOR ANY PURPOSES OTHER THAN TO DETERMINE WHETHER AND HOW TO VOTE ON THE PLAN AND WHETHER TO PARTICIPATE IN RELATED TRANSACTIONS. THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE. THE SUMMARIES OF THE FINANCIAL INFORMATION AND THE DOCUMENTS WHICH ARE ATTACHED TO, OR INCORPORATED BY REFERENCE IN, THE DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH INFORMATION AND DOCUMENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THE DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION INCORPORATED IN THE DISCLOSURE STATEMENT BY REFERENCE, THE PLAN OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION, AS THE CASE MAY BE, SHALL GOVERN FOR ALL PURPOSES.

THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT HAVE BEEN MADE AS OF THE DATE OF THE DISCLOSURE STATEMENT UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THE DISCLOSURE STATEMENT SHOULD NOT ASSUME AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH IN THE DISCLOSURE STATEMENT SINCE THE DATE OF THE DISCLOSURE STATEMENT.

EACH HOLDER OF A CLAIM ENTITLED TO VOTE ON THE PLAN SHOULD CAREFULLY REVIEW THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETIES BEFORE CASTING A BALLOT. THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. ANY ENTITIES DESIRING ANY SUCH ADVICE SHOULD CONSULT WITH THEIR OWN ADVISORS.

NO REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THE DISCLOSURE STATEMENT AND THE DOCUMENTS ATTACHED TO THE DISCLOSURE STATEMENT. ANY INFORMATION, REPRESENTATIONS, OR INDUCEMENTS MADE TO OBTAIN AN ACCEPTANCE OF THE PLAN WHICH ARE OTHER THAN AS SET FORTH, OR INCONSISTENT WITH, THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT, THE DOCUMENTS ATTACHED TO THE DISCLOSURE STATEMENT, AND THE PLAN SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR INTEREST.

WITH RESPECT TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER PENDING, THREATENED, OR POTENTIAL LITIGATION OR OTHER

ACTIONS, THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN THE CONTEXT OF SETTLEMENT NEGOTIATIONS PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE.

THE SECURITIES DESCRIBED IN THE DISCLOSURE STATEMENT TO BE ISSUED PURSUANT TO THE PLAN WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, AS AMENDED, OR ANY SIMILAR FEDERAL, STATE, OR LOCAL LAW, GENERALLY, IN RELIANCE ON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE AND SECTION 4(a)(2) OF THE SECURITIES ACT, AS APPLICABLE.

THE DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION COMMENTED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT.

THE FINANCIAL INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THE DISCLOSURE STATEMENT HAS NOT BEEN AUDITED, UNLESS SPECIFICALLY INDICATED OTHERWISE.

THE FINANCIAL PROJECTIONS, ATTACHED HERETO AS EXHIBIT B AND DESCRIBED IN THE DISCLOSURE STATEMENT, HAVE BEEN PREPARED BY THE DEBTORS’ MANAGEMENT TOGETHER WITH THEIR ADVISORS. THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS’ MANAGEMENT AND THEIR ADVISORS, MAY NOT ULTIMATELY BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND, THUS, THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THEREFORE, THE FINANCIAL PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND MAY NOT HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”).

PLEASE REFER TO ARTICLE VIII OF THE DISCLOSURE STATEMENT, ENTITLED “PLAN-RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN” FOR A DISCUSSION OF CERTAIN FACTORS THAT A CREDITOR VOTING ON THE PLAN SHOULD CONSIDER.

FOR A VOTE ON THE PLAN TO BE COUNTED, THE BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY KURTZMAN CARSON CONSULTANTS LLC, THE DEBTORS’ CLAIMS AND SOLICITATION AGENT, NO LATER THAN 4:00 P.M. PREVAILING EASTERN TIME, ON JANUARY 14, 2016. SUCH BALLOTS SHOULD BE CAST IN ACCORDANCE WITH THE SOLICITATION PROCEDURES DESCRIBED IN FURTHER DETAIL IN ARTICLE III OF THE DISCLOSURE STATEMENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE SHALL NOT BE COUNTED UNLESS OTHERWISE DETERMINED BY THE DEBTORS IN THEIR SOLE AND ABSOLUTE DISCRETION.

THE CONFIRMATION HEARING WILL COMMENCE ON [JANUARY ●], 2016 AT [●] PREVAILING EASTERN TIME, BEFORE THE HONORABLE BRENDON L. SHANNON, CHIEF UNITED STATES BANKRUPTCY JUDGE, IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE, 824 NORTH MARKET STREET, WILMINGTON, DELAWARE 19801. THE DEBTORS MAY CONTINUE THE CONFIRMATION HEARING FROM TIME TO TIME WITHOUT FURTHER NOTICE OTHER THAN AN ADJOURNMENT ANNOUNCED IN OPEN COURT OR A NOTICE OF ADJOURNMENT FILED WITH THE BANKRUPTCY COURT AND SERVED ON THE MASTER SERVICE LIST AND THE ENTITIES WHO HAVE FILED AN OBJECTION TO THE PLAN. THE BANKRUPTCY COURT, IN THEIR DISCRETION AND BEFORE THE CONFIRMATION HEARING, MAY PUT IN PLACE ADDITIONAL PROCEDURES GOVERNING THE CONFIRMATION HEARING. THE PLAN MAY BE MODIFIED, IF NECESSARY, PRIOR TO, DURING, OR AS A RESULT OF THE CONFIRMATION HEARING, WITHOUT FURTHER NOTICE TO PARTIES IN INTEREST.

THE PLAN OBJECTION DEADLINE IS JANUARY 14, 2016 AT 4:00 P.M. PREVAILING EASTERN TIME. ALL PLAN OBJECTIONS MUST BE FILED WITH THE BANKRUPTCY COURT AND SERVED ON THE DEBTORS AND CERTAIN OTHER PARTIES IN INTEREST IN ACCORDANCE WITH THE DISCLOSURE STATEMENT ORDER SO THAT THEY ARE RECEIVED ON OR BEFORE THE PLAN OBJECTION DEADLINE.

THE PLAN, THE DISCLOSURE STATEMENT, THE PLAN SUPPLEMENT AND EXHIBITS, ONCE FILED, AND OTHER DOCUMENTS AND MATERIALS RELATED THERETO MAY BE OBTAINED BY: (A) ACCESSING THE DEBTORS’ RESTRUCTURING WEBSITE AT http://www.kccllc.net/quiksilver, (B) EMAILING QuiksilverInfo@kccllc.com, (C) CALLING THE DEBTORS’ RESTRUCTURING HOTLINE at (877) 709-4757, WITHIN THE UNITED STATES OR CANADA, OR (424) 236-7235, OUTSIDE OF THE UNITED STATES OR CANADA, OR (D) ACCESSING THE COURT’S WEBSITE AT http://www.deb.uscourts.gov. COPIES OF SUCH DOCUMENTS AND MATERIALS MAY ALSO BE EXAMINED BETWEEN THE HOURS OF 8:00 AM AND 4:00 PM, MONDAY THROUGH FRIDAY, EXCLUDING FEDERAL HOLIDAYS, AT THE OFFICE OF THE CLERK OF THE COURT, 824 N. MARKET ST., 3RD FLOOR, WILMINGTON, DELAWARE 19801.

EXECUTIVE SUMMARY

Quiksilver, Inc. QS Wholesale, Inc., DC Direct, Inc., DC Shoes, Inc., Fidra, Inc., Hawk Designs, Inc., Mt. Waimea, Inc., Q.S. Optics, Inc., QS Retail, Inc., Quiksilver Entertainment, Inc., and Quiksilver Wetsuits, Inc., the debtors and debtors-in-possession in the above-captioned cases (collectively, the “Debtors”), together with their direct and indirect non-debtor subsidiaries (collectively, with the Debtors, the “Company”), operate in more than 115 countries and comprise one of the world’s leading outdoor sports lifestyle companies.

The Debtors’ proposal for the reorganization of their business is set forth in the First Amended Joint Chapter 11 Plan of Reorganization of Quiksilver, Inc. and its affiliated Debtors and Debtors in Possession (the “Plan”) [Docket No. 476], a copy of which is attached hereto as Exhibit A. As described below, the Plan is supported and sponsored by certain funds managed by affiliates of Oaktree Capital Management (collectively, “Oaktree”), as Plan Sponsor,2 under the Plan Sponsor Agreement, and Backstop Parties, under the Backstop Commitment Letter.

This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Debtors’ proposed Plan, as filed on the date hereof with the United States Bankruptcy Court for the District of Delaware. Certain provisions of the Plan, and thus the description and summaries contained herein, may be the subject of continuing negotiations among the Debtors and various parties. Accordingly, the Debtors reserve the right to modify the Plan consistent with section 1127 of the Bankruptcy Code, Federal Rule of Bankruptcy Procedure 3019, and Article 13.3 of the Plan.

The Plan provides for an equitable distribution of recoveries to the Debtors’ creditors, preserves the value of the Debtors’ business as a going concern, and preserves the jobs of employees. The Debtors and the Plan Sponsor believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs, the loss of jobs by the Debtors’ employees, and/or impaired recoveries. Moreover, the Debtors and the Plan Sponsor believe that the Debtors’ creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation or under an alternative plan. For these reasons, the Debtors and the Plan Sponsor urge you to return your ballot accepting the Plan.

[2]	Capitalized terms not otherwise defined in this Disclosure Statement shall have the meanings ascribed to them in the Plan.

v

Plan Overview and Summary of Distributions

The following summary3 is a general overview only and is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information, and financial statements and notes thereto appearing elsewhere in this Disclosure Statement with respect to the Plan and the Plan itself.

A.	Overview and Funding of the Plan

The Plan is supported and sponsored by Oaktree, as Plan Sponsor, under the Plan Sponsor Agreement, and Backstop Parties, under the Backstop Commitment Letter. The Plan provides for the following key economic terms and mechanics:

•	Issuance of New Quiksilver Common Stock: On the Effective Date, Reorganized Quiksilver will authorize and issue the New Quiksilver Common Stock. Shares of New Quiksilver Common Stock will distributed on a fully diluted basis (excluding any further dilution attributable to the MIP) and assuming that the Euro Notes Exchange Offer is fully consummated, as follows: (a) first, 19% to Holders of Allowed Secured Notes Claims; (b) second, up to 77% to Rights Offering Participants under the Rights Offerings; and (c) third, 4% to the Backstop Parties under the Backstop Commitment Letter.[4]

•	Cancellation of Old Quiksilver Securities and Agreements: The Euro Notes Guaranty Claims shall be Reinstated and the Holders of such Claims shall be Unimpaired. Except with respect to the Euro Notes Guaranty Claims or as otherwise provided in the Plan, on the Effective Date, the Old Quiksilver Securities, which includes the Secured Notes, the Unsecured Notes, and the Old Quiksilver Common Stock, along with any other note, bond, indenture, Certificate, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (including the Indentures), shall be cancelled, and any obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to the foregoing, other than the Euro Notes, shall be released and discharged and cancelled.

•	Exit Financing: On the Effective Date, the Reorganized Debtors, as borrowers, will enter into the Exit Facility, an asset-based revolving credit facility in the principal amount of up to $120 million pursuant to a new credit agreement with the Exit Lenders, which may include the DIP Lenders. The proceeds of the Exit Financing will fund (1) first, distributions under the Plan on account of the DIP ABL Facility Claims and (2) second, distributions under the Plan on account of DIP Term Facility Claims.

[3]	These summaries below are qualified in their entirety by reference to the provisions of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article VI below.
[4]	As of the Effective Date, the anticipated value of the New Quiksilver Common Stock will be approximately $276 million.

•	Exit Rights Offering: Each Eligible Holder of an Allowed Secured Notes Claim, or its affiliated Eligible Affiliate, will have the right to exercise subscription rights for the purchase of up to $122.5 million of New Quiksilver Common Stock. The proceeds of the Exit Rights Offering will be used to fund (1) first, distributions under the Plan on account of DIP Term Loan Facility Claims, (2) second, the Unsecured Cash Consideration of $7.5 million, and (3) third, any payments required on the Effective Date under the Plan. The Exit Rights Offering will run concurrently with solicitation on the Plan and will be consummated on the Effective Date. The Exit Rights Offering is backstopped by the Backstop Parties to the extent set forth in the Backstop Commitment Letter.

•	Unsecured Cash Consideration: The proceeds of the Exit Rights Offering will be used, in part, to fund the Unsecured Cash Consideration of $7.5 million pursuant to the Plan Sponsor Agreement. The Unsecured Cash Consideration will fund recoveries to Holders of Allowed Unsecured Notes Claims and Allowed General Unsecured Claims. Secured Noteholders shall be deemed to have waived, and not be entitled to any distribution under the Plan on account of, their Secured Notes Deficiency Claim.[5]

•	Euro Notes Exchange Offer:

•	The Company will proffer an exchange offer to Holders of Euro Notes, the terms and conditions of which will be set forth in a document contained in the Plan Supplement. The Euro Notes Exchange Offer will be consummated on the Effective Date to the extent the conditions precedent to such exchange offer are met.

•	If the Euro Notes Exchange Offer is not consummated pursuant to its terms, then the value of the New Quiksilver Common Stock as of the Effective Date will be approximately $221 million. Stock will be distributed as follows, on a fully diluted basis (excluding any further dilution attributable to the MIP): (a) first, 25% to holders of Allowed Secured Notes Claims; (b) second, up to 70% to Exit Rights Offering Participants under the Exit Rights Offering; and (c) third, 5% to the Backstop Parties under the Backstop Commitment Letter.

•	Euro Notes Rights Offering: Each Eligible Holder of an Allowed Secured Notes Claim, or its affiliated Eligible Affiliate, will have the right to exercise subscription rights for the purchase of up to €50.0 million of New Quiksilver Common Stock, the proceeds of which will be used to consummate the Euro Notes Exchange Offer. The Euro Notes Rights Offering will be consummated on the Effective Date. The Euro Notes Rights Offering is backstopped by the Backstop Parties to the extent set forth in the Backstop Commitment Letter.

[5]	The waiver shall be effective only in respect of the Plan, and the Secured Noteholders reserve their rights to assert, or otherwise receive a distribution on account of, their Secured Notes Deficiency Claims in respect of any other chapter 11 plan filed in the Chapter 11 Cases.

•	Backstop of the Rights Offerings: Pursuant to the Backstop Commitment Letter, on or before the Effective Date, the Backstop Parties will backstop the Rights Offerings by providing up to $122.5 million for the Exit Rights Offering and up to €50 million for the Euro Notes Rights Offering.

The Reorganized Debtors’ debt at emergence shall comprise of the following: (i) the Exit Facility of up to $120 million, (ii) an estimated €150 million of Euro Notes,6 and (iii) $48 million of European lines of credit and other borrowing facilities. At emergence, the Reorganized Debtors anticipate having liquidity of approximately $43 million due to a combination of cash-on-hand and availability under the Exit Facility.

The Reorganized Debtors’ capital structure at emergence will consist of the following:

Debt
Exit Facility	$120 million

Euro Notes	€150 million[7]

Eurofactor Agreement and Unsecured Lines of Credit	$48 million

Equity
New Quiksilver Common Stock	$276 million[8]

B.	Summary of Treatment of Claims and Interests under the Plan.

The Plan contains separate classes for Holders of Claims and Interests. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims and Interests. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims, DIP ABL Facility Claims, DIP Term Facility Claims, and Priority Tax Claims have not been classified. The treatment of all such unclassified claims is set forth in Article II of the Plan.

[6]	The Reorganized Debtors’ debt at emergence with respect to the Euro Notes is an estimate subject to the consummation in full of the Euro Notes Exchange Offer.
[7]	The Reorganized Debtors’ debt at emergence with respect to the Euro Notes is an estimate subject to the consummation in full of the Euro Notes Exchange Offer.
[8]	The anticipated value of the New Quiksilver Common Stock as of the Effective Date is an estimate subject to the consummation in full of the Euro Notes Exchange Offer. In the event the Euro Notes Exchange Offer is not consummated, the anticipated value of the New Quiksilver Common Stock as of the Effective Date will be approximately $221 million.

The table below summarizes the classification and treatment of Claims and Interests under the Plan. These summaries are qualified in their entirety by reference to the provisions of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article VI below. The tables below also set forth the estimated percentage recovery for Holders of Claims and Interests in each Class, and the Debtors’ estimates of the amount of Claims that will ultimately become Allowed in each Class based upon (a) review by the Debtors of their books and records, (b) all Claims scheduled by the Debtors, and (c) consideration of the provisions of the Plan that affect the allowance of certain Claims.9 The aggregate Claim amounts in each Class and the estimated percentage recoveries10 in the table below are set forth for the Debtors on a consolidated basis.

Class Description	Status	Proposed Treatment
Unclassified Claims
DIP ABL Facility Claims Estimated Recovery: 100% Estimated Amount: $55.0 million	Unclassified

DIP ABL Facility Claims consist of Claims of each of the Debtors arising under, derived from, based upon, or as a result of the DIP ABL Facility.

Except to the extent that a Holder of a DIP ABL Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP ABL Facility Claim, Holders of a DIP ABL Facility Claim shall be paid in full in Cash from the proceeds of the Exit Facility on the Effective Date, such payments to be distributed to the DIP ABL Agent for the ratable benefit of the Holders of a DIP ABL Facility Claim.

To the extent that any Letter of Credit remains undrawn as of the Effective Date, the Debtors, with the Plan Sponsor’s

[9]	Although the Debtors believe that the estimated recoveries are reasonable, there is no assurance that the actual amounts of Allowed Claims in each Class will not materially exceed the estimated aggregate amounts shown in the table below. The actual recoveries under the Plan will depend upon a variety of factors, including: i) the reconciliation of asserted claims, ii) cure amounts, iii) whether, and in what amount and with what priority, contingent Claims against the Debtors become non-contingent and fixed; iv) whether, and to what extent, Disputed Claims are resolved in favor of the Debtors. Accordingly, no representation can be or is being made with respect to whether each estimated recovery amount shown in the table above will be realized; and v) any and all other factors set forth in Article VIII “Plan-Related Risk Factors and Alternatives to Confirmation and Consummation of the Plan” (including, but not limited to, Article VIII.D.4).
[10]	Except as otherwise stated, estimated recoveries and estimated amounts of claims and interests listed in the table are subject to the consummation in full of the Euro Notes Exchange Offer.

Class Description	Status	Proposed Treatment
consent, shall (i) cause that Letter of Credit to be replaced with a letter of credit issued under the Exit Facility, (ii) collateralize that Letter of Credit with Cash in an amount equal to 105% of its Face Amount, (iii) provide a back-to-back letter of credit to the Letter of Credit Issuer on terms and from a financial institution reasonably acceptable to the Letter of Credit Issuer, or (iv) provide such other treatment as the Letter of Credit Issuer shall agree in its sole discretion.

DIP Term Loan Facility Claims Estimated Recovery: 100% Estimated Amount: $115.0 million	Unclassified

DIP Term Loan Facility Claims consist of Claims of each of the Debtors arising under, derived from, based upon, or as a result of the DIP Term Loan Facility.

Except to the extent that a Holder of a DIP Term Loan Facility Claim agrees to a less favorable treatment or with respect to Excluded DIP Obligations, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP Term Loan Facility Claim, Holders of DIP Term Loan Facility Claims shall be paid in full in Cash from the proceeds of the Exit Facility (after satisfying the DIP ABL Facility Claims) and the Exit Rights Offering on the Effective Date, such payments to be distributed to the DIP Term Loan Agent for the ratable benefit of the Holders of DIP Term Loan Facility Claims.

Administrative Claims Estimated Recovery: 100% Estimated Amount: $8.0 million	Unclassified

Administrative Claims consist of the Administrative Claims of each of the Debtors.

Except to the extent that the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, and a Holder of an Allowed Administrative Claim agree to a less favorable treatment,

x

Class Description	Status	Proposed Treatment
a Holder of an Allowed Administrative Claim (other than a DIP Claim, which shall be subject to Article 2.2 of the Plan, or a Professional Claim, which shall be subject to Article 2.3 of the Plan) shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim either (a) on the later of (x) the Initial Distribution Date; or (y) the first Periodic Distribution Date occurring after the later of (i) 30 days after the date when an Administrative Claim becomes an Allowed Administrative Claim or (ii) 30 days after the date when an Administrative Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Administrative Claim; or (b) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims, without any further action by the Holders of such Allowed Administrative Claims; provided, however, that other than Holders of (i) a DIP Facility Claim, (ii) a Professional Claim, (iii) an Administrative Claim Allowed by an order of the Bankruptcy Court on or before the Effective Date, or (iv) an Administrative Claim that is not Disputed and arose in the ordinary course of business and was paid or is to be paid in accordance with the terms and conditions of the particular transaction giving rise to such Administrative Claim, the Holder of any Administrative Claim shall have filed a proof of Claim form no later than the Administrative Claims Bar Date and such Claim shall have become an Allowed Claim.

Class Description	Status	Proposed Treatment
Priority Tax Claims Estimated Recovery: 100% Estimated Amount: $2.0 million	Unclassified

Priority Tax Claims consist of the Priority Tax Claims of each of the Debtors.

On the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of, (i) 30 days after the date when a Priority Tax Claim becomes an Allowed Priority Tax Claim or (ii) 30 days after the date when a Priority Tax Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Priority Tax Claim, except to the extent that the Debtors (or Reorganized Debtors) and a Holder of an Allowed Priority Tax Claim agree to a less favorable treatment, each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive one of the following treatments on account of such Claim: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, (b) Cash in an amount agreed to by the Debtors (or the Reorganized Debtors) and such Holder, provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim to occur at a later date, or (c) at the sole option of the Debtors, Cash in the aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of not more than five (5) years after the Petition Date pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the

Class Description	Status	Proposed Treatment
Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

Classified Claims
Class 1: Other Priority Claims Estimated Recovery: 100% Estimated Amount: $1.0 million	Unimpaired

Class 1 consists of the Other Priority Claims of each of the Debtors.

Except as otherwise provided in and subject to Article 9.5 of the Plan, and except to the extent that a Holder of an Allowed Class 1 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class 1 Claim, each such Holder of an Allowed Class 1 Claim shall be paid in full in Cash on the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of (i) 30 days after the date when a Class 1 Claim becomes an Allowed Class 1 Claim or (ii) 30 days after the date when a Class 1 Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Class 1 Claim; provided, however, that Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

Class 2: Other Secured Claims Estimated Recovery: 100% Estimated Amount: Undetermined	Unimpaired

Class 2 consists of the Other Secured Claims of each of the Debtors.

Except as otherwise provided in and subject to Article 9.5 of the Plan, and except to the extent that a Holder of an Allowed Class 2 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each and

Class Description	Status	Proposed Treatment

every Allowed Class 2 Claim, each such Holder of an Allowed Class 2 Claim shall, at the sole election of the Debtors or the Reorganized Debtors, with the consent of the Plan Sponsor, as applicable:

(i) have its Allowed Class 2 Claim Reinstated and rendered Unimpaired on the Effective Date in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the Holder of an Allowed Class 2 Claim to demand or receive payment of such Allowed Class 2 Claim prior to the stated maturity of such Allowed Class 2 Claim from and after the occurrence of a default; or

(ii) be paid in full in Cash in an amount equal to such Allowed Class 2 Claim, including postpetition interest, if any, on such Allowed Class 2 Claim required to be paid pursuant to section 506 of the Bankruptcy Code, on the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of (i) 30 days after the date when a Class 2 Claim becomes an Allowed Class 2 Claim or (ii) 30 days after the date when a Class 2 Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Class 2 Claim.

Class 3: Euro Notes Guaranty Claims Estimated Recovery: 100% Estimated Amount: $227.7 million	Unimpaired

Class 3 consists of the Euro Notes Guaranty Claims of each of the Debtors.

Except to the extent that a Holder of an Allowed Class 3 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 3 Claim, each such Holder of an Allowed Class 3 Claim shall

Class Description	Status	Proposed Treatment
have its Allowed Class 3 Claim Reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the Holder of an Allowed Class 3 Claim to demand or receive payment of such Allowed Class 3 Claim prior to the stated maturity of such Allowed Class 3 Claim from and after the occurrence of a default.

Class 4: Secured Notes Claims Estimated Recovery: 18.4-19.4%[11] Estimated Amount: $282.3 million[12]	Impaired

Class 4 consists of the Secured Notes Claims of each of the Debtors.

The Secured Notes Claims are applicable as to certain of the Debtors, including Quiksilver, Inc., QS Wholesale, Inc., DC Shoes, Inc., Hawk Designs, Inc., and QS Retail, Inc.

Except to the extent that a Holder of an Allowed Class 4 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class 4 Claim, on the Effective Date, each Holder of an Allowed Class 4 Claim shall receive on account of such Holder’s Secured Notes Claims its Pro Rata share, based on the aggregate amount of Allowed Class 4 Claims, of the New Quiksilver Common Stock subject to dilution in accordance with the New Quiksilver Common Stock Allocation.

[11]	The range of estimated recovery for the Secured Notes Claims is dependent on the consummation of the Euro Notes Exchange Offer and the Euro Notes Rights Offering.
[12]	The Estimated Amount for the Secured Notes Claims set forth in this Disclosure Statement is an estimate based on outstanding principal and prepetition interest (accrued from August 1, 2015 through September 8, 2015) on the Secured Notes.

Class Description	Status	Proposed Treatment
For the avoidance of doubt, Holders of Allowed Class 4 Claims shall be deemed to have waived, and not be entitled to any distribution under the Plan on account of, their Secured Notes Deficiency Claims; provided, however, that the foregoing waiver shall be effective only in respect of the Plan, and the Secured Noteholders reserve their rights to assert, or otherwise receive a distribution on account of, their Secured Notes Deficiency Claims in respect of any other chapter 11 plan filed in the Chapter 11 Cases.

Class 5-A: Unsecured Notes Claims Estimated Recovery: 2.7%[13] Estimated Amount: $227.4 million	Impaired

Class 5-A consists of the Unsecured Notes Claims of each of the Debtors.

The Unsecured Notes Claims are applicable as to certain of the Debtors, including Quiksilver, Inc., QS Wholesale, Inc., DC Shoes, Inc., Hawk Designs, Inc., and QS Retail, Inc.

Except to the extent that a Holder of an Allowed Class 5-A Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class 5-A Claim, on the Initial Distribution Date, each Holder of an Allowed Class 5-A Claim shall receive its Pro Rata share, based on the aggregate amount of Allowed Class 5-A Claims, of the Notes Cash Consideration.

Class 5-B: General Unsecured Claims Estimated Recovery: 2.7% Estimated Amount: $50.0 million	Impaired

Class 5-B consists of the General Unsecured Claims of each of the Debtors.

Except as otherwise provided in and subject to Article 9.5 of the Plan, and except to the extent that a Holder of an Allowed Class 5-B Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and

[13]	Classes 5-A and 5-B are sharing pro rata the Unsecured Cash Consideration of $7.5 million.

Class Description	Status	Proposed Treatment

discharge of and in exchange for each and every Allowed Class 5-B Claim, each Holder of an Allowed Class 5-B Claim shall receive its Pro Rata share, based on the aggregate amount of Allowed Class 5-B Claims, of the GUC Cash Consideration on the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of, (i) 30 days after the date when a Class 5-B Claim becomes an Allowed Class 5-B Claim or (ii) 30 days after the date when a Class 5-B Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Class 5-B Claim.

General Unsecured Claims are only applicable as to certain Debtors. Those Debtors, along with the corresponding Estimated Amount of General Unsecured Claims, are listed below:

1.     Quiksilver, Inc.: $6.0 million

2.     QS Wholesale, Inc.: $20.0 million

3.     DC Shoes, Inc.: $5.0 million

4.     QS Retail, Inc. $19.0 million

Class 6: Intercompany Claims Estimated Recovery: 0-100% Estimated Amount: N/A14	Unimpaired

Class 6 consists of the Intercompany Claims of each of the Debtors.

On the Effective Date, all net Allowed Class 6 Claims (taking into account any setoffs of Intercompany Claims) held by the Debtors between and among the Debtors and/or any Affiliates of the Debtors shall, at the election of the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, be either (i) Reinstated, or (ii) released, waived, and discharged.

[14]	The Debtors are owed a net receivable of $8.3 million by non-Debtor Affiliates.

Class Description	Status	Proposed Treatment
Class 7: Intercompany Interests Estimated Recovery: 0-100%	Unimpaired

Class 7 consists of the Intercompany Interests of each of the Debtors.

On the Effective Date, all Class 7 Interests held by the Debtors shall, at the election of the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, be either (i) Reinstated, or (ii) deemed automatically cancelled, released, and extinguished.

For the avoidance of doubt, any Interest in any non-Debtor subsidiary owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

Class 8: Subordinated Claims Estimated Recovery: 0% Estimated Amount: $0	Impaired

Class 8 consists of the Subordinated Claims of each of the Debtors.

Holders of Allowed Class 8 Claims shall not receive any distributions on account of such Allowed Class 8 Claims, and on the Effective Date, all Allowed Class 8 Claims shall be released, waived, and discharged.

Class 9: Interests in Quiksilver Estimated Recovery: 0%	Impaired

Class 9 consists of the Interests in Quiksilver.

On the Effective Date, Allowed Class 9 Interests shall be deemed automatically cancelled, released, and extinguished without further action by the Debtors or the Reorganized Debtors and the obligations of the Debtors and the Reorganized Debtors thereunder shall be discharged.

THE DEBTORS AND THE PLAN SPONSOR BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS. THE DEBTORS AND THE PLAN SPONSOR STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

A VOTE TO ACCEPT THE PLAN OR A DECISION TO ABSTAIN FROM VOTING ON THE PLAN CONSTITUTES YOUR CONSENT TO THE RELEASE SET FORTH IN ARTICLE X OF THE PLAN OF THE PARTIES SPECIFIED IN ARTICLE X OF THE PLAN UNLESS YOU OPT OUT OF SUCH RELEASE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN YOUR BALLOT.

TABLE OF CONTENTS

ARTICLE I. INTRODUCTION		1
A.	Rules of Interpretation	2

ARTICLE II. OVERVIEW OF THE PLAN		2
A.	Summary of the Plan	2
B.	Unclassified Claims	4
C.	Treatment of Claims and Interests Under the Plan	5
D.	Liquidation and Valuation Analyses	5

ARTICLE III. VOTING PROCEDURES		6
A.	Classes Entitled to Vote	6
B.	Voting Procedures	7
C.	Rights Offering Procedures	8

ARTICLE IV. GENERAL INFORMATION		10
A.	Overview of the Company’s Business	10
B.	The Company’s Corporate Structure	12
C.	The Company’s Board of Directors	12
D.	Executive Officers and Senior Management of the Debtors	14
E.	The Debtors’ Workforce	15
F.	Employee Benefit Plans	16
G.	The Company’s Prepetition Capital Structure	17

ARTICLE V. THE CHAPTER 11 CASES		21
A.	Events Leading to the Commencement of the Chapter 11 Cases	22
B.	Summary of Material Prepetition Legal Proceedings	27
C.	Quiksilver China Joint Venture	28
D.	Stabilization of Operations/First Day Relief	29
E.	Appointment of the Creditors’ Committee	31
F.	Postpetition Financing	31
G.	Plan Sponsor Agreement	33
H.	Store Closing and Similar Sales	33
I.	Schedules and Statements	34
J.	Backstop Commitment Letter	34
K.	Analyzing Executory Contracts and Unexpired Leases	35
L.	Management Incentive Compensation Plan	35
M.	Analysis and Resolution of Claims	36

ARTICLE VI. PLAN SUMMARY		36
A.	Overview of Chapter 11	36
B.	Overall Structure of the Plan	38
C.	Classification, Treatment, and Voting of Claims and Interests	42
D.	Acceptance	46
E.	Means for Implementation of the Plan	47
F.	Unexpired Leases and Executory Contracts	55

G.	Procedures for Resolving Disputed Claims and Interests	61
H.	Provisions Governing Distributions	63
I.	Effect of the Plan on Claims and Interests	69
J.	Conditions Precedent	74
K.	Retention of Jurisdiction	76
L.	Miscellaneous Provisions	78

ARTICLE VII. STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN		82
A.	The Confirmation Hearing	82
B.	Confirmation Standards	82
C.	Liquidation Analysis	84
D.	Valuation Analysis	84
E.	Financial Feasibility	89
F.	Acceptance by Impaired Classes	90
G.	Confirmation Without Acceptance by All Impaired Classes	90

ARTICLE VIII. PLAN-RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		92
A.	General	92
B.	Certain Bankruptcy Considerations	92
C.	Claims Estimations	93
D.	Risk Factors That May Affect the Value of the Securities to Be Issued Under the Plan	93
E.	Bankruptcy-Specific Risk Factors That Could Negatively Impact the Debtors’ Business	95
F.	Additional Risk Factors That Could Negatively Impact the Company’s Business	101
G.	Risks Associated with Forward-Looking Statements	112
H.	Disclosure Statement Disclaimer	113
I.	Liquidation Under Chapter 7	115

ARTICLE IX. EXEMPTIONS FROM SECURITIES ACT REGISTRATION		115
A.	Securities Issued in Reliance on Section 1145 of the Bankruptcy Code and Section 4(A)(2) of the Securities Act	115
B.	Restricted Securities	117

ARTICLE X. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES		117
A.	Certain United States Federal Income Tax Consequences to the Debtors	119
B.	Certain United States Federal Income Tax Consequences to Holders of Claims	120
C.	Importance of Obtaining Professional Tax Advice	127

ARTICLE XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		127
A.	Continuation of the Bankruptcy Cases	127
B.	Alternative Plans of Reorganization	128
C.	Liquidation Under Chapter 7 or Chapter 11	128

ARTICLE XII. RECOMMENDATION		129
A.	Hearing on and Objections to Confirmation	129
B.	Recommendation	129

EXHIBITS

Exhibit A	First Amended Plan of Reorganization Pursuant to Chapter 11 Of the Bankruptcy Code Proposed by the Debtors

Exhibit B	Financial Projections

Exhibit C	Liquidation Analysis

Exhibit D	Corporate Structure Chart

Exhibit E	Proposed Disclosure Statement Approval Order

ARTICLE I.

INTRODUCTION

The Debtors, together with their direct and indirect subsidiaries, operate in more than 115 countries and comprise one of the world’s leading outdoor sports lifestyle companies.

On September 9, 2015, the Debtors filed voluntary petitions for relief under the Bankruptcy Code and commenced the Chapter 11 Cases. The Debtors’ cases are pending in the Bankruptcy Court and are jointly administered under Case No. 15-11880. No trustee has been appointed in the Chapter 11 Cases. On September 22, 2015, the United States Trustee appointed the Creditors’ Committee pursuant to section 1102 of the Bankruptcy Code.

The Debtors submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code for purposes of soliciting votes to accept or reject the Plan, a copy of which is attached to the Disclosure Statement as Exhibit A.

This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition operations and financial history, their reasons for seeking protection under chapter 11, and significant events that have occurred during the Chapter 11 Cases. This Disclosure Statement also describes certain terms and provisions of the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan and the securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the requirements for confirmation of the Plan and the voting procedures that Holders of Claims entitled to vote on the Plan must follow for their votes to be counted. All capitalized terms used and not otherwise defined in this Disclosure Statement shall have the meanings ascribed to such terms in the Plan.

FOR A DESCRIPTION OF THE PLAN AND THE VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AND INTERESTS, PLEASE SEE ARTICLES VIII AND X HEREIN.

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASE, AND CERTAIN FINANCIAL INFORMATION. TO THE EXTENT ANY PORTION OF THIS DISCLOSURE STATEMENT CONFLICTS WITH THE PLAN, THE PLAN SHALL GOVERN. ALTHOUGH THE DEBTORS BELIEVE THAT THE SUMMARIES CONTAINED HEREIN ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THE DOCUMENTS OR STATUTORY PROVISIONS THEY ARE SUMMARIZING. THE DEBTORS’ MANAGEMENT HAS PROVIDED FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

A.	Rules of Interpretation

For purposes of the Plan, unless otherwise provided in the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter; (c) any reference in the Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified, or supplemented; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in the Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to the Plan; (f) the words “herein,” “hereunder,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) to the extent the Disclosure Statement is inconsistent with the terms of the Plan, the Plan shall control; (j) to the extent the Plan is inconsistent with the Confirmation Order, the Confirmation Order shall control; and (k) any immaterial effectuating provision may be interpreted by the Reorganized Debtors in a manner that is consistent with the overall purpose and intent of the Plan without further Final Order of the Bankruptcy Court.

The Plan and the Disclosure Statement are the product of extensive discussions and negotiations between and among the Debtors and the Plan Sponsor. Each of the foregoing was represented by counsel, who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the documents ancillary thereto. Accordingly, the general rule of contract construction known as “contra proferentem” shall not apply to the construction or interpretation of any provision of the Plan, the Disclosure Statement, or any contract, instrument, release, indenture, exhibit, or other agreement or document generated in connection herewith.

ARTICLE II.

OVERVIEW OF THE PLAN

A.	Summary of the Plan

The Plan is supported and sponsored by Oaktree as Plan Sponsor under the Plan Sponsor Agreement and the Backstop Parties, under the Backstop Commitment Letter. The Plan provides for the following key economic terms and mechanics:15

•	Issuance of New Quiksilver Common Stock: On the Effective Date, Reorganized Quiksilver will authorize and issue the New Quiksilver Common Stock. Shares of New Quiksilver Common Stock will distributed on a fully diluted basis (excluding any further dilution attributable to the MIP) and assuming that the Euro Notes

[15]

Any summaries or descriptions of the Plan are qualified in their entirety by reference to the provisions of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article VI below.

Exchange Offer is fully consummated, as follows: (a) first, 19% to Holders of Allowed Secured Notes Claims; (b) second, up to 77% to Rights Offering Participants under the Rights Offerings; and (c) third, 4% to the Backstop Parties under the Backstop Commitment Letter.[16]

•	Cancellation of Old Quiksilver Securities and Agreements: The Euro Notes Guaranty Claims shall be Reinstated and the Holders of such Claims shall be Unimpaired. Except with respect to the Euro Notes Guaranty Claims or as otherwise provided in the Plan, on the Effective Date, the Old Quiksilver Securities, which includes the Secured Notes, the Unsecured Notes, and the Old Quiksilver Common Stock, along with any other note, bond, indenture, Certificate, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (including the Indentures), shall be cancelled, and any obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to the foregoing, other than the Euro Notes, shall be released and discharged and cancelled.

•	Exit Financing: On the Effective Date, the Reorganized Debtors, as borrowers, will enter into the Exit Facility, an asset-based revolving credit facility in the principal amount of up to $120 million pursuant to a new credit agreement with the Exit Lenders, which may include the DIP Lenders. The proceeds of the Exit Financing will fund (1) first, distributions under the Plan on account of the DIP ABL Facility Claims and (2) second, distributions under the Plan on account of DIP Term Facility Claims.

•	Exit Rights Offering: Each Eligible Holder of an Allowed Secured Notes Claim, or its affiliated Eligible Affiliate, will have the right to exercise subscription rights for the purchase of up to $122.5 million of New Quiksilver Common Stock. The proceeds of the Exit Rights Offering will be used to fund (1) first, distributions under the Plan on account of DIP Term Loan Facility Claims, (2) second, the Unsecured Cash Consideration of $7.5 million, and (3) third, any payments required on the Effective Date under the Plan. The Exit Rights Offering will run concurrently with solicitation on the Plan and will be consummated on the Effective Date. The Exit Rights Offering is backstopped by the Backstop Parties to the extent set forth in the Backstop Commitment Letter.

•	Unsecured Cash Consideration: The proceeds of the Exit Rights Offering will be used, in part, to fund the Unsecured Cash Consideration of $7.5 million pursuant to the Plan Sponsor Agreement. The Unsecured Cash Consideration will fund recoveries to Holders of Allowed Unsecured Notes Claims and Allowed General Unsecured Claims. Secured Noteholders shall be deemed to have waived, and not be entitled to any distribution under the Plan on account of, their Secured Notes Deficiency Claim.[17]

[16]	As of the Effective Date, the anticipated value of the New Quiksilver Common Stock will be approximately $276 million.
[17]	The waiver shall be effective only in respect of the Plan, and the Secured Noteholders reserve their rights to assert, or otherwise receive a distribution on account of, their Secured Notes Deficiency Claims in respect of any other chapter 11 plan filed in the Chapter 11 Cases.

•	Euro Notes Exchange Offer:

•	The Company will proffer an exchange offer to Holders of Euro Notes, the terms and conditions of which will be set forth in a document contained in the Plan Supplement. The Euro Notes Exchange Offer will be consummated on the Effective Date to the extent the conditions precedent to such exchange offer are met.

•	If the Euro Notes Exchange Offer is not consummated pursuant to its terms, then the value of the New Quiksilver Common Stock as of the Effective Date will be approximately $221 million. Stock will be distributed as follows, on a fully diluted basis (excluding any further dilution attributable to the MIP): (a) first, 25% to holders of Allowed Secured Notes Claims; (b) second, up to 70% to Exit Rights Offering Participants under the Exit Rights Offering; and (c) third, 5% to the Backstop Parties under the Backstop Commitment Letter.

•	Euro Notes Rights Offering: Each Eligible Holder of an Allowed Secured Notes Claim, or its affiliated Eligible Affiliate, will have the right to exercise subscription rights for the purchase of up to €50.0 million of New Quiksilver Common Stock, the proceeds of which will be used to consummate the Euro Notes Exchange Offer. The Euro Notes Rights Offering will be consummated on the Effective Date. The Euro Notes Rights Offering is backstopped by the Backstop Parties to the extent set forth in the Backstop Commitment Letter.

•	Backstop of the Rights Offerings: Pursuant to the Backstop Commitment Letter, on or before the Effective Date, the Backstop Parties will backstop the Rights Offerings by providing up to $122.5 million for the Exit Rights Offering and up to €50 million for the Euro Notes Rights Offering.

B.	Unclassified Claims.

In accordance with section 1123(a)(1) of the Bankruptcy Code, the Plan does not classify Administrative Claims, Professional Claims, DIP ABL Facility Claims, DIP Term Facility Claims, and Priority Tax Claims. These Claims are therefore excluded from the Classes of Claims set forth in Article II of the Plan. The projected percentage of recoveries provided below are projected as of November 16, 2015.

Claim	Plan Treatment	Projected Recovery Under the Plan
Administrative and Professional Claims	Paid in full in Cash.	100%
DIP ABL Facility Claims	Paid in full in Cash.	100%
DIP Term Loan Facility Claims	Paid in full in Cash.	100%
Priority Tax Claims	Paid in full in Cash.	100%

C.	Treatment of Claims and Interests Under the Plan

The table below summarizes the classification, treatment, and estimated percentage recoveries of the Claims and Interests under the Plan. Estimated percentage recoveries have been calculated based upon a number of assumptions. For certain Classes of Claims, the actual percentage recovery is contingent upon a number of factors, including, but not limited to, Claims that are subject to liquidation pursuant to litigation.

Class	Type of Claim or Equity Interest	Treatment of Claim/Interest	Estimated % Recovery Under the Plan
1	Other Priority Claims	Unimpaired	100%
2	Other Secured Claims	Unimpaired	100%
3	Euro Notes Guaranty Claims	Unimpaired	100%
4	Secured Notes Claims	Impaired	18.4%
5-A	Unsecured Notes Claims	Impaired	2.7%
5-B	General Unsecured Claims	Impaired	2.7%
6	Intercompany Claims	Unimpaired	0-100%
7	Intercompany Interests	Unimpaired	0-100%
8	Subordinated Claims	Impaired	0%
9	Existing Equity Interests	Impaired	0%

D.	Liquidation and Valuation Analyses

The Debtors have prepared a liquidation analysis, attached hereto as Exhibit C (the “Liquidation Analysis”), and a valuation analysis (the “Valuation Analysis”), described more fully in Article VII (D) below, to assist Holders of Claims and Interests in evaluating the Plan. The Liquidation Analysis compares the creditor recoveries to be realized if the Debtors were to be liquidated in a hypothetical case under chapter 7 of the Bankruptcy Code with the distributions to Holders of Allowed Claims and Interests under the Plan. The analysis is based upon the value of the Debtors’ assets and liabilities as of a certain date and incorporates various estimates and assumptions, including a hypothetical conversion to a chapter 7 liquidation as of a certain date. Further, both analyses are subject to potentially material changes including with respect to economic and business conditions and legal rulings. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided in the Liquidation Analysis, and the actual total enterprise value of the Reorganized Debtors could vary materially from the implied valuation contained in the Valuation Analysis.

The Debtors believe that the Plan provides the same or a greater recovery for Holders of Allowed Claims and Interests as would be achieved in a liquidation pursuant to chapter 7 of the Bankruptcy Code because of, among other things, the additional Administrative Claims generated by conversion to a chapter 7 case, the administrative costs of liquidation and associated delays in connection with a chapter 7 liquidation, the negative impact on the market for the Debtors’ assets caused by attempting to sell a large number of assets in a short time frame, and the cessation of operations and the failure to realize the greater going concern value of the Debtors’ assets, each of which likely would diminish the value of the Debtors’ assets available for distributions.

ARTICLE III.

VOTING PROCEDURES

The following Classes are the only Classes entitled to vote to accept or reject the Plan:

Class	Claim or Interest	Status
4	Secured Notes Claims	Impaired
5-A	Unsecured Notes Claims	Impaired
5-B	General Unsecured Claims	Impaired

If your Claim or Interest is not included in any of these Classes, you are not entitled to vote and you will not receive a Solicitation Package (as defined below).

A.	Classes Entitled to Vote

Under the Bankruptcy Code, acceptance of a plan of reorganization by a Class of Claims is determined by calculating the number and the amount of Claims voting to accept, based on the actual total Allowed Claims voting on the Plan. Acceptance by a Class requires more than one-half of the number of total Allowed Claims in the Class to vote in favor of the Plan and at least two-thirds in dollar amount of the total Allowed Claims in the Class to vote in favor of the Plan. In addition, under the Bankruptcy Code, creditors are not entitled to vote if their contractual rights are Unimpaired by the Plan or if they will receive no distribution of property under the Plan. The following table sets forth which Classes of Claims will or will not be entitled to vote on the Plan:

Class	Claim or Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Presumed to Accept
2	Other Secured Claims	Unimpaired	Presumed to Accept
3	Euro Notes Guaranty Claims	Unimpaired	Presumed to Accept
4	Secured Notes Claims	Impaired	Entitled to Vote
5-A	Unsecured Notes Claims	Impaired	Entitled to Vote
5-B	General Unsecured Claims	Impaired	Entitled to Vote
6	Intercompany Claims	Unimpaired	Presumed to Accept
7	Intercompany Interests	Unimpaired	Presumed to Accept
8	Subordinated Claims	Impaired	Deemed to Reject
9	Existing Equity Interests	Impaired	Deemed to Reject

B.	Voting Procedures

The Debtors retained Kurtzman Carson Consultants, LLC (“KCC”) to, among other things, act as Claims and Solicitation Agent in connection with the solicitation of votes to accept or reject the Plan.

The Voting Record Date (as defined in the Solicitation Motion)18 is December 1, 2015. The Voting Record Date is the date for determining (1) which Holders of Claims are entitled to vote to accept or reject the Plan and receive the Solicitation Package in accordance with the Solicitation Procedures (as defined in the Solicitation Motion) and (2) whether Claims have been properly assigned or transferred to an assignee pursuant to Bankruptcy Rule 3001(e) such that the assignee can vote as the Holder of a Claim. The Voting Record Date and all of the Debtors’ solicitation and voting procedures shall apply to all of the Debtors’ creditors and other parties in interest.

Under the Plan, Holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan. In order for the Holder of a Claim in the Voting Classes to have such Holder’s Ballot (as defined in the Solicitation Motion) counted as a vote to accept or reject the Plan, such Holder’s Ballot or Master Ballot (as defined in the Solicitation Motion), as applicable, must be properly completed, executed, and delivered in accordance with the instructions included in the Ballot by: (1) first class mail; (2) courier; or (3) personal delivery to the Claims and Solicitation Agent, so that such Holder’s Ballot or Master Ballot, as applicable, is actually received by the Claims and Solicitation Agent prior to 4:00 p.m. prevailing Eastern Time on January 14, 2016 (the “Voting Deadline”). It is important that the Holder of a Claim in the Voting Classes follow the specific instructions provided on such Holder’s Ballot and the accompanying instructions.

IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DETERMINE OTHERWISE IN THEIR SOLE AND ABSOLUTE DISCRETION.

ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM BUT THAT DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR ANY BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.19

[18]	As used herein, the “Solicitation Motion” refers to the Debtors’ Motion for Entry of an Order (A) Approving the Adequacy of the Debtors’ Disclosure Statement; (B) Approving Solicitation and Notice Procedures With Respect to Confirmation of the Debtors’ Proposed Plan of Reorganization; (C) Approving the Form of Various Ballots and Notices in Connection Therewith; and (D) Scheduling Certain Dates with Respect Thereto, filed substantially concurrently with this Disclosure Statement.
[19]	Holders who return Ballots that do not indicate a vote to accept or reject the Plan may still opt-out of the third party release provisions set forth in the Plan.

EACH HOLDER OF A CLAIM MUST VOTE ALL OF ITS CLAIMS WITHIN A PARTICULAR CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTES. BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST.

IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT, AS APPROPRIATE, WHEN SUBMITTING A VOTE.

IF YOU ARE A HOLDER OF A CLAIM ENTITLED TO VOTE ON THE PLAN AND YOU DID NOT RECEIVE A BALLOT, YOU RECEIVED A DAMAGED BALLOT, OR YOU LOST YOUR BALLOT, OR IF YOU HAVE ANY QUESTIONS CONCERNING THE DISCLOSURE STATEMENT, THE PLAN, OR PROCEDURES FOR VOTING ON THE PLAN, PLEASE CONTACT THE VOTING AGENT KURTZMAN CARSON CONSULTANTS LLC, AT (877) 709-4757, WITHIN THE UNITED STATES OR CANADA, OR (424) 236-7235, OUTSIDE OF THE UNITED STATES OR CANADA, OR AT QUIKSILVERINFO@KCCLLC.COM.

C.	Rights Offering Procedures

The Debtors and the Backstop Parties, which includes the Plan Sponsor, will implement and conduct the Exit Rights Offering and the Euro Notes Rights Offering in accordance with the Backstop Commitment Letter and the Rights Offering Procedures. Each Eligible Holder of an Allowed Secured Notes Claim, or its affiliated Eligible Affiliate, will have the right to exercise subscription rights for the purchase of up to $122.5 million of New Quiksilver Common Stock, the proceeds of which will be used to fund distributions under the Plan and to provide working capital to the Debtors. The Exit Rights Offering will be consummated on the Effective Date. In addition, each Eligible Holder of an Allowed Secured Notes Claim, or its affiliated Eligible Affiliate, will have the right to exercise subscription rights for the purchase of up to €50.0 million of New Quiksilver Common Stock, the proceeds of which will be used to effectuate the Euro Notes Exchange Offer. The Euro Notes Rights Offering will be consummated on the Effective Date. In the event that both the Euro Notes Rights Offering and the Euro Notes Exchange Offer are consummated, the implied equity discount to be applied to the Exit Rights Offering and Euro Notes Rights Offering shall be 20%; in the event that the Euro Notes Rights Offering and the Euro Notes Exchange Offer are not consummated, the implied equity discount to be applied to the Exit Rights Offering shall be 25%.

The Backstop Parties will backstop up to $122.5 million of the Exit Rights Offering and up to €50 million of the Euro Notes Rights Offering, in accordance with the Backstop Commitment Letter.

The Rights Offering Procedures provide for a two-step process whereby Holders of Secured Notes or their affiliates must first certify that they are Eligible Holders or Eligible Affiliates (together, the “Eligible Offerees”), respectively, by returning, via the bank, brokerage house, or other financial institution holding the notes underlying the Holder’s Secured Notes Claim (the “Nominee”), the eligibility form sent to that Holder (the “Secured Notes Eligibility Certificate”), which must be submitted by December 28, 2015 or such later time as determined by the Debtors with the consent of the Backstop Parties (the “Secured Notes Eligibility Certificate Deadline”). KCC, as subscription agent for the Rights Offerings (the “Subscription Agent”) will mail the Secured Notes Eligibility Certificates to the Nominees by no later than December 7, 2015, providing parties with approximately 21 days to return their Secured Notes Eligibility Certificates to their Nominees, which must complete the confirmation of ownership section and return the certificates to the Subscription Agent. To expedite the process, Secured Notes Eligibility Certificates may be returned to the Subscription Agent by mail or by email. Holders of Secured Notes who obtain their notes after the commencement of the Rights Offerings but before the Secured Notes Eligibility Certificate Deadline (as defined in the Rights Offering Procedures, the “Transferee Holders”) must also submit, along with their Secured Notes Eligibility Certificate, a notice notifying the Subscription Agent of the transfer of the Allowed Secured Notes Claim.

Those Holders (including Transferee Holders) and their affiliates which return a properly completed Secured Notes Eligibility Certificate – will then receive a Subscription Form,20 whereby they can subscribe for the exercise of some or all of their rights under the Rights Offerings. The Subscription Form and the purchase price for rights acquired by the participant, as calculated in accordance with the Subscription Form, must be returned to the Subscription Agent by the subscription deadline of January 14, 2016, approximately 17 days after the Secured Notes Eligibility Certificate Deadline. Instructions with respect to completing each of the forms shall accompany such form.

In addition to compliance with the Rights Offering Procedures, it is a condition precedent to participation in the Rights Offerings that the Holder of the Allowed Secured Notes Claim for which Rights are being exercised properly submit a ballot (i) to accept the Plan and (ii) not opting out of the releases included in Article 10.5 of the Plan.

The Rights Offering process will run parallel to, but independently of, the solicitation process – commencing on the date of mailing of solicitation materials and concluding on the deadline for submitting ballots voting on the Plan. To assist the Holders of Secured Notes with making a decision with respect to whether to participate in the Rights Offerings, the Rights Offering Procedures and this Disclosure Statement, both of which shall be made available to Holders of Secured Notes upon commencement of the Rights Offerings, shall contain further detail regarding the Rights Offerings and the Reorganized Debtors. Further, the Rights Offering Materials will contain warnings urging Holders to review this Disclosure Statement and Plan prior to making a decision with respect to the exercise of their Rights.

[20]	As used herein, the “Subscription Form” refers to the subscription form(s) and applicable instructions sent to each Eligible Offeree on which such Eligible Offeree may exercise its rights, substantially in the form attached as Annex A to the Rights Offering Procedures.

ARTICLE IV.

GENERAL INFORMATION

A.	Overview of the Company’s Business

The Company is one of the world’s leading outdoor sports lifestyle companies. The Company designs, develops and distributes branded apparel, footwear, accessories and related products. The Company’s business is rooted in the strong heritage and authenticity of its core, iconic brands, Quiksilver, Roxy, and DC (shown below), each of which caters to the casual, outdoor lifestyle associated with surfing, skateboarding, snowboarding, and motocross, among other activities:

The Company’s products are sold in over 115 countries through a wide range of distribution points, including wholesale accounts (surf shops, skate shops, snow shops, sporting goods stores, discount centers, specialty stores, select department stores, and licensed stores), Company-owned retail stores, and its e-commerce websites.

The Company has four operating segments: the Americas (consisting of United States, Mexico, Brazil, and Canada), EMEA (consisting of Europe, the Middle East, and Africa), APAC (consisting of Australia, New Zealand, and the Pacific Rim, and headquartered in Torquay, Australia), and Corporate Operations. The Debtors, including the Company’s ultimate parent, Quiksilver, as well as a number of its domestic subsidiaries, are corporations based solely in the United States and operating in the Americas segment. The Non-Debtor Affiliates are foreign direct and indirect subsidiaries of Quiksilver operating solely outside of the United States; however, the Company’s operations as well as its supply chain are highly integrated across the four operating segments.

The Company’s operations can be divided into three segments – product design and development, production, and distribution channels.

1.	Product Design and Development

The Company’s footwear is created by its design and merchandising teams based in Huntington Beach, California, and its apparel and accessories are created by design and merchandising teams based in Saint-Jean-De-Luz, France. The design centers monitor local, regional, and global fashion trends to develop specific product categories for each of the Company’s brands. The design centers share inspiration, design concepts, merchandising themes, graphics, and style viewpoints that are globally consistent while reflecting local adaptations to account for differences in geography, culture, and taste.

2.	Production

The Company uses a direct-sourcing model to import its products from a variety of suppliers principally located in China, South Korea, Indonesia, India, Vietnam, and other parts of Asia. Once the products are imported, some require embellishments such as screen printing, dyeing, washing or embroidery. The Company generally does not enter into supply agreements with its vendors, and relies instead on individual purchase orders.

In addition to its direct sourcing model, the Company retains independent buying agents and employs staff to assist in the sourcing and manufacturing process. The buying agents are located primarily in China and Vietnam and assist in selecting and overseeing the majority of the Company’s independent third-party manufacturing and sourcing of finished goods, fabrics, and other products. The agents monitor trade regulations and perform some quality control functions. The Company’s staff, located in China, Vietnam, Indonesia, and other countries, are involved in sourcing and quality control functions that aid the Company in monitoring and coordinating overseas production. The employees help to ensure compliance with the Company’s standards of manufacturing practices, including adherence with a code of conduct related to factory working conditions and the treatment of workers involved in the manufacturing process.

3.	Distribution Channels

Once produced, the Company’s products are sold in over 115 countries through wholesale customers, retail stores, and its e-commerce websites.

(a) Wholesale Customers

Wholesale customers accounted for approximately 67% of the Company’s net revenues in fiscal year 2014. Wholesale accounts include surf shops, skate shops, snow shops, sporting goods stores, discount centers, specialty stores, online retailers, licensee shops, and select department stores. The Company’s products are distributed through active lifestyle specialty chains in the United States such as Zumiez, Tilly’s, Famous Footwear, and Journeys, chains in Europe such as Go Sport, Intersport, and Sport 2000, and chains in the Asia/Pacific region such as City Beach and Murasaki Sports. Department stores such as Macy’s in the United States, Galeries Lafayette in France, and El Corte Inglés in Spain distribute limited collections of the Company’s products. In the wholesale channel, the Company’s products are sold in major markets by over 300 independent sales representatives and an employee sales staff, and in smaller markets by over 150 local distributors. The Company also employs retail merchandise coordinators who travel between retail locations of wholesale customers to further improve the presentation of the Company’s product and build its brand image at the retail level.

(b) Retail Stores

Sales at Company retail stores accounted for approximately 28% of Company revenue during fiscal year 2014. The Company’s retail shops include full-price stores, factory outlet stores, and “shop-in-shops.”21 At the end of the fiscal year 2014, the Company had

[21]

The Company operates “shop-in-shops” – Quiksilver and Roxy shops primarily within larger department stores. As compared to a typical retail store, the shop-in-shops require a much smaller initial investment and are typically smaller than a traditional retail store, though they have many of the same operational characteristics. As of the end of the fiscal year 2014, the Company had approximately 270 shop-in-shops, all of which are located outside of the United States.

approximately 266 full-price core brand stores, of which 75 are located in the United States. These full-price stores include a combination of its proprietary, multi-brand Boardriders stores, as well as Quiksilver, Roxy, and DC brand stores that feature a broad selection of products from its core brands, and, at times, a limited selection of products from other brands. The proprietary design of the stores demonstrates the Company’s history, authenticity, and commitment to surfing, skating and other board-riding sports. In addition to the core brand stores, the Company operates factory outlet stores in which it offers products specifically designed for the factory outlets, along with products from prior seasons. As of the end of fiscal year 2014, the Company had 147 factory outlet stores, of which 47 are located in the United States.

(c) E-Commerce Websites

The Company operates several e-commerce websites that sell its products throughout the world and provide online content for its customers regarding its brands, athletes, events and the lifestyle associated with the Company’s brands. Sales on e-commerce websites accounted for approximately 5% of Company net revenue in fiscal year 2014.

B.	The Company’s Corporate Structure

The Debtors in the Chapter 11 Cases are Quiksilver, Inc. (“Quiksilver”), QS Wholesale, Inc. (“QS Wholesale”), DC Direct, Inc., DC Shoes, Inc., Fidra, Inc., Hawk Designs, Inc., Mt. Waimea, Inc., Q.S. Optics, Inc., QS Retail, Inc., Quiksilver Entertainment, Inc., and Quiksilver Wetsuits, Inc. Quiksilver is the direct parent of QS Wholesale, which is in turn the direct parent of each of the remaining Debtors. Quiksilver is also the direct and indirect parent of several wholly-owned, non-Debtor foreign subsidiaries. The corporate structure chart attached as Exhibit D sets forth the Company’s corporate structure.

The Company’s financial reporting for ZQK (on a consolidated basis) and for each of the Company’s segments is provided in the Company’s annual and quarterly reports. The Company’s annual and quarterly reports, along with its proxy statements, for the last five (5) years are available at the Company’s restructuring website at http://www.kccllc.net/quiksilver/document/noticelist/5.

C.	The Company’s Board of Directors

The following persons comprise the board of directors of Quiksilver (the “Board of Directors”):

Name	Position
Robert B. McKnight, Jr.	Director, Chairman of the Board
Pierre Agnes	Director
William M. Barnum, Jr.	Director
Joseph F. Berardino	Director
Michael A. Clarke	Director
M. Steven Langman	Director
Andrew W. Sweet	Director

Mr. Robert B. McKnight, Jr. has been Chairman of the Company’s Board since August 1991 and has provided consulting and strategic advisory services to the Company on an as-requested basis since October 2014. Mr. McKnight is also a co-founder of the Company. He previously served as the Company’s Executive Chairman from January 2013 to October 2014. In that capacity, he reported to the Company’s Board, and, among other things, provided guidance and support for the Company’s business, representing the Company at industry and public functions, and establishing and maintaining relationships with sponsored athletes and other endorsers of the Company’s products and services. He also served as the Company’s Chief Executive Officer from 1991 until January 2013, and President from 1979 until July 1991 and again from February 2008 until January 2013.

Mr. Pierre Agnes has been a member of the Company’s Board and its Chief Executive Officer since March 2015. Mr. Agnes previously served as the Company’s President since October 2014, Global Head of Apparel since March 2013, and President of Quiksilver Europe since June 2005. Prior to that, he served as Managing Director of Quiksilver Europe since December 2003. Between 1992 and 2002, Mr. Agnes founded and operated Omareef Europe, a licensee of the Company for wetsuits and eyewear that the Company purchased in November 2002. Mr. Agnes originally joined the Company in 1988, first as team manager, and later in various capacities throughout the Company’s European marketing operations.

Mr. William M. Barnum, Jr. has been a member of the Company’s Board since 1991. Mr. Barnum currently serves as a director of Zoe’s Kitchen, Inc., which is listed on the New York Stock Exchange, as well as several private companies, and has been a Managing Member of Brentwood Associates, a Los Angeles based venture capital and private equity investment firm since 1986. Prior to that, Mr. Barnum held several positions at Morgan Stanley & Co. Mr. Barnum graduated from Stanford University in 1976 with a B.A. in Economics and from the Stanford Graduate School of Business and Stanford Law School in 1981 with an M.B.A. and J.D.

Mr. Joseph F. Berardino has been a member of the Company’s Board since May 2011. Mr. Berardino currently serves as a Managing Director at Alvarez & Marsal, a global professional services firm. Prior to joining Alvarez & Marsal in October 2008, Mr. Berardino was Chairman of the Board of Profectus BioSciences, a biotechnology company, from 2004 until September 2008, and served as its Chief Executive Officer from October 2005 until January 2008. He previously served as Vice-Chairman of Sciens Capital Management, a New York-based alternative asset management firm from 2004 to September 2005 and prior to his tenure at Sciens, he served as Chief Executive Officer of Andersen Worldwide, a global accounting and consulting firm. Mr. Berardino graduated from Fairfield University with a B.S. in Accounting and has been a Certified Public Accountant since 1975 (inactive).

Mr. Michael A. Clarke has been a member of the Company’s Board since April 2013. Mr. Clarke currently serves as managing director and chief executive officer of Treasury Wine Estates, an Australian wine producer and distributor. Prior to joining Treasury Wine Estates in March 2014, Mr. Clarke served as chief executive officer of Premier Foods Plc., a branded food company in the United Kingdom from August 2011 until February 2013. He has also served as President of Kraft Foods Europe from January 2009 until August 2011 and held several positions with The Coca-Cola Company from 1996 to 2008, including President-Northwest Europe from 2005 to 2008, President-South Pacific & Korea from 2000 to 2005 and Senior Vice President-Minute Maid International from 1996 to 2000. Mr. Clarke also has held a variety of positions with Reebok International Ltd. (1991 to 1996), served in senior financial roles with Acer Consulting (Far East) Ltd., consulting engineers, and as a chartered accountant with Deloitte. Mr. Clarke graduated from the University of Cape Town with a Bachelor of Commerce.

Mr. M. Steven Langman has been a member of the Company’s Board since July 2009. Mr. Langman co-founded Rhône, a private equity firm, in 1996 and since that time has served as Managing Director. Prior to 1996, Mr. Langman was Managing Director of Lazard Frères & Co. LLC where he specialized in mergers and acquisitions, working in both London and New York. Mr. Langman joined Lazard in 1987. Before joining Lazard, he worked in the mergers and acquisition group of Goldman, Sachs & Co. Mr. Langman currently serves on the boards of certain companies in which Rhône or its controlled funds hold interests, including Elizabeth Arden, Inc., which is listed on the NASDAQ stock exchange. Mr. Langman received a B.A. with highest honors from the University of North Carolina at Chapel Hill and an MSc from the London School of Economics.

Andrew Woodward Sweet has been a member of the Company’s Board since July 2009 and serves as its lead independent director. Mr. Sweet is a Managing Director of Rhône, a private equity firm, which he joined in 1996. Prior to joining Rhône, he worked in the mergers and acquisitions group of Lazard Frères & Co. LLC. Mr. Sweet currently serves on the boards of certain companies in which Rhône or its controlled funds hold interests, including Orion Engineered Carbons S.A., which is listed on the New York Stock Exchange. He graduated from Colgate University in 1993.

D.	Executive Officers and Senior Management of the Debtors

The executive officers and senior management team of the Debtors is composed of highly capable professionals with substantial experience. The Debtors’ executive officers and management team consists of the following individuals:

Name	Position
Pierre Agnes	Chief Executive Officer
Andrew Bruenjes	Chief Financial Officer of the Americas Division
Linnsey Caya	Executive Vice President, General Counsel & Secretary
Thomas Chambolle	Chief Financial Officer
Stephen Coulombe	Chief Restructuring Officer
Greg Healy	President

Please refer to Article IV-C above for Mr. Agnes’ biography.

Mr. Andrew Bruenjes has served as Chief Financial Officer of the Americas division of Quiksilver Inc since April 2015. Previously, Mr. Bruenjes served as Chief Financial Officer / Finance Director for the Asia Pacific (APAC) division from November 2008 and as Financial Controller for APAC from January 2003. Prior to joining Quiksilver, Mr. Bruenjes worked in the entrepreneurial services division of Ernst & Young. Mr. Bruenjes received a bachelor of commerce from Deakin University and has completed the Australian CPA program.

Ms. Linnsey Caya has served as Executive Vice President, General Counsel and Secretary since October 2014. She served as Assistant General Counsel and General Counsel of the Americas from 2006. Prior to joining Quiksilver, Ms. Caya worked in the corporate transaction group of an international law firm. She received her J.D. from Georgetown University and her B.A. from Boston College.

Mr. Thomas Chambolle has been Chief Financial Officer of the Company since April 2015. Mr. Chambolle joined the Company as its Europe, Middle East and Africa regional Chief Financial Officer in 2013. Previously, Mr. Chambolle was a Managing Partner at Ricol Lasteyrie, a financial advisory consulting firm in France, since 2010. Prior to that, he worked with French government agencies supporting businesses impacted by the global credit crisis, and previously worked as Chief Financial Officer of the spare parts division of Peugeot Citroen, a French car manufacturer.

Steve Coulombe was appointed Chief Restructuring Officer of the Company on September 1, 2015. Mr. Coulombe is a senior managing director at FTI Consulting, Inc. and is in its Corporate Finance/Restructuring segment. Prior to joining FTI, Mr. Coulombe was with the U.S. division of Business Recovery Services of PricewaterhouseCoopers and its predecessor Pricewaterhouse. Prior to that, he held various positions in the real estate investment industry. Mr. Coulombe holds an M.B.A. from Babson College and a B.S. in business administration from the University of Massachusetts Amherst. He has taught a graduate level course at Babson College entitled “Turnaround Management” and is a member of the American Bankruptcy Institute and the Turnaround Management Association.

Mr. Greg Healy has been President of the Company since March 2015. Mr. Healy has served as president of the Company’s Asia Pacific region since March 2010. Prior to that, Mr. Healy held several management positions within the Company’s Asia Pacific region, including Chief Executive Officer of Australasia from January 2009 to March 2010 and the dual roles of Chief Operating Officer and Chief Financial Officer of Asia Pacific from 2002 to January 2009. Mr. Healy joined the Company in 1998 as controller for Australasia. He is a Certified Public Accountant and received his bachelor’s degree in business from Monash University in Melbourne, Australia.

E.	The Debtors’ Workforce

As of the Petition Date, the Debtors employed approximately 1,554 employees (the “Employees”) in their corporate offices, retail facilities, and other facilities. The Employees perform a wide array of tasks relating to the management and day-to-day operations of the Company, including the general administrative functions, wholesale sales and design operations, product supply and shipment operations, and retail sales of the Company’s products.

F.	Employee Benefit Plans

The Debtors provide Employees with various benefits, including medical, dental, vision, life insurance, 401(k), and certain additional programs, each of which is described below.

The Debtors provide their full-time Employees with medical benefits pursuant to four different preferred provider medical plans (collectively, the “Medical Plans”) through Aetna and Kaiser, offering varying levels of coverage. In addition, the Debtors offer their Employees the use of flexible spending accounts for domestic care and various medical claims not otherwise covered or payable by the Medical Plans. The Medical Plans are funded through Employee contributions by participating Employees and by the Debtors.22

The Debtors also offer certain of their full-time Employees (other than Employees in Hawaii locations) dental benefits (the “Dental Plan”) through Cigna. The Dental Plan is funded through contributions by participating Employees and by the Debtors.

The Debtors also offer their full-time Employees vision benefits (the “Vision Plan”) through Vision Service Plan. The Vision Plan is funded through contributions by participating Employees. The cost of the Vision Plan is borne solely by the Employees. Employee contributions are deducted from Employees’ paychecks.

The Debtors’ Employees also have the option to purchase, and in some cases the Debtors provide for Employees, life, accidental death and dismemberment, supplemental life, long-term disability insurance, and related programs (collectively, the “Life Insurance Plans”) pursuant to policies issued by Cigna (“Cigna”). The Debtors pay premiums for all full-time Employees to receive at least $50,000 in basic term life and accidental death and dismemberment insurance (“Basic Life Insurance”). Full-time Employees receive Basic Life Insurance coverage equal to one times annual earnings, capped at a maximum of $500,000 for Vice-President and Senior Vice-President level Employees, and may obtain supplemental Basic Life Insurance coverage at their own expense. Executive Vice-President and President level Employees receive Basic Life Insurance coverage of $2 million. The Debtors pay for all full-time Employees to receive long term disability coverage through Cigna. Such coverage provides 60% of the Employee’s weekly gross up to a monthly maximum of $15,000. The Long Term Disability Plan also offers a rehabilitation and return to work assistance benefits.

In connection with the Life Insurance Plans, the Debtors also offer additional related benefits to Employees, including the Cigna Behavioral Life Assistance Program (the “LAP”) and the Cigna Secure Travel program (“Secure Travel”). The LAP offers Employees the ability to access licensed counselors on a variety of topics via unlimited telephonic and Internet access, and up to three face-to-face sessions per incident per year. Secure Travel provides Employees and their families access to a comprehensive range of professional, 24-hour medical and travel assistance information, including referral and coordination services. LAP and Secure Travel are included with all group life insurance policies, so neither the Debtors nor the Employees pay any

[22]	The Debtors provide fewer than 50 former Employees COBRA health, dental and/or vision coverage.

additional monthly charge to Cigna on account of these programs. The Life Insurance Plans are paid primarily through employer contributions, with the Debtors bearing approximately 100% of the aggregate cost, excluding any amounts that Employees may pay for supplemental Basic Life Insurance coverage.

As of the Petition Date, the Debtors sponsored the 401(k) Plan (as defined below), which is governed by provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Tax Code”). The Debtors offer certain Employees a savings and retirement plan through which they can accumulate savings. Specifically, eligible Employees each year may contribute pre-tax or post-tax compensation, consistent with IRS regulations, for investment in a 401(k) plan (the “401(k) Plan”). The Debtors’ annual company 401(k) match is discretionary and based on the Company’s fiscal year financial performance. The Debtors do not anticipate paying any matching contributions to the 401(k) Plan for the 2015 fiscal year.

The Debtors provide workers’ compensation benefits to all Employees. These benefits are covered primarily under the Debtors’ workers’ compensation insurance program administered jointly by the Debtors and their insurance carrier, ACE USA.

G.	The Company’s Prepetition Capital Structure

The Debtors’ prepetition capital structure consisted of the following:

Debt
Prepetition ABL Facility	$92 million

Secured Notes Due 2018	$279 million

Unsecured Notes Due 2020	$223 million

Eurofactor Agreement and Unsecured Lines of Credit	$32 million

Euro Notes	$221 million

General Unsecured Debt	$49 million

Equity
Quiksilver Common Stock	174,114,522 shares[23]

Prior to the Petition Date, the Company had approximately $896 million of outstanding debt on a consolidated basis, consisting of the following: $92 million of debt under an asset-based revolving credit facility; $279 million of secured notes due 2018; $223 million of

[23]	This number represents the total number of shares of common stock in Quiksilver outstanding as of July 31, 2015.

unsecured notes due 2020; $32 million of European lines of credit and other borrowing facilities; $221 million of European unsecured notes due 2017; and $49.0 million of general unsecured debt.24 The Debtors’ principal debt obligations, as of the Petition Date, were as follows:

1.	The Prepetition ABL Facility

On May 24, 2013, QS Wholesale, Inc. entered into a secured $230 million asset-based revolving credit facility (the “Prepetition ABL Facility”), pursuant to that certain Amended and Restated Credit Agreement (the “Prepetition ABL Credit Agreement”), dated as of May 24, 2013,25 among, inter alia, QS Wholesale, Inc., DC Shoes, Inc., QS Retail, Inc. and Hawk Designs, Inc., as borrowers (together, the “Prepetition Domestic ABL Borrowers”), Quiksilver Canada Corp., Ug Manufacturing Co. Pty Ltd, and Quiksilver Japan Co., Ltd. (together, the “Prepetition Foreign ABL Borrowers”) and other borrowers from time to time party thereto, as borrowers; several banks and other financial institutions or entities from time to time party thereto as lenders (collectively and together with General Electric (as defined below), the “Prepetition ABL Lenders”); guarantors from time to time party thereto as guarantors; and Bank of America, N.A. (“Prepetition ABL Agent”), as administrative and co-collateral Agent and General Electric Capital Corporation, as co-collateral agent (“General Electric”). Aggregate commitments to the Prepetition Domestic ABL Borrowers under the Prepetition ABL Facility totaled $160 million. Aggregate commitments to Foreign ABL Borrowers under the Prepetition ABL Facility totaled $70 million.

The Prepetition Domestic ABL Borrowers’ obligations (the “Domestic ABL Obligations”) under the Prepetition ABL Facility are (i) guaranteed by Quiksilver, QS Wholesale, Inc., QS Retail, Inc., DC Shoes, Inc., and Hawk Designs, Inc. (the “Prepetition Domestic ABL Guarantors”), (ii) secured by liens and security interests on substantially all of the assets of the Prepetition Domestic ABL Borrowers and the Prepetition Domestic ABL Guarantors, and (iii) secured by (a) pledges in all shares of capital stock, limited liability company membership interests, and other equity interests held by Quiksilver, QS Wholesale, Inc. and DC Shoes, Inc. (b) dividends, cash, instruments, and other property from time to time received or distributed in respect of such interests, (c) rights and privileges with respect to such interests, and (d) proceeds of the foregoing. The Prepetition Foreign ABL Borrowers’ obligations (the “Foreign ABL Obligations”) under the Prepetition ABL Facility are (i) guaranteed by the Prepetition Domestic ABL Guarantors, along with Quiksilver Canada Corp., QS Retail Canada Corp., Ug Manufacturing Co. Pty Ltd, and Quiksilver Japan Co., Ltd. (collectively, the “Prepetition Foreign ABL Guarantors”), (ii) secured by (a) the same collateral as the Prepetition Domestic ABL Obligations and (b) liens and security interests on substantially all of the assets of Prepetition Foreign ABL Borrowers.

[24]	More information regarding the Company’s financials, including financial reporting for ZQK on a consolidated basis and for each of the Company’s segments, is provided in the Company’s annual and quarterly reports. The Company’s annual and quarterly reports for the last five (5) years are available at the Company’s restructuring website at: http://www.kccllc.net/quiksilver/document/noticelist/5.
[25]	Any summary of an agreement in this Disclosure Statement is qualified in its entirety by the terms of that agreement.

As of the Petition Date, there was approximately $92 million outstanding under the Prepetition ABL Facility comprised of $68 million on account of Prepetition Domestic ABL Borrowers and Guarantors and $24 million on account of Prepetition Foreign ABL Borrowers and Guarantors.

As described in more detail in Article VA-4, the Prepetition ABL Facility has been further amended and restated and has continued after the Petition Date in conjunction with the filing of the Chapter 11 Cases as a debtor-in-possession asset-based revolving loan credit facility, in an aggregate maximum principal amount of up to the lesser of $60 million or the Borrowing Base (as defined below).

2.	U.S. Notes: Secured Notes Due 2018 and Unsecured Notes Due 2020

Pursuant to the Secured Notes Indenture, dated as of July 16, 2013, among, inter alia, the Secured Notes Indenture Trustee, Quiksilver, and QS Wholesale, Inc. (together, the “U.S. Notes Issuers”) issued the Secured Notes, with an aggregate principal amount of $280 million at 7.875%, with a maturity date of August 1, 2018 (the “Secured Notes”). Pursuant to the Unsecured Notes Indenture, dated as of July 16, 2013, among, inter alia, the Unsecured Notes Trustee, the U.S. Notes Issuers issued the Unsecured Notes, with an aggregate principal amount of $225 million at 10.000%, with a maturity date of August 1, 2020 (the “Unsecured Notes,” and together with the Secured Notes, the “U.S. Notes”). The U.S. Notes were issued as part of an exchange offer, and the net proceeds of the offering were used to (a) redeem all of the then-outstanding 6.875% notes due April 15, 2015, (b) repay in full and terminate the Company’s existing term loan, and (c) pay down a portion of the outstanding amounts owed under the Prepetition ABL Facility.

The U.S. Notes are guaranteed by DC Shoes, Inc., Hawk Designs, Inc., and QS Retail, Inc. (the “U.S. Notes Guarantors” and together with the U.S. Notes Issuers, the “U.S. Notes Obligors”). In addition, the Secured Notes are secured by liens, security interests, and/or pledges in (i) substantially all of the assets of the U.S. Notes Obligors, (ii) all shares of capital stock, limited liability company membership interests, and other equity interests held by Quiksilver, QS Wholesale, and DC Shoes (the “Secured Notes Pledgors”) in each of the Debtors, other than Quiksilver, (iii) all non-voting equity interests and 65% of all voting equity interests of the Secured Notes Pledgors in Mountain & Wave S.a.r.l., a non-Debtor foreign subsidiary, and (iv) all dividends, cash, instruments, and other property from time to time received or distributed in respect of the interests described in (ii) and (iii), and (v proceeds of the foregoing.26 Mountain & Wave S.a.r.l. is a holding company which owns, directly or indirectly, certain non-Debtor affiliates.

BofA, as administrative agent under the Prepetition ABL Facility and the Secured Notes Indenture Trustee, entered into the Second Amended and Restated Intercreditor Agreement, dated as of July 16, 2013 (the “Intercreditor Agreement”). Pursuant to the Intercreditor Agreement, to the extent that the collateral securing obligations under the Secured Notes also

[26]	The collateral pledged in favor of the holders of the Secured Notes does not include certain equity interests in foreign subsidiaries.

secures the borrowers’ obligations under the Prepetition ABL Facility, the Secured Notes are secured by (i) a second-priority security interest, behind the Prepetition ABL Lenders, in the current assets of the U.S. Notes Obligors (including cash, inventory and receivables), together with all general intangibles (excluding intellectual property rights) and other property related to such assets, including proceeds (the “Prepetition ABL Priority Collateral”), and (ii) (a) a first-priority security interest, ahead of the Prepetition ABL Lenders, in substantially all other property (including intellectual property rights) of the U.S. Notes Obligors and (b) a pledge, ahead of the Prepetition ABL Lenders, of 100% of the equity interests of certain subsidiaries directly owned by the U.S. Notes Obligors (but excluding the equity interests in certain foreign subsidiaries) and proceeds of the foregoing.

As of the Petition Date, the Secured Notes had an outstanding principal balance of approximately $279 million, and the Unsecured Notes had an outstanding principal balance of approximately $223 million.

3.	Eurofactor Agreement and Unsecured Lines of Credit

On October 31, 2013, non-Debtor foreign subsidiaries of Quiksilver, Na Pali S.A.S. (“Na Pali”), Emerald Coast S.A.S., Kauai GmBH, Lanai Ltd., and Sumbawa SL (collectively, the “EMEA Subsidiaries”) entered into a €60 million agreement with Eurofactor, a French financial institution (the “Eurofactor Agreement”), pursuant to which Eurofactor agreed to provide financing secured by the EMEA Subsidiaries’ trade receivables that meet certain eligibility criteria. In addition, Na Pali agreed to transfer certain existing credit insurance policies to Eurofactor. Na Pali is jointly and severally liable for the obligations of the other EMEA Subsidiaries’ obligations under the Eurofactor Agreement. The EMEA Subsidiaries (other than Na Pali) are jointly and severally liable, up to an aggregate amount of €20 million, for the obligations of the other EMEA Subsidiaries. The Eurofactor Agreement does not contain any financial covenants. The Eurofactor Agreement has an initial term of three years and is automatically extended for an indefinite period of time until terminated by either party. Na Pali may terminate the Eurofactor Agreement at any time during the initial three year term.

The Eurofactor Agreement matures in October of 2016. As of the Petition Date, the EMEA Subsidiaries had approximately $30 million outstanding under the Eurofactor Agreement. In addition, some of Quiksilver’s non-Debtor subsidiaries are borrowers on unsecured lines of credit issued by various French banks.

4.	European Notes

Pursuant to an Indenture dated December 10, 2010 (the “Euro Notes Indenture”), among, inter alia, the Euro Notes Guarantors (as defined below), Deutsche Trustee Company Limited, as trustee, Deutsche Bank Luxembourg S.A., as registrar and transfer agent, and Deutsche Bank AG, London Branch, as principal paying agent and common depositary, Boardriders S.A., a non-Debtor foreign affiliate, issued the Euro Notes, with an aggregate principal amount of €200 million at 8.875% and a maturity date of December 15, 2017. The proceeds from the notes offering were used to refinance approximately €190 million of existing European term debt and to pay related fees and expenses. The obligations of Boardriders S.A. under the Euro Notes are guaranteed by Debtors Quiksilver, Hawk Designs, QS Retail, DC Shoes, QS Wholesale, and certain Non-Debtor Affiliates (the “Euro Notes Guarantors”).

As of the Petition Date, the Euro Notes had an outstanding principal balance of approximately $221 million.

5.	General Unsecured Debt

Prior to the Petition Date, the Debtors’ books and records indicated that it had approximately $49 million in general unsecured debt.

6.	Quiksilver Common Stock

As of July 31, 2015, there were 174,114,522 shares of common stock in Quiksilver outstanding.27 On September 8, 2015, the closing price of Quiksilver’s common stock was $0.455. On November 17, 2015, the closing price of Quiksilver’s common stock was $0.0125. Quiksilver’s common stock was publicly traded on the New York Stock Exchange under the ticker symbol “ZQK.”

On September 9, 2015, the staff of NYSE Regulation, Inc. notified the Company that it had determined to commence proceedings to delist Quiksilver’s common stock, and trading in the Company’s common stock was suspended prior to the opening of trading on September 9, 2015. Since September 10, 2015, Quiksilver’s common stock has traded on an over-counter-market, known as the “Pink Sheets,” under the symbol “ZQKSQ.”

The Company has certain reporting requirements due to its status as a public company. In addition, the Company has independent reporting requirements under the Euro Notes Indenture (as defined below). The Company’s annual and quarterly reports, along with its proxy statements, from the last five (5) years are available at the Company’s restructuring website at http://www.kccllc.net/quiksilver/document/noticelist/5.

ARTICLE V.

THE CHAPTER 11 CASES

The following is a general summary of the Chapter 11 Cases, including certain events preceding the Chapter 11 Cases and the Debtors’ restructuring initiatives implemented since the Petition Date.

[27]	The Company currently has 5,000,000 shares, $0.01 par value, of authorized preferred stock. As of the Petition Date, no preferred stock was issued or outstanding.

A.	Events Leading to the Commencement of the Chapter 11 Cases

1.	The Multi-Year Turnaround Plan

In May of 2013, the Company announced a multi-year profit improvement plan (the “Multi-Year Turnaround Plan”) designed to accelerate the Company’s three fundamental strategies of strengthening its brands, growing sales, and improving operational efficiencies. The new strategy was designed to focus the Company on its three core brands, globalize key functions, and reduce cost structure. The Company’s previous organizational structure was decentralized with each of its three geographic segments: Americas (consisting of United States, Mexico, Brazil, and Canada), EMEA (consisting of Europe, the Middle East, and Africa), and APAC (consisting of Australia, New Zealand, and the Pacific Rim, and headquartered in Torquay, Australia), operating primarily independently. This framework created a fragmented enterprise with regional brand inconsistencies, suboptimal coordination and limited the Company’s ability to take advantage of its global scale. In response to these challenges, the senior management team, with assistance from outside consultants, completed a thorough review of the Company’s global operations to determine the best path for sustainable cost savings and profitable growth. The resulting Multi-Year Turnaround Plan was implemented with a focus on the following:

(a) Brand Strength: (1) clarifying the positioning of the Company’s three flagship brands (Quiksilver, Roxy, and DC); (2) divesting certain non-core brands; (3) globalizing product design and merchandising; and (4) licensing of secondary or peripheral product categories;

(b) Sales Growth: (1) reprioritizing marketing investments to emphasize in-store and print marketing along with digital and social media; (2) continued investment in emerging markets and e-commerce; and (3) improving sales execution; and

(c) Operational Efficiencies: (1) optimizing the Company’s supply chain; (2) reducing product styles by over 30%; (3) improving, selling, general and administrative expense by at least 300 basis points; (4) centralizing global responsibility for key functions, including product design, supply chain, marketing, retail stores, licensing and administrative functions; and (5) closing underperforming retail stores.

As one component of the Multi-Year Turnaround Plan, in November 2013, the Company completed the sale of Mervin Manufacturing, Inc., a manufacturer of snowboards and related products, for $58 million. As a continuation of the Multi-Year Turnaround Plan, in 2014, the Company continued to divest certain non-core businesses in order to improve its focus on the operations of its three core brands (Quiksilver, Roxy, and DC Shoes). In January 2014, it completed the sale of substantially all of the assets of Hawk Designs, its subsidiary that owned and operated the “Hawk” brand, for $19 million. Lastly, in December 2014, at the completion of the sale of the Company’s 51% ownership stake in Surfdome Shop Ltd., a multi-brand e-commerce business, the Company received net proceeds of approximately $16 million.

In addition, as part of the Multi-Year Turnaround Plan initiatives, management spent considerable time on a plan to rationalize the Company’s retail store base, particularly in the United States. As a culmination of those efforts, the Company developed a store closing plan (the “Store Closing Plan”), which it continued to refine from time to time. In particular, during the prepetition period, the Company started to close stores consistent with the Store Closing Plan as and when underperforming store leases came up for renewal or otherwise when there was an opportunity to exit a lease early, such as due to a landlord request. In addition, the Company determined that it would be in the best interests of the Debtors to sell certain excess inventory. To that end, it began soliciting offers from potential liquidation firms to conduct sales of excess inventory (the “Pop Up Sales”) through a “pop up” store program – i.e., temporary locations outside of the Company’s stores (collectively, the “Pop Up Stores”). QS Retail, Inc. entered into the Letter Agreement Governing Inventory Disposition (the “Pop Up Store Agreement”) with Hilco Merchant Resources, LLC and Gordon Brothers Retail Partners, LLC (collectively, the “Agent”), dated June 8, 2015, to conduct the Pop Up Sales. QS Retail, Inc. then entered into a series of short-term license agreements that provided the limited right to use the space to sell merchandise for a limited period – i.e., locations at which to conduct the Pop Up Sales.

Notwithstanding these efforts, in the first fiscal quarter of 2015, the Company reported a net loss, following softer revenue results, year over year from 2014, although gross margin remained largely flat. Specifically, the Company, like many others with a major distribution center located in the western U.S., suffered the impact of the Los Angeles port labor dispute during the early months of 2015.28 In addition, although the Company’s EMEA operation performed relatively consistently over the same period,29 the Company’s overall results did not reflect this favorable performance due to the impact of currency exchange rates between the euro and the U.S. dollar (in which currency the Company’s results are reported).30

At the end of March 2015, the Company announced management changes in several key areas. First, Pierre Agnes, formerly President, was promoted to Chief Executive Officer and appointed to the board of directors. With over twenty-seven years at the Company, Mr. Agnes was (and remains) well positioned to lead the future of the Company. Second, Greg Healy was promoted to President. Mr. Healy has been with the Company since 1998 and has held several management positions within the Company, including CEO of the Australasia region and CFO, COO, and President of the APAC region. Third, Thomas Chambolle, formerly the regional CFO of EMEA, was promoted to global CFO. Mr. Chambolle’s experience includes working with French government agencies during the global financial crisis as well as serving as CFO of other large companies.

[28]	See, e.g., Courtney Reagan, West Coast Ports: Retail’s $7 Billion Problem, CNBC, Feb. 9, 2015 (estimating the potential costs to retailers of a port shutdown as high as $7 billion for 2015); Laura Stevens, Suzanne Kapner, and Leslie Josephs, Port Delays Starting to Damage Businesses, WALL STREET JOURNAL, Feb. 16, 2015 (describing the nine-month contract dispute between port workers and port employers, and stating that retailers are “feeling the impact” negatively).
[29]	The Company’s Q1 FY 2015 net revenues for the EMEA region totaled approximately $125.8 million, while the company’s Q1 FY 2014 constant currency continuing category net revenues totaled approximately $129.1 million. See Company Press Release, dated Mar. 17, 2015 (announcing Q1 FY 2015 financial results).
[30]	See, e.g., Chuck Mikolajczak and Sinead Carew, U.S. Multinationals Hit Hard by Strong Dollar, To Bleed Further Into 2015, REUTERS, Jan. 27, 2015 (stating that “[a] slew of U.S. multinational companies… showed that a strong U.S. dollar hurt their earnings,” and noting that “[t]he pain is hitting multiple sectors … which … garner a large portion of their sales from outside the United States”).

2.	The Strategy Review Committee

As new management continued to execute and refine the Multi-Year Turnaround Plan, the Company continued to face liquidity challenges, particularly in the U.S. In order to support management’s efforts to address liquidity issues, the board of directors formed the Strategy Review Committee (the “SRC”), a subcommittee of the board.

The members of the SRC include Joseph Berardino (Chairman) of Alvarez & Marsal, Michael Clarke, Andrew Sweet, and William M. Barnum, Jr.31 Mr. Berardino is a managing director in charge of the East region of Alvarez & Marsal’s business consulting practice, and has served on the full board of directors of the Company since 2011. Mr. Clarke has held a number of executive management positions in some of the most recognized companies in the world, including Kraft Foods Europe and The Coca-Cola Company, among others, currently serves as the CEO of Treasury Wine Estates, and has served on the full board of directors of the Company since 2013. Mr. Sweet has extensive experience in private equity and investment banking, is currently a managing director of private equity firm Rhône Group, and has served on the full board of directors of the Company since 2009. Finally, Mr. Barnum serves as a director of several private companies, has been a managing member of venture capital and private equity investment firm Brentwood Associates since 1986, and has served on the full board of directors of the Company since 1991.

Initially, the SRC recommended engaging financial professionals from Alix Partners (“Alix”) to support management’s efforts to develop the Company’s general business plan, liquidity forecast and restore supply chain efficiencies. In addition, the SRC recommended that the Company retain Peter J. Solomon Company (“PJSC”) as investment banker to explore and advise the SRC and the Company with respect to all range of strategic alternatives.

Following preliminary due diligence, and given its deep background with the Company in connection with prior engagements, PJSC recommended that the Company explore a global refinancing of existing indebtedness at the Company’s full board meeting on June 13, 2015. The purpose of the global refinancing was to supplement the Company’s liquidity and address the maturity of the €200 Euro Notes due December 15, 2017. PJSC initiated contact with parties interested in refinancing the Euro Notes and supplemented the process with outreach to well-recognized second lien lenders to explore the possibility of providing further advances under the borrowing base collateral within the Prepetition ABL Facility.

With respect to refinancing the Euro Notes, PJSC identified 19 potential sources of financing, of which eight executed confidentiality agreements. Of those, PJSC engaged in more advanced discussions with two. Ultimately, as negotiations evolved, Oaktree, who ultimately became the Plan Sponsor, committed a significant level of internal and external professional resources to the process and engaged in a deep level of due diligence with management in multiple Company offices worldwide, as discussed in more detail below.

[31]	Mr. Barnum was added to the SRC in late August 2015.

With respect to expanding the Prepetition ABL Facility, PJSC evaluated structures to provide the Company with incremental liquidity under the existing borrowing base. The alternatives included seeking a first-in-last-out (“FILO”) loan structure as well as a second or subordinated lien on the existing borrowing base. PJSC engaged in more detailed discussions and negotiations with 2 leading FILO lenders who executed confidentiality agreements. Ultimately, the two lenders declined to continue in the process due to their view of the insufficient loan to value ratio. PJSC continued efforts to develop this liquidity source up to and including incorporating such a potential structure into the proposed DIP Facilities.

Beginning in July 2015, the SRC engaged with management and PJSC with respect to these strategic alternatives on a more frequent basis, as the due date for semi-annual payments on the Secured Notes and Unsecured Notes was approaching on August 3, 2015. PJSC provided regular updates on potential refinancing opportunities, and management provided similar updates regarding liquidity forecasts. Also in July, the Company retained FTI Consulting (“FTI”) to provide support for management with respect to liquidity enhancement and forecasting, and to assist the Company in working with the existing ABL Lenders with respect to borrowing base adjustments and reserve negotiations. Finally, in July, the SRC requested that the firm’s longstanding counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), advise the Company, including the SRC and the full board, with respect to contingency planning.

At the end of July, management and certain of the Company’s advisors met with the Prepetition ABL Lenders regarding liquidity, the status of refinancing efforts and the Company’s upcoming August 3, 2015 interest payment obligations, including the availability of a 30-day grace period with respect to those obligations. The Prepetition ABL Lenders confirmed that sufficient liquidity was available to make the required interest payments, and management believed that it would have sufficient liquidity to allow PJSC to continue its efforts to seek adequate refinancing for the Company in the near term. The Company had also identified other sources of potential liquidity, in the form of unencumbered assets in EMEA, that might be available to support limited new financing.

The Company’s management and advisors reported the outcome of such meeting to the SRC, and provided an update on refinancing efforts. Management reported its view that while failure to make the August interest payments would preserve short-term liquidity, the market impact of the announcement of the missed payment would have a significant negative impact on vendor and customer confidence during a critical period of building the Company’s 2016 spring wholesale order book. In addition, PJSC and the Company believed that such an announcement would impair the Company’s ability to execute on its ongoing refinancing efforts. After careful consideration of these and related factors, including evaluation of other strategic alternative possibilities that existed, management and the SRC recommended that the Company make the interest payments due on August 3, 2015, and the board approved that recommendation unanimously.

In August, the Company, in consultation with its advisors, including FTI, determined that it was necessary to accelerate and potentially expand the Store Closing Plan in the context of a chapter 11 filing. In particular, the Debtors decided to close 27 unprofitable stores (collectively, the “Closing Locations”) and liquidate the inventory and other assets (the “Store Closing Sales” and together with the Pop Up Sales, the “Sales”) of the Closing Locations. To maximize the benefit to the Debtors’ estates from the Store Closing Sales, the Debtors and FTI obtained five bids from national liquidation firms that specialize in, among other things, the large-scale liquidation of assets of the type and scale of that owned by the Debtors.32 The Debtors, together with their advisors, determined that the bid presented by the Agent, who was conducting the Pop Up Sales, represented the highest and best offer and that entering into the Letter Agreement Governing Inventory Disposition, dated September 4, 2015 between QS Retail and the Agent (the “Store Closing Agreement,” and together with the Pop Up Store Agreement, the “Agency Agreements”) would minimize costs and maximize value.

In mid-August, Oaktree advised the Company that it was prepared to execute a refinancing transaction but only if all of the Company’s global intellectual property and brands (the “IP”) was among the collateral securing such financing. Unfortunately, the covenants underlying the Company’s existing indebtedness made such a refinancing impracticable, absent the ability to restructure such indebtedness available in chapter 11. As a consequence, the Company immediately engaged with Oaktree regarding the possibility of executing the refinancing and restructuring transaction in the context of a chapter 11 case, as a continuation of the parallel contingency planning efforts that the Company had begun in July 2015. Those negotiations culminated in the DIP Term Loan Facility and Plan Sponsor Agreement, each as described below.

3.	The Plan Sponsor Agreement

During late August and early September, the Company and Oaktree, through their respective advisors, negotiated the terms of a potential plan of reorganization. The features of the proposed plan were set forth in the Plan Sponsor Agreement and are summarized below:

(a) The Debtors’ Prepetition ABL Facility will be replaced with postpetition financing, and ultimately refinanced through an exit ABL revolver facility;

(b) The Secured Notes will be converted into equity;

(c) Additional consideration valued at not less than $7,500,000.00 will be offered to the Debtors’ unsecured creditors, subject to settlement of any intercreditor disputes;

(d) The Debtors’ guaranties of the Euro Notes will be reinstated;

(e) Existing equity will be cancelled; and

(f) Oaktree will backstop the Rights Offerings in accordance with the Plan Sponsor Agreement and the Backstop Commitment Letter.

Oaktree also cooperated with the Debtors in negotiating and obtaining consents from a majority of its Euro Notes Holders to waive certain defaults that would otherwise arise from the Debtors’ Chapter 11 Cases. Such waiver is an important component of the Debtors’ efforts to preserve value in EMEA and APAC for the benefit of United States creditors during the chapter 11 process.

[32]

The Debtors obtained five bids from Liquidation Firms, as follows: Hilco Merchant Resources, LLC and Gordon Brothers Retail Partners, LLC; Great American Group, LLC; Tiger Capital Group, LLC; SB Capital Group, LLC; and Yellen Partners, LLC.

4.	The DIP Facilities

As a part of its contingency planning process, the Debtors, through their investment bankers at PJSC, solicited proposals for bankruptcy financing from a number of parties, including the Prepetition ABL Lenders, Oaktree and other parties that had participated in discussions with the Debtors in potential refinancing of the Euro Notes, and other financial institutions. An important consideration for the Debtors for any postpetition financing was to have sufficient funding for a plan of reorganization, as the Debtors had determined that preserving its EMEA operations (and the Euro Notes) would maximize the value of its global enterprise.

The Debtors’ Prepetition ABL Facility is comparable to a traditional asset-based revolver where borrowings are subject to a borrowing base, limited by specific advance rates which vary by collateral type. Given the Debtors’ liquidity profile, however, it quickly became evident that a postpetition ABL would be insufficient for its needs for financing to support an entire chapter 11 plan process.

As noted above, Oaktree was willing to provide sufficient financing for the plan process, but the initial pricing offered by Oaktree was near the high end of the range of market for comparable DIP proposals, as explained in the Declaration of Durc A. Savini of PJSC in support of the DIP Motion (the “Savini Declaration”) [Docket No. 19]. Accordingly, PJSC and the Debtors negotiated with Oaktree and other market participants to develop a more competitive cost of financing.

After much dialogue, the Debtors and PJSC were successful in forging a collaborative debtor-in-possession financing proposal by both Bank of America, one of the Prepetition ABL Lenders, and Oaktree, in a transaction whereby the Debtors would enjoy a lower blended cost of funds. On September 10, 2015, QS Wholesale, as lead borrower, Quiksilver, as parent, and Bank of America, as administrative agent and collateral agent, inter alia, entered into the SDIP ABL Credit Agreement. Additionally, concurrently therewith, QS Wholesale, as borrower, Quiksilver, as parent, and OCM FIE, LLC, an affiliate of Oaktree, as administrative agent, inter alia, entered into the Senior Secured Super-Priority Debtor-in-Possession Credit Agreement DIP Term Loan Credit Agreement.

B.	Summary of Material Prepetition Legal Proceedings

1.	Parmar Securities Class Action Complaint

In April 2015, two putative securities class action complaints were filed against the Company and two of its former officers in the United States District Court for the Central District of California under the following captions: Leiland Stevens, Individually and on Behalf of All Others Similarly Situated v. Quiksilver, Inc., et al. and Shiva Stein, Individually and on Behalf of All Others Similarly Situated v. Quiksilver, Inc., et al. On June 26, 2015, the court consolidated these lawsuits and named Babulal Parmar as the lead plaintiff. On August 25, 2015, lead plaintiff filed an amended complaint in the consolidated action. The amended complaint asserts claims for violation of Sections 10(b) and 20(a) of the Exchange Act, as amended, and Rule 10b-5 promulgated thereunder. The putative class period in this action is from June 6, 2014 through March 26, 2015. The complaint seeks designation of this action as a class action, an award of unspecified compensatory damages, interest, costs and expenses, including attorneys’ fees and expert fees, and such other relief as the court deems appropriate. The Company cannot predict the outcome of this matter or estimate the potential impact on its results of operations, financial position or cash flows. The Company has not recorded a liability for this matter. On September 21, 2015, the court entered an order staying the action pending bankruptcy proceedings.

2.	Vu Shareholder Derivative Complaint

On June 2, 2015, a shareholder derivative complaint was filed against present and former members of the Company’s Board of Directors and former officers in the Superior Court of the State of California, County of Orange, under the following caption: An H. Vu, Derivatively on Behalf of Quiksilver, Inc. v. Andrew P. Mooney, et al., Defendants, and Quiksilver, Inc., Nominal Defendant. The complaint asserts claims for breach of fiduciary duty, unjust enrichment and gross mismanagement against the individual defendants. The complaint seeks a declaration that plaintiff may maintain the action on behalf of the Company, declaratory relief, unspecified compensatory and exemplary damages, restitution, disgorgement of all profits, benefits and other compensation obtained by the individual defendants, an order directing the Company and the individual defendants to take actions to reform and improve the Company’s corporate governance and internal procedures, and all appropriate equitable and/or injunctive relief. The Company cannot predict the outcome of this matter or estimate the potential impact on its results of operations, financial position or cash flows. The Company has not recorded a liability for this matter. On September 14, 2015, the court entered an order suspending the case.

C.	Quiksilver China Joint Venture

As noted above, the Company has substantial foreign operations conducted by non-Debtor Affiliates located in Europe, Asia, and elsewhere around the world. In 2003, a foreign non-Debtor subsidiary of the Company, Quiksilver Greater China Limited (“Quiksilver China”) entered into a joint venture agreement with counterparty Glorious Sun Overseas Company Limited (“Glorious Sun”) by which Glorious Sun and Quiksilver China formed a number of joint venture entities operating in Hong Kong and mainland China, including Quiksilver Glorious Sun JV Limited (Hong Kong) and Quiksilver Glorious Sun Licensing Limited (Hong Kong), Quiksilver Glorious Sun Trading (PRC) and Quiksilver Glorious (Longmen) Ltd. (PRC) (collectively, the “China JV Entities”). Quiksilver China owns a 50% interest in each of the China JV Entities. The joint venture agreement provides, among other things, that upon the occurrence of certain trigger events, the China JV Entities would be automatically dissolved.

On October 6, 2015, Glorious Sun purportedly delivered a buy-out notice to Quiksilver and Quiksilver China pursuant to the terms of the underlying joint venture agreement. Glorious Sun alleges that the commencement of the Chapter 11 Cases by the Debtors constitutes a trigger event under the joint venture agreement, and that as a result of such trigger event, Glorious Sun is entitled to purchase Quiksilver China’s interest in the China JV Entities. Quiksilver disputes these contentions.

D.	Stabilization of Operations/First Day Relief

Upon commencing the Chapter 11 Cases, the Debtors sought and obtained a number of orders from the Bankruptcy Court to ensure a smooth transition of their operations into chapter 11 and facilitate the administration of the Chapter 11 Cases. Certain of these orders are briefly summarized below.

1.	Administrative Motions: Motion for Joint Administration [Docket No. 5] Application to Retain Claims and Noticing Agent [Docket No. 10]

To facilitate a smooth and efficient administration of the Chapter 11 Cases and to reduce the administrative burden associated therewith, the Bankruptcy Court authorized joint administration of the Debtors’ cases for procedural purposes only [Docket No. 63] and the retention of KCC as claims and noticing agent [Docket No. 69].

2.	Motion to Continue Using Existing Cash Management System [Docket No. 16]

The Bankruptcy Court authorized the Debtors to continue using their cash management systems and their respective bank accounts, business forms, and investment practices by an order granted on September 10, 2015 [Docket No. 74]. The cash management order also waived certain operating guidelines related to bank accounts and authorized the continuation of intercompany transactions.

3.	Motion to Pay Employee Wages and Benefits [Docket No. 11]

By interim order granted on September 10, 2015 [Docket No. 64] and final order granted on October 7, 2015 [Docket No. 254], the Bankruptcy Court authorized the Debtors to pay prepetition wages, compensation and employee benefits and continue certain employee benefit programs in the ordinary course.

4.	Motion to Authorize Maintenance of Customer Programs [Docket No. 9]

By order granted on September 10, 2015 [Docket No. 65], the Bankruptcy Court authorized, but did not direct, the Debtors to honor certain prepetition obligations to customers and to otherwise continue customer programs and practices (the “Customer Programs”) in the ordinary course of business, thereby ensuring and maintaining customer satisfaction and loyalty without interruption during the course of the Chapter 11 Cases.

5.	Motion to Pay Prepetition Sales, Use, and Franchise Taxes [Docket No. 13]

By order granted on September 10, 2015 [Docket No. 66], the Bankruptcy Court authorized the Debtors to pay prepetition sales, use, franchise, income, property, and other taxes and any tax-related fees, charges, and assessments accrued prepetition.

6.	Motion Determining Adequate Assurance of Payment for Future Utility Services [Docket No. 12]

By interim order granted on September 10, 2015 [Docket No. 71], the Bankruptcy Court established procedures for determining adequate assurance of payment for future utility services in recognition of the impact even a brief disruption of utility services would have on the Debtors. The Bankruptcy Court entered a final order on October 6, 2015 [Docket No. 244].

7.	Motion to Pay Critical Vendors [Docket No. 15]

By interim order granted on September 10, 2015 [Docket No. 70], the Bankruptcy Court authorized the Debtors to pay prepetition Claims of certain critical vendors and suppliers in an amount not to exceed $30 million in the aggregate and approved procedures related thereto. At an interim hearing held on October 15, 2015 (the “Second Interim Hearing”), the Court authorized the Debtors to pay prepetition Claims of certain critical vendors with such payments not to exceed an incremental $10 million in the aggregate, in addition to the previously authorized amounts. By a final order granted on October 28, 2015 [Docket No. 378] (“Final Critical Vendor Order”), the Bankruptcy Court authorized the Debtors to pay prepetition Claims of certain critical vendors and suppliers in an amount not to exceed $55 million in the aggregate (inclusive of amounts paid pursuant to the Interim Order and pursuant to the Court’s ruling during the Second Interim Hearing) (the “Aggregate Permitted Amount”). A total of $9.7 million of the Aggregate Permitted Amount is allocated solely for payment to Tier 1 Vendors (as defined in the Final Critical Vendor Order) without further Court authorization or any additional consent required prior to distribution. An additional $5.3 million of the Aggregate Permitted Amount is allocated solely for payment to Tier 2 Vendors (as defined in the Final Critical Vendor Order); however, the Debtors are authorized to make such payments only with the consent of the Creditors’ Committee as to both (i) the amount of such payments and (ii) the specific Critical Vendors to be paid.

8.	Motion to Pay Prepetition Shipping Charges and Import/Export Charges [Docket No. 14]

By order granted on September 20, 2015 [Docket No. 68], the Bankruptcy Court authorized the Debtors to pay certain prepetition shipping, warehousing, and related charges, along with certain prepetition import and export obligations in an amount of up to $3.5 million.

9.	Motion to Enforce the Protections of the Automatic Stay and Bankruptcy Termination Provisions [Docket No. 6]

The Bankruptcy Court entered an order on September 10, 2015 [Docket No. 67] enforcing the Bankruptcy Code’s automatic stay provisions and bankruptcy termination provisions to aid in the administration of the Debtors’ Chapter 11 Cases and to ensure that their business is not disrupted. The Debtors’ business is global in nature, and they deal with non-U.S. contract counterparties that may be unfamiliar with the protections provided to the Debtors by the Bankruptcy Code. The order apprised non-U.S. contract counterparties of the automatic stay provisions of Bankruptcy Code section 362 and the bankruptcy termination provisions of Bankruptcy Code section 365.

10.	Applications for Retention of Debtors’ Professionals

The Bankruptcy Court has approved the Debtors’ retention of certain Professionals to represent and assist the Debtors in connection with the Chapter 11 Cases. These Professionals include, among others: (a) Skadden, Arps, Slate, Meagher & Flom as counsel for the Debtors (order granted October 6, 2015) [Docket No. 245]; (b) Pachulski, Stang, Ziehl & Jones LLP as special conflicts counsel for the Debtors (order granted October 6, 2015) [Docket No. 239]; (c) KCC as administrative agent for the Debtors (order granted October 6, 2015) [Docket No. 243]; (d) FTI Consulting, Inc. as their restructuring advisor (order granted October 19, 2015) [Docket No. 329]; (e) Peter J. Solomon Company as their investment banker (order granted October 28, 2015) [Docket No. 381].

The Bankruptcy Court has also authorized the Debtors to retain certain professionals utilized by the Debtors in the ordinary course of business prior to the Petition Date (order granted October 6, 2015) [Docket No. 240], following the resolution of informal responses received by the Debtors from the Creditors’ Committee and the United States Trustee.

E.	Appointment of the Creditors’ Committee

On September 22, 2015, pursuant to Bankruptcy Code section 1102, the United States Trustee appointed the initial Creditors’ Committee [Docket No. 129].33 On September 28, 2015, the United States Trustee filed the Amended Notice of Appointment of Committee of Unsecured Creditors [Docket No. 163], appointing two additional creditors to the Creditors’ Committee.34

F.	Postpetition Financing

As noted above, the Debtors negotiated and entered into the DIP Term Loan Credit Agreement and the DIP ABL Credit Agreement. The DIP Term Loan Facility provides up to $115 million in financing, comprised of $90 million of term loans and $25 million of supplemental term loans, and the DIP ABL Facility provides up to the lesser of $60 million or the Borrowing Base (as defined in the DIP ABL Credit Agreement). On the Petition Date, the Debtors filed a motion seeking bankruptcy court approval for the DIP Financing. The Court entered an order authorizing the Debtors to obtain the DIP Financing of up to $130 million, on an interim basis, on September 11, 2015 [Docket No. 76] (the “Interim DIP Order”) and of the full $175 million on a final basis, on October 28, 2015 [Docket No. 382] (the “Final DIP Order”).

The Final DIP Order also provides for adequate protection for the Prepetition Secured Parties (as defined below), which includes (i) the Secured Noteholders and the Delaware Trust

[33]	The initial Creditors’ Committee was comprised of the following entities: (i) U.S. Bank National Association; (ii) New Generation Advisors, LLC; (iii) Samil Tong Sang, Co.; (iv) Simon Property Group, Inc.; and (v) Global Brands Group.
[34]

The United States Trustee appointed T. Rowe Price Credit Opportunities Fund and Wilfrid Global Opportunity Fund to the Creditors’ Committee on September 28, 2015. Also on September 28, 2015, Global Brands Group resigned from the Committee.

Company, as successor indenture trustee and successor collateral agent (together, the “Secured Notes Parties”) and (ii) the Prepetition ABL Agent and the Prepetition ABL Lenders (together, the “ABL Secured Parties,” and together with the Secured Notes Parties, the “Prepetition Secured Parties”), for any diminution in value of their interests in the Prepetition Collateral (as defined in the Final DIP Order). As adequate protection, the Secured Notes Parties shall have, among other things, solely to the extent of the diminution in value of their interest in the Secured Notes Collateral (as defined in the Final DIP Order), replacement security interests and liens in the DIP Collateral and, solely to the extent that the Court has determined such diminution in value following notice and a hearing, the Unencumbered Foreign Equity, which liens shall have priority, except with respect to the DIP Liens, the DIP Superpriority Claims, and the Carve-Out (as defined in the Final DIP Order). In addition, the Secured Notes Parties shall have, solely to the extent of the diminution in value of their interest in the Secured Notes Collateral, an allowed superpriority administrative expense claim, which shall have priority, except with respect to the DIP Liens, the DIP Superpriority Claims, and the Carve-Out.

In addition, the ABL Secured Parties shall have as adequate protection, among other things, solely to the extent of the diminution of the value of their interest in the security interests and, liens, and guarantees securing the Prepetition ABL Facility (the “ABL Collateral”), additional and replacement liens in the DIP Collateral and solely to the extent that the Court has determined such diminution in value following notice and a hearing, the Unencumbered Foreign Equity, which liens shall have priority, except with respect to the DIP Liens, the DIP Superpriority Claims, and the Carve-Out. In addition, the ABL Secured Parties shall have, solely to the extent of the diminution in value of their interests in the ABL Collateral on account of reimbursement, indemnification, or similar continuing obligations of the Debtors in favor of the ABL Secured Parties under the ABL Documents (as defined in the Final DIP Order), the ABL Secured Parties shall have an allowed superpriority administrative expense claim, which shall have priority, except with respect to the DIP Liens, the DIP Superpriority Liens, and the Carve-Out.

Certain of the proceeds of the DIP Term Loan Facility have been used to repay the Prepetition ABL Facility. Pursuant to the DIP ABL Credit Agreement, the Foreign ABL Obligations and the Domestic ABL Obligations continue to exist postpetition and have become obligations under the DIP ABL Credit Agreement. However, under the DIP ABL Credit Agreement, the Debtors were required, and did, use a portion of the first draw to repay the Foreign ABL Obligations held by two of the Prepetition ABL Lenders through an intercompany loan to one of the Foreign ABL Borrowers. Following such repayment, BofA became the only lender under the DIP ABL Credit Agreement. In addition, in order to allow availability to issue required letters of credit and stay within the borrowing base under the DIP ABL Credit Agreement, proceeds of the DIP Term Loan Facility were used to pay down some or all of the Prepetition Domestic ABL Obligations.

Events of default under each of the DIP Credit Agreements include the failure to meet certain milestones in the Chapter 11 Cases, including with respect to filing a disclosure statement and approval of the same and filing a plan and confirmation of the same; the filing by the Debtors of a plan of reorganization other than a plan of reorganization supported by Oaktree; dismissal or conversion of the Chapter 11 Cases; the appointment of a chapter 11 trustee or an examiner; the consummation of a sale of substantially all of the Debtors’ assets; and other events of default customary for debtor-in-possession financing. Upon an event of default, except as set forth below, each of the administrative agents, at the request of the requisite lenders, may declare the outstanding obligations under the respective DIP Credit Agreements to be immediately due and payable and exercise other rights and remedies provided for thereunder. Notwithstanding the foregoing, if an event of default occurs as a result of the Debtors filing (or supporting another party in the filing of) a motion seeking approval by the Bankruptcy Court of alternative postpetition debtor-in-possession financing which provides for the payment in full of the obligations under the DIP Facilities, the DIP Lenders shall not be entitled to exercise remedies and the Debtors shall be entitled to continue to use cash collateral for a period of 14 days and, with some exceptions, the obligations under the DIP Facilities will not accrue default interest.35

G.	Plan Sponsor Agreement

As discussed above, the Debtors negotiated and entered into the Plan Sponsor Agreement, which contemplated that the Debtors would, with the support of Oaktree, pursue a plan of reorganization which would significantly de-lever their balance sheets. On the Petition Date, the Debtors filed a motion seeking authorization to assume the Plan Sponsor Agreement [Docket No. 25]. The Court entered an order authorizing the Debtors to assume the Plan Sponsor Agreement and amending the terms of the same on October 28, 2015 [Docket No. 377].

The Plan Sponsor Agreement sets forth certain milestones by which the Debtors must file certain documents and obtain Bankruptcy Court approval related to the Plan. The Plan Sponsor Agreement contains enumerated termination events, including the failure of the Debtors to meet the specified milestones. Upon the occurrence of a termination event, including the nonoccurrence of the restructuring contemplated by the plan sponsor term sheet attached as Exhibit A to the Plan Sponsor Agreement (the “Plan Sponsor Term Sheet”) on or before February 5, 2016, the Plan Sponsor Agreement automatically terminates. Under the Plan Sponsor Agreement, the Debtors and their representatives have the right to solicit any offer, proposal or inquiry relating to, or any third party indication of interest in, any transaction as an alternative to the restructuring contemplated by the Plan Sponsor Term Sheet and consistent with the Plan Sponsor Agreement. The Plan Sponsor Agreement does not contain a breakup fee.

H.	Store Closing and Similar Sales

As discussed above, the Debtors, as part of the Multi-Year Turnaround Plan, implemented a Store Closing Plan. As part of related initiatives, prior to the Petition Date, the Debtors, in conjunction with the Agent, opened Pop Up Stores to sell excess inventory and began sales to liquidate and close certain Closing Locations. On the Petition Date, the Debtors filed a motion seeking authorization to assume the Agency Agreements and to continue the Sales (the “Store Closing Motion”) [Docket No. 7]. On September 10, 2015, over the objections of the United States Trustee and certain other parties, including certain state attorneys general and certain affected landlords, the Court entered an interim order under which the Agency Agreements were adjudicated to be operative and effective and the Sales were allowed to continue [Docket No. 72]. The United States Trustee objected to the relief sought, on the basis that the Agent should be retained under Section 327 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 2014.

[35]	See paragraph 58(e) of the Final DIP Order for a full and complete description.

Prior to the final hearing on the Store Closing Motion, the Debtors and the United States Trustee consensually resolved the United States Trustee’s objection. Among other things, the resolution provided that the Agent provide an affidavit of disinterestedness and that the final order include a process for the Debtors to report and the United States Trustee to evaluate the compensation paid to the Agent. In addition, certain state attorneys general and landlords expressed concern about approving and/or ratifying conduct that occurred prepetition, and the Debtors resolved those concerns by ensuring that the final order did not contain language approving and/or ratifying prepetition conduct. In addition, certain landlords expressed concerns about the relief sought in the Store Closing Motion, and such objections were resolved in side letters or were preserved in the final order pending resolution by the Court or consensually among the relevant parties. On October 7, 2015, the Court authorized, on a final basis, the assumption of the Agency Agreements and the continuation of the Sales [Docket No. 253].

I.	Schedules and Statements

On October 6, 2015, the Bankruptcy Court entered an order extending the Debtors’ deadline to file the Schedules and Statements from October 9, 2015 to October 24, 2015 [Docket No. 242]. The Debtors filed the Schedules and Statements on October 16, 2015 [Docket Nos. 303-324].

J.	Backstop Commitment Letter

On October 31, 2015, the Company and the Plan Sponsor entered into the Backstop Commitment Letter. Pursuant to the Backstop Commitment Letter, the Plan Sponsor is required to (1) acquire and exercise its rights in its capacity as a Holder of Secured Notes to acquire New Quiksilver Common Stock in the Rights Offerings and (2) backstop the Rights Offerings by purchasing, at the applicable price, all of the New Quiksilver Common Stock that is not purchased in the Rights Offerings by Holders of Secured Notes other than the Plan Sponsor. The Plan Sponsor is required to provide up to $122.5 million in connection with the Exit Rights Offering (as defined in the Backstop Commitment Letter, the “Exit Facility Commitment”) and up to €50 million in connection with the Euro Notes Rights Offering (as defined in the Backstop Commitment Letter, the “Euro Notes Commitment”), which amounts will be reduced on a dollar-for-dollar basis by the funds raised from non-Plan Sponsor parties under the Rights Offerings. The Plan Sponsor’s commitment to backstop the Euro Notes Rights Offering shall be limited to the extent that less than 100 percent in aggregate principal amount of Euro Notes are tendered into the Euro Notes Exchange Offer.

Under the Backstop Commitment Letter, the Company and the Plan Sponsor further agreed on the use of proceeds of the Rights Offerings. The proceeds of the Exit Rights Offering will be used to fund (i) first to satisfy any remaining unpaid balance of the DIP Term Loan Facility outstanding on the Effective Date, (ii) second to fund the Unsecured Creditor Recovery (as defined in the Backstop Commitment Letter), and (iii) third to fund any other payments required on the Effective Date and general corporate purposes. The proceeds of the Euro Notes Rights Offering will be used solely to consummate the Euro Notes Exchange Offer.

In exchange for the Plan Sponsor’s Backstop Commitment, the Backstop Commitment Letter provides that the Plan Sponsor earns Commitment Fees of (a) $6.125 million, which is 5% of the Exit Facility Commitment, and (b) €2.5 million, which is 5% of the Euro Notes Commitment. Subject to certain exceptions as set forth in the Backstop Commitment Letter, the Commitment Fees shall be payable in New Quiksilver Common Stock on the Effective Date, consistent with the Plan, to be issued at the same discount as the New Quiksilver Common Stock issued in the Rights Offerings. Consistent with the New Quiksilver Common Stock Allocation, the issuances of New Quiksilver Common Stock pursuant to the Backstop Commitment Letter Agreement will dilute all other issuances of New Quiksilver Common Stock in connection with the Plan. At the Plan Sponsor’s election, the Commitment Fees shall be payable in cash in the event that the Agreed Plan (as defined in the Backstop Commitment Letter) is not consummated for any reason within 150 days of the Petition Date.

K.	Analyzing Executory Contracts and Unexpired Leases

The Bankruptcy Code authorizes a debtor, subject to the approval of the Bankruptcy Court, to assume, assume and assign, or reject Executory Contracts and Unexpired Leases. The Debtors are engaged in a comprehensive evaluation of their Executory Contracts and Unexpired Leases. On October 7, 2015, the Bankruptcy Court approved streamlined procedures to reject Executory Contracts and Unexpired Leases [Docket No. 252]. On October 22, 2015, the Debtors filed a motion seeking a 90-day extension of the time to assume or reject unexpired leases of non-residential real property under Bankruptcy Code section 365(d)(4) [Docket No. 339].

During the course of the Chapter 11 Cases, the Debtors and their Professionals have evaluated Executory Contracts and Unexpired Leases in the context of the Debtors’ business plan. The Debtors continue to evaluate their options in connection with each of these Executory Contracts and Unexpired Leases including the potential assumption, rejection, or amendment and assumption thereof. As part of the Plan Supplement, the Debtors will identify contracts to be assumed in the Schedule of Assumed Executory Contracts and Unexpired Leases. All remaining contracts will be rejected.

The Plan Supplement will further identify those contracts to be assumed by the Debtors pursuant to the Plan for which the Debtors believe there is a cure amount of greater than $0 in the Schedule of Assumed Executory Contracts and Unexpired Leases. Except as otherwise set forth it the Schedule of Assumed Executory Contracts and Unexpired Leases, the Cure Amount with respect to each of the Executory Contracts or Unexpired Leases assumed pursuant to the Plan is designated by the Debtors as $0, subject to the determination of a different Cure Amount pursuant to the objection procedures set forth in Article VII of the Plan.

L.	Management Incentive Compensation Plan

In connection with the Plan, the Reorganized Debtors will implement a management incentive plan on or after the Effective Date on terms approved by the New Board, which shall dilute the issued and outstanding New Quiksilver Common Stock distributed pursuant to the New Quiksilver Common Stock Allocation by an amount not to exceed a percentage to be set forth in the Plan Supplement.

M.	Analysis and Resolution of Claims

On October 16, 2015, the Debtors filed their Schedules and Statements [Docket Nos. 303-324]. The Schedules provide certain information pertaining to the Claims. Interested parties may review the Schedules and Statements at the office of the Clerk of the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Wilmington, Delaware 19801 or online at https://www.kccllc.net/quiksilver.

1.	Claims Bar Date

On October 6, 2015, the Bankruptcy Court entered an order [Docket No. 247] (the “Bar Date Order”) requiring all persons or entities who wished to assert claims against the Debtors’ Estates to file a proof of Claim (“Proof of Claim”) against the Debtors in the Chapter 11 Cases by no later than 28 days after service of the Bar Date Notice (as defined in the Bar Date Order) (the “General Bar Date”). The Bar Date Notice was served on October 21, 2015. The General Bar Date is November 18, 2015. The General Bar Date applies to any person, other than governmental units, holding a claim against the Debtors allegedly owing as of the Petition Date, including claims under Bankruptcy Code section 503(b)(9), or any person with an alleged claim or expense claimed to have allegedly arisen prior to the Petition Date. Any governmental unit seeking to file a claim against the Debtors is required to do so by no later than March 7, 2016 at 5:00 p.m. (Eastern).

[As of [●], 2015, KCC had received approximately [●] Proofs of Claim in the approximate aggregate amount of $[●].] Given that the General Bar Date has so recently elapsed, the Debtors have not yet been able to fully review the filed Proofs of Claim. Additionally, the Debtors have not yet been able to perform a general reconciliation of their books and records to determine whether Proofs of Claim are invalid, untimely, duplicative, or overstated. After they perform a general reconciliation of their books and records, the Debtors intend to file omnibus claims objections, and the outcome of such future objections could impact the amount of Allowed Claims in each Class and the recoveries provided to creditors under the Plan.

2.	Causes of Action

In accordance with section 1123(b)(3) of the Bankruptcy Code, the Debtors reserve all rights to commence and pursue any and all Causes of Action that are not released pursuant to Article 10.4 of the Plan or an order of the Bankruptcy Court, whether arising before or after the Petition Date, including any actions or categories of actions specifically enumerated in a list of retained causes of action to be included in the Plan Supplement. Such Causes of Action shall vest in the Reorganized Debtors as of the Effective Date.

ARTICLE VI.

PLAN SUMMARY

A.	Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor can reorganize its business for the benefit of itself, its creditors, and interest holders. Chapter 11 also strives to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of a debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims and interests. Confirmation of a plan of reorganization makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity Holder in the debtor, whether or not such creditor or equity Holder is impaired under or has accepted the plan, or receives or retains any property under the plan. Subject to certain limited exceptions, and except as otherwise provided in the plan or the confirmation order itself, a confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for those debts the obligations specified under the confirmed plan.

A chapter 11 plan may specify that the legal, contractual, and equitable rights of the holders of claims or interests in certain classes are to remain unaltered by the reorganization effectuated by the plan. Such classes are referred to as “Unimpaired” and, because of such favorable treatment, are presumed to accept the plan. Accordingly, a debtor need not solicit votes from the Holders of claims or equity interests in such unimpaired classes. A chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against a debtor. Such classes are deemed to reject the plan and, therefore, need not be solicited to vote to accept or reject the plan. Any classes that are receiving a distribution of property under the plan but are not Unimpaired will be solicited to vote to accept or reject the plan.

Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims of a debtor’s creditors and equity interest holders. In compliance therewith, the Plan divides Claims and Interests into various Classes and sets forth the treatment for each Class. The Debtors believe that the Plan has classified all Claims and Interests in compliance with section 1122 of the Bankruptcy Code, but it is possible that a Holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, the Debtors intend, to the extent permitted by the Bankruptcy Court and the Plan, to make such modifications of the classifications under the Plan to permit Confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting Holder is ultimately deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN AND THE

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, THE PLAN SUPPLEMENT, AND THE EXHIBITS AND DEFINITIONS CONTAINED IN EACH DOCUMENT.

THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN THE DOCUMENTS REFERRED TO IN THE PLAN. THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO IN THE PLAN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENT OF SUCH TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO IN THE PLAN.

THE PLAN ITSELF AND THE DOCUMENTS IN THE PLAN CONTROL THE ACTUAL TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN AND WILL, UPON THE OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON, AMONG OTHER ENTITIES, ALL HOLDERS OF CLAIMS AND INTERESTS, THE REORGANIZED DEBTORS, ALL ENTITIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THE DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN AND SUCH OTHER OPERATIVE DOCUMENT SHALL CONTROL.

B.	Overall Structure of the Plan

The Plan is supported and sponsored by Oaktree as Plan Sponsor under the Plan Sponsor Agreement and the Backstop Parties, under the Backstop Commitment Letter. In the event that the Euro Notes Exchange Offer is fully subscribed and consummated, the Plan will result in a substantial deleveraging of approximately $579 million upon emergence from Chapter 11. In addition, the Plan will provide the Company with ample liquidity to continue operations across all of its current business segments as a going concern.

The Plan will be funded by the Exit Facility, the Rights Offerings, the Unsecured Cash Consideration, and the Debtors’ Cash balances on hand, after giving effect to the transactions contemplated by the Plan. The proceeds of the Exit Rights Offering will be used to fund the Unsecured Cash Consideration, and the Rights Offerings will be backstopped by the Backstop Parties pursuant to the Backstop Commitment Letter.

The Reorganized Debtors’ debt at emergence shall comprise of the following: (i) the Exit Facility of up to $120 million, (ii) an estimated €150 million of Euro Notes,36 and (iii) $48 million of European lines of credit and other borrowing facilities. At emergence, the Reorganized Debtors anticipate having liquidity of approximately $43 million due to a combination of cash-on-hand and availability under the Exit Facility.

[36]	The estimate of the Reorganized Debtors’ debt at emergence with respect to the Euro Notes is subject to the consummation in full of the Euro Notes Exchange Offer.

1.	Administrative Claims.

Except to the extent that the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, and a Holder of an Allowed Administrative Claim agree to a less favorable treatment, a Holder of an Allowed Administrative Claim (other than a DIP Claim, which shall be subject to Article 2.2 of the Plan, or a Professional Claim, which shall be subject to Article 2.3 of the Plan) shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim either (a) on the later of (x) the Initial Distribution Date; or (y) the first Periodic Distribution Date occurring after the later of (i) 30 days after the date when an Administrative Claim becomes an Allowed Administrative Claim or (ii) 30 days after the date when an Administrative Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Administrative Claim; or (b) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims, without any further action by the Holders of such Allowed Administrative Claims; provided, however, that other than Holders of (i) a DIP Facility Claim, (ii) a Professional Claim, (iii) an Administrative Claim Allowed by an order of the Bankruptcy Court on or before the Effective Date, or (iv) an Administrative Claim that is not Disputed and arose in the ordinary course of business and was paid or is to be paid in accordance with the terms and conditions of the particular transaction giving rise to such Administrative Claim, the Holder of any Administrative Claim shall have filed a proof of Claim form no later than the Administrative Claims Bar Date and such Claim shall have become an Allowed Claim. Except as otherwise provided in the Plan and as set forth in Articles 2.2 or 2.3 of the Plan, all requests for payment of an Administrative Claim must be filed, in substantially the form of the Administrative Claim Request Form contained in the Plan Supplement, with the Claims Agent and served on counsel for the Debtors or the Reorganized Debtors, as applicable, no later than the Administrative Claims Bar Date. Any request for payment of an Administrative Claim pursuant to Article 2.1 of the Plan that is not timely filed and served shall be Disallowed automatically without the need for any objection from the Reorganized Debtors. The Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval. In the event that the Reorganized Debtors object to an Administrative Claim and there is no settlement, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim.

2.	DIP Claims.

Pursuant to the DIP Order, all DIP Claims are Allowed.

(a) DIP ABL Facility Claims. Except to the extent that a Holder of a DIP ABL Facility Claim agrees to a less favorable treatment or with respect to Excluded DIP Obligations, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP ABL Facility Claim, Holders of a DIP ABL Facility Claim shall be paid in full in Cash from the proceeds of the Exit Facility on the Effective Date, such payments to be distributed to the DIP ABL Agent for the ratable benefit of the Holders of DIP ABL Facility Claims.

To the extent that any Letter of Credit remains undrawn as of the Effective Date, the Debtors, with the Plan Sponsor’s consent, shall (i) cause that Letter of Credit to be replaced with a letter of credit issued under the Exit Facility, (ii) collateralize that Letter of Credit with Cash in an amount equal to 105% of its Face Amount, (iii) provide a back-to-back letter of credit to the Letter of Credit Issuer on terms and from a financial institution reasonably acceptable to the Letter of Credit Issuer, or (iv) provide such other treatment as the Letter of Credit Issuer shall agree in its sole discretion.

(b) DIP Term Loan Facility Claims. Except to the extent that a Holder of a DIP Term Loan Facility Claim agrees to a less favorable treatment or with respect to Excluded DIP Obligations, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP Term Loan Facility Claim, Holders of DIP Term Loan Facility Claims shall be paid in full in Cash from the proceeds of the Exit Facility (after satisfying the DIP ABL Facility Claims) and the Exit Rights Offering on the Effective Date, such payments to be distributed to the DIP Term Loan Agent for the ratable benefit of the Holders of DIP Term Loan Facility Claims.

(c) Upon the Effective Date, all Liens and security interests granted to secure the DIP Facilities shall be deemed discharged, cancelled, and released and shall be of no further force and effect; provided, however, that the Excluded DIP Obligations shall survive the Effective Date and shall not be discharged, cancelled or released pursuant to the Plan or the Confirmation Order, notwithstanding any provision hereof or thereof to the contrary, and the payment on such date of the DIP Claims shall in no way affect or impair the obligations, duties and liabilities of the Debtors or the rights of the DIP Agents and the DIP Lenders relating to any Excluded DIP Obligations. To the extent that the DIP Lenders or the DIP Agents have filed or recorded publicly any Liens and/or security interests to secure the Debtors’ obligations under the DIP Facilities, the DIP Lenders or the DIP Agents, as the case may be, shall take any commercially reasonable steps requested by the Debtors or the Reorganized Debtors, at the expense of the Reorganized Debtors, that are necessary to cancel and/or extinguish such publicly-filed Liens and/or security interests, except such Liens and/or security interests securing the Excluded DIP Obligations.

3.	Professional Claims.

(a) Final Fee Applications. All final requests for payment of Professional Claims and requests for reimbursement of expenses of members of the Creditors’ Committee must be filed no later than forty-five (45) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and prior orders of the Bankruptcy Court, the Allowed amounts of such Professional Claims and expenses shall be determined by the Bankruptcy Court.

(b) Payment of Interim Amounts. Subject to the Holdback Escrow Amount, on the Effective Date, the Reorganized Debtors shall pay all amounts owing to Professionals for all outstanding amounts billed relating to prior periods through the Effective

Date as to which no objection has been filed. In order to receive payment on the Effective Date for unbilled fees and expenses incurred and approved by the Bankruptcy Court through the Effective Date, no later than two (2) days prior to the Effective Date, the Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and shall deliver such estimate to counsel for the Debtors. Within fifteen (15) days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period.

(c) Holdback Escrow Account. On the Effective Date, the Reorganized Debtors shall fund the Holdback Escrow Account with Cash equal to the aggregate Holdback Escrow Amount for all Professionals. The Distribution Agent shall maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order. Such funds shall not be considered property of the Debtors, the Reorganized Debtors, or the Estates. The remaining amount of Professional Claims owing to the Professionals shall be paid to such Professionals by the Distribution Agent from the Holdback Escrow Account when such claims are finally Allowed by the Bankruptcy Court. When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.

(d) Post-Confirmation Date Retention. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors shall employ and pay Professionals in the ordinary course of business (including the reasonable fees and expenses incurred by Professionals in preparing, reviewing, prosecuting, defending, or addressing any issues with respect to final fee applications).

4.	Priority Tax Claims

On the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of (i) 30 days after the date when a Priority Tax Claim becomes an Allowed Priority Tax Claim or (ii) 30 days after the date when a Priority Tax Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Priority Tax Claim, except to the extent that the Debtors (or Reorganized Debtors) and a Holder of an Allowed Priority Tax Claim agree to a less favorable treatment, each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive one of the following treatments on account of such Claim: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, (b) Cash in an amount agreed to by the Debtors (or the Reorganized Debtors) and such Holder, provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim to occur at a later date, or (c) at the sole option of the Debtors, Cash in the aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of not more than five (5) years after the Petition Date pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

C.	Classification, Treatment, and Voting of Claims and Interests

1.	Classification of Claims and Interests

(a) The Plan is a single plan of reorganization for the jointly administered Chapter 11 Cases, but does not constitute a substantive consolidation of the Debtors’ Estates for voting purposes. The Plan, though proposed jointly, constitutes a separate plan for each of the Debtors for voting purposes. Therefore, except as expressly specified in the Plan, all Claims against a particular Debtor are placed in the Classes set forth below with respect to a particular Debtor. Classes that are not applicable as to a particular Debtor or group of Debtors shall be eliminated as set forth more fully in Article 5.3 of the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth in Article II of the Plan.

(b) Pursuant to sections 1122 and 1123 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and, to the extent applicable, receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date.

(c) Claims and Interests are divided into numbered Classes as set forth below:

Class	Claim or Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Presumed to Accept
2	Other Secured Claims	Unimpaired	Presumed to Accept
3	Euro Notes Guaranty Claims	Unimpaired	Presumed to Accept
4	Secured Notes Claims	Impaired	Entitled to Vote
5-A	Unsecured Notes Claims	Impaired	Entitled to Vote
5-B	General Unsecured Claims	Impaired	Entitled to Vote
6	Intercompany Claims	Unimpaired	Presumed to Accept
7	Intercompany Interests	Unimpaired	Presumed to Accept
8	Subordinated Claims	Impaired	Deemed to Reject
9	Existing Equity Interests	Impaired	Deemed to Reject

2.	Treatment of Classes of Claims and Interests

(a) Class 1 – Other Priority Claims

Class 1 consists of all Other Priority Claims.

Except as otherwise provided in and subject to Article 9.5 of the Plan, and except to the extent that a Holder of an Allowed Class 1 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class 1 Claim, each such Holder of an Allowed Class 1 Claim shall be paid in full in

Cash on the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of (i) 30 days after the date when a Class 1 Claim becomes an Allowed Class 1 Claim or (ii) 30 days after the date when a Class 1 Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Class 1 Claim; provided, however, that Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

Class 1 is Unimpaired, and Holders of Allowed Class 1 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class 1 Claims are not entitled to vote to accept or reject the Plan.

(b) Class 2 – Other Secured Claims

Class 2 consists of all Other Secured Claims.

Except as otherwise provided in and subject to Article 9.5 of the Plan, and except to the extent that a Holder of an Allowed Class 2 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 2 Claim, each such Holder of an Allowed Class 2 Claim shall, at the sole election of the Debtors or the Reorganized Debtors, with the consent of the Plan Sponsor, as applicable:

(i) have its Allowed Class 2 Claim Reinstated and rendered Unimpaired on the Effective Date in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the Holder of an Allowed Class 2 Claim to demand or receive payment of such Allowed Class 2 Claim prior to the stated maturity of such Allowed Class 2 Claim from and after the occurrence of a default; or

(ii) be paid in full in Cash in an amount equal to such Allowed Class 2 Claim, including postpetition interest, if any, on such Allowed Class 2 Claim required to be paid pursuant to section 506 of the Bankruptcy Code, on the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of (i) 30 days after the date when a Class 2 Claim becomes an Allowed Class 2 Claim or (ii) 30 days after the date when a Class 2 Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Class 2 Claim.

Nothing in Article 4.2 or elsewhere in the Plan shall preclude the Reorganized Debtors, as applicable, from challenging the validity of any alleged Lien or any asset of the Debtors or the value of the property that secures any alleged Lien.

Class 2 is Unimpaired, and Holders of Allowed Class 2 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class 2 Claims are not entitled to vote to accept or reject the Plan.

(c) Class 3 – Euro Notes Guaranty Claims

Class 3 consists of all Euro Notes Guaranty Claims.

Except to the extent that a Holder of an Allowed Class 3 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 3 Claim, on the Effective Date, each such Holder of an Allowed Class 3 Claim shall have its Allowed Class 3 Claim Reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the Holder of an Allowed Class 3 Claim to demand or receive payment of such Allowed Class 3 Claim prior to the stated maturity of such Allowed Class 3 Claim from and after the occurrence of a default.

Class 3 is Unimpaired, and Holders of Allowed Class 3 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class 3 Claims are not entitled to vote to accept or reject the Plan.

(d) Class 4 – Secured Notes Claims

Class 4 consists of all Secured Notes Claims.

Except to the extent that a Holder of an Allowed Class 4 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class 4 Claim, on the Effective Date, each Holder of an Allowed Class 4 Claim shall receive on account of such Holder’s Secured Notes Claims its Pro Rata share, based on the aggregate amount of Allowed Class 4 Claims, of the New Quiksilver Common Stock subject to dilution in accordance with the New Quiksilver Common Stock Allocation.

For the avoidance of doubt, Holders of Allowed Class 4 Claims shall be deemed to have waived, and not be entitled to any distribution under the Plan on account of, their Secured Notes Deficiency Claims; provided, however, that the foregoing waiver shall be effective only in respect of the Plan, and the Secured Noteholders reserve their rights to assert, or otherwise receive a distribution on account of, their Secured Notes Deficiency Claims in respect of any other chapter 11 plan filed in the Chapter 11 Cases.

Class 4 is Impaired and Holders of Allowed Class 4 Claims are entitled to vote to accept or reject the Plan.

(e) Class 5-A – Unsecured Notes Claims

Class 5-A consists of all Unsecured Notes Claims.

Except to the extent that a Holder of an Allowed Class 5-A Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class 5-A Claim, on the Initial Distribution Date, each Holder of an Allowed Class 5-A Claim shall receive its Pro Rata share, based on the aggregate amount of Allowed Class 5-A Claims, of the Notes Cash Consideration.

Class 5-A is Impaired and Holders of Allowed Class 5-A Claims are entitled to vote to accept or reject the Plan.

(f) Class 5-B – General Unsecured Claims

Class 5-B consists of all General Unsecured Claims.

Except as otherwise provided in and subject to Article 9.5 of the Plan, and except to the extent that a Holder of an Allowed Class 5-B Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class 5-B Claim, each Holder of an Allowed Class 5-B Claim shall receive its Pro Rata share, based on the aggregate amount of Allowed Class 5-B Claims, of the GUC Cash Consideration on the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of (i) 30 days after the date when a Class 5-B Claim becomes an Allowed Class 5-B Claim or (ii) 30 days after the date when a Class 5-B Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Class 5-B Claim.

Class 5-B is Impaired and Holders of Allowed Class 5-B Claims are entitled to vote to accept or reject the Plan.

(g) Class 6 – Intercompany Claims

Class 6 consists of all Intercompany Claims.

On the Effective Date, all net Allowed Class 6 Claims (taking into account any setoffs of Intercompany Claims) held by the Debtors between and among the Debtors and/or any Affiliates of the Debtors shall, at the election of the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, be either (i) Reinstated, or (ii) released, waived, and discharged.

Class 6 is Unimpaired, and Holders of Allowed Class 6 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class 6 Claims are not entitled to vote to accept or reject the Plan.

(h) Class 7 – Intercompany Interests

Class 7 consists of all Intercompany Interests.

On the Effective Date, all Class 7 Interests held by the Debtors shall, at the election of the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, be either (i) Reinstated, or (ii) deemed automatically cancelled, released, and extinguished.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of New Quiksilver Common Stock, and in exchange for the Debtors’ and

Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, any Interest in any non-Debtor subsidiary owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

Class 7 is Unimpaired, and Holders of Class 7 Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 7 Interests are not entitled to vote to accept or reject the Plan.

(i) Class 8 – Subordinated Claims

Class 8 consists of all Claims under Bankruptcy Code sections 510(b) and (c).

Holders of Allowed Class 8 Claims shall not receive any distributions on account of such Allowed Class 8 Claims, and on the Effective Date, all Allowed Class 8 Claims shall be released, waived, and discharged.

Class 8 is Impaired, and Holders of Allowed Class 8 Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Class 8 Claims are not entitled to vote to accept or reject the Plan.

(j) Class 9 – Interests in Quiksilver

Class 9 consists of all Interests in Quiksilver.

On the Effective Date, Allowed Class 9 Interests shall be deemed automatically cancelled, released, and extinguished without further action by the Debtors or the Reorganized Debtors and the obligations of the Debtors and the Reorganized Debtors thereunder shall be discharged.

Class 9 is Impaired, and Holders of Allowed Class 9 Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Class 9 Interests are not entitled to vote to accept or reject the Plan.

D.	Acceptance

1.	Classes Entitled to Vote

Classes 4, 5-A, and 5-B are Impaired and are entitled to vote to accept or reject the Plan. By operation of law, Classes 1, 2, 3, 6, and 7 are Unimpaired and are deemed to have accepted the Plan and, therefore, is not entitled to vote. By operation of law, Classes 8 and 9 are deemed to have rejected the Plan and are not entitled to vote.

2.	Acceptance by Impaired Classes.

An Impaired Class of Claims shall have accepted the Plan if, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code, (a) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan and (b) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan.

3.	Elimination of Classes.

To the extent applicable, any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of commencement of the Confirmation Hearing, for all Debtors or with respect to any particular Debtor shall be deemed to have been deleted from this Plan for all Debtors or for such particular Debtor, as applicable, for purposes of (a) voting to accept or reject the Plan and (b) determining whether it has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code. In particular, Class 9 shall exist only with respect to Quiksilver, Class 4 shall exist only with respect to the Debtors which are obligors under the Secured Notes Documents, Class 5-A shall exist only with respect to Debtors which are obligors under the Unsecured Notes Documents, and Class 5-B shall exist only with respect to Quiksilver, QS Wholesale, Inc., DC Shoes, Inc., and QS Retail, Inc.

4.	Deemed Acceptance if No Votes Cast.

If no Holders of Claims eligible to vote in a particular Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the Holders of such Claims in such Class.

5.	Cramdown.

To the extent necessary, the Debtors shall request confirmation of the Plan, as it may be modified from time to time in accordance with the terms of the Plan, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify, amend, or withdraw the Plan, with respect to all Debtors or any individual Debtor or group of Debtors, with the consent of the Plan Sponsor, to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

E.	Means for Implementation of the Plan

1.	Substantive Consolidation

The Plan contemplates and is predicated upon deemed substantive consolidation of the Debtors’ Estates and Chapter 11 Cases for distribution purposes only. On the Effective Date, each Claim Filed or to be Filed against any Debtor shall be deemed Filed only against Quiksilver and shall be deemed a single Claim against and a single obligation of Quiksilver, for distribution purposes only. This limited substantive consolidation effected pursuant to Article 6.1 of the Plan shall not otherwise affect the rights of any Holder of any Claim, or affect the obligations of any Debtor with respect to such Claim.

2.	General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provision of the Plan shall constitute good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

3.	Plan Funding

Distributions under the Plan, and the Reorganized Debtors’ operations post-Effective Date, will be funded from the following sources:

(a) Exit Facility. On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, the final form and substance of which shall be acceptable to the Reorganized Debtors and the Plan Sponsor. Confirmation shall be deemed approval of the Exit Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the Exit Facility documents and such other documents as the Exit Lenders may reasonably require to effectuate the treatment afforded to such lenders pursuant to the Exit Facility, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such Exit Facility.

(b) Rights Offerings. On the Effective Date, the Reorganized Debtors shall consummate the Rights Offerings, the terms of which are set forth in the Rights Offering Procedures and summarized in this Disclosure Statement. Each Holder of an Allowed Class 4 Claim which is an Eligible Holder, or its affiliated Eligible Affiliate, will be given the opportunity to participate in the Rights Offerings, subject to such Entity’s execution and delivery of an Eligible Offeree Certification in accordance with the Rights Offering Procedures.

(c) Plan Sponsor and Backstop Parties Commitments. On or before the Effective Date, the Plan Sponsor shall fulfill its funding obligations under the Plan Sponsor Agreement and the Backstop Parties shall fulfill their funding obligations under the Backstop Commitment Letter, including funding the Unsecured Cash Consideration and backstopping the Rights Offerings, respectively.

(d) Secured Notes Deficiency Claim. Effective as of the Effective Date, Secured Noteholders shall be deemed to have waived their Secured Notes Deficiency Claims.

(e) Other Plan Funding. Other than as set forth in Articles 6.3(a), 6.3(b), and 6.3(c) of the Plan, all Cash necessary for the Reorganized Debtors to make payments required by the Plan shall be obtained from the Debtors’ Cash balances then on hand, after giving effect to the transactions contemplated by the Plan.

4.	Authorization and Issuance of New Quiksilver Common Stock

(a) On the Effective Date, Reorganized Quiksilver shall authorize and issue the New Quiksilver Common Stock in accordance with the New Quiksilver Common Stock Allocation. Distribution of New Quiksilver Common Stock hereunder shall constitute issuance of 100% of the New Quiksilver Common Stock and shall be deemed issued on the Effective Date. The issuance of New Quiksilver Common Stock by Reorganized Quiksilver, including options for the purchase thereof or other equity awards, if any, providing for the issuance of New Quiksilver Common Stock, is authorized without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable.

(b) The New Quiksilver Common Stock issued under the Plan shall be issued in accordance with the New Quiksilver Common Stock Allocation and subject to economic and legal dilution from (i) the Rights Offerings (including as to any New Quiksilver Common Stock issued under the Backstop Commitment Letter) and (ii) any other shares of New Quiksilver Common Stock issued after the Effective Date.

(c) All of the shares of New Quiksilver Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable, and the Holders of New Quiksilver Common Stock shall not be required to execute the New Shareholders Agreement before receiving their respective distributions of New Quiksilver Common Stock under the Plan. Any such Entities who do not execute the New Shareholders Agreement shall be automatically deemed to have accepted the terms of the New Shareholders Agreement (in their capacity as shareholders of Reorganized Quiksilver) and to be parties thereto without further action. The New Shareholders Agreement shall be adopted on the Effective Date and shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Quiksilver Common Stock shall be bound thereby.

(d) On the Effective Date, none of the New Quiksilver Common Stock will be registered under the Securities Act or listed on a national securities exchange, the Reorganized Debtors will not be reporting companies under the Exchange Act, the Reorganized Debtors shall not be required to and will not file reports with the Securities and Exchange Commission or any other entity or party, and the Reorganized Debtors shall not be required to file monthly operating reports with the Bankruptcy Court after the Effective Date. In order to prevent the Reorganized Debtors from becoming subject to the reporting requirements of the Exchange Act, except in connection with a public offering, the New Corporate Governance Documents may impose certain trading restrictions, and the New Quiksilver Common Stock will be subject to certain transfer and other restrictions pursuant to the New Corporate Governance Documents designed to maintain the Reorganized Debtors as private, non-reporting companies. Notwithstanding the foregoing, the Reorganized Debtors shall continue to comply with any reporting or other requirements under the Euro Notes Indenture.

5.	Exemptions from Securities Act Registration Requirements

The offering, issuance, and distribution of any Securities pursuant to the Plan and the Rights Offerings and any and all settlement agreements incorporated therein will be exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, or any other available exemption from registration under the Securities Act, as applicable. Section 4(a)(2) of the Securities Act exempts transactions not involving a public offering, and section 506 of Regulation D of the Securities Act provides a safe harbor under section 4(a)(2) for transactions that meet certain requirements. In addition, under section 1145 of the Bankruptcy Code, if applicable, any Securities issued pursuant to the Plan and any and all settlement agreements incorporated therein will be freely transferable under the Securities Act by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, (2) the restrictions, if any, on the transferability of such Securities and instruments, including restrictions contained in the Backstop Commitment Letter or in the governing documents to such Securities, and (3) any other applicable regulatory approval. In reliance upon these exemptions, the offer, issuance, and distribution of Securities will not be registered under the Securities Act or any applicable state Blue Sky Laws, and may not be transferred, encumbered or otherwise disposed of in the absence of such registration or an exemption therefrom under the Securities Act or under such laws and regulations thereunder. Accordingly, the Securities may be subject to restrictions on transfer as set forth in the governing documents to such Securities or otherwise. New Quiksilver Common Stock will bear a legend relating to the transfer restrictions, including those arising under the New Corporate Governance Documents applicable to such stock.

6.	Cancellation of Old Quiksilver Securities and Agreements

On the Effective Date, except with respect to the Euro Notes Guaranty Claims or as otherwise specifically provided for in the Plan, (a) the Old Quiksilver Securities and any other note, bond, indenture, Certificate, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (including the Indentures), shall be cancelled and (b) the obligations of, Claims against, and/or Interests in Quiksilver under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Old Quiksilver Securities, and any other note, bond, indenture, Certificate, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, as the case may be, shall be released and discharged and cancelled; provided, however, that (i) the Class 7 Intercompany Interests shall be treated as set forth in Article 4.8 of the Plan and (ii) any agreement (including the Indentures) that governs the rights of a Holder of a Claim and that is administered by a Servicer shall continue in effect solely for the purposes of allowing such Servicer to (x) make the distributions on account of such Claims under the Plan as provided for in Article 9.4 of the Plan and (y) maintain and exercise their Charging Lien or other right to priority payment against distributions under the Plan on account of the Servicer’s fees and expenses owed to the Servicers under the terms of the Indentures. For the avoidance of doubt, fees and expenses owed to Servicers for any distributions made to Holders of Class 4 Claims shall be payable by the Reorganized Debtors in Cash; and distributions made to Holders of Class 5-A Claims shall remain subject to any Charging Lien maintained by any Servicers under the Unsecured Notes Documents.

7.	Issuance of New Securities; Execution of Plan Documents

Except as otherwise provided in the Plan, on or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue all Securities, notes, instruments, Certificates, and other documents required to be issued pursuant to the Plan.

8.	Continued Corporate Existence

(a) Except as otherwise provided in the Plan, including subsection (c) below, the Debtors shall continue to exist after the Effective Date as separate entities, the Reorganized Debtors, with all the powers of corporations under applicable law in the jurisdictions in which the Debtors are incorporated and pursuant to their certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organization documents are amended and restated by the Plan, including pursuant to Article 6.1 of the Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. To the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan without any further notice to or action, order, or approval of the Bankruptcy Court or any other court of competent jurisdiction (other than the requisite filings required under applicable state, provincial, or federal law).

(b) Except as otherwise provided in the Plan, the continued existence, operation, and ownership of Affiliates is a material component of the business of the Debtors and the Reorganized Debtors, as applicable, and, as set forth in Article 10.1 of the Plan, all of the Debtors’ equity interests and other property interests in such Affiliates shall vest in the Reorganized Debtors or their successors on the Effective Date.

9.	Restructuring Transactions

(a) On or following the Confirmation Date, the Debtors, with the consent of the Plan Sponsor, or Reorganized Debtors, as the case may be, shall take such actions as may be necessary or appropriate to effect the relevant restructuring transactions as set forth in the Plan and the Plan Transaction Documents, and may take other actions on or after the Effective Date. The anticipated post-Effective Date structure of the Reorganized Debtors shall be provided with the Plan Supplement.

(b) Prior to, on, or after the Effective Date, and pursuant to the Plan, the Reorganized Debtors shall enter into the restructuring transactions described in the Plan and in this Disclosure Statement and the Plan Transaction Documents. Subject to the Plan Sponsor Agreement, the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, shall take any actions as may be necessary or appropriate to effect a restructuring of the Debtors’ businesses or the overall organizational structure of the Reorganized Debtors. The restructuring transactions may include one or more restructurings, conversions, or transfers as may be determined by the Debtors, with the consent of the Plan Sponsor, to be necessary or appropriate. The actions taken by the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, to effect the restructuring transactions may include: (i) the execution, delivery, adoption, and/or amendment of appropriate agreements or other documents of restructuring, conversion, disposition, or transfer containing terms that are consistent with the terms of the Plan, this Disclosure Statement, the Plan Transaction Documents, and any ancillary documents and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable parties may agree; (ii) the execution, delivery, adoption, and/or amendment of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, this Disclosure Statement, the Plan Transaction Documents, and any ancillary documents and having other terms for which the applicable parties may agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, or conversion pursuant to applicable state law, including but not limited to the amended certificate of incorporation and by-laws; (iv) the cancellation of shares and warrants; and (v) all other actions that the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, determine to be necessary, desirable, or appropriate to implement, effectuate, and consummate the Plan or the restructuring transactions contemplated by the Plan, including making filings or recordings that may be required by applicable state law in connection with the restructuring transactions.

(c) Notwithstanding the foregoing, the following Debtors shall be dissolved upon the Effective Date: DC Direct, Inc., Fidra, Inc., Mt. Waimea, Inc., Q.S. Optics, Inc., Quiksilver Entertainment, Inc., and Quiksilver Wetsuits, Inc. Such Debtors are deemed to be dissolved without any further notice to or action, order, or approval of the Bankruptcy Court or any other court of competent jurisdiction (other than the requisite filings required under applicable state, provincial, or federal law, if any). Any Claim arising as a result of such dissolutions shall receive the applicable treatment under the Plan.

10.	Rights Offerings

The Debtors and the Plan Sponsor shall implement and conduct the Rights Offerings in accordance with the Backstop Commitment Letter, the Rights Offering Procedures, and the Plan Sponsor Agreement. The Rights Offerings shall be open solely to Eligible Offerees who submit an Eligible Offeree Certification, vote to accept the Plan, and do not opt out of the releases contained in Article 10.5 of the Plan. The Rights Offerings shall consist of a distribution of subscription rights to participate in the Rights Offerings on a Pro Rata basis in proportion to the principal amount of Secured Notes Claims such Eligible Offeree (or with respect to Eligible Affiliates, its affiliate) holds on the applicable record date. The Backstop Parties will backstop, in accordance with the Backstop Commitment Letter, up to $122.5 million of the Exit Rights Offering and up to €50.0 million of the Euro Notes Rights Offering and shall receive incremental consideration of 5.0% of each Rights Offering amount to be paid-in-kind with additional New Quiksilver Common Stock or cash as set forth in the Backstop Commitment Letter and in accordance with the New Quiksilver Common Stock Allocation.

11.	New Corporate Governance Documents

The New Corporate Governance Documents shall be adopted and amended as may be required so that they are consistent with the provisions of the Plan and otherwise comply with section 1123(a)(6) the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate the New Corporate Governance Documents and other constituent documents as permitted by applicable state corporation law and their charters and bylaws.

12.	Directors and Officers of the Reorganized Debtors

On the Effective Date, the term of the current members of the board of directors of Quiksilver shall expire, and the New Board as determined by the Plan Sponsor, shall be appointed. On the Effective Date, the term of the current members of the boards of directors of the Subsidiary Debtors shall expire, and the New Subsidiary Debtor Boards as selected by the Plan Sponsor, shall be appointed. On and after the Effective Date, each director or officer of the Reorganized Debtors shall serve pursuant to the terms of the New Corporate Governance Documents and applicable state corporation law.

13.	Corporate Action

Each of the matters provided for under the Plan involving the corporate structure of the Debtors or the Reorganized Debtors or corporate action to be taken by or required of the Debtors or the Reorganized Debtors shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan, and shall be authorized, approved, and to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of the Debtors or the Reorganized Debtors. Such actions may include (a) the adoption and filing of the New Corporate Governance Documents, (b) the appointment of the New Board and the New Subsidiary Debtor Boards, (c) the issuance and distribution of New Quiksilver Common Stock, and (d) entry into the Exit Facility.

14.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers thereof and members of the New Board and the New Subsidiary Debtor Boards, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, or to otherwise comply with applicable law, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.

15.	Employment, Retirement, and Other Agreements and Employee Compensation Plans

(a) Employment Agreements. The Debtors (with the consent of the Plan Sponsor) shall assume or reject employment, severance (change in control), retirement, indemnification or other agreements with their pre-Effective Date directors, officers, managing members and employees in accordance with the provisions of Article VII of the Plan. The Reorganized Debtors may enter into new employment arrangements and/or change in control agreements with the Debtors’ officers who continue to be employed after the Effective Date; provided, however, that to enter into or to obtain the benefits of any such employment agreement, such executive officer must contractually waive and release all pre-existing claims, including those arising from pre-existing employment, change in control or other employment-related agreements and/or benefits under certain pre-existing compensation and benefit arrangements. On the Effective Date, the Reorganized Debtors may adopt, approve, and authorize the new employment arrangement and/or change in control agreement with respect to such officers of the Reorganized Debtors without further action, order, or approval of the New Board or the New Subsidiary Debtor Boards.

(b) Other Incentive Plans and Employee Benefits. Unless otherwise specified in the Plan, and except in connection and not inconsistent with Article 6.16 of the Plan on and after the Effective Date, the Reorganized Debtors shall have the sole discretion to (a)

amend, adopt, assume, and/or honor, in the ordinary course of business or as otherwise provided in the Plan, any contracts, agreements, policies, programs, and plans for, among other things, compensation, pursuant to the terms thereof or hereof, including any incentive plan, 401(k) plan, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation benefits, life insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of the Debtors who served in such capacity from and after the Petition Date, and (b) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date.

After the Effective Date, subject to the Reorganized Debtors’ rights, if any, under applicable non-bankruptcy law, unless otherwise ordered by the Bankruptcy Court, the Reorganized Debtors shall continue to pay all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to Confirmation, for the duration of the period the Debtors have obligated themselves to provide such benefits.

As soon as reasonably practicable after the Effective Date, the New Board shall adopt and implement the MIP.

16.	Preservation Of Causes Of Action

In accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors shall retain and may (but are not required to) enforce all rights to commence and pursue any and all Causes of Action that are not released pursuant to Article 10.4 of the Plan or an order of the Bankruptcy Court, whether arising before or after the Petition Date, including any actions or categories of actions specifically enumerated in a list of retained Causes of Action contained in the Plan Supplement, and such Causes of Action shall vest in the Reorganized Debtors as of the Effective Date. The Debtors or the Reorganized Debtors, in their sole and absolute discretion, shall determine whether to bring, settle, release, compromise, or enforce such Causes of Action (or decline to do any of the foregoing), and shall not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successor holding such rights of action. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or this Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or an order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or consummation of the Plan; provided, however, solely with respect to Avoidance Actions, only those Avoidance Actions specifically enumerated in a list of retained Causes of Action contained it the Plan Supplement shall vest in the Reorganized Debtors, and all other Avoidance Actions shall be waived and otherwise released.

17.	Reservation of Rights

With respect to any Avoidance Actions that the Debtors abandon in accordance with Article 6.17 of the Plan, the Debtors and the Reorganized Debtors, as applicable, reserve all rights, including the right under section 502(d) of the Bankruptcy Code, with the consent of the Plan Sponsor, to use defensively the abandoned avoidance cause of action as a basis to object to all or any part of a claim against any Estate asserted by a creditor which remains in possession of, or otherwise obtains the benefit of, the avoidable transfer.

18.	Exemption from Certain Transfer Taxes and Recording Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment to the fullest extent contemplated by section 1146(a) of the Bankruptcy Code, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

19.	Insured Claims

Notwithstanding anything to the contrary contained in the Plan, to the extent the Debtors have insurance with respect to any Allowed General Unsecured Claim, the Holder of such Allowed Claim shall (a) be paid any amount from the proceeds of insurance to the extent that the Claim is insured, and (b) receive the treatment provided for in the Plan for Allowed General Unsecured Claims to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Claim

F.	Unexpired Leases and Executory Contracts

1.	Rejection of Executory Contracts and Unexpired Leases

(a) Automatic Rejection. Except as otherwise provided in the Plan, each Executory Contract and Unexpired Lease shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such Executory Contract or Unexpired Lease: (i) is listed on the Schedule of Assumed Executory Contracts and Unexpired Leases contained in the Plan Supplement; (ii) has been previously assumed or rejected by the Debtors by Final Order of the Bankruptcy Court or has been assumed by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date; (iii) is the subject of a motion to assume or reject pending as of the Effective Date; or (iv) is otherwise assumed pursuant to the terms of the Plan.

The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

Counterparties to Executory Contracts or Unexpired Leases that are deemed rejected as of the Effective Date shall have the right to assert any Claim on account of the rejection of such Executory Contracts or Unexpired Leases subject to compliance with the requirements herein.

(b) Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases. Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or the Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts.

(c) Claims Procedures Related to Rejection of Executory Contracts or Unexpired Leases. Unless otherwise provided by a Bankruptcy Court order, any proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Claims and Solicitation Agent no later than 30 days after the later of the Effective Date or the effective date of rejection. Any proofs of Claim arising from the rejection of the Executory Contracts or Unexpired Leases that are not timely filed shall be disallowed automatically and forever barred, estopped, and enjoined from assertion and shall not be enforceable against the Debtors or the Reorganized Debtors, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims.

(d) Reservation of Rights. Notwithstanding anything to the contrary herein, prior to the Effective Date, the Debtors, with the consent of the Plan Sponsor, may amend their decision with respect to the rejection of any Executory Contract or Unexpired Lease.

2.	Assumption of Executory Contracts and Unexpired Leases

(a) Except as otherwise provided herein, each Executory Contract and Unexpired Lease listed on the Schedule of Assumed Executory Contracts and Unexpired Leases shall be assumed, or assumed and assigned, as applicable, and shall vest in and be fully enforceable by the Reorganized Debtors or its assignee in accordance with its terms, except as modified by the provisions of this Plan or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. With respect to each such Executory Contract and Unexpired Lease listed on the Schedule of Assumed Executory Contracts and Unexpired Leases, the Debtors, with the consent of the Plan Sponsor, shall designate a proposed Cure, and the assumption of such Executory Contracts and Unexpired Leases may be conditioned upon the disposition of all issues with respect to such Cure.

The Confirmation Order will constitute an order of the Bankruptcy Court approving such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective

Date. To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan (including any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Reorganized Debtors’ assumption of such Executory Contract or Unexpired Lease, then such provision shall be deemed modified such that the transactions contemplated by the Plan will not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Each Executory Contract and Unexpired Lease assumed pursuant to Article 7.2 of the Plan will revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

(b) Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated pursuant to the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(c) Proofs of Claim Based on Executory Contracts or Unexpired Leases that Have Been Assumed. Any and all proofs of Claims based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including hereunder, except proofs of Claims asserting Cure amounts, pursuant to the order approving such assumption, including the Confirmation Order, shall be deemed disallowed and expunged from the claims register as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court.

(d) Cure Procedures and Payments Related to Assumption of Executory Contracts and Unexpired Leases. With respect to each of the Executory Contracts or Unexpired Leases assumed hereunder, the Debtors shall designate a proposed Cure, and the assumption of such Executory Contract or Unexpired Lease shall be conditioned upon the disposition of all issues with respect to Cure. Except as otherwise set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases in the Plan Supplement, the Cure Amount with respect to each of the Executory Contracts or Unexpired Leases assumed hereunder is designated by the Debtors as zero dollars ($0), subject to the determination of a different Cure Amount pursuant to the objection procedures set forth in the Plan and in the Cure Notices. Except with respect to Executory Contracts and Unexpired Leases for which the Cure is $0, the Cure shall be satisfied by the Reorganized Debtors or their assignee, if any, by payment of the Cure in Cash within 30 days following the occurrence of the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as may be ordered by the Bankruptcy Court or agreed upon by the parties to the applicable Executory Contract or Unexpired Lease without any further notice to or action, order, or approval of the Bankruptcy Court.

Any provisions or terms of the Executory Contracts or Unexpired Leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure, or by an agreed-upon waiver of Cure. If there is a dispute regarding such Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, reserve the right either to reject or nullify the assumption of any Executory Contract or Unexpired Lease after a Final Order determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease is made.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

(e) Cure Notices. No later than 14 days before the Confirmation Hearing, the Debtors shall serve upon counterparties to such Executory Contracts and Unexpired Leases a Cure Notice, which shall be in form and substance acceptable to the Plan Sponsor, that will (i) notify the counterparty of the proposed assumption, (ii) list the applicable Cure, if any, set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases, (iii) describe the procedures for filing objections to the proposed assumption or assumption and assignment of the applicable Executory Contract or Unexpired Lease, (iv) describe the procedures for filing objections to the proposed Cure of the applicable Executory Contract or Unexpired Lease, and (v) explain the process by which related disputes will be resolved by the Bankruptcy Court. If no objection is timely received, (x) the non-Debtor party to the Assumed Contract shall be deemed to have consented to the assumption of the applicable Executory Contract or Unexpired Lease and shall be forever barred from asserting any objection with regard to such assumption, and (y) the proposed Cure shall be controlling, notwithstanding anything to the contrary in any applicable Executory Contract or Unexpired Lease or other document as of the date of the filing of the Plan, and the non-Debtor party to an applicable Executory Contract or Unexpired Lease shall be deemed to have consented to the Cure Amount and shall be forever barred from asserting, collecting, or seeking to collect any additional amounts relating thereto against the Debtors or the Reorganized Debtors, or the property of any of them. For the avoidance of doubt, all proposed Cures shall be reasonably acceptable to the Plan Sponsor.

(f) Cure Objections. If a proper and timely objection to the Cure Notice or proposed Cure was filed by the Cure Objection Deadline, the Cure shall be equal to (i) the amount agreed to between the Debtors, with the consent of the Plan Sponsor, or Reorganized Debtors, as applicable, and the applicable counterparty, or, (ii) to the extent the Debtors or Reorganized Debtors and counterparty do not reach an agreement regarding any Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. Objections, if any, to the proposed assumption and/or Cure must be in writing, filed with the Bankruptcy Court and served in hard-copy form on the parties identified in the Cure Notice so that they are actually received by the Cure Objection Deadline.

(g) Hearing with Respect to Objections. If an objection to the proposed assumption and/or to the Cure is timely filed and received in accordance with the procedures set forth in Article 7.1(d) of the Plan, and the parties do not reach a consensual resolution of such objection, a hearing with respect to such objection shall be held at such time scheduled by the Bankruptcy Court or the Debtors or Reorganized Debtors. Objections to the proposed Cure Amount or assumption of an Executory Contract or Unexpired Lease will not be treated as objections to Confirmation of the Plan.

(h) Reservation of Rights. Notwithstanding anything to the contrary in the Plan, prior to the Effective Date, the Debtors, with the consent of the Plan Sponsor, may amend their decision with respect to the assumption of any Executory Contract or Unexpired Lease and provide a new notice amending the information provided in the applicable notice. In the case of an Executory Contract or Unexpired Lease designated for assumption that is the subject of a Cure Objection which has not been resolved prior to the Effective Date, the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, may designate such Executory Contract or Unexpired Lease for rejection at any time prior to the payment of the Cure.

3.	Insurance Policies

(a) Notwithstanding anything to the contrary in this Disclosure Statement, the Plan, the Plan Documents, the Plan Supplement, the Confirmation Order, any other document related to any of the foregoing or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening or grants an injunction or release, including, but not limited to, the injunctions set forth in Article 10.7 of the Plan): (a) on the Effective Date, the Reorganized Debtors shall assume all insurance policies, as amended or modified, issued or providing coverage at any time to the Debtors, their affiliates or predecessors of any of the foregoing and all agreements related thereto, as amended or modified (such policies and agreements, collectively, the “Insurance Contracts”); (b) nothing in this Disclosure Statement, the Plan, the Plan Documents, the Plan Supplement or the Confirmation Order alters, modifies or otherwise amends the terms and conditions of (or the coverage provided by) any of the Insurance Contracts or releases or discharges the security interest and/or liens insurers and third party administrators have on any collateral and/or security, except that as of the Effective Date, the Reorganized Debtors shall become and remain liable for all of the Debtors’ obligations and liabilities thereunder regardless of whether such obligations and liabilities arise before or after the Effective Date, provided, however that the Debtors or Reorganized Debtors, as applicable, shall retain the right to challenge any amounts owed under the Insurance Contracts in accordance with their terms, and the rights and obligations of the parties under the Insurance Contracts, whether or not such Insurance Contracts are executory or were in effect before or after the Petition Date, shall remain fully enforceable by the parties after the Effective Date of this Plan; (c) nothing in the Disclosure Statement, the Plan, the Plan Documents, Plan Supplement, the Confirmation Order, any prepetition or administrative claim bar date order (or notice) or claim objection order alters or modifies the duty, if any, that the insurers and/or third party administrators have to pay claims covered by the Insurance Contracts and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor in accordance with the terms of the Insurance Contracts; (d) insurers and third party administrators shall not need to nor be required to file or serve a Cure Dispute or a request, application, claim, proof of claim or motion for payment and shall not be subject to any Bar Date or similar deadline governing Cure Amounts or Claims; (e) the claims of insurers and/or third party administrators (whether arising before or after the Effective Date) under Insurance Contracts shall be paid in full in the ordinary course by the Debtors (or, after the Effective Date, the Reorganized Debtors), whether as an Allowed Administrative Claim or otherwise regardless of when such amounts are or shall become liquidated, due or paid and shall not be released or discharged by the Plan or the Confirmation Order; and (f) the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article 10.7 of the Plan, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit: (A) claimants with valid claims covered by any of the Insurance Contracts (“Insured Claims”) to proceed with their claims; (B) insurers and/or third party administrators to administer, handle, defend, settle, and/or pay, in the ordinary course of business and subject to the terms of the Insurance Contracts, without further order of the Bankruptcy Court, (i) all Insured Claims, and (ii) all costs in relation to each of the foregoing; (C) the insurers and/or third party administrators to draw against any or all of any collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) to the applicable insurers and/or third party administrators and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) in accordance with the terms of the Insurance Contracts, and (D) the insurers and/or third party administrators to (i) cancel any policies under the Insurance Contracts, and (ii) take other actions relating thereto, to the extent permissible under applicable non-bankruptcy law, each in accordance with the terms of the Insurance Contracts.

(b) The Debtors or the Reorganized Debtors, as the case may be, shall maintain D&O Insurance providing coverage for those indemnitees currently covered by such policies for the remaining term of such policy and shall maintain runoff policies or tail coverage under policies in existence as of the Effective Date for a period of six years after the Effective Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such indemnitees based upon any act or omission related to such indemnitee’s service with, for, or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors.

4.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by the Debtors, and any Executory Contracts and Unexpired Leases assumed by the Debtors, may be performed by the Reorganized Debtors in the ordinary course of business and in accordance with the terms thereof.

5.	General Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease on the Schedule of Assumed Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtors, or any of their Affiliates, has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.	Procedures for Resolving Disputed Claims and Interests

1.	Determination Of Claims and Interests

After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses the Debtors had with respect to any Claim or Interest immediately prior to the Effective Date, including the Causes of Action retained pursuant to Article 6.17 of the Plan, except with respect to any Claim or Interest deemed Allowed under the Plan.

Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim or Interest shall become an Allowed Claim or Interest unless and until such Claim or Interest is deemed Allowed or the Bankruptcy Court has entered a Final Order, including the Confirmation Order, in the Chapter 11 Cases allowing such Claim or Interest. All settled Claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court, pursuant to Bankruptcy Rule 9019 or otherwise, shall be binding on all parties. For the avoidance of doubt, any Claim determined and liquidated pursuant to (a) an order of the Bankruptcy Court or (b) applicable non-bankruptcy law (which determination has not been stayed, reversed, or amended and as to which determination or any revision, modification, or amendment thereof as to which the time to appeal or seek review or rehearing has expired and no appeal or petition for review or rehearing was filed or, if filed, remains pending) shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan.

Nothing contained in Article 8.1 of the Plan shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors or the Reorganized Debtors may have against any Entity in connection with or arising out of any Claim, including any rights under section 157(b) of title 28 of the United States Code.

2.	Claims Administration Responsibility

Except as otherwise specifically provided for in the Plan, after the Effective Date, the Reorganized Debtors shall retain responsibility for (a) administering, disputing, objecting to, compromising, or otherwise resolving all Claims against, and Interests in, the Debtors, including (i) filing, withdrawing, or litigating to judgment objections to Claims or Interests, (ii) settling or compromising any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court, and (iii) administering and adjusting the claims register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court, and (b) making distributions (if any) with respect to all Claims and Interests.

3.	Objections to Claims

Unless otherwise extended by the Bankruptcy Court, any objections to Claims (other than Administrative Claims) shall be served and filed on or before the Claims Objection Deadline (or such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtors without further notice to parties-in-interest). Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the Holder of the Claim if the Debtors or the Reorganized Debtors effect service in any of the following manners: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, (b) to the extent counsel for a Holder of a Claim or Interest is unknown, by first class mail, postage prepaid, on the signatory on the proof of Claim or other representative identified on the proof of Claim or any attachment thereto (or at the last known addresses of such Holders of Claims if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address), or (c) by first class mail, postage prepaid, on any counsel that has appeared on behalf of the Holder of the Claim in the Chapter 11 Cases and has not withdrawn such appearance.

4.	Disallowance of Claims

EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO, OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THE BANKRUPTCY COURT.

Nothing in the Plan shall in any way alter, impair, or abridge the legal effect of the Bar Date Order, or the rights of the Debtors, the Plan Sponsor, the Reorganized Debtors, the Creditors’ Committee before the Effective Date, or other parties-in-interest to object to Claims on the grounds that they are time barred or otherwise subject to disallowance or modification. Nothing in the Plan shall preclude amendments to timely filed proofs of Claim to the extent permitted by applicable law.

All Claims of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

5.	Estimation of Claims

Before or after the Effective Date, the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate a Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Disputed Claim, including during the litigation of any objection to any Disputed Claim or during the pendency of any appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), without prejudice to the Holder of such Claim’s right to request that estimation should be for the purpose of determining the Allowed amount of such Claim, and the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Disputed Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Plan or the Bankruptcy Court.

6.	No Interest on Disputed Claims

Unless otherwise specifically provided for in the Plan or as otherwise required by section 506(b) of the Bankruptcy Code, postpetition interest shall not accrue or be paid on Claims or Interests, and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim or Interest. Additionally, and without limiting the foregoing, unless otherwise specifically provided for in the Plan or as otherwise required by section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made, when and if such Disputed Claim becomes an Allowed Claim.

7.	Amendments to Claims

On or after the Effective Date, except as otherwise provided in the Plan, a Claim may not be filed or amended without the authorization of the Bankruptcy Court or the Reorganized Debtors, and, to the extent such authorization is not received, any such new or amended Claim filed shall be deemed Disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court.

H.	Provisions Governing Distributions

1.	Time of Distributions

Except as otherwise provided for in the Plan or ordered by the Bankruptcy Court, distributions under the Plan shall be made on the later of (a) Initial Distribution Date or (b) on the first Periodic Distribution Date occurring after the later of, (i) 30 days after the date when a Claim is Allowed or (ii) 30 days after the date when a Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Claim; provided, however, that the Reorganized Debtors may, in their sole discretion, make one-time distributions on a date that is not a Periodic Distribution Date.

2.	Currency

Except as otherwise provided in the Plan or Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate as of Effective Date at 4:00 p.m. prevailing Eastern Time, mid-range spot rate of exchange for the applicable currency as published in the next The Wall Street Journal, National Edition following the Effective Date.

3.	Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Reorganized Debtors as Distribution Agent, or by such other Entity designated by the Reorganized Debtors as a Distribution Agent on the Effective Date. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of the Reorganized Debtors’ duties as Distribution Agent unless otherwise ordered by the Bankruptcy Court. The Distribution Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated by the Plan; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions of the Plan. If the Distribution Agent is an entity other than the Reorganized Debtors, such entity shall be paid its reasonable fees and expenses, including the reasonable fees and expenses of its attorneys or other professionals.

4.	Distribution on Account of Claims Administered by Servicers

Delivery of Distributions to Servicers. In the case of Holders of Claims whose Claims are governed by an agreement and administered by a Servicer, the respective Servicer shall be deemed to be the Holder of such Claims for purposes of distributions to be made hereunder. The Distribution Agent shall make all distributions on account of such Claims to the Servicers or as directed by the Servicers, in the Servicers’ sole discretion. The Servicers shall hold or direct such distributions for the benefit of Holders of such Allowed Claims, as applicable; provided, however, the Servicer shall retain all rights under its respective agreement in connection with delivery of distributions to Claim Holders; and provided further, however, that the Debtors’ and the Reorganized Debtors’ obligations to make distributions pursuant to the Plan shall be deemed satisfied upon delivery of distributions to each Servicer or the entity or entities designated by the Servicers.

5.	Distributions on Account of Claims Allowed After the Effective Date

(a) No Distributions Pending Allowance. No payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order of the Bankruptcy Court, and the Disputed Claim has become an Allowed Claim.

(b) Special Rules for Distributions to Holders of Disputed Claims. Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. All distributions made pursuant to the Plan on account of a Disputed Claim that is later deemed an Allowed Claim by the Bankruptcy Court shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Holders of Allowed Claims included in the applicable Class; provided, however, that no interest shall be paid on account to such Allowed Claims unless required under applicable bankruptcy law.

6.	Delivery Of Distributions

(a) Record Date for Distributions. On the Distribution Record Date, the claims register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record Holders listed on the claims register as of the close of business on the Distribution Record Date. Notwithstanding the foregoing, if a Claim or Interest is transferred less than 20 days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b) Cash Distributions. Distributions of Cash may be made either by check drawn on a domestic bank or wire transfer from a domestic bank, at the option of the Reorganized Debtors, except that Cash payments made to foreign creditors may be made in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

(c) Address for Distributions. Distributions to Holders of Allowed Claims shall be made by the Distribution Agent or the appropriate Servicer (i) at the addresses set forth on the proofs of Claim filed by such Holders of Claims (or at the last known addresses of such Holders of Claims if no proof of Claim is filed or if the Debtors or the Distribution Agent have been notified in writing of a change of address), (ii) at the addresses set forth in any written notices of address changes delivered to the Distribution Agent after the date of any related proof of Claim, (iii) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address, or (iv) in the case of a Holder of a Claim whose Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer. The Debtors, the Reorganized Debtors, and the Distribution Agent shall not incur any liability whatsoever on account of any distributions under the Plan.

(d) Undeliverable Distributions. If any distribution to a Holder of a Claim is returned as undeliverable, no further distributions to such Holder of such Claim shall be made unless and until the Distribution Agent or the appropriate Servicer is notified of then-current address of such Holder of the Claim, at which time all missed distributions shall be made to such Holder of the Claim without interest, dividends, or accruals of any kind on the next Periodic Distribution Date. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed.

(e) Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after such distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revert to and vest in the Reorganized Debtors free of any restrictions thereon, and to the extent such Unclaimed Distribution is New Quiksilver Common Stock, shall be deemed cancelled. Upon vesting, the Claim of any Holder or successor to such Holder with respect to such property shall be cancelled, discharged and forever barred, notwithstanding federal or state escheat, abandoned, or unclaimed property laws to the contrary. The provisions of the Plan regarding undeliverable distributions and Unclaimed Distributions shall apply with equal force to distributions that are issued by the Reorganized Debtors or the Distribution Agent made pursuant to any indenture or Certificate (but only with respect to the initial distribution by the Servicer to Holders that are entitled to be recognized under the relevant indenture or Certificate and not with respect to Entities to whom those recognized Holders distribute), notwithstanding any provision in such indenture or Certificate to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned, or unclaimed property law.

(f) De Minimis Distributions. Notwithstanding any other provision of the Plan to the contrary, the Reorganized Debtors, the Distribution Agent, and any Servicer shall not be required to make a distribution on account of an Allowed Claim if (i) the aggregate amount of all distributions authorized to be made on the Periodic Distribution Date in question is or has a value less than $100,000; provided that the Reorganized Debtors shall make, or cause to be made, a distribution on a Periodic Distribution Date of less than $100,000 if the Reorganized Debtors expect that such Periodic Distribution Date shall be the final Periodic Distribution Date; or (ii) the amount to be distributed to the specific Holder of the Allowed Claim on the particular Periodic Distribution Date does not both (x) constitute a final distribution to such Holder and (y) have a value of at least $50.00.

(g) Fractional Distributions. Notwithstanding any other provision of the Plan to the contrary, the Reorganized Debtors, the Distribution Agent, and any Servicer shall not be required to make partial distributions or distributions of fractional shares of New Quiksilver Common Stock or distributions or payments of fractions of dollars. Whenever any payment or distribution of a fractional share of New Quiksilver Common Stock under the Plan would otherwise be called for, such fraction shall be deemed zero. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

7.	Accrual of Dividends and Other Rights

For purposes of determining the accrual of dividends or other rights after the Effective Date, New Quiksilver Common Stock shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated, or distributed; provided, however, the Reorganized Debtors shall not pay any such dividends or distribute such other rights, if any, until after distributions of New Quiksilver Common Stock actually take place.

8.	Surrender of Securities or Instruments

As soon as practicable after the Effective Date, each Secured Noteholder and Unsecured Noteholder shall surrender its note(s) to the relevant Indenture Trustee, or in the event such note(s) is held in the name of, or by a nominee of, the DTC, the Reorganized Debtors shall seek the cooperation of the DTC to provide appropriate instructions to the Indenture Trustees. No distributions under the Plan shall be made for or on behalf of such Holder unless and until such note(s) is received by the applicable Indenture Trustee or the loss, theft or destruction of such note(s) is established to the reasonable satisfaction of the applicable Indenture Trustee, which satisfaction may require such Holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Reorganized Debtors, and the applicable Indenture Trustee harmless in respect of such note(s) and distributions made thereof. Upon compliance with Article 9.8 of the Plan by a Secured Noteholder or Unsecured Noteholder, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such Claim. Any Holder that fails to surrender such Secured Note or Unsecured Note or satisfactorily explain its non-availability to the applicable Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtors, the Reorganized Debtors (or their property), or the Indenture Trustees in respect of such Claim and shall not participate in any distribution under the Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the applicable Indenture Trustee, and any such security shall be cancelled. Notwithstanding the foregoing, if the record Holder of a Secured Notes Claim or an Unsecured Notes Claim is the DTC or its nominee or such other securities depository or custodian thereof, or if a Secured Notes Claim or Unsecured Notes Claim is held in book-entry or electronic form pursuant to a global security held by the DTC or such other securities depository or custodian thereof, then the beneficial Holder of such an Allowed Secured Notes Claim or Allowed Unsecured Notes Claim shall be deemed to have surrendered such Holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by the DTC or such other securities depository or custodian thereof.

9.	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

10.	Claims Paid or Payable by Third Parties

(a) Claims Paid by Third Parties. The Claims and Solicitation Agent shall reduce in full a Claim to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not the Debtors or the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtors or the Reorganized Debtors on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution under the Plan to the Reorganized Debtors, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b) Claims Payable by Insurance Carriers. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agree to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the claims register by the Claims and Solicitation Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c) Applicability of Insurance Policies. Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

11.	Setoffs

Except as otherwise expressly provided for in the Plan and except with respect to any DIP Claims, Secured Notes Claim, Unsecured Notes Claim, and any distribution on account thereof, the Reorganized Debtors pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the Debtors or the Reorganized Debtors, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Reorganized Debtors of any such Claims, rights, and Causes of Action that the Reorganized Debtors may possess against such Holder. In no event shall any Holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized

Debtors, as applicable, unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

12.	Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

13.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

I.	Effect of the Plan on Claims and Interests

1.	Vesting of Assets

Except as otherwise explicitly provided in the Plan, on the Effective Date, all property comprising the Estate (including Causes of Action, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall vest in the Reorganized Debtors which, as Debtors, owned such property or interest in property as of the Effective Date, free and clear of all Claims, Liens, charges, encumbrances, rights, and Interests (except for such Liens as may be retained in favor of the DIP Agents to secure the Excluded DIP Obligations); provided, however, that any property held by any of the inactive Debtors dissolved pursuant to Article 6.8(c) of the Plan shall vest in Reorganized Quiksilver. As of and following the Effective Date, the Reorganized Debtors may operate their business and use, acquire, and dispose of property and settle and compromise Claims, Interests, or Causes of Action without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

2.	Discharge of the Debtors

Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or the Confirmation Order, and effective as of the Effective Date: (a) the distributions and rights that are provided in the Plan, if any, and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Causes of Action, whether known or unknown, including any interest accrued on such Claims from and after the Petition Date, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties (except for the Excluded DIP Obligations), regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Effective Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a proof of Claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (iii) the Holder of such a Claim, right, or Interest accepted the Plan; (b) the Plan shall bind all Holders of Claims and Interests notwithstanding whether any such Holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full (except for the Excluded DIP Obligations), and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date (except for the Excluded DIP Obligations). The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the occurrence of the Effective Date.

3.	Compromises and Settlements

The Plan is intended to incorporate the agreements reached in the Plan Sponsor Agreement. Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims or Interests and (b) Causes of Action that the Debtors have against other Entities up to the Effective Date. After the Effective Date, any such right shall pass to the Reorganized Debtors as contemplated in Article 10.1 of the Plan, without the need for further approval of the Bankruptcy Court. Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan or any distribution to be made on account of an Allowed Claim, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests, and is fair, equitable, and reasonable.

4.	Release by Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, as of the Effective Date, the Debtors and their Estates, the Reorganized Debtors, and each of their respective current and former Affiliates shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the DIP Facilities, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the DIP Credit Agreements, Plan, this Disclosure Statement, the Plan Sponsor Agreement, the Backstop Commitment Letter, the Plan Supplement, the Rights Offerings, the Euro Notes Exchange Offer, the Exit Facility, or any other Plan Transaction Document, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth in Section 10.4 of the Plan does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. For the avoidance of doubt, nothing in this paragraph shall in any way affect the operation of Article 10.2 of the Plan, pursuant to section 1141(d) of the Bankruptcy Code.

5.	Release by Holders of Claims and Interests

As of the Effective Date, the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Debtors, the Reorganized Debtors, their Estates, non-Debtor Affiliates, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the DIP Facilities (except for the Excluded DIP Obligations), the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the DIP Credit Agreements, the Plan, this Disclosure Statement, the Plan Sponsor Agreement, the Backstop Commitment Letter, the Plan Supplement, the Rights Offerings, the Euro Notes Exchange Offer, the Exit Facility, any other Plan Transaction Document, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth in Section 10.5 of the Plan does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

For the avoidance of doubt, except as expressly provided in the Plan, nothing in Article 10.5 of the Plan shall in any way affect the operation of Article 10.2 of the Plan, pursuant to section 1141(d) of the Bankruptcy Code.

6.	Exculpation and Limitation of Liability

The Exculpated Parties shall neither have, nor incur any liability to any Entity for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including with regard to the distributions of the New Quiksilver Common Stock pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violations of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

7.	Indemnification Obligations

From and after the Effective Date, the Reorganized Debtors will indemnify each Indemnitee to the same extent of any Indemnification Obligation in effect immediately prior to the Effective Date. The Reorganized Debtors’ indemnification obligation shall remain in full force and effect and shall not be modified, reduced, discharged, impaired, or otherwise affected in any way. The treatment of Indemnification Obligations in Article 10.7 of the Plan shall be in complete satisfaction, discharge, and release of any Claim on account of such Indemnification Obligation of the Debtors, except that any Indemnitee may assert a Claim in the Chapter 11 Cases for any Prepetition Indemnification Obligation that is not satisfied because of the limitation contained in the prior sentence.

8.	Injunction

The satisfaction, release, and discharge pursuant to Article X of the Plan shall act as an injunction, from and after the Effective Date, against any Entity (a) commencing or continuing in any manner or in any place, any action, employment of process, or other proceeding; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting, or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors, except as set forth in Article 9.11 or 9.12 of the Plan, in each case with respect to any Claim, Interest, or Cause of Action satisfied, released or to be released, exculpated or to be exculpated, or discharged under the Plan or pursuant to the Confirmation Order and to the fullest extent authorized or provided by the Bankruptcy Code, including to the extent provided for or authorized by sections 524 and 1141 thereof; provided, however, that nothing contained in the Plan shall preclude such Entities from exercising their rights pursuant to and consistent with the terms of the Plan or the Confirmation Order; and provided further, however, that nothing contained in the Plan shall preclude the DIP Agents from exercising any appropriate remedies in connection with any Excluded DIP Obligations.

9.	Subordination Rights

(a) Except as otherwise provided in the Plan, the allowance, classification and treatment of all Allowed Claims and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. All Claims and all rights and claims between or among Holders of Claims relating in any manner whatsoever to distributions on account of Claims or Interests, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to Holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Holder of a Claim by reason of any subordination rights or otherwise, so that each Holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

(b) Except as otherwise provided in the Plan, the right of the Debtors or the Reorganized Debtors to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Interest that becomes a subordinated Claim or Interest at any time shall be modified to reflect such subordination. Unless the Plan or the Confirmation Order otherwise provide, no distributions shall be made on account of a Claim subordinated pursuant to Article 10.9(b) of the Plan unless ordered by the Bankruptcy Court.

10.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another entity with whom the Reorganized Debtors have been associated, solely because the Debtors have been debtors under chapter 11, have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or have not paid a debt that is dischargeable in the Chapter 11 Cases.

11.	Release of Liens

Except as otherwise provided in the Plan, including Articles 4.2 and 4.3, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released (except for such Liens as may be retained in favor of the DIP Agents to secure the Excluded DIP Obligations), and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Notwithstanding the above, nothing in the Plan or the Confirmation Order shall release any deed restriction, easements, or institutional control that runs with the land under environmental law.

12.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever Disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent or (2) the relevant Holder of a Claim has filed a noncontingent proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

J.	Conditions Precedent

1.	Conditions to the Effective Date of the Plan

The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 11.2 of the Plan, and each of which must be acceptable to the Plan Sponsor:

(a) the Plan and Plan Transaction Documents shall be in a form and substance consistent in all material respects with the Plan Sponsor Agreement;

(b) the Bankruptcy Court shall have entered the Disclosure Statement Order, and such order shall be a Final Order;

(c) the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent in all material respects with the Plan Sponsor Agreement, and such order shall be a Final Order;

(d) the Bankruptcy Court shall have entered the Plan Sponsor Agreement Approval Order and the Plan Sponsor Agreement shall not have been terminated by any of the parties thereto, and no defaults or termination events thereunder shall exist;

(e) the Bankruptcy Court shall have entered the Backstop and Rights Offering Procedures Approval Order;

(f) the Rights Offerings shall have been consummated in all material respects in accordance with the Backstop and Rights Offering Procedures Approval Order and the Backstop Commitment Letter, and no defaults or termination events thereunder shall exist;

(g) the Backstop Commitment Letter shall not have been terminated pursuant to its terms;

(h) Quiksilver (i) shall have obtained the Exit Facility, (ii) shall have executed and delivered the documentation governing the Exit Facility, which Exit Facility shall close substantially contemporaneously with the Effective Date, and (iii) all conditions to effectiveness of the Exit Facility (other than any required receipt of equity funding) shall have been satisfied or waived (or will be satisfied or waived substantially concurrently with the occurrence of the Effective Date);

(i) the Debtors shall have commenced the Euro Notes Exchange Offer at a time, in a manner, and on terms acceptable to the Plan Sponsor;

(j) the New Corporate Governance Documents shall have been adopted and (where required by applicable law) filed with the applicable authorities of the relevant jurisdictions of organization and shall have become effective in accordance with such jurisdictions’ corporation or limited liability company laws;

(k) all authorizations, consents, certifications, approvals, rulings, no action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement the Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on the Reorganized Debtors;

(l) all statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full; and

(m) all fees and expenses of the Plan Sponsor, the DIP Term Loan Lenders, and the DIP Term Loan Agent, including the fees and expenses of counsel, local counsel, and financial advisor to the Plan Sponsor, the DIP Term Loan Lenders, and the DIP Term Loan Agent, shall have been paid in full in Cash.

2.	Waiver Of Conditions Precedent

The conditions set forth in Article 11.1 of the Plan may be waived, in whole or in part, by the Debtors and the Plan Sponsor, in each such party’s respective sole discretion, without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing; provided, however, that only the Plan Sponsor (and not the Debtors) shall have the right to waive those conditions set forth in subparts (h) and (l) of Article 11.1 of the Plan.

3.	Notice of Effective Date

The Reorganized Debtors shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date within a reasonable period of time after the conditions in Article 11.1 of the Plan have been satisfied or waived pursuant to Article 11.2 of the Plan.

4.	Effect of Non-Occurrence of Conditions to Consummation

If prior to consummation of the Plan, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of the Debtors or any other Entity, or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors or any other Entity.

K.	Retention of Jurisdiction

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

(a) resolve any matters related to Executory Contracts and Unexpired Leases, including: (i) the assumption, assumption and assignment, or rejection of Executory Contracts or Unexpired Leases to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iii) the Reorganized Debtors’ amendment, modification, or supplement after the Effective Date, pursuant to Article VII of the Plan, of the lists of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (iv) any dispute regarding whether a contract or lease is or was executory or expired;

(b) adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases, the Plan, or that were the subject of proceedings before the Bankruptcy Court, prior to the Effective Date; proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests; and all controversies and issues arising from or relating to any of the foregoing;

(c) ensure that distributions to Holders of Allowed Claims are accomplished as provided in the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

(d) allow in whole or in part, disallow in whole or in part, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including hearing and determining any and all objections to the allowance or estimation of Claims or Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and the resolution of request for payment of any Administrative Claim;

(e) hear and determine or resolve any and all matters related to Causes of Action;

(f) enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, and/or vacated;

(g) issue and implement orders in aid of execution, implementation, or consummation of the Plan;

(h) consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(i) hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

(j) determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation and reimbursement of expenses of parties entitled thereto;

(k) adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(l) hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan and disputes arising in connection with any Entity’s obligations incurred in connection with the Plan;

(m) hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of their Estates, wherever located;

(n) hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o) resolve any matters relating to the pre- and post-confirmation sales of the Debtors’ assets;

(p) grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(q) hear any other matter not inconsistent with the Bankruptcy Code;

(r) hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge;

(s) enter a Final Decree closing the Chapter 11 Cases;

(t) enforce all orders previously entered by the Bankruptcy Court;

(u) hear and determine all matters relating to any Section 510(b) Claim; and

(v) hear and determine all matters arising in connection with the interpretation, implementation, or enforcement of the Backstop Commitment Letter.

From the Confirmation Date through the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date; provided, however, that the Bankruptcy Court shall not have nor retain exclusive jurisdiction over any post-Effective Date agreement, including but not limited to any of the Exit Facility Commitment Agreements. Nothing contained in the Plan shall be construed to increase, decrease or otherwise modify the independence, sovereignty or jurisdiction of the Bankruptcy Court.

L.	Miscellaneous Provisions

1.	Binding Effect

Upon the Effective Date, the Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all current and former Holders of Claims, all current and former Holders of Interests, and all other parties-in-interest and their respective heirs, successors, and assigns.

2.	Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code, as of the entry of the Confirmation Order as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. The Reorganized Debtors shall continue to pay fees pursuant to section 1930 of title 28 of the United States Code until the Chapter 11 Case is closed by entry of the Final Decree.

3.	Payment of Certain Additional Professional Fees

To the extent not paid prior to the Effective Date, the Reorganized Debtors shall remain obligated to pay the fees and expenses required to be paid under paragraphs 12(c) and 29 of the DIP Order and paragraph 3.01(c) of the Plan Sponsor Agreement until such obligations are satisfied in full in Cash.

4.	Modification and Amendments

Subject to the terms and conditions of the Plan Sponsor Agreement, the Debtors, with the consent of the Plan Sponsor, may alter, amend, or modify the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, with the consent of the Plan Sponsor, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, this Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.

5.	Confirmation of the Plan

The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to amend the Plan to any extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

6.	Additional Documents

On or before the Effective Date, in each case subject to the terms of the Plan Sponsor Agreement, the Debtors may file with the Bankruptcy Court such agreements or other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provision and intent of the Plan.

7.	Dissolution of Creditors’ Committee

Effective on the Effective Date, the Creditors’ Committee shall dissolve automatically, whereupon its members, professionals, and agents shall be released from any further duties, responsibilities, and liabilities in the Chapter 11 Cases and under the Bankruptcy Code, provided that obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Cases shall remain in full force and effect according to their terms. The Creditors’ Committee may make applications for Professional Claims. The Professionals retained by the Creditors’ Committee and jointly by the Creditors’ Committee and the Debtors and the respective members of the Creditors’ Committee shall not be entitled to compensation and reimbursement of expenses for services rendered after the Effective Date, provided, however, notwithstanding the foregoing, the Professionals retained by the Creditors’ Committee shall be entitled to submit invoices for compensation and reimbursement of expenses for time spent with respect to applications for the allowance of compensation and reimbursement of expenses filed after the Effective Date, and have such allowed amounts paid from the Holdback Escrow Account.

8.	Revocation, Withdrawal, Or Non-Consummation

(a) Right to Revoke or Withdraw. Subject to the terms and conditions of the Plan Sponsor Agreement, the Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date and file subsequent chapter 11 plans.

(b) Effect of Withdrawal, Revocation, or Non-Consummation. If the Debtors revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims or the allocation of the distributions to be made hereunder), the assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be null and void in all respects. In such event, nothing contained herein or in the Plan, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims, Interests, or Causes of Action by or against the Debtors or any other Entity, to prejudice in any manner the rights and defenses of the Debtors, the Holder of a Claim or Interest, or any Entity in any further proceedings involving the Debtors, or to constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

9.	Notices

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Parties below shall be served as follows:

If to the Reorganized Debtors:

Quiksilver, Inc.

5600 Argosy Circle

Huntington Beach, CA 92649

Attention:        General Counsel

with a copy (which shall not constitute notice) to

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Suite 3400

Los Angeles, CA 90071

Attention:       Brian McCarthy

               Van C. Durrer, II

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Patrick J. Nash, Jr.

Christopher J. Greeno

If to the Office of the United States Trustee:

Office of the United States Trustee for the District of Delaware

Room 2207, Lockbox 35

844 North King Street

Wilmington, Delaware 19801

Attention:        Mark S. Kenney

10.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

11.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York shall govern the construction and implementation of the Plan, any agreements, documents, and instruments executed in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreements shall control). Corporate governance matters shall be governed by the laws of the state of incorporation of the applicable Reorganized Debtor.

12.	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

13.	Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, that any such revision, amendment, or modification must be consistent with the Plan Sponsor Agreement. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent, and (c) nonseverable and mutually dependent.

14.	No Waiver or Estoppel

Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Creditors’ Committee and/or its counsel, or any other party, if such agreement was not disclosed in the Plan, this Disclosure Statement, or papers filed with the Bankruptcy Court.

15.	Conflicts

In the event that the provisions of this Disclosure Statement and the provisions of the Plan conflict, the terms of the Plan shall govern.

ARTICLE VII.

STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

The following is a brief summary of the Confirmation process. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and to consult with their own advisors.

A.	The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code provides that the Bankruptcy Court, after notice, may conduct the Confirmation Hearing to consider Confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

B.	Confirmation Standards

Among the requirements for the Confirmation of the Plan are that the Plan is accepted by all Impaired Classes of Claims and Interests, or if rejected by an Impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class, is feasible, and is in the “best interests” of Holders of Claims and Interests that are Impaired under the Plan. The following requirements must be satisfied pursuant to section 1129(a) of the Bankruptcy Code before the Bankruptcy Court may confirm a plan of reorganization. The Plan complies with the statutory requirements for Confirmation of the Plan, which are listed below.

1.	The proponents of the Plan have complied with the applicable provisions of the Bankruptcy Code.

2.	The Plan has been proposed in good faith and not by any means forbidden by law.

3.	Any payment made or to be made by the proponent, by a Debtors, or by a person issuing securities or acquiring property under a Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

4.	The proponent of the Plan has disclosed the identity and affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, an Affiliate of the Debtors participating in a joint Plan with a Debtor or a successor to a Debtor under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and Holders of Interests and with public policies.

5.	The proponent of the Plan has disclosed the identity of any Insider that will be employed or retained by the Reorganized Debtors and the nature of any compensation for such Insider.

6.	With respect to each Holder within an Impaired Class of Claims or Interests, each such Holder (a) has accepted the Plan, or (b) will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

7.	With respect to each Class of Claims or Interests, such Class (a) has accepted the Plan, or (b) is Unimpaired under the Plan (subject to the “cram-down” provisions discussed below).

8.	Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that:

•	with respect to a Claim of a kind specified in sections 507(a)(2) or 507(a)(3) of the Bankruptcy Code, on the Effective Date of the Plan, the Holder of the Claim will receive on account of such Claim Cash equal to the Allowed amount of such Claim, unless otherwise agreed;

•	with respect to a Class of Claim of the kind specified in sections 507(a)(1), 507(a)(4), 507(a)(5), 507(a)(6), or 507(a)(7) of the Bankruptcy Code, each Holder of a Claim of such Class will receive (a) if such Class has accepted the Plan, deferred Cash payments of a value, on the Effective Date of the Plan, equal to the Allowed amount of such Claim; or (b) if such Class has not accepted the Plan, Cash on the Effective Date of the Plan equal to the Allowed amount of such Claim; and

•	with respect to a priority tax claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, the Holder of such Claim will receive on account of such claim deferred Cash payments, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claim.

9.	If a Class of Claims is Impaired under the Plan, at least one Class of Claims that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any Insider.

10.	Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

11.	All fees payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the hearing on Confirmation of the Plan, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

12.	The Plan provides that following the Effective Date of the Plan, subject to the Reorganized Debtors’ rights, if any, under applicable non-bankruptcy law, unless otherwise ordered by the Bankruptcy Court, the Reorganized Debtors shall continue to pay all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to Confirmation, for the duration of the period the debtor has obligated itself to provide such benefits.[37]

C.	Liquidation Analysis

As described above, section 1129(a)(7) of the Bankruptcy Code requires that each Holder of an Impaired Claim or Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

Based on the Liquidation Analysis attached hereto as Exhibit C, the Debtors believe that the value of any distributions if the Debtor’s Chapter 11 Case were converted to cases under chapter 7 of the Bankruptcy Code would be no greater than the value of distributions under the Plan.

As a result, the Debtors believe Holders of Claims and Interests in all Impaired Classes will recover at least as much as a result of Confirmation of the Plan as they would recover through a hypothetical chapter 7 liquidation.

D.	Valuation Analysis

THE VALUATION INFORMATION CONTAINED IN THIS SECTION WITH REGARD TO THE REORGANIZED DEBTORS IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN.

The Debtors’ financial advisor, PJSC, at the direction of the Debtors, has estimated the value of the Reorganized Debtors as of the Effective Date, based on information available as of November 16, 2015. PJSC has undertaken this Valuation Analysis to determine the value available for distribution to Holders of Allowed Claims and Holders of Allowed Interests, if any, pursuant to the Plan and to analyze the recoveries to such Holders thereunder. The estimated

[37]	The requirements for Confirmation of a plan of reorganization are set forth in section 1129(a) of the Bankruptcy Code.

total value available for distribution to Holders of Allowed Claims and Allowed Interests, as applicable (the “Total Enterprise Value”) consists of the estimated value of the Reorganized Debtors’ operations on a going-concern basis. The Valuation Analysis assumes that the Effective Date occurs on February 1, 2016 and is based on the Financial Projections, a copy of which is attached hereto as Exhibit B.

Based on the Financial Projections and PJSC’s analyses, review, discussions, considerations, and assumptions, and solely for purposes of the Plan, PJSC estimates that the Total Enterprise Value of the Reorganized Debtors falls within a range from approximately $499 million to $602 million (the “Total Enterprise Value Range”), with a mid-point estimate of $546 million. For purposes of this valuation, PJSC assumes that no material changes that would affect value occur between the date of this Disclosure Statement and the Effective Date and that all transactions contemplated under the Plan are consummated on the Effective Date. Based on an estimated net debt balance of approximately $270 million projected as of the Effective Date, PJSC’s mid-point estimate of Total Enterprise Value implies a value for the New Quiksilver Common Stock (the “New Equity Value”) of approximately $276 million as of the Effective Date. PJSC’s estimate of Total Enterprise Value does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

THE TOTAL ENTERPRISE VALUE RANGE, AS OF AN ASSUMED EFFECTIVE DATE OF FEBRUARY 1, 2016, REFLECTS WORK PERFORMED BY PJSC ON THE BASIS OF INFORMATION AVAILABLE TO PJSC AS OF NOVEMBER 16, 2015. ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT PJSC’S CONCLUSIONS, NEITHER PJSC, NOR THE DEBTORS HAVE ANY OBLIGATION TO UPDATE, REVISE, OR REAFFIRM THE VALUATION ANALYSIS.

PJSC assumed that the Financial Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. PJSC’s estimated Total Enterprise Value Range assumes the Reorganized Debtors will achieve the Financial Projections in all material respects, including revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) growth and improvements in EBITDA margins, earnings, and cash flow as projected. If the business performs at levels below those set forth in the Financial Projections, such performance may have a materially negative impact on Total Enterprise Value. Conversely, if the business performs at levels above those set forth in the Financial Projections, such performance may have materially positive impact on Total Enterprise Value.

In estimating the Total Enterprise Value and the New Equity Value of the Reorganized Debtors, PJSC: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors, which data were prepared and provided to PJSC by the Debtors’ management and which relate to the Reorganized Debtors’ business and its prospects; (c) discussed the Debtors’ operations and future prospects with the senior management team; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that PJSC deemed generally comparable to the operating business of the Reorganized Debtors;

(e) considered certain economic and industry information relevant to the operating business; and (f) conducted such other studies, analyses, inquiries, and investigations as it deemed appropriate. Although PJSC conducted a review and analysis of the Reorganized Debtors’ business, operating assets and liabilities, and the Reorganized Debtors’ business plan, it assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors as well as publicly available information.

In addition, PJSC did not independently verify the Financial Projections in connection with preparing estimates of Total Enterprise Value, and no independent valuations or appraisals of the Debtors were relied upon in connection herewith. Such estimates were developed solely for purposes of the formulation and negotiation of the Plan and the analysis of implied recoveries to Holders of Allowed Claims and Holders of Allowed Interests, if any, thereunder.

This Valuation Analysis does not constitute a recommendation by PJSC to any Holder of Allowed Claims or Holder of Allowed Interests, if any, as to how such Holder should vote or otherwise act with respect to the Plan. PJSC has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated Total Enterprise Value of the Reorganized Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any Holder of the consideration to be received by such Holder under the Plan or of the terms and provisions of the Plan.

PJSC’s estimate of Total Enterprise Value reflects the application of standard valuation techniques and does not purport to reflect or constitute appraisals, liquidation values, or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimated Total Enterprise Value range of the Reorganized Debtors set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Neither the Reorganized Debtors, PJSC, nor any other person assumes responsibility for any differences between the Total Enterprise Value range and such actual outcomes. Actual market prices of such securities at issuance will depend upon, among other things, the operating performance of the Reorganized Debtors, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by prepetition creditors (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), developments in the Reorganized Debtors’ industry and economic conditions generally, and other factors which generally influence the prices of securities.

The following is a brief summary of certain financial analyses performed by PJSC to arrive at its Total Enterprise Value Range for the Reorganized Debtors. In performing the financial analyses described below and certain other relevant procedures, PJSC reviewed all significant assumptions with the management of the Debtors. In preparing the Valuation Analysis, PJSC performed a variety of financial analyses including the discounted cash flow analysis (the “DCF Analysis”), the comparable company analysis (the “Comparable Company Analysis”), and the precedent transactions analysis (the “Precedent Transactions Analysis”). PJSC made judgments as to the relative significance of each analysis in determining the Total Enterprise Value.

1.	Discounted Cash Flow Analysis

The discounted cash flow method is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, projected future cash flows are discounted by the business’ weighted average cost of capital (the “Discount Rate”). The enterprise value of the Reorganized Debtors was determined by calculating the present value of the Reorganized Debtors’ unlevered after-tax free cash flows based on the Financial Projections (the “Unlevered Free Cash Flow”), plus an estimate for the value of the Reorganized Debtors beyond the period contained within the Financial Projections (known as the “Terminal Value”).

In applying the above methodology, PJSC utilized the Financial Projections for the period beginning February 1, 2016, and ending October 31, 2018, to derive the Unlevered Free Cash Flow. Unlevered Free Cash Flow includes sources and uses of cash not reflected in the income statement, such as changes in working capital, cash restructuring charges and capital expenditures. Taxes were estimated on a global basis for the Reorganized Debtors’ global operations.

Although formulaic methods are used to derive the key estimates for the DCF Analysis methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors, which in turn affect its cost of capital, terminal multiples, and growth rates.

2.	Comparable Company Analysis

The Comparable Company Analysis estimates the value of the Reorganized Debtors based on a relative comparison with other publicly-traded companies with similar operating and financial characteristics (as defined below, each a Comparable Company). Under this methodology, the enterprise value for each Comparable Company was determined by examining the trading prices for the equity securities of such company in the public markets and adding the aggregate book value of outstanding debt for such company, book value of preferred stock, and minority interest less cash, subject to adjustment where appropriate. Those enterprise values are commonly expressed as multiples of various measures of operating statistics, most commonly sales and EBITDA. In addition, each Comparable Company’s operational performance, operating margins, profitability, leverage, and business trends were examined. Based on these analyses, financial multiples and ratios are calculated to apply to the Reorganized Debtors’ actual and projected operational performance. PJSC focused primarily on EBITDA multiples of each Comparable Company.

A key factor in this approach is the selection of companies with relatively similar business and operational characteristics to the Reorganized Debtors. Common criteria for selecting comparable companies for the analysis include, among other relevant characteristics, similar lines of businesses (e.g., wholesale, branded product, action sports, footwear), business risks, growth prospects, profitability, maturity of businesses, geographic presence, and size and scale of operations. The selection of appropriate comparable companies is often difficult, a matter of judgment, and subject to limitations due to sample size and the availability of meaningful market-based information.

PJSC selected publicly traded companies (collectively, the “Peer Group” and each company, a “Comparable Company”) on the basis of general comparability to the Reorganized Debtors in one or more of the factors described above. Although the selected companies were used for comparison purposes, no Comparable Company is either identical or directly comparable to the business of the Reorganized Debtors. Accordingly, PJSC’s comparison of each Comparable Company to the business of the Reorganized Debtors and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative value of each Comparable Company and the Reorganized Debtors. The selection of appropriate companies for analysis is a matter of judgment and subject to limitations due to sample size and the public availability of meaningful market-based information.

PJSC calculated market multiples for the Peer Group by dividing the enterprise value of each Comparable Company by the projected calendar year (“CY”) 2016 and 2017 EBITDA as estimated by research analysts. In determining the applicable EBITDA multiple ranges, PJSC considered a variety of factors, including both qualitative attributes and quantitative measures such as historical and projected revenue and EBITDA results (e.g., revenue growth, EBITDA growth, and EBITDA margins), size, industry positioning, and similarity in business lines.

PJSC then applied the range of multiples described above to the Reorganized Debtors’ CY 2016 and CY 2017 estimated EBITDA to determine a range of Total Enterprise Value.

3.	Precedent Transactions Analysis

The Precedent Transactions Analysis is based on the enterprise values of companies involved in public merger and acquisition transactions that have operating and financial characteristics similar to the Reorganized Debtors. Under this methodology, the enterprise value of such companies is determined by an analysis of the consideration paid and the debt assumed in the merger or acquisition transaction. As in the Comparable Company Analysis, those enterprise values are commonly expressed as multiples of various measures of operating statistics, such as sales and EBITDA. PJSC reviewed industry-wide valuation multiples for companies in similar lines of business to the Reorganized Debtors. The derived multiples were then applied to the Reorganized Debtors’ operating statistics to determine the Total Enterprise Value or value to a potential buyer. Similar to the Comparable Company Analysis, PJSC focused mainly on EBITDA multiples in comparing the valuations of the Reorganized Debtors and the selected companies involved in relevant precedent transactions.

As with the Comparable Company Analysis, because no precedent merger or acquisition used in any analysis will be identical to the target transaction, valuation conclusions cannot be based solely on quantitative results. The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction, and there are inherent differences between the businesses, operations, and prospects of each target. Many of the transactions also occurred under drastically different fundamental, credit, and other market conditions from those prevailing in the current marketplace. Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues that could affect the price an acquirer is willing to pay in an acquisition.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES PERFORMED BY PJSC. THE PREPARATION OF A VALUATION ESTIMATE INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ESTIMATE IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION. IN PERFORMING THESE ANALYSES, PJSC AND THE DEBTORS MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, BUSINESS AND ECONOMIC CONDITIONS, AND OTHER MATTERS. THE ANALYSES PERFORMED BY PJSC ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES.

E.	Financial Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business.

The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code. For purposes of determining whether the Plan satisfies the feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. The Debtors’ management, with the assistance of their advisors, have prepared certain financial projections for fiscal years 2016 through 2018 (the “Financial Projections”). These Financial Projections and the assumptions upon which they are based, are attached hereto as Exhibit B.

In general, as illustrated by the Financial Projections, the Debtors believe that with the significantly de-leveraged capital structure provided under the Plan and increased liquidity, the Reorganized Debtors should have sufficient cash flow and availability to make all payments required pursuant to the Plan while conducting ongoing business operations. The Debtors believe that confirmation and consummation of the Plan is therefore not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS.

The Financial Projections have not been examined or compiled by independent accountants. The Debtors make no representation as to their ability to achieve the projected results. Many of the assumptions on which the projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the three-year period of the Financial Projections may vary from the projected results, and the variations may be material. All Holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Projections are based in connection with their evaluation of the Plan.

F.	Acceptance by Impaired Classes

The Bankruptcy Code also requires, as a condition to Confirmation, that each Class of Claims or Interests that is Impaired but still receives distributions under the Plan vote to accept the Plan, unless the Debtors can “cram-down” such Classes, as described below. A Class that is Unimpaired is presumed to have accepted the Plan and, therefore, solicitation of acceptances with respect to such Class is not required. A Class is Impaired unless the Plan leaves unaltered the legal, equitable, and contractual rights to which the Claim or Interest entitles the Holder of such Claim or Interest, or the Debtors cure any default and reinstate the original terms of the obligation.

Pursuant to sections 1126(c) and 1126(d) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code: (a) an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than half in number of the voting Allowed Claims have voted to accept the Plan; and (b) an Impaired Class of Interests has accepted the Plan if the Holders of at least two-thirds in amount of the Allowed Interests of such Class actually voting have voted to accept the plan.

G.	Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows the Bankruptcy Court to confirm the Plan, even if the Plan has not been accepted by all Impaired Classes, provided that the Plan has been accepted by at least one Impaired Class entitled to vote, without counting the vote of any insider, as defined in Section 101(31) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code permits the Debtors to confirm the Plan, notwithstanding the failure of any Impaired Class to accept the Plan, in a procedure commonly known as “cram-down,” so long as the Plan does not “discriminate unfairly” and is “fair and equitable” with respect to each Impaired Class of Claims or Interests that voted to reject the plan.

1.	No Unfair Discrimination

The test to determine whether the Plan unfairly discriminates applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

The Debtors do not believe the Plan discriminates unfairly against any Impaired Class of Claims or Interests. The Debtors believe the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation.

2.	Fair and Equitable Treatment

The test to determine whether the Plan affords fair and equitable treatment applies to Classes of different priority and status (e.g., Secured Claims versus General Unsecured Claims) and includes the general requirement that no Class of Claims receive more than 100% of the amount of the Allowed Claims in such Class. As to a dissenting Class, the test sets different standards depending on the type of Claims or Interests in such Class. Specifically, in order to demonstrate that the Plan is fair and equitable, the Debtors must demonstrate that:

Each Holder of a Secured Claim either (a) retains its Liens on the property, to the extent of the Allowed amount of its Secured Claim and receives deferred Cash payments having a value, as of the effective date of the chapter 11 plan, of at least the Allowed amount of such Claim, (b) has the right to credit bid the amount of its Claim if its property is sold and retains its Liens on the proceeds of the sale (or if sold, on the proceeds thereof), or (c) receives the “indubitable equivalent” of its Allowed Secured Claim.

Either (a) each Holder of an Unsecured Claim receives or retains under the Plan property of a value equal to the amount of its Allowed Claim or (b) the Holders of Claims and Interests that are junior to the Claims of the rejecting Classes will not receive any property under the Plan.

Either (a) each Holder of an Interest will receive or retain under the Plan property of a value equal to the greatest of the fixed liquidation preference to which such Holder is entitled, the fixed redemption price to which such Holder is entitled, or the value of the Interest or (b) the Holder of an Interest that is junior to the rejecting Class will not receive or retain any property under the chapter 11 plan.

The Debtors believe the Plan satisfies the “fair and equitable” requirement notwithstanding that Classes 8 and 9 are not receiving a distribution because there is no Class of equal priority receiving more favorable treatment and no junior Classes to Classes 8 and 9 that will receive or retain any property on account of the Claims or Interests in such Class. The Plan is likewise fair and equitable as to Classes 5-A and 5-B to the extent such Classes do not vote to accept the Plan because there is no Class of equal priority receiving more favorable treatment and no junior Classes to Classes 5-A or 5-B that will receive or retain any property on account of the Claims or Interests in such Class.

ARTICLE VIII.

PLAN-RELATED RISK FACTORS AND ALTERNATIVES

TO CONFIRMATION AND CONSUMMATION OF THE PLAN

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH IN THIS ARTICLE VIII AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT.

A.	General

The following provides a summary of important considerations and risk factors associated with the Plan. However, it is not exhaustive. In considering whether to vote for or against the Plan, Holders of Claims and Interests that are Impaired and entitled to vote should read and carefully consider the factors set forth below, as well as all other information set forth or otherwise referenced or incorporated by reference in this Disclosure Statement, including the various risks and other factors described in Quiksilver’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, as modified by the Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2015, the entireties of which are publicly available at the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system, located at http://www.sec.gov/edgar.shtml.38

B.	Certain Bankruptcy Considerations

Even if all voting Impaired Classes vote in favor of the Plan, and even if with respect to any Impaired Class deemed to have rejected the Plan the requirements for “cram-down” (discussed in more detail in Article VII herein) are met, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, and that the value of distributions to dissenting Holders of Claims and Interests will not be less than the value such Holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. See Article VII of this Disclosure Statement. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. If a liquidation or protracted reorganization were to occur, there is a significant risk that the value of the Debtors’ enterprise would be substantially eroded to the detriment of all stakeholders. The Debtors’ future results are dependent upon the successful confirmation and implementation of a plan of reorganization. Failure to obtain this approval in a timely manner could adversely affect the Debtors’ operating results since the Debtors’ ability to obtain financing to fund their operations and their relations with customers and suppliers may be harmed by protracted bankruptcy proceedings. Furthermore, the Debtors cannot predict the

[38]

The Company’s annual and quarterly reports, along with its proxy statements, for the last five (5) years are available at the Company’s restructuring website at http://www.kccllc.net/quiksilver/document/noticelist/5.

ultimate amount of all settlement terms for their liabilities that will be subject to a plan of reorganization. Once a plan of reorganization is approved and implemented, the Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders, customers, and suppliers to do business with a company that recently emerged from bankruptcy proceedings.

C.	Claims Estimations

The Debtors reserve the right to object to the amount or classification of any Claim or Interest except any such Claim or Interest that is deemed Allowed under the Plan or except as otherwise provided in the Plan. There can be no assurance that the estimated Claim amounts set forth herein are correct. The actual Allowed amount of Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed amount of Claims may vary from those estimated herein.

D.	Risk Factors That May Affect the Value of the Securities to Be Issued Under the Plan

1.	Debtors cannot guarantee what recovery will be available to Holders of Allowed Claims in Voting Classes.

Various factors make certainty in creditor recoveries impossible. With respect to Classes 5-A and 5-B, the number or amount of Claims in Voting Classes that will ultimately be Allowed will affect the size of each Holder’s share of the Unsecured Cash Consideration. With respect to Class 4, recoveries are dependent on the value of the New Quiksilver Common Stock, which is uncertain and may fluctuate significantly in the future due to a number of factors, many of which are beyond our control. These factors include those described below under Article VIII-F.

2.	Actual amounts of allowed claims may differ from the estimated claims and adversely affect the percentage recovery on certain claims.

The Claims estimates set forth above are based on various assumptions. The actual amounts of certain Claims may differ significantly from those estimates should one or more underlying assumptions prove to be incorrect. Such differences may be material and adversely affect the percentage recovery to Holders of such Allowed Claims under the Plan.

3.	The Reorganized Debtors may not achieve projected financial results or meet post-reorganization debt obligations and be able to finance all operating expenses, working capital needs, and capital expenditures.

The Reorganized Debtors may not be able to meet their projected financial results. To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due or may not be able to meet their operational needs. Any one of these failures may preclude the Reorganized Debtors from, among other things: (a) enhancing their current customer offerings; (b) taking advantage of future opportunities; (c) growing their business; or

(d) responding to competitive pressures. Further, a failure of the Reorganized Debtors to meet their projected financial results or achieve their projected revenues and cash flows could lead to cash flow and working capital constraints, which may require the Reorganized Debtors to seek additional working capital. The Reorganized Debtors may not be able to obtain such working capital when it is required. Further, even if the Reorganized Debtors were able to obtain additional working capital, it may only be available on unreasonable terms. For example, the Reorganized Debtors may be required to take on additional debt, the interest costs of which could adversely affect the results of the operations and financial condition of the Reorganized Debtors. If any such required capital is obtained in the form of equity, the interests of the Holders of the then-outstanding New Quiksilver Common Stock (and options or other rights to acquire New Quiksilver Common Stock) could be diluted. While the Debtors’ Financial Projections represent management’s view based on current known facts and assumptions about the future operations of the Reorganized Debtors, there is no guarantee that the Financial Projections will be realized. The Debtors do not, as a matter of course, publish their business plans and strategies or forward-looking projections of financial position, results from operations, and cash flows. The Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or projections to the Holders of Claims or Interests, or to include such information in documents required to be filed with the Securities and Exchange Commission (the “SEC”), if any, or to otherwise make such information public.

4.	Estimated valuation of the Reorganized Debtors and the New Quiksilver Common Stock and the estimated recoveries to Holders of Allowed Claims are not intended to represent the private sale values of the New Quiksilver Common Stock.

The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the private sale values of the Reorganized Debtors’ securities. The estimated recoveries are based on numerous assumptions (the realization of many of which is beyond the control of the Reorganized Debtors), including, without limitation: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Reorganized Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Reorganized Debtors’ ability to maintain adequate liquidity to fund operations; (e) the assumption that capital and equity markets remain consistent with current conditions; and (f) the Debtors’ estimates of the amount of Claims in each Class which will ultimately be allowed.

5.	The Reorganized Debtors may be controlled by a small number of Holders.

Consummation of the Plan may result in a small number of Holders owning a significant percentage of the outstanding shares of New Quiksilver Common Stock. These Holders may, among other things, exercise a controlling influence over the business and affairs of the Reorganized Debtors and have the power to elect directors and approve significant mergers, acquisitions, divestures, and other material corporate transactions, including the sale of the Reorganized Debtors. The Debtors can make no assurances regarding the future actions of the Holders of New Quiksilver Common Stock and the impact such actions may have on the value of the New Quiksilver Common Stock.

6.	There may not be a trading market for New Quiksilver Common Stock, and if a trading market were to develop, there are uncertainties regarding such a market.

The New Quiksilver Common Stock will be a new issue with no established trading market or prior trading history. There can be no assurance regarding the future development of a market for the New Quiksilver Common Stock, the ability of Holders thereof to sell their New Quiksilver Common Stock or the price for which such Holders may be able to sell such New Quiksilver Common Stock. If a market were to develop, the New Quiksilver Common Stock could trade at prices lower than their initial values under the Plan. The trading prices of the New Quiksilver Common Stock will depend on many factors, including factors beyond the Company’s control. Furthermore, the liquidity of, and trading market for, the New Quiksilver Common Stock may be adversely affected by price declines and volatility in the market for similar securities, as well as by changes in the Company’s financial condition or results of operations.

The Company does not intend to register the New Quiksilver Common Stock under the Securities Act or to list the New Quiksilver Common Stock on any securities exchange. Holders of New Quiksilver Common Stock should not expect to receive reports or financial statements from the Company except to the extent required by the Reorganized Debtors’ debt agreements or to the extent voluntarily provided.

7.	Certain tax implications of the Debtors’ bankruptcy and reorganization may increase the tax liability of the Reorganized Debtors.

Holders of Allowed Claims should carefully review Article IX herein, “Certain United States Federal Income Tax Consequences,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors.

E.	Bankruptcy-Specific Risk Factors That Could Negatively Impact the Debtors’ Business

1.	The Company is subject to the risks and uncertainties associated with the Chapter 11 Cases.

For the duration of the Chapter 11 Cases, the Company’s operations and its ability to execute its business strategy will be subject to risks and uncertainties associated with bankruptcy. These risks include:

•	the Company’s ability to continue as a going concern;

•	the Debtors’ ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases from time to time;

•	the Debtors’ ability to develop, prosecute, confirm and consummate the proposed plan of reorganization outlined in the Plan Support Agreement or any other plan of reorganization with respect to the Chapter 11 Cases;

•	the ability of third parties to seek and obtain court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a plan of reorganization, to appoint a United States Trustee or to convert the Chapter 11 Cases to chapter 7 cases;

•	the Company’s ability to obtain and maintain normal payment and other terms with credit card companies, customers, vendors and service providers;

•	the Company’s ability to maintain contracts that are critical to its operations;

•	the Company’s ability to attract, motivate and retain management and other key employees;

•	the Company’s ability to retain key vendors or secure alternative supply sources;

•	the Company’s ability to fund and execute its business plan; and

•	the Company’s ability to obtain acceptable and appropriate financing.

2.	The Company will also be subject to risks and uncertainties with respect to the actions and decisions of its creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Company’s plans.

These risks and uncertainties could affect the Company’s business and operations in various ways. For example, negative events or publicity associated with the Chapter 11 Cases could adversely affect the Company’s relationships with its vendors, employees, and customers, which in turn could adversely affect the Company’s operations and financial condition. Also, pursuant to the Bankruptcy Code, the Debtors need Bankruptcy Court approval for transactions outside the ordinary course of business, which may limit the Company’s ability to respond timely to events or take advantage of opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Company cannot predict or quantify the ultimate impact that events occurring during the Chapter 11 Cases will have on its business, financial condition and results of operations, and there is no certainty as to the Company’s ability to continue as a going concern.

As a result of the Chapter 11 Cases, realization of assets and liquidation of liabilities are subject to uncertainty. While operating under the protection of the Bankruptcy Code, and subject to Bankruptcy Court approval or otherwise as permitted in the normal course of business, the Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the Company’s consolidated financial statements. Further, a plan of reorganization could materially change the amounts and classifications reported in the Company’s consolidated historical financial statements, which do not give effect to any adjustments to the carrying value of assets or amounts of liabilities that might be necessary as a consequence of confirmation of a plan of reorganization.

3.	The Company’s businesses could suffer from a long and protracted restructuring.

The Company’s future results are dependent upon the successful confirmation and implementation of a plan of reorganization. Failure to obtain this approval in a timely manner could adversely affect its operating results, as its ability to obtain financing to fund operations may be harmed by protracted bankruptcy proceedings. If a liquidation or protracted reorganization were to occur, there is a significant risk that the value of the Company’s enterprise would be substantially eroded to the detriment of all stakeholders.

Furthermore, the Company cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization. Even once a plan of reorganization is approved and implemented, the Company’s operating results may be adversely affected by the possible reluctance of prospective lenders, customers, or vendors to do business with a company that recently emerged from bankruptcy proceedings.

4.	The Debtors may not be able to obtain confirmation of the proposed plan as outlined in the Plan Support Agreement, sufficient debtor-in-possession financing may not be available, and their emergence from the Chapter 11 Cases is not assured.

There can be no assurance that the proposed plan as outlined in the Plan Support Agreement (or any other plan of reorganization) will be approved by the Bankruptcy Court. There can be no assurances that the Debtors will receive the requisite votes to confirm the Plan. Moreover, the Debtors might receive official objections to confirmation of the proposed plan from the various bankruptcy committees and stakeholders in the Chapter 11 Cases. The Company cannot predict the impact that any objection might have on the Bankruptcy Court’s decision whether to confirm the proposed plan as outlined in the Plan Support Agreement. Any objection may cause the Debtors to devote significant resources in response which could materially and adversely affect their business, financial condition and results of operations. In addition, the DIP Facilities may not be sufficient to meet the Debtors’ requirements or may be restricted or terminated by the lenders under the DIP Facilities for the Debtors’ breach thereof.

If the proposed plan as outlined in the Plan Support Agreement is not confirmed by the Bankruptcy Court or cash flows and borrowings under the DIP Facilities are not sufficient to meet the Debtors’ liquidity requirements, it is unclear whether the Debtors would be able to reorganize their business and what, if any, distributions Holders of claims against the Debtors, including Holders of their secured and unsecured debt and equity, would ultimately receive with respect to their claims. The Debtors would likely incur significant costs in connection with developing and seeking approval of an alternative plan of reorganization or additional financing, which might not be supported by any of the current debt Holders, various bankruptcy committees or other stakeholders. If an alternative plan of reorganization could not be agreed upon or additional financing could not be secured, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that Holders of claims would receive less favorable treatment than they would receive if the Debtors were to emerge as viable, reorganized entities. There can be no assurance as to whether the Debtors will successfully reorganize and emerge from the Chapter 11 Cases or, if the Debtors do successfully reorganize, as to when the Debtors would emerge from the Chapter 11 Cases.

5.	The Plan Sponsor Agreement may terminate.

The Plan Sponsor Agreement may terminate if, among other things, the deadlines set forth therein are not met or if the conditions precedent to the Plan Sponsors’ obligation to support the Plan or to confirm the Plan are not satisfied in accordance with the terms of the Plan Sponsor Agreement. If the Plan Sponsor Agreement terminates, the Debtors may not be able to obtain the support necessary to confirm the Plan.

6.	The Backstop Commitment Letter may terminate.

The occurrence of the Effective Date is predicated on, among other things, the receipt of the Backstop Commitment pursuant to the Backstop Commitment Letter. The Backstop Commitment Letter may terminate if, among other things, the Bankruptcy Court does not enter an order approving the Backstop Commitment Letter on or before December 4, 2015 or any Plan Sponsor Termination Event, as described in § 5.01 of the PSA, occurs. If the Debtors do not receive the Backstop Commitment from the Backstop Parties, the Debtors will not be able to effectuate the transactions scheduled for consummation on the Effective Date.

7.	The Debtors may not be able to consummate the Rights Offerings.

The occurrence of the Effective Date is predicated on, among other things, the consummation of the Rights Offerings. The Debtors may not be able to consummate the Rights Offerings if, among other things, the Debtors do not receive the Backstop Commitment from the Backstop Parties. For more information regarding the Backstop Commitment, please reference Article VIII-E6. Failure to consummate the Exit Rights Offering will result in the inability of the Debtors to effectuate the transactions scheduled for consummation on the Effective Date.

8.	The Debtors may not be able to obtain favorable pricing with respect to the Exit Facility or may not be able to secure commitments for exit financing.

The occurrence of the Effective Date is predicated on, among other things, the receipt of financing under the Exit Facility. The Debtors do not have committed financing for this credit facility. Although the Debtors intend to negotiate with the DIP Lenders and others with respect to the Exit Facility, there can be no assurance that the Debtors will be able to negotiate definitive documents and receive any or all of the necessary financing, or that the Debtors will receive the Exit Financing on favorable terms. If the Debtors do not receive the necessary financing under the Exit Facility, the Debtors will not be able to effectuate the transactions scheduled for consummation on the Effective Date.

9.	Operating under Chapter 11 of the Bankruptcy Code may restrict the Debtors’ ability to pursue their business strategies.

Under chapter 11 of the Bankruptcy Code, transactions outside the ordinary course of business will be subject to the prior approval of the Bankruptcy Court, which may limit the Debtors’ ability to respond in a timely manner to certain events or take advantage of certain opportunities. The Debtors must obtain Bankruptcy Court approval to, among other things:

•	engage in certain transactions with their vendors;

•	buy or sell assets outside the ordinary course of business;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

•	borrow for their operations, investments, or other capital needs or to engage in other business activities that would be in the Company’s interest.

10.	The Company depends on key personnel and may not be able to retain those employees or recruit additional qualified personnel.

The Company is highly dependent on the continuing efforts of its senior management team and other key personnel to execute its business plans. The Debtors’ deteriorating financial performance, along with the Chapter 11 Cases, puts them at risk of losing talent critical to the successful reorganization and ongoing operation of their business. The Company’s business, financial condition, and results of operations could be materially adversely affected if the Debtors lose any of these persons during or subsequent to the Chapter 11 Cases, including as a result of any planned overhead reductions required by the Debtors’ business plan. Furthermore, the Debtors may be unable to attract and retain qualified replacements as needed in the future. Following the Effective Date, the Reorganized Debtors plan to implement a Management Incentive Plan, which may mitigate some of the foregoing risks.

11.	The Company’s senior management team and other key personnel may not be able to execute the business plans as currently developed, given the substantial distraction to such individuals caused by these Chapter 11 Cases.

As discussed above, the execution of the Company’s business plans depends on the efforts of its senior management team and other key personnel to execute its business plans. Such individuals may be required to devote significant efforts to the Chapter 11 Cases, thereby potentially impairing their abilities to execute the business plans. Accordingly, the Company’s business plan may not be implemented as anticipated, which may cause its financial results to materially deviate from the current projections.

12.	The Reorganized Debtors may be subject to claims that will not be discharged in the Chapter 11 Cases, which could have a material adverse effect on their results of operations and profitability.

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation and specified debts arising afterwards. With few exceptions, all claims that arose prior to September 9, 2015 and before confirmation of the plan of reorganization (i) would be subject to compromise and/or treatment under the plan of reorganization or (ii) would be discharged in accordance with the

Bankruptcy Code and the terms of the plan of reorganization. However, any claims not ultimately discharged by the Bankruptcy Court, such as claims that fall under the exceptions to discharge listed in Section 523 of the Bankruptcy Code, could have an adverse effect on the Reorganized Debtors’ results of operations and profitability.

13.	The Company’s financial results may be volatile and may not reflect historical trends.

While in bankruptcy, the Company expects its financial results to continue to be volatile as asset impairments, asset dispositions, restructuring activities, contract terminations and rejections, and claims assessments may significantly impact the Company’s consolidated financial statements. As a result, the Company’s historical financial performance is likely not indicative of its financial performance after the Petition Date. In addition, if the Debtors emerge from bankruptcy, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to their operating plans pursuant to a plan of reorganization. In addition, if the Debtors emerge from bankruptcy, they may be required to adopt fresh start accounting. If fresh start accounting is applicable, the Debtors’ assets and liabilities will generally be recorded at fair value as of the fresh start reporting date in accordance with Accounting Standards Codification 805 (Business Combinations). The fair value of the Debtors’ assets and liabilities may differ materially from the recorded values of assets and liabilities on their consolidated balance sheets, including the possibility of newly identified assets or liabilities resulting from a new basis of accounting. In addition, if fresh start accounting is required, the Debtors’ financial results after the application of fresh start accounting may be different from historical trends.

14.	The Debtors may not have sufficient cash to maintain their operations during the Chapter 11 Cases or fund their emergence from the Chapter 11 Cases.

Because of the Debtors’ weakened financial condition, they will continue to have heightened exposure to, and less ability to withstand, the operating risks that are customary in the industry, such as fluctuations in raw material prices, changing consumer tastes, supply chain disruptions, and volatility of global economies. Any of these factors could result in the need for substantial additional funding. A number of other factors, including the chapter 11 filing, the Debtors’ financial results in recent years, the Debtors’ substantial indebtedness and the competitive environment the Debtors face, adversely affect the availability and terms of funding that might be available to the Debtors during, and upon emergence from, the Chapter 11 Cases. As a result of these and other factors, the Debtors may not be able to raise capital at acceptable rates, on acceptable terms or at all, to fund their current operations or their exit from bankruptcy. An inability to obtain necessary additional funding on acceptable terms would have a material adverse impact on the Debtors and on their ability to sustain their operations, both currently and upon emergence from the Chapter 11 Cases.

F.	Additional Risk Factors That Could Negatively Impact the Company’s Business

1.	Financial and competitive difficulties of the Company’s wholesale customers (independent retailers) may negatively impact the Company’s revenues and profitability.

The Company’s wholesale business has been negatively impacted in some areas due to financial and competitive difficulties experienced by some of its independent wholesale customers. The Company’s business may continue to be adversely impacted in the future as a result of such difficulties. Any continuation of financial and competitive difficulties for, or deterioration in the financial health of, the Company’s current or prospective wholesale customers could result in decreased sales, uncollectible receivables, increased product returns, decreased margins, or an inability to generate new business. Also, any consolidation of retail accounts, or concentration of market share in a specific area, could significantly increase the Company’s credit risk. Any or all of these factors could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Additionally, as consumers become more confident shopping online, the Company’s wholesale channel customers face increased competition from online competitors, including, but not limited to, Amazon. Online competitors may have lower cost structures, higher sales volumes, wider product assortments, and faster marketing response times than some of the Company’s traditional wholesale channel customers. In addition, the Company’s smaller independent wholesale accounts may face competitive challenges from large multi-location accounts that benefit from better pricing and terms due to higher purchasing volume, larger marketing investments, higher levels of support from suppliers, and superior financial condition. The Company has experienced, and expects to continue to experience, difficulties in expanding or maintaining the Company’s wholesale channel revenues due to these and other factors. Such difficulties in the Company’s wholesale channel could have a material adverse impact on its operating results, financial condition, and the Chapter 11 Cases.

2.	Unfavorable economic conditions could have a material adverse effect on the Company’s business, results of operations, and financial condition.

The Company’s financial performance has been, and may continue to be, negatively affected by unfavorable economic conditions. Continued or further recessionary economic conditions, or other macro economic factors, may have an adverse impact on the Debtors’ sales volumes, pricing levels and profitability. As domestic and international economic conditions change, trends in discretionary consumer spending become unpredictable and subject to reductions due to uncertainties about the future. When consumers reduce discretionary spending, purchases of specialty apparel and footwear, like the Company’s products, tend to decline which may result in reduced orders from retailers for its products, order cancellations, and/or unanticipated discounts. A continuation of the general reduction in consumer discretionary spending in the domestic and international economies, as well as the impact of tight credit markets on the Company, its suppliers, other vendors or customers, could have a material adverse effect on the Company’s results of operations and financial condition.

3.	The apparel, footwear, and accessories industries are highly competitive, and if the Company fails to compete effectively, it could lose its market position.

The apparel, footwear and accessories industries are each highly competitive. The Company competes against a number of domestic and international brands, manufacturers, retailers and distributors of apparel, footwear and accessories. In order to compete effectively, the Company must: (1) maintain the image of its brands and its reputation for authenticity in its core markets; (2) be flexible and innovative in responding to rapidly changing market demands; and (3) offer consumers a wide variety of high quality products at competitive prices.

The purchasing decisions of consumers are highly subjective and can be influenced by many factors, such as brand image, marketing programs and product design. Several of the Company’s global competitors enjoy substantial competitive advantages, including greater financial resources for competitive activities, such as sales, marketing, strategic acquisitions and athlete endorsements. The number of the Company’s direct competitors and the intensity of competition may increase as the Company expands into other product lines or as other companies expand into the Company’s product categories. The Company’s competitors may enter into business combinations or alliances that strengthen their competitive positions or prevent the Company from taking advantage of such combinations or alliances. The Company’s competitors also may be able to respond more quickly and effectively than the Company can to new or changing opportunities, standards or consumer preferences. The Company’s competitors may offer sales terms and conditions that the Company is unwilling or unable to match. If the Company fails to retain its competitive position, its sales could decline significantly which would have a material adverse effect on its results of operations, financial condition and liquidity.

4.	If the Company is unable to develop innovative and stylish products in response to rapid changes in consumer demands and fashion trends, the Company may suffer a decline in its revenues and market share.

The apparel, footwear and accessories industries are subject to rapidly changing consumer demands based on fashion trends and performance features. The Company’s success depends, in part, on its ability to anticipate, gauge and respond to these changing consumer preferences in a timely manner while preserving the authenticity and image of its brands and the quality of its products.

As is typical with new products, market acceptance of new designs and products the Company may introduce is subject to uncertainty. In addition, the Company generally makes decisions regarding product designs months in advance of the time when consumer acceptance can be measured. If trends shift away from the Company’s products, or if the Company misjudges the market for its product lines, it may be faced with significant amounts of unsold inventory or other conditions which could have a material adverse effect on its results of operations and financial condition.

The failure of new product designs or new product lines to gain market acceptance could also adversely affect the Company business and the image of its brands. Achieving market acceptance for new products may also require substantial marketing efforts and expenditures to expand consumer demand. These requirements could strain the Company’s management, financial and operational resources. If the Company does not continue to develop stylish and innovative products that provide better design and performance attributes than the products of its competitors, or if its future product lines misjudge consumer demands, the Company may lose consumer loyalty, which could result in a decline in its revenues and market share.

5.	The Company’s business could be harmed if it fails to maintain proper inventory levels.

The Company maintains an inventory of selected products that it anticipates will be in demand. It may be unable to sell the products it has ordered in advance from manufacturers or that it has in its inventory. Inventory levels in excess of customer demand may result in inventory write-downs or the sale of excess inventory at discounted or closeout prices. These events could significantly harm the Company’s operating results and impair the image of its brands. Conversely, if the Company underestimates consumer demand for its products or if its manufacturers fail to supply quality products in a timely manner, the Company may experience inventory shortages, which might result in unfilled orders, negatively impact customer relationships, diminish brand loyalty and result in lost revenues, any of which could harm the Company’s business.

6.	The Company’s business could be harmed if it fails to execute its internal plans to transition its supply chain and certain other business products to global scope.

The Company is in the process of transitioning its footwear and apparel supply chains, as well as certain other business processes, to global scope. If its globalization efforts fail to produce planned efficiencies, or the transition is not managed effectively, the Company may experience excess inventories, inventory shortage, late deliveries, lost revenues, or increased costs. Any business disruption arising from the Company’s globalization efforts, or the Company’s failure to effectively execute its internal plans for globalization, could adversely impact its results of operations and financial condition.

7.	The Company’s business could be harmed if it is unable to accurately forecast demand for its products.

To ensure adequate inventory supply, the Company forecasts inventory needs and places orders with its manufacturers before firm orders are placed by the Company’s customers. If the Company fails to accurately forecast customer demand, it may experience excess inventory levels or a shortage of products to deliver to its customers.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would have an adverse effect on gross margin. In addition, if the Company underestimates the demand for its products, its manufacturers may not be able to produce products to meet the Company’s customer requirements, and this could result in delays in the shipment of the Company’s products and ability to satisfy customer demand, as well as damage to the Company’s reputation and customer relationships. A failure to accurately predict the level of demand for the Company’s products could cause a decline in revenue and adversely impact its results of operations and financial condition.

8.	The demand for the Company’s products is seasonal and is dependent upon several unpredictable factors.

Consumer demand for the Company’s products can fluctuate significantly from quarter to quarter and year to year. Consumer demand is dependent on many factors, including customer acceptance of the Company’s product designs, fashion trends, economic conditions, changes in consumer spending, weather patterns during peak selling periods, and numerous other factors beyond the Company’s control. The seasonality of the Company’s business and/or misjudgment in anticipating consumer demands could have a material adverse effect on the Company’s financial condition and results of operations.

9.	The Company’s industry is subject to pricing pressure that may adversely impact its financial performance.

The Company sources many of its products offshore because manufacturing costs, particularly labor costs, are generally less than in the U.S. Many of the Company’s competitors also source their products offshore, possibly at lower costs than the Company’s costs, and the competitors may use these cost savings to reduce prices. To remain competitive, the Company may be forced to adjust its prices from time to time in response to these pricing pressures. As a result, the Company’s financial performance may be negatively affected if it is forced to reduce its prices while it is unable to reduce production costs or its production costs increase and it is unable to proportionately increase its prices. Any inability on the Company’s part to effectively respond to changing prices and sourcing costs could have a material adverse effect on its results of operations, financial condition and liquidity.

10.	Fluctuations in the cost and availability of raw materials, labor, and transportation could cause manufacturing delays and increase the Company’s costs.

The prices of the fabrics used to manufacture the Company’s products depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of such raw materials may fluctuate significantly, depending on many factors, including crop yields and weather patterns. In addition, the cost of labor at many of the Company’s third party manufacturers has been increasing significantly. The cost of logistics and transportation fluctuates in large part due to the price of oil. Any fluctuations in the cost and availability of any of the Company’s raw materials or other sourcing costs could have a material adverse effect on its gross margins and ability to meet consumer demands.

11.	Factors affecting international commerce and the Company’s international operations may seriously harm the Company’s financial conditions.

The Company generates the majority of its revenues from outside of the United States, and the Company anticipates that revenue from its international operations could account for an increasingly larger portion of its revenue in the future. The Company’s international operations are directly related to, and dependent on, the volume of international trade and foreign market conditions. International commerce and the Company’s international operations are subject to many risks, including:

•	recessions in foreign economies;

•	fluctuations in foreign currency exchange rates;

•	the adoption and expansion of trade restrictions;

•	limitations on repatriation of earnings;

•	difficulties in protecting the Company’s intellectual property or enforcing its intellectual property rights under the laws of other countries;

•	longer receivables collection periods and great difficulty in collecting accounts receivable;

•	social, political, and economic instability or hostilities;

•	unexpected changes in regulatory requirements;

•	fluctuations in foreign tax rates;

•	tariffs, sanctions, and other trade barriers; and

•	U.S. government licensing requirements for exports.

The occurrence or consequences of any of these risks may restrict the Company’s ability to operate in the affected regions and decrease the profitability of its international operations, which may harm the Company’s financial condition.

The Company has established, and may continue to establish, joint ventures in various foreign territories with independent third party business partners to distribute and sell Quiksilver, Roxy, DC and other branded products in such territories. In addition, the Company may decide to acquire the remaining portion of existing joint ventures that it does not own. These joint ventures are subject to substantial risks and liabilities associated with their operations, as well as the risk that the Company’s relationships with its joint venture partners do not succeed in the manner that the Company anticipates. If the Company’s joint venture operations, or its relationships with its joint venture partners, are not successful, the Company could face litigation or legal costs in connection with exiting the relationship or delays in making planned changes to the Company’s operations in the applicable territories. These costs, delays, and/or investments could adversely impact the Company’s financial condition.

The Company has operations in certain emerging markets and developing countries where the risk of asset misappropriation, civil unrest or social instability, theft, other crimes, or frivolous claims is higher than in more developed countries. Likewise, there is less protection for intellectual property rights of foreign companies in these jurisdictions. These risks can significantly increase the cost of operations in such markets.

In addition, as the Company continues to expand its overseas operations, it is subject to certain anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, in addition to the laws of the foreign countries in which it operates. The Company must use all commercially reasonable efforts to ensure its employees and agents comply with these laws. If any of the Company’s overseas operations, its employees or agents violates such laws, the Company could become subject to sanctions or other penalties that could negatively affect its reputation, business and operating results.

12.	Uncertainty of changing international trade regulations and quotas on imports of textiles and apparel may adversely affect the Company’s business.

Quotas, duties or tariffs may have a material adverse effect on the Company’s business, financial condition and results of operations. The Company currently imports raw materials and/or finished garments into the majority of countries in which it sells its products. Substantially all of its import operations are subject to customs duties.

In addition, the countries in which the Company’s products are manufactured or into which they are imported may, from time to time, impose new quotas, duties, tariffs, requirements as to where raw materials must be purchased, new workplace regulations or other restrictions on the Company’s imports, or otherwise adversely modify existing restrictions. Adverse changes in these costs and restrictions could harm the Company’s business.

13.	The Company relies on third-party manufacturers, and problems with, or loss of, its suppliers or raw materials could harm its business and results of operations.

Substantially all of the Company’s products are produced by independent manufacturers. The Company faces the risk that these third-party manufacturers with whom it contracts to produce its products may not produce and deliver their products on a timely basis, or at all. The Company also may be subject to credit reductions and other changes in its business relationships with their suppliers, vendors and customers if they perceive that the Company would be unable to pay its debts in a timely manner. The Company cannot be certain that it will not experience operational difficulties with its manufacturers, such as reductions in the availability of production capacity, errors in complying with product specifications and regulatory and customer requirements, insufficient quality control, failures to meet production deadlines, increases in materials and manufacturing costs or other business interruptions or failures due to deteriorating economies. The failure or unwillingness of any manufacturer to perform to the Company’s expectations could result in supply shortages or delays for certain products and harm its business. The Company’s business may also be harmed by material increases to its cost of goods as a result of increasing labor costs, which manufacturers have recently faced.

If the Company’s independent manufacturers fail to comply with appropriate laws, regulations, safety codes, employment practices, human rights, quality standards, environmental standards, production practices, or other obligations and norms, the Company’s reputation and brand image could be negatively impacted and the Company could be exposed to litigation and additional costs which would adversely affect its operational efficiency and results of operations.

The capacity of the Company’s manufacturers to manufacture its products also is dependent, in part, upon the availability of raw materials. The Company’s manufacturers may experience shortages of raw materials, which could result in delays in deliveries of the Company’s products by its manufacturers or increased costs to the Company. Any shortage of raw materials or inability of a manufacturer to manufacture or ship the Company products in a timely manner, or at all, could impair the Company’s ability to ship orders of its products in a cost-efficient, timely manner and could cause the Company to miss the delivery requirements of its customers. As a result, the Company could experience cancellations of orders, refusals to accept deliveries, or reductions in its prices and margins, any of which could harm their financial performance and results of operations.

14.	The Company’s manufacturers and logistics providers may be unable or unwilling to do business with the Company, and manufacture or delivery of the Company’s goods and merchandise may be delayed.

The Company orders goods for each “selling season” several months in advance of the start of such season, and the goods must be placed “on board” vessels for shipment as early as three months prior to the start of the season. As the first batches of products arrive in the United States, they are distributed through retail and wholesale channels to fill orders for the start of the selling season. If the first scheduled shipments are missed, there will simply not be time for another vendor to produce replacement goods. This would jeopardize the Company’s ability to service its customers, and would likely result in reduced customer goodwill and loss of market share. Not only would the Company be unable to supply its retail stores, the Company’s relationships with its wholesalers may be jeopardized, as the wholesalers may choose to work with other suppliers for the remainder of the season. If the Company’s manufacturers or logistics providers are unable, due to a natural disaster or otherwise, or unwilling, on account of the pendency of the Chapter 11 Cases or otherwise, to continue to produce, ship, and release goods to or for the Company, it could have a material adverse effect on the Company’s business.

15.	The agreements governing the Company’s debt obligations contain, and the Exit Facility Credit Agreement will contain, various covenants that impose restrictions on the Company that may affect its ability to operate its business, and its failure to comply with these covenants could result in an acceleration of its indebtedness.

The DIP Credit Agreements contain covenants that limit or restrict the Debtors’ ability to finance future operations or capital needs, to respond to changing business and economic conditions or to engage in other transactions or business activities that may be important to the Debtors’ growth strategy or otherwise important to the Company. The DIP Credit Agreements, limit or restrict, among other things, the Debtors’ ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends or make distributions on the Company’s capital stock or certain other restricted payments or investments;

•	make investments;

•	engage in transactions with affiliates;

•	transfer and sell assets;

•	effect a consolidation or merger; and

•	create liens on the Company’s assets to secure debt.

The Debtors’ ability to comply with these provisions may be affected by events beyond their control. Any breach of the covenants in the DIP Credit Agreements could cause a default under the DIP Credit Agreements and other debt, which would restrict the ability to borrow under the DIP Credit Agreements, thereby significantly impacting the Company’s liquidity, which could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations. If there were an event of default under the DIP Credit Agreements that was not cured or waived, the Holders of the defaulted debt could cause all amounts outstanding with respect to the debt instrument to be due and payable immediately. The Company’s assets and cash flow may not be sufficient to fully repay borrowings under the DIP Credit Agreements if accelerated upon an event of default. If, as or when required, the Debtors are unable to repay, refinance or restructure their indebtedness under, or amend the covenants contained in, the DIP Credit Agreements, the lenders under those facilities could seek to institute foreclosure proceedings against the assets securing borrowings under the DIP Credit Agreements.

The credit agreement for and all documents executed in connection with the Exit Facility (as amended, supplemented or otherwise modified from time to time, the “Exit Financing Credit Agreement”) contemplated by the Plan may contain covenants, restrictions, events of default, and other provisions similar to the DIP Credit Agreements. Any breach of such covenants in the Exit Financing Credit Agreement could cause a default under the Exit Financing and other debt, which would restrict the ability to borrow under the Exit Financing, thereby significantly impacting the Company’s liquidity, which could have a material adverse effect on the Company’s business, financial condition, cash flows or results of operations. If there were an event of default under the Exit Financing Credit Agreement that was not cured or waived, the Holders of the defaulted debt could exercise all rights and remedies under such credit agreement. Such rights and remedies may include causing all amounts outstanding with respect to the debt instrument to be due and payable immediately. The Company’s assets and cash flow may not be sufficient to fully repay borrowings under the Exit Financing Credit Agreement if accelerated upon an event of default. If, as or when required, the Reorganized Debtors are unable to repay, refinance, or restructure their indebtedness under, or amend the covenants contained in the Exit Financing Credit Agreement, the lenders under the exit facility could seek to institute foreclosure proceedings against the assets securing borrowings under the Exit Financing Credit Agreement.

The Euro Notes Indenture similarly contains covenants, restrictions, events of default, and other provisions that will remain applicable following the Effective Date, and any amendment of the Euro Notes Indenture in connection with the Exchange Offer may contain similar covenants, restrictions, events of default, and other provisions. Any breach of such covenants could cause a default under the Euro Notes Indenture. If there were an event of default, the Holders of the Euro Notes could cause all amounts outstanding with respect to the

Euro Notes to be due and payable immediately, and the same may occur with respect to any amended Euro Notes Indenture. The Company’s assets and cash flow may not be sufficient to fully repay borrowings under the Euro Notes if accelerated upon an event of default.

16.	The Company’s success is dependent on its ability to protect its worldwide intellectual property rights, and its inability to enforce these rights could harm its business.

The Company’s success depends to a significant degree upon its ability to protect and preserve its intellectual property, including copyrights, trademarks, patents, service marks, trade dress, trade secrets and similar intellectual property. The Company relies on the intellectual property, patent, trademark and copyright laws of the United States and other countries to protect its proprietary rights. However, the Company may be unable to prevent third parties from using its intellectual property without its authorization, particularly in those countries where the laws do not protect its proprietary rights as fully as in the United States. The use of the Company’s intellectual property or similar intellectual property by others could reduce or eliminate any competitive advantage the Company has developed, causing it to lose sales or otherwise harm its business. From time to time, the Company resorts to litigation to protect these rights, and these proceedings can be burdensome and costly, and the Company may not prevail.

The Company has obtained some U.S. and foreign trademarks, patents and service mark registrations, and has applied for additional ones, but cannot guarantee that any of its pending applications will be approved by the applicable governmental authorities. The loss of trademarks, patents and service marks, or the loss of the exclusive use of its trademarks, patents and service marks, could have a material adverse effect on its business, financial condition and results of operations. Accordingly, the Company devotes substantial resources to the establishment and protection of its trademarks, patents and service marks on a worldwide basis and continues to evaluate the registration of additional trademarks, patents and service marks, as appropriate. There can be no assurance that its actions taken to establish and protect its trademarks, patents and service marks will be adequate to prevent imitation of its products by others or to prevent others from seeking to block sales of its products as violations of their trademark, patent or other proprietary rights.

17.	The Company may be subject to claims that its products have infringed upon the intellectual property rights of others, which may cause it to incur unexpected costs or prevent it from selling its products.

The Company cannot be certain that its products do not and will not infringe the intellectual property rights of others. The Company may be subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of the intellectual property rights of third parties by it or the Company’s customers in connection with their use of its products. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of the Company’s personnel. Moreover, should the Company be found liable for infringement, it may be required to enter into licensing agreements (if available on acceptable terms or at all) or to pay damages and cease making or selling certain products. Moreover, the Company may need to redesign, discontinue or rename some of its products to avoid future infringement liability. Any of the foregoing could cause the Company to incur significant costs and prevent it from manufacturing or selling its products.

18.	The Company may be adversely affected by legal proceedings to which the Company is, or may become, a party.

The Company and its subsidiaries are currently, and may in the future become, subject to legal proceedings which could adversely affect its business, financial condition, cash flows or results of operations. Please reference the section entitled Summary of Material Prepetition Legal Proceedings in Article V, above, for a further discussion regarding material litigation in which the Company is involved.

19.	The Company relies significantly on information technology, and any failure, inadequacy, interruption, or security lapse of that technology could harm its ability to effectively operate its business.

The Company’s ability to effectively manage and maintain its supply chain, ship products to customers, and invoice customers on a timely basis depends significantly on several key information systems. The failure of these systems to operate effectively or to integrate with other systems, or a breach in security of any of these systems, could cause delays in product fulfillment and reduced efficiency of the Company’s operations, and it could require significant capital investments to remediate any such failure, problem or breach.

In addition, hackers and data thieves are increasingly sophisticated and operate large scale and complex automated attacks. Despite security measures that the Company and its third party vendors have in place, any breach of the Company’s or its third party service providers’ networks may result in the loss of valuable business data, the Company’s customers’ or employees’ personal information, or a disruption of the Company’s business, which could give rise to unwanted media attention, damage the Company’s customer relationships and reputation, and result in lost sales, fines or lawsuits. In addition, the Company must comply with increasingly complex regulatory standards enacted to protect this business and personal data. Any inability to maintain compliance with these regulatory standards could expose the Company to risks of litigation and liability, and adversely impact its results of operations and financial condition.

20.	Changes in interest rates may affect the fair market value of the Debtors’ assets.

Changes in interest rates and foreign exchange rates may affect the fair market value of the Debtors’ assets. Specifically, decreases in interest rates will positively impact the value of the Debtors’ assets and the strengthening of the dollar will negatively impact the value of their net foreign assets.

21.	Changes in foreign currency exchange rates could affect the Company’s reported revenues and costs.

The Company is exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to certain sales, royalty income, and product purchases of its international subsidiaries that are denominated in currencies other than their functional currencies. The Company is also exposed to foreign currency gains and losses resulting from U.S. transactions that are not denominated in U.S. dollars. If the Company is unsuccessful in hedging these potential losses, its operating results could be negatively impacted and its cash flows could be significantly reduced. In some cases, as part of its risk management strategies, the Company may choose not to hedge such risks. If the Company misjudges these risks, there could be a material adverse effect on its operating results and financial position. The Company may use foreign currency exchange contracts, or other derivatives, to hedge certain currency exchange risks. Such derivatives may expose the Company to counterparty risks, and there can be no guarantee that such derivatives will be effective as hedges.

Furthermore, the Company may be exposed to gains and losses resulting from the effect that fluctuations in foreign currency exchange rates have on the reported results in its consolidated financial statements due to the translation of the statements of operations and balance sheets of its international subsidiaries into U.S. dollars. It may (but generally does not) use foreign currency exchange contracts to hedge the profit and loss effects of this translation effect because such exposures are generally non-cash in nature and because accounting rules would require the Company to mark these contracts to fair value in the statement of operations at the end of each financial reporting period. The Company translates its revenues and expenses at average exchange rates during the period. As a result, the reported revenues and expenses of its international subsidiaries would decrease if the U.S. dollar increased in value in relation to other currencies, including but not limited to the euro, Australian dollar, Japanese yen, Brazilian real, or Russian ruble.

22.	Actions by the Company’s licensee partners could adversely impact its brand reputation and business.

Historically, the Company has licensed certain product categories to third party licensees which have the right to design, source, and sell certain products bearing its trademarks. By the first half of FY2017, the Company anticipates completing a transition to in-source substantially all licensee product categories. Unforeseen issues from this transition could result in (i) temporary sales pressure as the market adjusts to the Company’s in-house product offering and/or (ii) temporary inefficiencies in product design and sourcing.

23.	Work stoppages or other labor issues at the Company or the Company’s customers’ or suppliers’ facilities could adversely affect the Company’s business, financial condition, cash flows or results of operations.

The Company has no unionized employees, but certain French employees are represented by workers’ counsels. As the Company has little control over union activities, it could face difficulties in the future should its workforce become unionized. There can be no assurance that the Company will not experience work stoppages or other labor problems in the future with its non-unionized employees or employees represented by workers’ counsels.

24.	The effects of war, acts of terrorism, natural disasters, or other unforeseen wide-scale events could have a material adverse effect on the Company’s operating results and financial condition.

The continued threat of terrorism, and associated heightened security measures and military actions in response to acts of terrorism, have disrupted commerce and have intensified uncertainties in the U.S. and international economies. Any further acts of terrorism, escalated hostilities, a future war, or a widespread natural or other disaster may disrupt commerce, undermine consumer confidence and lead to a further downturn in the U.S. or international economies, which could negatively impact the Company’s revenues. Furthermore, an act of terrorism, war or the implementation of trade sanctions, or the threat thereof, or any natural or other disaster that results in unforeseen interruptions of commerce could negatively impact the Company’s business by interfering with its ability to obtain products from its manufacturers.

G.	Risks Associated with Forward-Looking Statements

1.	Financial Information Is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit Was Performed.

The financial information contained in this Disclosure Statement has not been audited. In preparing this Disclosure Statement, the Debtors relied on financial data derived from its books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects, in all material respects, the financial results of the Debtors, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

2.	Financial Projections and Other Forward-Looking Statements Are Not Assured, Are Subject to Inherent Uncertainty Due to Numerous Assumptions Upon Which They Are Based and, as a Result, Actual Results May Vary.

This Disclosure Statement contains various projections concerning the financial results of the Reorganized Debtors’ operations, including the Financial Projections that are, by their nature, forward-looking, and which necessarily base projections on certain assumptions and estimates. Should any or all of these assumptions or estimates ultimately prove to be incorrect, the actual future financial results of the Reorganized Debtors may turn out to be different from the Financial Projections.

Except for historical information, this Disclosure Statement may be deemed to contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company is including this cautionary statement for the express purpose of availing itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. Examples of forward-looking statements include, but are not limited to (i) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (ii) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors, or regulating authorities, (iii) statements of future economic performance, and (iv) statements of assumptions, such as the prevailing weather conditions in the Company’s market areas, underlying other statements and statements about the Company or its business.

The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the factors listed in Article VIII-D, -E, and -F.

The Company cautions each reader of this Disclosure Statement to carefully consider those factors set forth above and the acknowledgements contained in the “Risk Factors” section of this Disclosure Statement. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein. The Company undertakes no obligation to update any forward-looking statements in this Disclosure Statement.

The Liquidation Analysis, distribution projections, and other information contained herein and attached hereto are estimates only, and the timing and amount of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates, or recovery projections may or may not turn out to be accurate.

H.	Disclosure Statement Disclaimer

1.	This Disclosure Statement Was Not Approved by the Securities and Exchange Commission.

This Disclosure Statement was not filed with the SEC under the Securities Act or applicable state securities laws. Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

2.	Reliance on Exemptions from Registration Under the Securities Act

This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code and Rule 3016(b) of the Federal Rules of Bankruptcy Procedure and is not necessarily in accordance with federal or state securities laws or other similar laws. The offer of New Quiksilver Common Stock to Holders of certain Classes of Claims has not been registered under the Securities Act or similar state securities or “blue sky” laws. To the maximum extent permitted by section 1145 of the Bankruptcy Code, the Securities Act and other applicable non-bankruptcy law, the issuance of the New Quiksilver Common Stock will be exempt from registration under the Securities Act by virtue of section 1145 of the Bankruptcy Code and section 4(a)(2) of the Securities Act.

3.	No Legal or Tax Advice Is Provided to You by this Disclosure Statement.

This Disclosure Statement is not legal advice to you. The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each Holder of a Claim or an Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to Confirmation of the Plan.

4.	No Admissions Made

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including, without limitation, the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Interests, or any other parties in interest.

5.	Failure to Identify Litigation Claims or Projected Objections

No reliance should be placed on the fact that a particular litigation Claim or projected objection to a particular Claim or Interest is, or is not, identified in this Disclosure Statement. The Debtors or the Reorganized Debtors may seek to investigate, file, and prosecute Claims and Interests and may object to Claims after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

6.	No Waiver of Right to Object or Right to Recover Transfers and Assets

The vote by a Holder of an Allowed Claim for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtors (or any party in interest, as the case may be) to object to that Holder’s Allowed Claim, or recover any preferential, fraudulent or other voidable transfer or assets, regardless of whether any Claims or Causes of Action of the Debtors or their Estates are specifically or generally identified herein.

7.	Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not independently verified the information contained herein.

8.	Potential Exists for Inaccuracies, and the Debtors Have No Duty to Update.

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. While the Debtors have used their reasonable business judgment so that the information provided in this Disclosure Statement and in the Plan is as accurate as possible, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

9.	No Representations Outside this Disclosure Statement are Authorized.

No representations concerning or relating to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to the counsel for the Debtors, the counsel for the Creditors’ Committee and the United States Trustee.

I.	Liquidation Under Chapter 7

If no plan can be confirmed, the Debtors’ Chapter 11 Cases may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and the Debtors’ Liquidation Analysis is described herein and attached hereto as Exhibit C.

ARTICLE IX.

EXEMPTIONS FROM SECURITIES ACT REGISTRATION

A.	Securities Issued in Reliance on Section 1145 of the Bankruptcy Code and Section 4(A)(2) of the Securities Act

Under the Plan, New Quiksilver Common Stock will be issued to Holders of Allowed Secured Notes Claims, to Rights Offering Participants under the Rights Offerings, and the Backstop Parties under the Backstop Commitment Letter in reliance upon section 1145 of the Bankruptcy Code and/or Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

Section 1145 of the Bankruptcy Code provides that the securities registration requirements of federal and state securities laws do not apply to the offer or sale of stock or other securities by a debtor if (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of securities hold a claim against, an interest in or claim for administrative expense against the debtor; and (c) the securities are issued in exchange for a claim against or an interest in a debtor or are issued principally in such exchange and partly for Cash and property.

New Quiksilver Common stock issued pursuant to section 1145 of the Bankruptcy Code may be resold without registration under either (a) state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of several states or (b) the Securities Act, pursuant to an exemption provided by section 4(a)(1) of the Securities Act unless the Holder is an “underwriter” (as such term is defined in the Bankruptcy Code) with respect to the securities or an affiliate of the debtor. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•	purchases a claim against, an interest in, or a claim for an administrative expense in the case concerning the debtor, if that purchase is with a view to distributing any security received or to be received in exchange for such a claim or interest;

•	offers to sell securities offered or sold under a plan of reorganization for the holders of those securities;

•	offers to buy those securities offered or sold under a plan of reorganization from the holders of the securities, if the offer to buy is (a) with a view to distributing the securities and (b) under an agreement made in connection with the plan of reorganization, the consummation of the plan of reorganization or with the offer or sale of securities under the plan of reorganization; or

•	an issuer with respect to the securities, as the term “issuer” is used in section 2(a)(11) of the Securities Act.

The reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(a)(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “control person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its succesor’s voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of the securities of a reorganized debtor may be presumed to be a “control person.”

Section 4(a)(2) of the Securities Act provides that the registration requirements of section 5 of the Securities Act will not apply to the offer and sale of a security in connection with transactions not involving any public offering. The term “issuer,” as used in section 4(a)(2) of the Securities Act, means, among other things, a person who issues or proposes to issue any security. Regulation D is a non-exclusive safe harbor promulgated by the United States Securities and Exchange Commission under the Securities Act related to, among others, section 4(a)(2) of the Securities Act.

New Quiksilver Common Stock not issued pursuant to the Plan in reliance on section 1145 of the Bankruptcy Code will be issued to such persons pursuant to section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. New Quiksilver Common Stock issued pursuant to section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder shall be restricted securities (as described in Article IX-B below) and resales of such New Quiksilver Common Stock will be subject to the limitations described in Article IX-B below.

B.	Restricted Securities

To the extent that persons who receive New Quiksilver Common Stock pursuant to the Plan are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code, including as an “affiliate” of the issuer (the “Restricted Holders”), resales by Restricted Holders would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Consequently, an “underwriter” or “affiliate” may not resell New Quiksilver Common Stock except in compliance with the registration requirements of the Securities Act or an exemption therefrom, including Rule 144. With respect to the New Quiksilver Common Stock issued pursuant to section 1145 of the Bankruptcy Code, any person who is an “underwriter” but not an “issuer” with respect to an issue of securities is, in addition, entitled to engage in exempt “ordinary trading transactions” within the meaning of section 1145(b)(1) of the Bankruptcy Code.

WHETHER OR NOT ANY PARTICULAR PERSON WOULD BE DEEMED TO BE AN “UNDERWRITER” OF SECURITIES TO BE ISSUED PURSUANT TO THE PLAN OR AN “AFFILIATE” OF THE REORGANIZED DEBTORS WOULD DEPEND UPON VARIOUS FACTS AND CIRCUMSTANCES APPLICABLE TO THAT PERSON. ACCORDINGLY, THE DEBTORS EXPRESS NO VIEW AS TO WHETHER ANY SUCH PERSON WOULD BE SUCH AN “UNDERWRITER” OR AN “AFFILIATE.” IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE REORGANIZED DEBTORS, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES OF THE REORGANIZED DEBTORS. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

ARTICLE X.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

A summary description of certain United States federal income tax consequences of the Plan is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only United States federal income tax consequences of the Plan to the Debtors and certain Holders of Claims are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan and no ruling will be sought from the Internal Revenue Service (“IRS”) with respect to any statement or conclusion in this summary. The discussion below is not binding upon the IRS or any other tax authorities. No representations are being made regarding the particular tax consequences of the confirmation or implementation of the Plan as to any Holder of a Claim. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

The discussion of United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial authorities, published positions of the IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to Non-U.S. Holders (as defined below) and all aspects of United States federal income taxation applicable to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, governmental entities, real estate investment trusts, regulated investment companies, Holders of Claims who are, or who hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction and persons who acquired their Claims pursuant to the exercise of employee stock options or otherwise as compensation). Except as otherwise noted, the following discussion assumes that Holders of Claims hold their Claims as capital assets for United States federal income tax purposes (generally, property held for investment). Furthermore, the following discussion does not address United States federal taxes other than income taxes.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Claim that is, for United States federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any state or political subdivision thereof, (3) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust that (i) is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person. A “Non-U.S. Holder” is a beneficial owner (other than any entity treated as a partnership for United States federal income tax purposes) of a Claim that is not a U.S. Holder.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds Claims, the United States federal income tax consequences to the partners of such partnership will depend on the activities of the partnership and the status of the partners. A partnership participating in the Plan (and its partners) should consult their tax advisors regarding the consequences of participating in the Plan.

A.	Certain United States Federal Income Tax Consequences to the Debtors

1.	Cancellation of Indebtedness Income

Under general United States federal income tax principles, the Debtors generally should realize cancellation of indebtedness (“COD”) income to the extent that an obligation to a Holder is discharged pursuant to the Plan for an amount less than the adjusted issue price of such Holder’s Claim. For this purpose, the amount paid to a Holder in discharge of a Claim should equal the fair market value of cash and other property (including the subscription rights pursuant to the Rights Offerings (“Subscription Rights”)) given to such Holder in satisfaction of the Claim at the time of the exchange.

Because the Debtors will be debtors in a bankruptcy case at the time they realize COD income, the Debtors should not be required to include such COD income in their gross income. Instead, a debtor should be required to reduce certain of its tax attributes by the amount of its COD income so excluded, generally in the following order: (a) net operating losses and net operating loss carryforwards (collectively, “NOLs”); (b) general business credit carryforwards; (c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) the tax basis of the debtor’s depreciable and nondepreciable assets (but not below the amount of its liabilities immediately after the discharge); (f) passive activity loss and credit carryforwards; and (g) foreign tax credit carryforwards. A debtor may elect to alter the preceding order of attribute reduction and, instead, first reduce the tax basis of its depreciable assets (and, possibly, the depreciable assets of its subsidiaries). Tax attributes of a debtor that is a member of a consolidated group include the debtor member’s allocable portion of consolidated tax attributes. To the extent that the excluded COD income exceeds the tax attributes available to the debtor member, consolidated tax attributes attributable to other members are reduced. In addition, if a debtor corporation reduces its tax basis in the stock of another group member, the lower-tier member also must reduce its tax attributes, including the consolidated tax attributes allocable to that lower-tier member. This process of tax attribute reduction is repeated through successive tiers of subsidiaries. The reduction in tax attributes occurs after the tax for the year of the debt discharge has been determined (i.e., subject to the discussion below regarding Section 382 of the Tax Code, such attributes may be available to offset taxable income, if any, that is generated between the date of discharge and the end of the debtor’s tax year and/or may be carried back to prior years).

The Debtors expect to realize COD income as a result of the discharge of obligations pursuant to the Plan, which, under the attribute reduction rules described above, is generally expected to result in a reduction, or possible elimination, of certain of the Debtors’ tax attributes, including NOLs.

2.	Utilization of Net Operating Losses (NOLs)

If a corporation experiences an “ownership change” (within the meaning of Section 382 of the Tax Code (“Section 382”)), the corporation’s ability to utilize its NOLs and certain other tax attributes to offset future taxable income (in any post-Effective Date taxable year and in the portion of the current taxable year beginning after the Effective Date) generally will be subject to certain limitations. Section 382 may also limit a corporation’s ability to use certain “net unrealized built-in losses” existing on the date of the ownership change but recognized within five years of the ownership change to offset future taxable income. In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject (the “Section 382 Limitation”) is calculated by reference to the fair market value of the stock of the corporation (with certain adjustments) immediately before the ownership change.

A special rule under Section 382 applicable to corporations under the jurisdiction of a bankruptcy court generally should apply in calculating the Reorganized Debtors’ annual Section 382 Limitation. Under Section 382(l)(6), the Section 382 Limitation is calculated by reference to the lesser of (i) the value of a debtor corporation’s equity (with certain adjustments) immediately after the ownership change (as opposed to immediately before the ownership change, as discussed above) or (ii) the value of the debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change.

The transactions contemplated by the Plan are expected to cause the Debtors to undergo an “ownership change” and accordingly cause their NOLs and built-in losses that they can use to be limited by Section 382 of the Tax Code in the manner described above. In addition, the attribute reduction rules described above under “Utilization of Net Operating Losses (NOLs),” are generally expected to result in a reduction, or possible elimination, of the Debtors’ NOLs.

3.	Alternative Minimum Tax

An ownership change (within the meaning of Section 382) that occurs with respect to a corporation (or consolidated group) having a net unrealized built-in loss in its assets will cause, for alternative minimum tax (“AMT”) purposes, the adjusted basis of each asset of the corporation immediately after the ownership change to be equal to its proportionate share (determined on the basis of respective fair market values) of the fair market value of the assets of the corporation, as determined under Section 382(h), immediately before the ownership change.

A corporation may incur alternative minimum tax liability even in the case that NOL carryovers and other United States federal income tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax rate. It is possible that the Debtors may be liable for the alternative minimum tax.

B.	Certain United States Federal Income Tax Consequences to Holders of Claims

The following discusses certain United States federal income tax consequences of the transactions contemplated by the Plan to Holders of Claims that are U.S. Holders. The United States federal income tax consequences of the transactions contemplated by the Plan to Holders of Claims (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things, (1) whether the Claim and the consideration received in respect thereof are “securities” for United States federal income tax purposes; (2) the manner in which a Holder acquired a Claim; (3) the length of time the Claim has been held; (4) whether the Claim was acquired at a discount; (5) whether the Holder has taken a bad debt deduction or worthless stock deduction with respect to the Claim (or any portion thereof) in the current or prior years; (6) whether the Holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (7) the Holder’s method of tax accounting; and (8) whether the Claim is an installment obligation for United States federal income tax purposes. Therefore, Holders of Claims should consult their own tax advisors for information that may be relevant based on their particular situations and circumstances regarding the particular tax consequences to them of the transactions contemplated by the Plan. This discussion assumes that the Holder has not taken a bad debt deduction with respect to a Claim (or any portion thereof) in the current or any prior year, and that such Claim did not become completely or partially worthless in a prior taxable year.

The tax consequences described below are not exclusive, and some of the conclusions expressed are uncertain. Holders may be treated for United States federal income tax purposes in some manner other than that set forth herein. Each Holder should consult its tax advisor regarding the tax consequences to it of the transactions contemplated by the Plan.

1.	Holders of Class 4 – Allowed Secured Notes Eligible Holder Claims

(a) General

Pursuant to the Plan, each Holder of Allowed Secured Notes Claims will receive, to the extent such Holder is an Eligible Holder and indicates that it is an Eligible Holder in an Eligible Holder Certification, (i) its Pro Rata share of the New Quiksilver Common Stock (subject to dilution on account of the Rights Offerings) and (ii) the right to participate, on a Pro Rata basis, in the Rights Offerings (which relate to the right to purchase New Quiksilver Common Stock), in exchange for their Allowed Secured Notes Claims pursuant to the Plan.

The United States federal income tax consequences to such Holders will depend, in part, on whether the Holders’ Allowed Secured Notes Claims and Subscription Rights constitute “securities” for United States federal income tax purposes. Whether a debt instrument constitutes a “security” is determined based on all the facts and circumstances. Most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for United States federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are other factors that may be relevant to the determination, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into equity of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued. The Allowed Secured Notes Claims have a term of seven years. In addition, the Subscription Rights should constitute securities if they are treated as “rights to acquire New Quiksilver Common Stock” for United States federal income tax purposes. It is unclear whether the Holders’ Allowed Secured Notes Claims and the Subscription Rights constitute “securities” for United States federal income tax purposes, and each Holder should consult its tax advisor regarding the treatment of such obligations as “securities.” The Debtors intend to take the position that each of the Allowed Secured Notes Claims and the Subscription Rights constitute “securities” for United States federal income tax purposes.

(b) Recapitalization Treatment

If the Allowed Secured Notes Claims are characterized as “securities” for United States federal income tax purposes, the exchange of the Allowed Secured Notes Claims for New

Quiksilver Common Stock and Subscription Rights should be treated as a “recapitalization” for United States federal income tax purposes. In such event, if the Subscription Rights constitute “securities” for United States federal income tax purposes, a Holder generally should not recognize any gain or loss on the exchange. A Holder’s aggregate tax basis in New Quiksilver Common Stock and Subscription Rights should be equal to the tax basis of the Allowed Secured Notes Claims surrendered in exchange therefor, provided, however, that to the extent any New Quiksilver Common Stock or Subscription Rights are treated as received in exchange for accrued but untaxed interest, the tax basis of such New Quiksilver Common Stock and Subscription Rights should equal the amount of such accrued interest. In such event, a Holder’s holding period for its New Quiksilver Common Stock and Subscription Rights generally should include its holding period for the Allowed Senior Notes Claims exchanged therefor, provided, however, that to the extent any New Quiksilver Common Stock or Subscription Rights are treated as received in exchange for accrued but untaxed interest, the holding period for such New Quiksilver Common Stock or Subscription Rights should begin on the day following the Effective Date. See “Accrued Interest” and “Market Discount” discussions below.

If the Subscription Rights do not constitute “securities” for United States federal income tax purposes, a Holder generally should not recognize any gain or loss on the exchange, except that a Holder generally should recognize gain (but not loss) to the extent of the lesser of (i) the amount realized in the exchange and (ii) the fair market value of the Subscription Rights received. The “amount realized” is generally equal to the fair market value of the New Quiksilver Common Stock and Subscription Rights received by such Holder in exchange for its Allowed Secured Notes Claim (other than the amount of New Quiksilver Common Stock and Subscription Rights, if any, allocable to accrued interest, as discussed below) minus the Holder’s adjusted tax basis in the Allowed Secured Notes Claims. Except to the extent described below under “Market Discount,” any such gain recognized should be treated as capital gain. A Holder’s aggregate tax basis in its New Quiksilver Common Stock should be equal to the tax basis of the Allowed Secured Notes Claims surrendered in exchange therefor, increased by the amount of any gain recognized and decreased by the fair market value of the Subscription Rights, provided, however, that to the extent any New Quiksilver Common Stock is treated as received in exchange for accrued but untaxed interest, the tax basis of such New Quiksilver Common Stock should equal the amount of such accrued interest income. A Holder’s holding period for its New Quiksilver Common Stock generally should include its holding period for the Allowed Senior Notes Claims exchanged therefor, provided, however, that to the extent any New Quiksilver Common Stock is treated as received in exchange for accrued but untaxed interest, the holding period for such New Quiksilver Common Stock should begin on the day following the Effective Date. A Holder’s tax basis in its Subscription Rights should equal their fair market value on the Effective Date. A Holder’s holding period for Subscription Rights should begin on the day following the Effective Date. See “Accrued Interest” and “Market Discount” discussions below.

(c) Taxable Exchange Treatment

If a Holder’s Allowed Secured Notes Claims are not characterized as a “securities” for United States federal income tax purposes, a Holder of such Allowed Secured Notes Claims should be treated as exchanging its Allowed Secured Notes Claims for New Quiksilver Common Stock and Subscription Rights in a taxable transaction. Such Holder should recognize gain or loss equal to the difference between (a) the sum of the fair market value of the New Quiksilver Common Stock and Subscription Rights received in exchange for the Allowed Secured Notes Claims pursuant to the Plan (other than the amount of New Quiksilver Common Stock and Subscription Rights, if any, allocable to accrued interest, discussed below) and (b) the Holder’s adjusted tax basis in the Allowed Secured Notes Claims surrendered pursuant to the Plan. Except to the extent described below under “Market Discount,” any such gain or loss recognized should be treated as capital gain or loss. Any such capital gain or loss should be long-term capital gain or loss if the Holder’s holding period for the surrendered Claims exceeds one year as of the Effective Date. Gain or loss realized must be calculated separately for each identifiable block of Allowed Secured Notes Claims surrendered in the exchange, and a loss realized on one block of Allowed Secured Notes Claims may not be used to offset a gain realized on another block of Allowed Secured Notes Claims. A Holder’s tax basis in each of the New Quiksilver Common Stock and Subscription Rights should equal their fair market value on the Effective Date. A Holder’s holding period for the New Quiksilver Common Stock and Subscription Rights should begin on the day following the Effective Date. See “Accrued Interest” discussion below.

(d) Accrued Interest

To the extent that any Allowed Secured Notes Claim entitled to a distribution under the Plan includes accrued but unpaid interest thereon, the Debtors intend to take the position that, for United States federal income tax purposes, such distribution should be allocated to the principal amount of the Allowed Claim first with any excess consideration allocated to accrued but unpaid interest. Under this approach, a Holder who had previously included such accrued interest income generally would recognize a deductible loss to the extent that such accrued interest were not viewed as received. No assurances can be made that the IRS will respect such allocation. To the extent that any consideration received by Holders of Allowed Secured Notes Claims is allocated to accrued but unpaid interest, such amount should be excluded from the Holder’s amount realized for purposes of determining capital gain or loss and should instead be taxed as ordinary income to the extent it has not yet been included in such Holder’s gross income. Holders should consult their tax advisors regarding the particular United States federal income tax consequences applicable to them under the Plan with respect to accrued but unpaid interest.

(e) Market Discount

The market discount provisions of the Tax Code may apply to Holders of Allowed Secured Notes Claims. An Allowed Secured Notes Claim is a “market discount bond” as to a Holder that acquired such Claim in the secondary market (or, in certain circumstances, upon original issuance) if its stated redemption price at maturity exceeds the adjusted tax basis of such Claim in the Holder’s hands immediately after its acquisition by more than a statutory de minimis amount.

Under the market discount rules (subject to a de minimis rule), any gain recognized by a Holder of Allowed Secured Notes Claims on the disposition of such Claims (determined as described above, and including any gain recognized by a Holder in a recapitalization as described above) that were acquired with market discount should be characterized as ordinary interest income to the extent of the accrued market discount on such Allowed Secured Notes Claims as of the Effective Date (unless the Holder elected to include market discount in income as it accrued).

A Holder should not be required to recognize any accrued but unrecognized market discount upon the disposition of its Allowed Secured Notes Claims for New Quiksilver Common Stock and Subscription Rights in a tax-free recapitalization, although it may be required to recognize any accrued but unrecognized market discount upon a subsequent taxable disposition of its New Quiksilver Common Stock and Subscription Rights (including any New Quiksilver Common Stock received upon exercise of a Rights Offering subscription right). Although not free from doubt, the Debtors believe that a Holder should not be required to recognize any accrued but unrecognized market discount upon the exercise of Subscription Rights received in exchange for Allowed Secured Notes Claims. However, the treatment of accrued market discount in a nonrecognition transaction is subject to the issuance of Treasury regulations that have not yet been promulgated. In the absence of such regulations, the application of the market discount rules to the exercise of a Rights Offering subscription right received in exchange for an Allowed Secured Notes Claim is uncertain. If a Holder of an Allowed Secured Notes Claim that was required under the market discount rules of the Tax Code to defer its deduction of all or a portion of the interest on indebtedness, if any, incurred or maintained to acquire or carry such Claim, continued deferral of the deduction for interest on such indebtedness may be required. Any such deferred interest expense would be attributed to the New Quiksilver Common Stock and Subscription Rights received in exchange for the Claim, and would be treated as interest paid or accrued in the year in which the New Quiksilver Common Stock and Subscription Rights are disposed. Holders of Allowed Secured Notes Claims should consult their tax advisors as to the tax consequences of the market discount rules, including, without limitation, the possible application of such rules on the exchange of such Claims for New Quiksilver Common Stock and Subscription Rights in a recapitalization, and the receipt and disposition of the New Quiksilver Common Stock received in connection with such subscription rights.

(f) The Subscription Rights

A Holder generally should not recognize any gain or loss upon the exercise of the Subscription Rights for New Quiksilver Common Stock received pursuant to the Plan. The tax basis of the shares of New Quiksilver Common Stock acquired through exercise of a Rights Offering subscription right should equal the sum of the offering price for such shares and the Holder’s tax basis in such subscription right as described above. The holding period for the shares of New Quiksilver Common Stock acquired through exercise of such subscription rights should begin on the day following the exercise date.

A Holder that allows a Rights Offering subscription right it received to expire generally should recognize a capital loss equal to the Holder’s tax basis in such expired subscription right, which should be long-term capital loss if the Holder’s holding period for such subscription right exceeded one year. The deductibility of capital loss may be subject to limitations. Each Holder should consult its tax advisor as to the tax consequences of allowing the Subscription Rights it received pursuant to the Plan to expire unexercised.

(g) Ownership and Disposition of New Quiksilver Common Stock

(i) Distributions

A distribution paid by Reorganized Quiksilver in respect of New Quiksilver Common Stock will generally constitute a dividend for United States federal income tax purposes to the extent the distribution is paid out of Reorganized Quiksilver’s current or accumulated earnings and profits, as determined under United States federal income tax principles. The gross amount of any such dividend to a Holder will be included in income of the Holder as ordinary dividend income. In general, distributions in excess of the Reorganized Quiksilver’s current and accumulated earnings and profits will not be taxable to a Holder to the extent that such distributions to the Holder do not exceed the Holder’s adjusted tax basis in the shares of New Quiksilver Common Stock with respect to which the distribution is paid, but rather will reduce the Holder’s adjusted tax basis in such New Quiksilver Common Stock (but not below zero). To the extent that distributions exceed Reorganized Quiksilver’s current and accumulated earnings and profits as well as the Holder’s adjusted tax basis in the New Quiksilver Common Stock, such distributions generally should be taxable as capital gain realized in respect of the New Quiksilver Common Stock.

(ii) Sale or Other Taxable Disposition of New Quiksilver Common Stock

A Holder generally should recognize gain or loss upon the sale or other taxable disposition of New Quiksilver Common Stock in an amount equal to the difference, if any, between (A) the sum of the fair market value of any property and the amount of cash received in such disposition and (B) such Holder’s adjusted tax basis in the New Quiksilver Common Stock at the time of the disposition. Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount carried over to the New Quiksilver Common Stock from the Allowed Secured Notes Claim (discussed above), such gain or loss generally should be capital gain or loss. Any such gain or loss will be long-term if the holding period of the New Quiksilver Common Stock exceeded one year. The deductibility of a capital loss may be subject to limitations.

2.	Holders of Class 5A – Allowed Unsecured Notes Claims

(a) General

Pursuant to the Plan, in full satisfaction of each Holder’s Allowed Unsecured Notes Claims, a Holder of Allowed Unsecured Notes Claims will receive its Pro Rata share, based on the aggregate amount of Allowed Unsecured Notes Claims, of the Notes Cash Consideration in exchange for its Allowed Unsecured Notes Claims. Subject to the discussions below regarding accrued interest and market discount, such a Holder generally should recognize capital gain or loss as a result of the exchange in an amount equal to the difference, if any, between the amount of cash received and the Holder’s aggregate tax basis in the Allowed Unsecured Notes Claims surrendered in exchange therefor. The capital gain or loss generally will be long-term capital gain or loss to the extent the Holder’s holding period for its Unsecured Notes is more than one year as of the date of the exchange.

(b) Accrued Interest

To the extent that any Allowed Unsecured Notes Claim entitled to a distribution under the Plan includes accrued but unpaid interest thereon, the Debtors intend to take the position that, for United States federal income tax purposes, such distribution should be allocated to the principal amount of the Allowed Unsecured Notes Claim first with any excess consideration allocated to accrued but unpaid interest. Under this approach, a Holder who had previously included such accrued interest income generally would recognize a deductible loss to the extent that such accrued interest were not viewed as received. No assurances can be made that the IRS will respect such allocation. To the extent that any consideration received by Holders of Allowed Unsecured Notes Claims is allocated to accrued but unpaid interest, such amount should be excluded from the amount of cash received by a Holder for purposes of determining capital gain or loss and should instead be taxed as ordinary income to the extent it has not yet been included in such Holder’s gross income. Holders should consult their tax advisors regarding the particular United States federal income tax consequences applicable to them under the Plan with respect to accrued but unpaid interest.

(c) Market Discount

The market discount provisions of the Tax Code may apply to Holders of Allowed Unsecured Notes Claims. An Allowed Unsecured Notes Claim is a “market discount bond” as to a Holder that acquired such Claim in the secondary market (or, in certain circumstances, upon original issuance) if its stated redemption price at maturity exceeds the adjusted tax basis of such Claim in the Holder’s hands immediately after its acquisition by more than a statutory de minimis amount.

Under the market discount rules (subject to a de minimis rule), any gain recognized by a Holder of Allowed Unsecured Notes Claims on the taxable disposition of such Claims that were acquired with market discount should be characterized as ordinary interest income to the extent of the accrued market discount on such Allowed Unsecured Notes Claims as of the Effective Date (unless the Holder elected to include market discount in income as it accrued). Holders of Allowed Unsecured Notes Claims should consult their tax advisors as to the tax consequences of the market discount rules.

3.	Holders of Class 5B – Allowed General Unsecured Claims

Pursuant to the Plan, in full satisfaction of each Holder’s Allowed General Unsecured Claims, each Holder of Allowed General Unsecured Claims will receive its Pro Rata share, based on the aggregate amount of Allowed General Unsecured Claims, of the GUC Cash Consideration in exchange for its Allowed General Unsecured Claims. The character of any gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim was purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim. Accordingly, Holders of Allowed General Unsecured Claims are urged to consult their tax advisors regarding the tax consequences of the Plan to them.

4.	Backup Withholding and Information Reporting

Certain payments generally are subject to information reporting to the IRS. Moreover, such reportable payments may be subject to backup withholding unless the taxpayer: (i) comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Holder’s U.S. federal income tax liability, and such Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

C.	Importance of Obtaining Professional Tax Advice

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND DOES NOT CONSTITUTE TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS OF CLAIMS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN.

ARTICLE XI.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors believe that the Plan affords Holders of Claims and Interests the potential for the greatest realization on the Debtors’ assets and, therefore, is in the best interests of such Holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) continuation of the pending Chapter 11 Cases; (b) an alternative plan or plans of reorganization; or (c) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.

A.	Continuation of the Bankruptcy Cases

If the Debtors remain in chapter 11, they could continue to operate their business and manage their properties as debtor-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could survive as a going concern in protracted chapter 11 cases. In particular, the Debtors could have difficulty sustaining the high costs and the erosion of market confidence which may be caused if the Debtors remains a chapter 11 debtor-in-possession and gaining access to sufficient liquidity to allow it to continue their operations as a going concern. And as further discussed herein, the Debtors believe that they have accomplished the goals that chapter 11 has allowed them to achieve, and that the Company’s key remaining challenges are operational and therefore do not require that the Company remain in chapter 11.

B.	Alternative Plans of Reorganization

If the Plan is not confirmed, the Debtors or any other party in interest in the Chapter 11 Cases could propose a different plan or plans. Such plans might involve either a reorganization and continuation of the Debtors’ businesses, a sale of the Debtors’ assets as a going concern, in whole or in part, an orderly liquidation of its assets, or a combination thereof. In addition, pursuant to the Plan, the Holders of the Secured Notes Claims have waived their Secured Notes Deficiency Claims solely for purposes of the Plan. Under a different plan, the Holders of the Secured Notes Claims may not waive such claims, thereby diluting recoveries to Holders of General Unsecured Claims and Unsecured Notes Claims.

C.	Liquidation Under Chapter 7 or Chapter 11

If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code. In chapter 7 cases, a trustee or trustees would be appointed to liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective Holders of Claims or Interests.

However, the Debtors believe that creditors would lose the materially higher going concern value if the Debtors were forced to liquidate. In addition, the Debtors believe that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Estate. The assets available for distribution to creditors would be reduced by such additional expenses and by claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors’ assets.

The Debtors may also be liquidated pursuant to a chapter 11 plan. In a liquidation under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. However, any distribution to the Holders of Claims or Interests under a chapter 11 liquidation plan probably would be delayed substantially. In addition, as with a chapter 7 liquidation, the Debtors believe that creditors would lose the materially higher going concern value if the Debtors were forced to liquidate under a chapter 11 plan.

The Liquidation Analysis is premised upon a hypothetical liquidation in a chapter 7 case. In the Liquidation Analysis, the Debtors have taken into account the nature, status, and underlying value of their assets, the ultimate realizable value of their assets, and the extent to which such assets are subject to liens and security interests. The likely form of any liquidation in a chapter 7 proceeding would be the sale of individual assets. Based on this analysis, it is likely that a chapter 7 liquidation of the Debtor’s assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the Debtors’ opinion, the recoveries projected to be available in a chapter 7 liquidation are not likely to afford Holders of Claims and Interests as great a realization potential as does the Plan.

ARTICLE XII.

RECOMMENDATION

A.	Hearing on and Objections to Confirmation

1.	Confirmation Hearing

The Confirmation Hearing has been scheduled for [January ●], 2016 at [●] (Eastern). Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties-in-interest, and the Plan may be modified by the Debtors pursuant to section 1127 of the Bankruptcy Code and the Plan Sponsor Agreement, and with the consent of the Plan Sponsor, prior to, during, or as a result of the Confirmation Hearing, without further notice to other parties-in-interest.

2.	Date Set for Filing Objections to Confirmation of the Plan

The time by which all objections to confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed in the Confirmation Hearing Notice has been set for January 14, 2016 at 4:00 p.m. (prevailing Eastern). A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.

B.	Recommendation

The Debtors recommend the Plan because it provides for greater distributions to the Holders of Claims and Interests than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than Confirmation could result in extensive delays and increased administrative expenses resulting in smaller distributions to the Holders of Claims. Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan support Confirmation and vote to accept the Plan.

[Signature Page to Follow]

Dated: November 17, 2015	Respectfully submitted,

QUIKSILVER, INC., on behalf of itself and its affiliates listed below

	By:	/s/ Andrew Bruenjes
	Name:	Andrew Bruenjes
	Title:	Americas Chief Financial Officer, Assistant Secretary

QS WHOLESALE, INC.
DC DIRECT, INC.
DC SHOES, INC.
FIDRA, INC.
HAWK DESIGNS, INC.
MT. WAIMEA, INC.
Q.S. OPTICS, INC.
QS RETAIL, INC.
QUIKSILVER ENTERTAINMENT, INC.
QUIKSILVER WETSUITS, INC.

[SIGNATURE PAGE – DISCLOSURE STATEMENT]

EXHIBIT A

First Amended Plan of Reorganization Pursuant to Chapter 11

Of the Bankruptcy Code Proposed by the Debtors

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
:
In re:	:	Chapter 11
:
QUIKSILVER, INC., et al.,	:	Case No. 15-11880 (BLS)
:
Debtors.[1]	:	Jointly Administered
:
x

FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF QUIKSILVER, INC. AND ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Van C. Durrer, II (I.D. No. 3827) Annie Z, Li 300 South Grand Avenue Suite 3400 Los Angeles, CA 90071 Telephone: (213) 687-5000 Fax: (213) 687-5600	Mark S. Chehi (I.D. No. 2855) One Rodney Square P.O. Box 636 Wilmington, Delaware 19899 Telephone: (302) 651-3000 Fax: (302) 651-3001	John K. Lyons Jessica S. Kumar 155 N. Wacker Dr. Suite 2700 Chicago, IL 60606 Telephone: (312) 407-0700 Fax: (312) 407-0411

Counsel for Debtors and Debtors in Possession

Dated: Wilmington, Delaware

November 17, 2015

[1]	The Debtors and the last four digits of their respective taxpayer identification numbers are as follows: Quiksilver, Inc. (9426), QS Wholesale, Inc. (8795), DC Direct, Inc. (8364), DC Shoes, Inc. (0965), Fidra, Inc. (8945), Hawk Designs, Inc. (1121), Mt. Waimea, Inc. (5846), Q.S. Optics, Inc. (2493), QS Retail, Inc. (0505), Quiksilver Entertainment, Inc. (9667), and Quiksilver Wetsuits, Inc. (9599). The address of the Debtors’ corporate headquarters is 5600 Argosy Circle, Huntington Beach, California 92649.

1

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Article V ACCEPTANCE		29

5.1	Classes Entitled to Vote	29
5.2	Acceptance by Impaired Classes	29
5.3	Elimination of Classes	30
5.4	Deemed Acceptance if No Votes Cast	30
5.5	Cramdown	30

Article VI MEANS FOR IMPLEMENTATION OF THE PLAN		30

6.1	Substantive Consolidation.	30
6.2	General Settlement of Claims and Interests.	30
6.3	Plan Funding.	31
	(a) Exit Facility	31
	(b) Rights Offerings	31
	(c) Plan Sponsor and Backstop Parties Commitments	31
	(d) Secured Notes Deficiency Claim.	31
	(e) Other Plan Funding.	31
6.4	Authorization and Issuance of New Quiksilver Common Stock	31
6.5	Exemptions from Securities Act Registration Requirements	32
6.6	Cancellation of Old Quiksilver Securities and Agreements	33
6.7	Issuance of New Securities; Execution of Plan Documents	33
6.8	Continued Corporate Existence	33
6.9	Restructuring Transactions	34
6.10	Rights Offerings	35
6.11	Reserved	35
6.12	New Corporate Governance Documents	35
6.13	Directors and Officers of the Reorganized Debtors	35
6.14	Corporate Action	35
6.15	Effectuating Documents; Further Transactions	36
6.16	Employment, Retirement, and Other Agreements and Employee Compensation Plans	36
	(a) Employment Agreements	36
	(b) Other Incentive Plans and Employee Benefits	36
6.17	Preservation Of Causes Of Action	37
6.18	Reservation of Rights	37
6.19	Exemption from Certain Transfer Taxes and Recording Fees	38
6.20	Insured Claims	38

Article VII UNEXPIRED LEASES AND EXECUTORY CONTRACTS		38

7.1	Rejection of Executory Contracts and Unexpired Leases	38
	(a) Automatic Rejection	38
	(b) Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.	38
	(c) Claims Procedures Related to Rejection of Executory Contracts or Unexpired Leases.	39
	(d) Reservation of Rights.	39

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7.2	Assumption of Executory Contracts and Unexpired Leases	39
	(a) Assumption	39
	(b) Modifications, Amendments, Supplements, Restatements, or Other Agreements	40
	(c) Proofs of Claim Based on Executory Contracts or Unexpired Leases that Have Been Assumed	40
	(d) Cure Procedures and Payments Related to Assumption of Executory Contracts and Unexpired Leases	40
	(e) Cure Notices	41
	(f) Cure Objections	41
	(g) Hearing with Respect to Objections	42
	(h) Reservation of Rights	42
7.3	Insurance Policies	42
7.4	Contracts and Leases Entered into After the Petition Date	43
7.5	General Reservation of Rights	43

Article VIII PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		44

8.1	Determination Of Claims and Interests	44
8.2	Claims Administration Responsibility	44
8.3	Objections to Claims	44
8.4	Disallowance of Claims	45
8.5	Estimation of Claims	45
8.6	No Interest on Disputed Claims	46
8.7	Amendments to Claims	46

Article IX PROVISIONS GOVERNING DISTRIBUTIONS		46

9.1	Time of Distributions	46
9.2	Currency	46
9.3	Distribution Agent.	46
9.4	Distribution on Account of Claims Administered by Servicers: Delivery of Distributions to Servicers.	47
9.5	Distributions on Account of Claims Allowed After the Effective Date	47
	(a) No Distributions Pending Allowance	47
	(b) Special Rules for Distributions to Holders of Disputed Claims	47
9.6	Delivery Of Distributions	47
	(a) Record Date for Distributions	47
	(b) Cash Distributions	48
	(c) Address for Distributions	48
	(d) Undeliverable Distributions	48
	(e) Reversion	48
	(f) De Minimis Distributions	49
	(g) Fractional Distributions	49
9.7	Accrual of Dividends and Other Rights	49
9.8	Surrender of Securities or Instruments	49
9.9	Compliance Matters	50

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9.10	Claims Paid or Payable by Third Parties	50
	(a) Claims Paid by Third Parties	50
	(b) Claims Payable by Insurance Carriers	50
	(c) Applicability of Insurance Policies	51
9.11	Setoffs	51
9.12	Recoupment	51
9.13	Allocation of Plan Distributions Between Principal and Interest	51

Article X EFFECT OF THE PLAN ON CLAIMS AND INTERESTS		52

10.1	Vesting of Assets	52
10.2	Discharge of the Debtors	52
10.3	Compromises and Settlements	53
10.4	Release by Debtors	53
10.5	Release by Holders of Claims and Interests	53
10.6	Exculpation and Limitation of Liability	54
10.7	Indemnification Obligations	54
10.8	Injunction	55
10.9	Subordination Rights	55
10.10	Protection Against Discriminatory Treatment	56
10.11	Release of Liens	56
10.12	Reimbursement or Contribution	56

Article XI CONDITIONS PRECEDENT		56

11.1	Conditions to the Effective Date of the Plan	56
11.2	Waiver of Conditions Precedent	57
11.3	Notice of Effective Date	58
11.4	Effect of Non-Occurrence of Conditions to Consummation	58

Article XII RETENTION OF JURISDICTION		58

Article XIII MISCELLANEOUS PROVISIONS		60

13.1	Binding Effect	60
13.2	Payment of Statutory Fees	60
13.3	Payment of Certain Additional Professional Fees	60
13.4	Modification and Amendments	60
13.5	Confirmation of the Plan	61
13.6	Additional Documents	61
13.7	Dissolution of Creditors’ Committee	61
13.8	Revocation, Withdrawal, or Non-Consummation	61
	(a) Right to Revoke or Withdraw	61
	(b) Effect of Withdrawal, Revocation, or Non-Consummation	61
13.9	Notices	62
13.10	Term of Injunctions or Stays	62
13.11	Governing Law	63

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13.12	Entire Agreement	63
13.13	Severability	63
13.14	No Waiver or Estoppel	63
13.15	Conflicts	63

v

INTRODUCTION

Quiksilver, Inc. together with the other debtors and debtors-in-possession in the above-captioned Chapter 11 Cases, hereby propose this joint chapter 11 plan of reorganization for the resolution of outstanding Claims and Interests.2 The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. The distributions to be made to Holders of Claims are set forth herein. Quiksilver, Inc.’s non-Debtor subsidiaries are not subject to the Chapter 11 Cases or this Plan.

Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject this Plan cannot be solicited from a Holder of a Claim or Interest until a disclosure statement has been approved by the Bankruptcy Court and distributed to Holders of Claims and Interests. The Disclosure Statement relating to this Plan was approved by the Bankruptcy Court on [●], 2015 and has been distributed simultaneously with this Plan to all parties whose votes are being solicited. The Disclosure Statement contains, among other things, a discussion of the Debtors’ history, business, properties and operations, risk factors associated with the business and Plan, a summary and analysis of this Plan, and certain related matters.

ALL HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

Subject to the restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article XIII of this Plan, the Debtors expressly reserve their rights to alter, amend, modify, revoke, or withdraw this Plan, one or more times, prior to this Plan’s substantial consummation.

ARTICLE I

DEFINITIONS, RULES OF

INTERPRETATION, AND COMPUTATION OF TIME

A.	Scope of Definitions

For purposes of this Plan, except as expressly provided otherwise or unless the context requires otherwise, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I.B of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

B.	Definitions

1.1 “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority

[2]	Capitalized terms used herein shall have the meanings ascribed to them in Article I.B of this Plan.

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pursuant to section 507(a)(2) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the businesses of the Debtors, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Cases, section 503(b)(9) Claims, Professional Claims, and all fees and charges assessed against the Estate under chapter 123 of title 28 of the United States Code, and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

1.2 “Administrative Claim Request Form” means the form to be included in the Plan Supplement for submitting Administrative Claim requests.

1.3 “Administrative Claims Bar Date” means the deadline for filing proofs of or requests for payment of Administrative Claims, which shall be 30 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, and except with respect to (i) DIP Facility Claims (ii) Professional Claims, (iii) Administrative Claims Allowed by an order of the Bankruptcy Court on or before the Effective Date, or (iv) Administrative Claims that are not Disputed and arose in the ordinary course of business and were paid or are to be paid in accordance with the terms and conditions of the particular transactions giving rise to such Administrative Claims.

1.4 “Affiliates” has the meaning ascribed to such term by section 101(2) of the Bankruptcy Code.

1.5 “Allowed” means, for distribution purposes, a Claim or Interest, or any portion thereof, or a particular Class of Claims or Interests (a) that has been allowed by a Final Order of the Bankruptcy Court (or such other court as the Reorganized Debtors and the Holder of such Claim or Interest agree may adjudicate such Claim or Interest and objections thereto), (b) which is not the subject of a proof of Claim timely filed with the Bankruptcy Court and is Scheduled as liquidated and noncontingent, other than a Claim that is Scheduled at zero, in an unknown amount, or as disputed, but only to the extent such Claim is Scheduled as liquidated and noncontingent, (c) for which a proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by this Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order of the Bankruptcy Court, or (d) that is expressly allowed in a liquidated amount pursuant to this Plan. Pursuant to 11 U.S.C. § 503(b)(1)(D), Governmental Units need not file a Claim to request payment of an administrative expense relating to taxes under 11 U.S.C. § 503(b)(1)(B) or (C) as a condition of its being an allowed administrative expense.

1.6 “Avoidance Actions” means any and all actual or potential claims and causes of action to avoid a transfer of property or an obligation incurred by the Debtors and its recovery, subordination, or other remedies that may be brought by and on behalf of the Debtors and their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under section 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code.

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1.7 “Backstop Commitments” has the meaning ascribed to such term in the Backstop Commitment Letter.

1.8 “Backstop Commitment Letter” means that certain Backstop Commitment Letter by and among the Debtors and the Backstop Parties, dated as of October 31, 2015, as may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms therewith.

1.9 “Backstop and Rights Offering Procedures Approval Order” means the Final Order entered by the Bankruptcy Court authorizing the Debtors’ entry into and approving the terms of the Backstop Commitment Letter and the Rights Offering Procedures.

1.10 “Backstop Parties” means the Plan Sponsor, in its capacity as provider of the Backstop Commitments pursuant to the Backstop Commitment Letter.

1.11 “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the date hereof but, with respect to amendments to the Bankruptcy Code subsequent to commencement of the Chapter 11 Case, only to the extent that such amendments were made expressly applicable to bankruptcy cases which were filed as of the enactment of such amendments.

1.12 “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Case.

1.13 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

1.14 “Bar Date” means the deadlines set by the Bankruptcy Court pursuant to the Bar Date Order or other Final Order for filing proofs of claim in the Chapter 11 Case, as the context may require, which was November 18, 2015, except for Governmental Units, for whom the Bar Date is March 7, 2016.

1.15 “Bar Date Orders” means the order entered by the Bankruptcy Court on October 6, 2015 (Docket No. 247), which established the Bar Date, and any subsequent order supplementing such order or relating thereto.

1.16 “Business Day” means any day, excluding Saturdays, Sundays, and “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York City.

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1.17 “Cash” means legal tender of the United States of America and equivalents thereof.

1.18 “Causes of Action” means any and all actions, claims, proceedings, causes of action, suits, accounts, demands, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including actions brought prior to the Petition Date, actions under chapter 5 of the Bankruptcy Code, including any Avoidance Action, and actions against any Entity for failure to pay for products or services provided or rendered by the Debtors, all claims, suits or proceedings relating to enforcement of the Debtors’ intellectual property rights, including patents, copyrights and trademarks, and all claims or causes of action seeking recovery of the Debtors’ or the Reorganized Debtors’ accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Debtors’ or the Reorganized Debtors’ businesses, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

1.19 “Charging Lien” means any lien or other priority in payment to which the Secured Indenture Trustee is entitled under the Secured Indenture.

1.20 “Certificate” means any instrument evidencing a Claim or an Interest.

1.21 “Chapter 11 Cases” means the chapter 11 cases of the Debtors pending in the Bankruptcy Court and being jointly administered under Case No. 15-11880 (BLS).

1.22 “Claim” means any claims against the Debtors, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code, or an Administrative Claim, as applicable.

1.23 “Claims and Solicitation Agent” means Kurtzman Carson Consultants, LLC.

1.24 “Claims Objection Deadline” means, as applicable (except for Administrative Claims), (a) the day that is the later of (i) the first Business Day that is at least one (1) year after the Effective Date and (ii) as to proofs of claim filed after the Bar Date, the first Business Day that is at least 180 days after a Final Order is entered deeming the late filed claim timely filed or (b) such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtors without further notice to parties-in-interest.

1.25 “Class” means a category of Holders of Claims or Interests classified together pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, as described in Article III of this Plan.

1.26 “Company” means the Debtors and their non-Debtor Affiliates, whether located inside or outside of the territorial jurisdiction of the United States, including all of the direct and indirect subsidiaries of Quiksilver.

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1.27 “Confirmation” means the entry, within the meaning of Bankruptcy Rules 5003 and 9012, of the Confirmation Order, subject to all conditions specified having been satisfied or waived.

1.28 “Confirmation Date” means the date on which Confirmation occurs.

1.29 “Confirmation Hearing” means the hearing before the Bankruptcy Court held under section 1128 of the Bankruptcy Code to consider confirmation of the Plan and related matters as such hearing may be adjourned or continued from time to time.

1.30 “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan under section 1129 of the Bankruptcy Code, which order shall be reasonably acceptable to the Debtors and the Plan Sponsor.

1.31 “Creditors’ Committee” means the official committee of unsecured creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Case on September 21, 2015, as may be reconstituted from time to time.

1.32 “Creditor” has the meaning ascribed to such term in section 101(10) of the Bankruptcy Code.

1.33 “Cure” means the payment or other honoring of all obligations required to be paid or honored in connection with assumption of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code, including (a) the cure of any non-monetary defaults to the extent required, if at all, pursuant to section 365 of the Bankruptcy Code, and (b) with respect to monetary defaults, the distribution, within a reasonable period of time following the Effective Date, of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an Executory Contract or Unexpired Lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations or such other amount as may be agreed upon by the parties, under such Executory Contract or Unexpired Lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

1.34 “Cure Notice” means the notice of proposed Cure amount provided to counterparties to assumed Executory Contracts or Unexpired Leases pursuant to Article 7.2(e) of the Plan.

1.35 “Cure Objection Deadline” means the deadline for filing objections to a Cure Notice or proposed Cure, which shall be on or before fourteen (14) days after the applicable counterparty was served with a Cure Notice.

1.36 “D&O Insurance” means insurance maintained by the Debtors which covers, among others, the directors and officers of the Debtors or any of them, including any runoff policies or tail coverage.

1.37 “Debtors” means, collectively, Quiksilver, Inc., QS Wholesale, Inc., DC Direct, Inc., DC Shoes, Inc., Fidra, Inc., Hawk Designs, Inc., Mt. Waimea, Inc., Q.S. Optics, Inc., QS Retail, Inc., Quiksilver Entertainment, Inc. and Quiksilver Wetsuits, Inc.

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1.38 “DIP ABL Agent” means Bank of America, N.A., in its capacity as administrative agent for the DIP ABL Lenders pursuant to the DIP ABL Credit Agreement.

1.39 “DIP ABL Credit Agreement” means that certain Second Amended and Restated Senior Secured Super-Priority Debtor-In-Possession Credit Agreement, dated as of September 10, 2015, by and among certain of the Debtors, the DIP ABL Agent, and the DIP ABL Lenders, as amended, supplemented, or otherwise modified from time to time, and all documents executed in connection therewith.

1.40 “DIP ABL Facility” means the debtor-in-possession secured revolving credit facility provided to the Debtors by the DIP ABL Lenders pursuant to the DIP ABL Credit Agreement as authorized by the Bankruptcy Court pursuant to the DIP Order, as may be amended or modified from time to time.

1.41 “DIP ABL Facility Claim” means any Claim arising under, derived from, based upon, or as a result of the DIP ABL Facility.

1.42 “DIP ABL Lenders” means the banks and other financial institutions or entities from time to time party to the DIP ABL Credit Agreement as lenders.

1.43 “DIP Agents” means the DIP ABL Agent and the DIP Term Loan Agent, collectively.

1.44 “DIP Claims” means, collectively, the DIP ABL Facility Claims and the DIP Term Loan Facility Claims.

1.45 “DIP Credit Agreements” means, collectively, the DIP ABL Credit Agreement and the DIP Term Loan Credit Agreement.

1.46 “DIP Facilities” means, collectively, the DIP ABL Facility and the DIP Term Loan Facility.

1.47 “DIP Lenders” means, collectively, the DIP ABL Lenders and the DIP Term Loan Lenders.

1.48 “DIP Order” means, collectively, (a) the interim order that was entered by the Bankruptcy Court on September 11, 2015 (Docket No. 76), (b) the final order that was entered by the Bankruptcy Court on October 28, 2015 (Docket No. 382), authorizing and approving the DIP Facilities and the agreements related thereto, and (c) any and all orders entered by the Bankruptcy Court authorizing and approving amendments or modifications to the DIP Credit Agreements or either of the orders described in the foregoing clauses (a) and (b).

1.49 “DIP Term Loan Agent” means OCM FIE, LLC, in its capacity as administrative agent for the DIP Term Loan Lenders pursuant to the DIP Term Loan Credit Agreement.

1.50 “DIP Term Loan Credit Agreement” means that certain Senior Secured Super-Priority Debtor-In-Possession Credit Agreement, dated as of September 10, 2015, by and among certain of the Debtors, the DIP Term Loan Agent, and the DIP Term Loan Lenders, as amended, supplemented, or otherwise modified from time to time, and all documents executed in connection therewith.

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1.51 “DIP Term Loan Facility” means the debtor-in-possession secured term loan credit facility provided to the Debtors by the DIP Term Loan Lenders pursuant to the DIP Term Loan Credit Agreement as authorized by the Bankruptcy Court pursuant to the DIP Order, as may be amended or modified from time to time.

1.52 “DIP Term Loan Facility Claim” means any Claim arising under, derived from, based upon, or as a result of the DIP Term Loan Facility.

1.53 “DIP Term Loan Lenders” means the banks and other financial institutions or entities from time to time party to the DIP Term Loan Credit Agreement as lenders.

1.54 “Disallowed” means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order or a settlement, or as provided in this Plan, (b) a Claim or any portion thereof that is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or (c) a Claim or any portion thereof that is not Scheduled and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

1.55 “Disclosure Statement” means the written disclosure statement or any supplements thereto (including the Plan Supplement and all schedules thereto or referenced therein) that relates to this Plan, as such disclosure statement may be amended, modified, or supplemented from time to time, all as approved by an order of the Bankruptcy Court pursuant to sections 1125 and 1127 of the Bankruptcy Code and Bankruptcy Rule 3017.

1.56 “Disclosure Statement Hearing” means the hearing before the Bankruptcy Court to consider granting the relief requested under the Disclosure Statement Order and related matters as such hearing may be adjourned or continued from time to time.

1.57 “Disclosure Statement Order” means the Order entered by the Bankruptcy Court approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code and solicitation procedures related thereto.

1.58 “Disputed” means any Claim, or any portion thereof, prior to it having become an Allowed Claim or a Disallowed Claim.

1.59 “Distribution Agent” means Kurtzman Carson Consultants, LLC.

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1.60 “Distribution Date” means, as applicable, (a) the Initial Distribution Date, or (b) a Periodic Distribution Date.

1.61 “Distribution Record Date” means the date for determining which Holders of Allowed Claims are eligible to receive distributions under the Plan, which shall be (a) the Confirmation Date, or (b) such other date as designated by an order of the Bankruptcy Court.

1.62 “DTC” means the Depository Trust Company, and its successors and assigns.

1.63 “Effective Date” means the date on which this Plan shall take effect, which date shall be a Business Day on or after the Confirmation Date on which all conditions precedent to the effectiveness of this Plan specified in Article 11.1, have been satisfied, or, if capable of being waived, waived, which date shall be specified in a notice filed by the Reorganized Debtors with the Bankruptcy Court.

1.64 “Eligible Affiliate” means an affiliate of an Eligible Holder that is an Eligible Holder or would be an Eligible Holder if such affiliate were a holder of an Allowed Secured Notes Claim.

1.65 “Eligible Holder” means the Holder of an Allowed Secured Notes Claim, including the Plan Sponsor, that is either (i) certified as an “accredited investor” as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, which, for the avoidance of doubt, shall exclude any natural person, or (ii) a “qualified institutional buyer” as defined in Rule 144A of the Securities Act.

1.66 “Eligible Offeree” means an Eligible Holder or an Eligible Affiliate.

1.67 “Eligible Offeree Certification” means the certification by a Holder of an Allowed Secured Notes Claim or its affiliate, in accordance with the Rights Offering Procedures, indicating that such entity is an Eligible Offeree.

1.68 “Employee Compensation Plans” means, collectively, the KEIP and the MIP.

1.69 “Entity” has the meaning ascribed to such term in section 101(15) of the Bankruptcy Code.

1.70 “Equity Security” has the meaning ascribed to such term in section 101(16) of the Bankruptcy Code.

1.71 “Estates” means the bankruptcy estates of the Debtors created pursuant to section 541 of the Bankruptcy Code.

1.72 “Euro Noteholder” means a Holder of a Euro Notes Guaranty Claim.

1.73 “Euro Notes” means the 8.875% senior notes due December 15, 2017 issued by Boardriders S.A. under the Euro Notes Indenture.

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1.74 “Euro Notes Exchange Offer” means the exchange offer proffered by the Debtors or certain Affiliates thereof to holders of Euro Notes, the terms and conditions of which shall be set forth in a document contained in the Plan Supplement.

1.75 “Euro Notes Guaranty Claims” means a Claim of a Euro Noteholder arising under or as a result of the Euro Notes, which Claims shall be Allowed for all purposes under the Plan, and which for the avoidance of doubt shall not be subject to any avoidance, reductions, recharacterization, subordination, counterclaim, defense, disallowance, impairment, objection, or any challenges under applicable law or regulation.

1.76 “Euro Notes Indenture” means that certain Indenture dated as of December 10, 2010 among, inter alia, the Euro Notes Indenture Trustee and Boardriders S.A., as may be amended in connection with the Euro Notes Exchange Offer

1.77 “Euro Notes Indenture Trustee” means Deutsche Trustee Company Limited, in its capacity as the indenture trustee for the Euro Notes appointed under the Euro Notes Indenture.

1.78 “Euro Notes Rights Offering” means that certain rights offering pursuant to which Eligible Offerees shall have the right to exercise subscription rights for the purchase of up to €50.0 million of New Quiksilver Common Stock, the proceeds of which shall be used to consummate the Euro Notes Exchange Offer.

1.79 “Event” means any event, development, occurrence, circumstance or change.

1.80 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or hereafter amended.

1.81 “Excluded DIP Obligations” means all of the Debtors’ contingent or unliquidated obligations (including indemnification and expense reimbursement obligations) with respect to the DIP Facilities (excluding, in each case, the DIP Claims), to the extent that any such obligations have not been paid in full in Cash on the Effective Date.

1.82 “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ in or out of court restructuring, the Chapter 11 Cases, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, the settlement of Claims or renegotiation of Executory Contracts or Unexpired Leases, the negotiation of the Plan, the DIP Credit Agreements, the Rights Offerings, the Euro Notes Exchange Offer, the Backstop Commitment Letter, the Plan Sponsor Agreement (including the term sheets attached thereto), the Plan Supplement, the Exit Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation of the Plan, the administration, consummation, and implementation of the Plan, the distribution of property under the Plan, or any transaction contemplated by the Plan or Disclosure Statement, or in furtherance thereof; provided, however, that Claims relating to the Excluded DIP Obligations shall not constitute Exculpated Claims.

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1.83 “Exculpated Parties” means, collectively, each of the following in their respective capacities as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Backstop Parties; (d) the Plan Sponsor; (e) the DIP Lenders; (f) the DIP Agents; (g) the Unsecured Creditors Committee and each of its members; (h) the Senior Notes Indenture Trustee; and (i) with respect to each of the above-named Entities described in subsections (a) through (h), such Entity’s respective predecessors, successors and assigns, and current and former stockholders, members, limited partners, general partners, equity holders, Affiliates and its and their subsidiaries, principals, partners, managed funds, parents, equity holders, members, employees, agents, officers, directors, managers, trustees, professionals, representatives, advisors, attorneys, financial advisors, accountants, investment bankers, and consultants.

1.84 “Executory Contract” means any contract to which any of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

1.85 “Exhibit” means an exhibit contained in the Plan Supplement or annexed as an appendix to the Disclosure Statement.

1.86 “Exit Facility” means that certain asset-based revolving credit facility in the principal amount of up to $120.0 million pursuant to a new credit agreement, by and among the Reorganized Debtors, as borrowers, and the Exit Lenders, and all other documents entered into in connection therewith or contemplated thereby, the proceeds of which shall fund (a) first, distributions under this Plan on account of DIP ABL Facility Claims, and (b) second, distributions under this Plan on account of DIP Term Loan Facility Claims.

1.87 “Exit Facility Commitment Agreements” means the commitment agreements regarding the Exit Facility in accordance with this Plan.

1.88 “Exit Lenders” means the lender or syndication of lenders, which may include the DIP Lenders, party to the Exit Facility as of the Effective Date, who shall be reasonably acceptable to the Debtors and the Plan Sponsor, and each of the financial institutions from time to time party to the Exit Facility as lenders.

1.89 “Exit Rights Offering” means that certain rights offering pursuant to which Eligible Offerees shall have the right to exercise subscription rights for the purchase of up to $122.5 million of New Quiksilver Common Stock, the proceeds of which shall fund (a) first, distributions under this Plan on account of DIP Term Loan Facility Claims, (b) second, the Unsecured Cash Consideration, and (c) third, any other payments required on the Effective Date under this Plan.

1.90 “Face Amount” means, (a) when used in reference to a Disputed Claim or Disallowed Claim, the full stated liquidated amount claimed by the Holder of a Claim in any proof of Claim, or amendment thereof in accordance with applicable law, timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, or the amount estimated for such Claim in an order of the Bankruptcy Court, and (b) when used in reference to an Allowed Claim or Allowed Interest, the Allowed amount of such Claim or Interest. If none of the foregoing applies, the Face Amount of the Claim shall be zero ($0) dollars.

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1.91 “Final Decree” means a final decree entered by the Court closing the Chapter 11 Cases pursuant to Bankruptcy Rule 3022.

1.92 “Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, is in full force and effect, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, petition for certiorari, or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedures, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order; provided, further, that the Debtors or Reorganized Debtors, as applicable, reserve the right to waive any appeal period for an order or judgment to become a Final Order.

1.93 “General Unsecured Claim” means any Claim that is not an Administrative Claim, DIP Facility Claim, Priority Tax Claim, Other Priority Claim, Other Secured Claim, Secured Notes Claim, Euro Notes Guaranty Claim, Unsecured Notes Claim, Intercompany Claim, or 510(b) Claim. Without limiting the foregoing, General Unsecured Claims include all (a) Rejection Damages Claims and (b) Reclamation Claims that are not Allowed Section 503(b)(9) Claims.

1.94 “Governmental Unit” has the meaning ascribed to such term in section 101(27) of the Bankruptcy Code.

1.95 “GUC Cash Consideration” means 18% of the Unsecured Cash Consideration.

1.96 “Holdback Escrow Account” means the interest-bearing escrow account into which Cash equal to the Holdback Escrow Amount shall be deposited on the Effective Date for the payment of Allowed Professional Claims to the extent not previously paid or disallowed.

1.97 “Holdback Escrow Amount” means the sum of (a) the aggregate amounts withheld by the Debtors as of the Confirmation Date as a holdback on payment of Professional Claims pursuant to the Professional Fee Order and (b) twenty (20) percent of that portion of the unbilled fees of Professionals estimated pursuant to Article 2.3(b) of the Plan attributable to fees incurred as of the Confirmation Date; provided, however, that if a Professional does not provide an estimate pursuant to Article 2.3(b), the Debtors may estimate the unbilled fees of such Professional incurred as of the Confirmation Date, and the sum of provision (a) above and the total amount so estimated shall comprise the Holdback Escrow Amount.

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1.98 “Holder” means a holder of a Claim against or Interest in the Debtors.

1.99 “Impaired” means impaired within the meaning of section 1124 of the Bankruptcy Code.

1.100 “Indemnification Obligations” means obligations of the Debtors, if any, to indemnify, reimburse, advance, or contribute to the losses, liabilities, or expenses of an Indemnitee pursuant to the Debtors’ certificate of incorporation, bylaws, policy of providing employee indemnification, applicable law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for, or on behalf of the Debtors.

1.101 “Indemnitee” means all directors, officers, or employees of the Debtors, in each case employed by the Debtors or serving as a director or officer immediately prior to or as of the Effective Date and acting in their respective capacities as such immediately prior to the Effective Date, who are entitled to assert Indemnification Obligations.

1.102 “Indenture Trustees” means the Secured Notes Indenture Trustee and the Unsecured Notes Indenture Trustee.

1.103 “Indentures” means the Secured Notes Indenture and the Unsecured Notes Indenture.

1.104 “Initial Distribution Date” means the date selected by the Reorganized Debtors, in their sole discretion, upon which distributions to Holders of Allowed Claims entitled to receive distributions under this Plan shall commence.

1.105 “Insurance Contract” has the meaning ascribed to it in Article 7.3 of this Plan.

1.106 “Insured Claims” has the meaning ascribed to it in Article 7.3 of this Plan.

1.107 “Intercompany Claim” means a Claim (a) by any Debtor against another Debtor or (b) by any non-Debtor Affiliate against any of the Debtors.

1.108 “Intercompany Interests” means all Interests in the Subsidiary Debtors.

1.109 “Interest” means (a) the legal, equitable, contractual, and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) in any Entity with respect to Old Quiksilver Common Stock, or any other Equity Securities or Other Interests of the Debtors and (b) the legal, equitable, contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Entity to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) any of the foregoing.

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1.110 “KEIP” means any key employee incentive plan with respect to the Debtors’ officers and management adopted by the Debtors’ board of directors during the pendency of the Chapter 11 Cases and approved by a Final Order of the Bankruptcy Court.

1.111 “Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued, or promulgated by any Governmental Unit.

1.112 “Legal Proceeding” means legal, governmental, administrative, judicial, or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, notices of noncompliance or violation, or proceedings.

1.113 “Letter(s) of Credit” means any letter of credit (singularly or collectively as the case may be) issued pursuant to the DIP Credit Agreements.

1.114 “Letter of Credit Issuer” means Bank of America, N.A., as the issuer of Letters of Credit under the DIP ABL Credit Agreement.

1.115 “Lien” has the meaning ascribed to such term in section 101(37) of the Bankruptcy Code.

1.116 “MIP” means that certain management incentive compensation plan to be implemented on or after the Effective Date on terms approved by the New Board, which shall dilute the issued and outstanding New Quiksilver Common Stock distributed pursuant to the New Quiksilver Common Stock Allocation by an amount not to exceed a percentage to be set forth in the Plan Supplement.

1.117 “New Board” means the initial board of directors of Reorganized Quiksilver, which shall be determined in accordance with the Plan Sponsor Agreement.

1.118 “New Bylaws” means the bylaws, limited liability company agreement, or functionally equivalent document, as applicable, of the Reorganized Debtors, the form of which shall be included in the Plan Supplement, in form and substance consistent with, and subject to, the Plan Sponsor Agreement.

1.119 “New Certificates of Incorporation” means the certificates of incorporation, certificates of formation, or functionally equivalent document, as applicable, of each of the Reorganized Debtors, the form of which shall be included in the Plan Supplement, in form and substance consistent with, and subject to, the Plan Sponsor Agreement.

1.120 “New Corporate Governance Documents” means, as applicable, (a) the New Certificates of Incorporation, (b) the New Bylaws, and (c) the New Shareholders Agreement, in each case to be filed as part of the Plan Supplement and subject to the Plan Sponsor Agreement.

1.121 “New Quiksilver Common Stock” means the shares of new common stock of Reorganized Quiksilver.

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1.122 “New Quiksilver Common Stock Allocation” means the allocation of shares of New Quiksilver Common Stock distributed under this Plan, on a fully diluted basis (excluding any further dilution attributable to the MIP) and assuming that the Euro Notes Exchange Offer is fully consummated, as follows: (a) first, 19% to holders of Allowed Secured Notes Claims; (b) second, up to 77% to Rights Offering Participants under the Rights Offerings; and (c) third, 4% to the Backstop Parties under the Backstop Commitment Letter.

1.123 “New Shareholders Agreement” means the shareholders agreement (or functionally equivalent document, as applicable) of the Reorganized Debtors with respect to the New Quicksilver Common Stock, the form of which shall be included in the Plan Supplement, in form and substance consistent with, and subject to, the Plan Sponsor Agreement.

1.124 “New Subsidiary Debtor Boards” means the initial boards of directors of the Reorganized Subsidiary Debtors, as determined by the Plan Sponsor.

1.125 “Notes Cash Consideration” means 82% of the Unsecured Cash Consideration.

1.126 “Old Quiksilver Common Stock” means shares of common stock of Quiksilver that are authorized, issued, and outstanding prior to the Effective Date.

1.127 “Old Quiksilver Securities” means, collectively, the Secured Notes, the Unsecured Notes, and Old Quiksilver Common Stock, and all options, warrants, rights and other instruments evidencing an ownership interest in the Debtors (whether fixed or contingent, matured or unmatured, disputed or undisputed), contractual, legal, equitable, or otherwise, to acquire any of the foregoing.

1.128 “Ordinary Course Professionals Order” means the Bankruptcy Court’s Order Pursuant To Bankruptcy Code Sections 105(a), 327, 330 And 331 Authorizing Debtors To Employ And Pay Professionals Utilized In The Ordinary Course Of Business (Docket No. 240).

1.129 “Other Interests” means all options, call rights, puts, awards, or other agreements to acquire an Equity Security of Quiksilver.

1.130 “Other Priority Claim” means any Claim, other than an Administrative Claim or Priority Tax Claim, entitled to priority payment as specified in section 507(a) of the Bankruptcy Code.

1.131 “Other Secured Claim” means any Secured Claim other than the following: (a) a DIP Facility Claim or (b) a Secured Notes Claim.

1.132 “Periodic Distribution Date” means such Business Days after the Initial Distribution Date selected by the Reorganized Debtors in their reasonable discretion for making distributions under this Plan.

1.133 “Petition Date” means September 9, 2015.

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1.134 “Plan” means this plan of reorganization for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as may be modified in accordance with the Bankruptcy Code and Bankruptcy Rules, including the Plan Supplement and all Exhibits, supplements, appendices, and schedules.

1.135 “Plan Sponsor” the funds managed by affiliates of Oaktree Capital Management which are party to the Plan Sponsor Agreement.

1.136 “Plan Sponsor Agreement” means that certain Plan Sponsor Agreement by and among the Debtors and the Plan Sponsor, dated as of September 8, 2015, as may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms therewith.

1.137 “Plan Sponsor Agreement Approval Order” means the Final Order entered by the Bankruptcy Court authorizing the Debtors’ entry into and approving the terms and conditions of the Plan Sponsor Agreement.

1.138 “Plan Supplement” means the supplement or supplements to the Plan containing certain Exhibits and documents relevant to the implementation of the Plan, to be filed with the Bankruptcy Court on or before the Plan Supplement Filing Date, and including: (a) the New Corporate Governance Documents, (b) the Schedule of Assumed Executory Contracts and Unexpired Leases, (c) a list of retained Causes of Action, (d) the Administrative Claim Request Form, and (e) to the extent known, the New Board.

1.139 “Plan Supplement Filing Date” means the date on which the Plan Supplement shall be filed with the Bankruptcy Court, which date shall be at least seven days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court without further notice.

1.140 “Plan Transaction Documents” means all definitive documents and agreements to which the Debtors will be a party as contemplated by the Plan Sponsor Agreement and the Plan, including (a) the motion to approve the Plan Sponsor Agreement and the Plan Sponsor Agreement Approval Order; (b) the Plan and any documentation or agreements related thereto; (c) the Confirmation Order and pleadings in support of entry thereof; (d) the Backstop Commitment Letter, the Rights Offering Procedures, and any documentation or agreements related thereto, the motion to approve the Backstop Commitment Letter and Rights Offering Procedures, and the Backstop and Rights Offering Procedures Approval Order; (e) the Disclosure Statement, the solicitation materials in respect of the Plan, the motion to approve the Disclosure Statement, and the Disclosure Statement Approval Order; (f) the Employee Compensation Plans; (g) the Exit Facility Commitment Agreements and any documentation or agreements relating thereto; (h) the documents comprising the Exit Facility and any documentation or agreements related thereto; (i) the documents comprising the Euro Notes Exchange Offer and any documentation or agreements relating thereto; and (j) all documents that will comprise the Plan Supplement. The form and substance of each document comprising the Plan Transaction Documents shall be acceptable to the Plan Sponsor.

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1.141 “Priority Tax Claim” means a Claim of a Governmental Unit entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.142 “Pro Rata” means the proportion that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, or the proportion that Allowed Claims or Allowed Interests in a particular Class bear to the aggregate amount of Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed interests under the Plan.

1.143 “Professional” means any Entity retained in the Chapter 11 Case by separate Final Order pursuant to sections 327, 363, and 1103 of the Bankruptcy Code or otherwise; provided, however, that Professional does not include any Entity retained pursuant to the Ordinary Course Professionals Order.

1.144 “Professional Claim” means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges and disbursements incurred relating to services rendered or expenses incurred after the Petition Date and prior to and including the Confirmation Date.

1.145 “Professional Fee Order” means the order entered by the Bankruptcy Court on October 28, 2015 (Docket No. 379), authorizing the interim payment of Professional Claims subject to the Holdback Escrow Amount.

1.146 “Quiksilver” means Quiksilver, Inc., a Delaware corporation, debtor-in-possession in the above-captioned lead Chapter 11 Case, Case No. 15-11880 (BLS) pending in the Bankruptcy Court.

1.147 “Reclamation Claim” means any Claim for the reclamation of goods delivered to the Debtors asserted under section 546(c) of the Bankruptcy Code.

1.148 “Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Claim Holder so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the Claim Holder to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Claim Holder for any damages incurred as a result of any reasonable reliance by such Claim Holder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Claim Holder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, “going dark” provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated in order to accomplish Reinstatement.

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1.149 “Rejection Damages Claim” means any Claim on account of the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code or the repudiation of such contract.

1.150 “Released Parties” means each of the following in their respective capacities as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Agents; (d) the DIP Lenders; (e) the Backstop Parties; (f) the Plan Sponsor; (g) the Creditors’ Committee and each of its members, (h) the Secured Notes Indenture Trustee, (i) with respect to each of the above-named Entities described in subsections (a) through (h), such Entity’s respective predecessors, successors and assigns, and current and former stockholders, members, limited partners, general partners, equity holders, Affiliates and its and their subsidiaries, principals, partners, managed funds, parents, equity holders, members, employees, agents, officers, directors, managers, trustees, professionals, representatives, advisors, attorneys, financial advisors, accountants, investment bankers, and consultants. For the avoidance of doubt, and notwithstanding anything herein to the contrary, in no event shall an Entity that checks the box on the Ballot and returns such Ballot in accordance with the Disclosure Statement Order to opt out of the third party releases contained in Article 10.5 hereof be a Released Party.

1.151 “Releasing Parties” means each of the following in their respective capacities as such: (a) the Released Parties, (b) all Holders of Claims and Interests that are deemed to accept the Plan, (c) each Holder of a Claim voting to accept the Plan or abstaining from voting to accept or reject the Plan, unless such Holder elects to opt out of the releases contained in Article 10.5 by checking the box on its timely submitted ballot, and (d) with respect to each of the foregoing Entities in subparts (b) through (c), their respective current and former officers, directors, managers, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

1.152 “Reorganized Debtors” means the Debtors or any successors thereto, by merger, consolidation, or otherwise, from and after the Effective Date, but excluding specifically any of the Debtors who are dissolved pursuant to the Plan.

1.153 “Rights Offerings” means, collectively, the Exit Rights Offering and the Euro Notes Rights Offering.

1.154 “Rights Offering Procedures” means the procedures governing the Rights Offerings and required to be followed by Holders of Secured Notes Claims to validly exercise their subscription rights, as set forth in the Backstop and Rights Offering Procedures Approval Order.

1.155 “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule of certain Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, in the form filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time, in each case and in all respects subject to the Plan Sponsor Agreement.

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1.156 “Scheduled” means, with respect to any Claim, the status, priority, and amount, if any, of such Claim as set forth in the Schedules.

1.157 “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Cases by the Debtors pursuant to section 521 of the Bankruptcy Code, which incorporate by reference the global notes and statement of limitations, methodology, and disclaimer regarding the Debtors’ schedules and statements, as such schedules or statements have been or may be further modified, amended, or supplemented from time to time in accordance with Bankruptcy Rule 1009 or Final Orders of the Bankruptcy Court.

1.158 “Section 503(b)(9) Claim” means any Claim asserted under section 503(b)(9) of the Bankruptcy Code equal to the value of any goods received by the Debtors within 20 days before the Petition Date in which the goods have been sold to the Debtors in the Debtors’ ordinary course of business.

1.159 “Secured Claim” means a Claim (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

1.160 “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

1.161 “Secured Noteholder” means a Holder of a Secured Notes Claim.

1.162 “Secured Notes” means the 7.875% senior secured notes due August 1, 2018 issued by Quiksilver under the Senior Notes Indenture.

1.163 “Secured Notes Claim” means a Claim of a Secured Noteholder arising under, derived from, based upon, or related to the Secured Notes, which Claims shall be Allowed for all purposes under the Plan in the aggregate amount of $279.0 million in principal, plus accrued and unpaid interest and premiums (if any) as of the Petition Date, and which, for the avoidance of doubt, shall not be subject to any avoidance, reductions, recharacterization, subordination, counterclaim, defense, disallowance, impairment, objection, or any challenges under applicable law or regulation.

1.164 “Secured Notes Deficiency Claim” means any unsecured Claim arising under the Secured Notes Documents.

1.165 “Secured Notes Documents” means, collectively, the Secured Notes, the Secured Notes Indenture, each other Security Document (as defined in the Secured Notes Indenture), and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

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1.166 “Secured Notes Indenture” means that certain Indenture dated as of July 16, 2013, among, inter alia, Quiksilver and QS Wholesale, Inc., as issuers and the Secured Notes Indenture Trustee.

1.167 “Secured Notes Indenture Trustee” means Delaware Trust Company, as successor to U.S. Bank National Association, in its capacity as the indenture trustee for the Secured Notes appointed under the Secured Notes Indenture.

1.168 “Security” has the meaning ascribed to such term in section 2(a)(1) of the Securities Act.

1.169 “Servicer” means any indenture trustee, agent, servicer, or other authorized representative of Holders of Claims or Interests recognized by the Debtors.

1.170 “Subordinated Claim” means any Claim against the Debtors that is subject to subordination under section 510(b) or (c) of the Bankruptcy Code, whether arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim, or otherwise, which Claim shall be subordinated to all Claims or Interests that are senior to or equal to the Claim or Interest represented by such security, except that if such security is Old Quiksilver Common Stock, such Claim has the same priority as Old Quiksilver Common Stock.

1.171 “Subsidiaries” means the direct or indirect subsidiaries of Quiksilver.

1.172 “Subsidiary Debtors” means each of the Debtors other than Quiksilver.

1.173 “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ request for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

1.174 “Unexpired Lease” means a lease of nonresidential real property to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.175 “Unimpaired” means, with respect to a Class of Claims, a Class of Claims that is not Impaired.

1.176 “Unsecured Cash Consideration” means $7.5 million in Cash to be contributed by the Reorganized Debtors on the Effective Date from the proceeds of the Exit Rights Offering and to be distributed to Holders of Claims in Class 5-A and Class 5-B pursuant to the Plan.

1.177 “Unsecured Noteholder” means a Holder of Unsecured Notes.

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1.178 “Unsecured Notes” means the 10.000% senior unsecured notes due August 1, 2020 issued pursuant to the Unsecured Notes Indenture.

1.179 “Unsecured Notes Claim” means a Claim of an Unsecured Noteholder arising under, derived from, based upon, or related to the Unsecured Notes.

1.180 “Unsecured Notes Documents” means, collectively, the Unsecured Notes, the Unsecured Notes Indenture, and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

1.181 “Unsecured Notes Indenture” means that certain Indenture dated as of July 16, 2013 among, inter alia, Quiksilver and QS Wholesale, Inc., as issuers and the Unsecured Notes Indenture Trustee.

1.182 “Unsecured Notes Indenture Trustee” means U.S. Bank National Association, in its capacity as the indenture trustee for the Unsecured Notes appointed under the Unsecured Notes Indenture.

1.183 “Voting Deadline” means [●] at 4:00 p.m. prevailing Eastern time.

C.	Rules of Interpretation

For purposes of this Plan, unless otherwise provided herein, (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter; (c) any reference in the Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified, or supplemented; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to this Plan; (f) the words “herein,” “hereunder,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) to the extent the Disclosure Statement is inconsistent with the terms of this Plan, this Plan shall control; (j) to the extent this Plan is inconsistent with the Confirmation Order, the Confirmation Order shall control; and (k) any immaterial effectuating provision may be interpreted by the Reorganized Debtors in a manner that is consistent with the overall purpose and intent of the Plan without further Final Order of the Bankruptcy Court.

D.	Computation Of Time

In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

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E.	References to Monetary Figures

All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Exhibits

All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein and such Exhibits shall be filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the Plan Supplement Filing Date, copies of Exhibits may be obtained upon email request to the Claims and Solicitation Agent at Quiksilverinfo@kccllc.com, or by downloading such exhibits from the Debtors’ informational website at http://kccllc.net/quiksilver. To the extent any Exhibit is inconsistent with the terms of this Plan and unless otherwise provided for in the Confirmation Order, the terms of the Exhibit shall control as to the transactions contemplated thereby and the terms of this Plan shall control as to any Plan provision that may be required under the Exhibit.

ARTICLE II

ADMINISTRATIVE EXPENSES AND PRIORITY CLAIMS

2.1 Administrative Claims. Except to the extent that the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, and a Holder of an Allowed Administrative Claim agree to a less favorable treatment, a Holder of an Allowed Administrative Claim (other than a DIP Claim, which shall be subject to Article 2.2 of this Plan, or a Professional Claim, which shall be subject to Article 2.3 of this Plan) shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim either (a) on the later of (x) the Initial Distribution Date; or (y) the first Periodic Distribution Date occurring after the later of (i) 30 days after the date when an Administrative Claim becomes an Allowed Administrative Claim or (ii) 30 days after the date when an Administrative Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Administrative Claim; or (b) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims, without any further action by the Holders of such Allowed Administrative Claims; provided, however, that other than Holders of (i) a DIP Facility Claim, (ii) a Professional Claim, (iii) an Administrative Claim Allowed by an order of the Bankruptcy Court on or before the Effective Date, or (iv) an Administrative Claim that is not Disputed and arose in the ordinary course of business and was paid or is to be paid in accordance with the terms and conditions of the particular transaction giving rise to such Administrative Claim, the Holder of any Administrative Claim shall have filed a proof of Claim form no later than the Administrative Claims Bar Date and such Claim shall have become an Allowed Claim. Except as otherwise provided herein and as set forth in Articles 2.2 or 2.3 of this Plan, all requests for payment of an Administrative Claim must be filed, in substantially the form of the Administrative Claim Request Form contained in the Plan Supplement, with the Claims Agent and served on counsel for the Debtors or the Reorganized Debtors, as applicable, no later

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than the Administrative Claims Bar Date. Any request for payment of an Administrative Claim pursuant to this Article 2.1 that is not timely filed and served shall be Disallowed automatically without the need for any objection from the Reorganized Debtors. The Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval. In the event that the Reorganized Debtors object to an Administrative Claim and there is no settlement, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim.

2.2 DIP Claims. Pursuant to the DIP Order, all DIP Claims are Allowed.

(a) DIP ABL Facility Claims. Except to the extent that a Holder of a DIP ABL Facility Claim agrees to a less favorable treatment or with respect to Excluded DIP Obligations, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP ABL Facility Claim, Holders of a DIP ABL Facility Claim shall be paid in full in Cash from the proceeds of the Exit Facility on the Effective Date, such payments to be distributed to the DIP ABL Agent for the ratable benefit of the Holders of DIP ABL Facility Claims.

To the extent that any Letter of Credit remains undrawn as of the Effective Date, the Debtors, with the Plan Sponsor’s consent, shall (i) cause that Letter of Credit to be replaced with a letter of credit issued under the Exit Facility, (ii) collateralize that Letter of Credit with Cash in an amount equal to 105% of its Face Amount, (iii) provide a back-to-back letter of credit to the Letter of Credit Issuer on terms and from a financial institution reasonably acceptable to the Letter of Credit Issuer, or (iv) provide such other treatment as the Letter of Credit Issuer shall agree in its sole discretion.

(b) DIP Term Loan Facility Claims. Except to the extent that a Holder of a DIP Term Loan Claim agrees to a less favorable treatment or with respect to Excluded DIP Obligations, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP Term Loan Claim, Holders of DIP Term Loan Facility Claims shall be paid in full in Cash from the proceeds of the Exit Facility (after satisfying the DIP ABL Facility Claims) and the Exit Rights Offering on the Effective Date, such payments to be distributed to the DIP Term Loan Agent for the ratable benefit of the Holders of DIP Term Loan Facility Claims.

(c) Upon the Effective Date, all Liens and security interests granted to secure the DIP Facilities shall be deemed discharged, cancelled, and released and shall be of no further force and effect; provided, however, that the Excluded DIP Obligations shall survive the Effective Date and shall not be discharged, cancelled or released pursuant to the Plan or the Confirmation Order, notwithstanding any provision hereof or thereof to the contrary, and the payment on such date of the DIP Claims shall in no way affect or impair the obligations, duties and liabilities of the Debtors or the rights of the DIP Agents and the DIP Lenders relating to any Excluded DIP Obligations. To the extent that the DIP Lenders or the DIP Agents have filed or recorded publicly any Liens and/or security interests to secure the Debtors’ obligations under the DIP Facilities, the DIP Lenders or the DIP Agents, as the case may be, shall take any commercially reasonable steps requested by the Debtors or the Reorganized Debtors, at the expense of the Reorganized Debtors, that are necessary to cancel and/or extinguish such publicly-filed Liens and/or security interests, except such Liens and/or security interests securing the Excluded DIP Obligations.

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2.3 Professional Claims.

(a) Final Fee Applications. All final requests for payment of Professional Claims and requests for reimbursement of expenses of members of the Creditors’ Committee must be filed no later than forty-five (45) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and prior orders of the Bankruptcy Court, the Allowed amounts of such Professional Claims and expenses shall be determined by the Bankruptcy Court.

(b) Payment of Interim Amounts. Subject to the Holdback Escrow Amount, on the Effective Date, the Reorganized Debtors shall pay all amounts owing to Professionals for all outstanding amounts billed relating to prior periods through the Effective Date as to which no objection has been filed. In order to receive payment on the Effective Date for unbilled fees and expenses incurred and approved by the Bankruptcy Court through the Effective Date, no later than two (2) days prior to the Effective Date, the Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and shall deliver such estimate to counsel for the Debtors. Within fifteen (15) days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period.

(c) Holdback Escrow Account. On the Effective Date, the Reorganized Debtors shall fund the Holdback Escrow Account with Cash equal to the aggregate Holdback Escrow Amount for all Professionals. The Distribution Agent shall maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order. Such funds shall not be considered property of the Debtors, the Reorganized Debtors, or the Estates. The remaining amount of Professional Claims owing to the Professionals shall be paid to such Professionals by the Distribution Agent from the Holdback Escrow Account when such claims are finally Allowed by the Bankruptcy Court. When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.

(d) Post-Confirmation Date Retention. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors shall employ and pay Professionals in the ordinary course of business (including the reasonable fees and expenses incurred by Professionals in preparing, reviewing, prosecuting, defending, or addressing any issues with respect to final fee applications).

2.4 Priority Tax Claims. On the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of, (i) 30 days after the date when a Priority Tax Claim becomes an Allowed Priority Tax Claim or (ii) 30 days after the date when a Priority Tax Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Priority Tax Claim, except to the extent that the

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Debtors (or Reorganized Debtors) and a Holder of an Allowed Priority Tax Claim agree to a less favorable treatment, each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive one of the following treatments on account of such Claim: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, (b) Cash in an amount agreed to by the Debtors (or the Reorganized Debtors) and such Holder, provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim to occur at a later date, or (c) at the sole option of the Debtors, Cash in the aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of not more than five (5) years after the Petition Date pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

3.1 Classification of Claims and Interests.

(a) The Plan is a single plan of reorganization for the jointly administered Chapter 11 Cases, but does not constitute a substantive consolidation of the Debtors’ Estates for voting purposes. The Plan, though proposed jointly, constitutes a separate plan for each of the Debtors for voting purposes. Therefore, all Claims against and Interests in a particular Debtor are placed in the Classes set forth below with respect to such Debtor. Classes that are not applicable as to a particular Debtor or group of Debtors shall be eliminated as set forth more fully in Article 5.3 below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth in Article II above.

(b) Pursuant to sections 1122 and 1123 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and, to the extent applicable, receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date.

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(c) Claims and Interests are divided into numbered Classes as set forth below:

Class	Claim or Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Presumed to Accept

2	Other Secured Claims	Unimpaired	Presumed to Accept

3	Euro Notes Guaranty Claims	Unimpaired	Presumed to Accept

4	Secured Notes Claims	Impaired	Entitled to Vote

5-A	Unsecured Notes Claims	Impaired	Entitled to Vote

5-B	General Unsecured Claims	Impaired	Entitled to Vote

6	Intercompany Claims	Unimpaired	Presumed to Accept

7	Intercompany Interests	Unimpaired	Presumed to Accept

8	Subordinated Claims	Impaired	Deemed to Reject

9	Interests in Quiksilver	Impaired	Deemed to Reject

ARTICLE IV

PROVISIONS FOR TREATMENT

OF CLAIMS AND INTERESTS

4.1 Class 1 – Other Priority Claims.

(a) Classification: Class 1 consists of all Other Priority Claims.

(b) Treatment: Except as otherwise provided in and subject to Article 9.5 of this Plan, and except to the extent that a Holder of an Allowed Class 1 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class 1 Claim, each such Holder of an Allowed Class 1 Claim shall be paid in full in Cash on the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of, (i) 30 days after the date when a Class 1 Claim becomes an Allowed Class 1 Claim or (ii) 30 days after the date when a Class 1 Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Class 1 Claim; provided, however, that Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

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(c) Voting: Class 1 is Unimpaired, and Holders of Allowed Class 1 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class 1 Claims are not entitled to vote to accept or reject the Plan.

4.2 Class 2 – Other Secured Claims.

(a) Classification: Class 2 consists of all Other Secured Claims.

(b) Treatment: Except as otherwise provided in and subject to Article 9.5 of this Plan, and except to the extent that a Holder of an Allowed Class 2 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 2 Claim, each such Holder of an Allowed Class 2 Claim shall, at the election of the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable:

(i) have its Allowed Class 2 Claim Reinstated and rendered Unimpaired on the Effective Date in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the Holder of an Allowed Class 2 Claim to demand or receive payment of such Allowed Class 2 Claim prior to the stated maturity of such Allowed Class 2 Claim from and after the occurrence of a default; or

(ii) be paid in full in Cash in an amount equal to such Allowed Class 2 Claim, including postpetition interest, if any, on such Allowed Class 2 Claim required to be paid pursuant to section 506 of the Bankruptcy Code, on the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of, (i) 30 days after the date when a Class 2 Claim becomes an Allowed Class 2 Claim or (ii) 30 days after the date when a Class 2 Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Class 2 Claim.

Nothing in this Article 4.2 or elsewhere in this Plan shall preclude the Reorganized Debtors, as applicable, from challenging the validity of any alleged Lien or any asset of the Debtors or the value of the property that secures any alleged Lien.

(c) Voting: Class 2 is Unimpaired, and Holders of Allowed Class 2 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class 2 Claims are not entitled to vote to accept or reject the Plan.

4.3 Class 3 – Euro Notes Guaranty Claims.

(a) Classification: Class 3 consists of all Euro Notes Guaranty Claims.

(b) Treatment: Except to the extent that a Holder of an Allowed Class 3 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and

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discharge of and in exchange for each and every Allowed Class 3 Claim, on the Effective Date each such Holder of an Allowed Class 3 Claim shall have its Allowed Class 3 Claim Reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the Holder of an Allowed Class 3 Claim to demand or receive payment of such Allowed Class 3 Claim prior to the stated maturity of such Allowed Class 3 Claim from and after the occurrence of a default.

(c) Voting: Class 3 is Unimpaired, and Holders of Allowed Class 3 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class 3 Claims are not entitled to vote to accept or reject the Plan.

4.4 Class 4 – Secured Notes Claims.

(a) Classification: Class 4 consists of all Secured Notes Claims.

(b) Treatment: Except to the extent that a Holder of an Allowed Class 4 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class 4 Claim, on the Effective Date, each Holder of an Allowed Class 4 Claim shall receive on account of such Holder’s Secured Notes Claims its Pro Rata share, based on the aggregate amount of Allowed Class 4 Claims, of the New Quiksilver Common Stock subject to dilution in accordance with the New Quiksilver Common Stock Allocation.

For the avoidance of doubt, Holders of Allowed Class 4 Claims shall be deemed to have waived, and not be entitled to any distribution under the Plan on account of, their Secured Notes Deficiency Claims; provided, however, that the foregoing waiver shall be effective only in respect of the Plan, and the Secured Noteholders reserve their rights to assert, or otherwise receive a distribution on account of, their Secured Notes Deficiency Claims in respect of any other chapter 11 plan filed in the Chapter 11 Cases.

(c) Voting: Class 4 is Impaired and Holders of Allowed Class 4 Claims are entitled to vote to accept or reject the Plan.

4.5 Class 5-A – Unsecured Notes Claims.

(a) Classification: Class 5-A consists of all Unsecured Notes Claims.

(b) Treatment: Except to the extent that a Holder of an Allowed Class 5-A Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class 5-A Claim, on the Initial Distribution Date, each Holder of an Allowed Class 5-A Claim shall receive its Pro Rata share, based on the aggregate amount of Allowed Class 5-A Claims, of the Notes Cash Consideration.

(c) Voting: Class 5-A is Impaired and Holders of Allowed Class 5-A Claims are entitled to vote to accept or reject the Plan.

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4.6 Class 5-B – General Unsecured Claims.

(a) Classification: Class 5-B consists of all General Unsecured Claims.

(b) Treatment: Except as otherwise provided in and subject to Article 9.5 of this Plan, and except to the extent that a Holder of an Allowed Class 5-B Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class 5-B Claim, each Holder of an Allowed Class 5-B Claim shall receive its Pro Rata share, based on the aggregate amount of Allowed Class 5-B Claims, of the GUC Cash Consideration on the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of, (i) 30 days after the date when a Class 5-B Claim becomes an Allowed Class 5-B Claim or (ii) 30 days after the date when a Class 5-B Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Class 5-B Claim.

(c) Voting: Class 5-B is Impaired and Holders of Allowed Class 5-B Claims are entitled to vote to accept or reject the Plan.

4.7 Class 6 – Intercompany Claims

(a) Classification: Class 6 consists of all Intercompany Claims.

(b) Treatment: On the Effective Date, all net Allowed Class 6 Claims (taking into account any setoffs of Intercompany Claims) held by the Debtors between and among the Debtors and/or any Affiliates of the Debtors shall, at the election of the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, be either (i) Reinstated, or (ii) released, waived, and discharged.

(c) Voting: Class 6 is Unimpaired, and Holders of Allowed Class 6 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class 6 Claims are not entitled to vote to accept or reject the Plan.

4.8 Class 7 – Intercompany Interests

(a) Classification: Class 7 consists of all Intercompany Interests.

(b) Treatment: On the Effective Date, all Class 7 Interests held by the Debtors shall, at the election of the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, be either (i) Reinstated, or (ii) deemed automatically cancelled, released, and extinguished.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of New Quiksilver Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, any Interest in any non-Debtor subsidiary owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

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(c) Voting: Class 7 is Unimpaired, and Holders of Class 7 Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 7 Interests are not entitled to vote to accept or reject the Plan.

4.9 Class 8 – Subordinated Claims.

(a) Classification: Class 8 consists of all Claims under Bankruptcy Code sections 510(b) and (c).

(b) Treatment: Holders of Allowed Class 8 Claims shall not receive any distributions on account of such Allowed Class 8 Claims, and on the Effective Date all Allowed Class 8 Claims shall be released, waived, and discharged.

(c) Voting: Class 8 is Impaired, and Holders of Allowed Class 8 Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Class 8 Claims are not entitled to vote to accept or reject the Plan.

4.10 Class 9 – Interests in Quiksilver.

(a) Classification: Class 9 consists of all Interests in Quiksilver.

(b) Treatment: On the Effective Date, Allowed Class 9 Interests shall be deemed automatically cancelled, released, and extinguished without further action by the Debtors or the Reorganized Debtors and the obligations of the Debtors and the Reorganized Debtors thereunder shall be discharged.

(c) Voting: Class 9 is Impaired, and Holders of Allowed Class 9 Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Class 9 Interests are not entitled to vote to accept or reject the Plan.

ARTICLE V

ACCEPTANCE

5.1 Classes Entitled to Vote. Classes 4, 5-A, and 5-B, are Impaired and are entitled to vote to accept or reject this Plan. By operation of law, Classes 1, 2, 3, 6, and 7 are Unimpaired and are deemed to have accepted this Plan and, therefore, are not entitled to vote. By operation of law, Classes 8 and 9 are deemed to have rejected this Plan and are not entitled to vote.

5.2 Acceptance by Impaired Classes. An Impaired Class of Claims shall have accepted this Plan if, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code, (a) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept this Plan and (b) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan.

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5.3 Elimination of Classes. To the extent applicable, any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of commencement of the Confirmation Hearing, for all Debtors or with respect to any particular Debtor shall be deemed to have been deleted from this Plan for all Debtors or for such particular Debtor, as applicable, for purposes of (a) voting to accept or reject this Plan and (b) determining whether it has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code. In particular, Class 9 shall exist only with respect to Quiksilver, Class 4 shall exist only with respect to the Debtors which are obligors under the Secured Notes Documents, Class 5-A shall exist only with respect to Debtors which are obligors under the Unsecured Notes Documents, and Class 5-B shall only exist with respect to Quiksilver, QS Wholesale, Inc., DC Shoes, Inc., and QS Retail, Inc.

5.4 Deemed Acceptance if No Votes Cast. If no Holders of Claims eligible to vote in a particular Class vote to accept or reject the Plan, this Plan shall be deemed accepted by the Holders of such Claims in such Class.

5.5 Cramdown. To the extent necessary, the Debtors shall request confirmation of this Plan, as it may be modified from time to time in accordance with the terms hereof, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify, amend, or withdraw this Plan, with respect to all Debtors or any individual Debtor or group of Debtors, with the consent of the Plan Sponsor, to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1 Substantive Consolidation.

The Plan contemplates and is predicated upon deemed substantive consolidation of the Debtors’ Estates and Chapter 11 Cases for distribution purposes only. On the Effective Date, each Claim Filed or to be Filed against any Debtor shall be deemed Filed only against Quiksilver and shall be deemed a single Claim against and a single obligation of Quiksilver, for distribution purposes only. This limited substantive consolidation effected pursuant to this Article 6.1 of the Plan shall not otherwise affect the rights of any Holder of any Claim, or affect the obligations of any Debtor with respect to such Claim.

6.2 General Settlement of Claims and Interests.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provision of the Plan shall constitute good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

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6.3 Plan Funding.

Distributions under this Plan, and the Reorganized Debtors’ operations post-Effective Date will be funded from the following sources:

(a) Exit Facility. On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, the final form and substance of which shall be acceptable to the Reorganized Debtors and the Plan Sponsor. Confirmation shall be deemed approval of the Exit Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the Exit Facility and such other documents as the Exit Lenders may reasonably require to effectuate the treatment afforded to such lenders pursuant to the Exit Facility, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such Exit Facility.

(b) Rights Offerings. On the Effective Date, the Reorganized Debtors shall consummate the Rights Offerings, the terms of which are set forth in the Rights Offering Procedures and summarized in the Disclosure Statement. Each Holder of an Allowed Class 4 Claim which is an Eligible Holder, or its affiliated Eligible Affiliate, will be given the opportunity to participate in the Rights Offerings, subject to such Entity’s execution and delivery of an Eligible Offeree Certification in accordance with the Rights Offering Procedures.

(c) Plan Sponsor and Backstop Parties Commitments. On or before the Effective Date, the Plan Sponsor shall fulfill its funding obligations under the Plan Sponsor Agreement and the Backstop Parties shall fulfill their funding obligations under the Backstop Commitment Letter, including funding the Unsecured Cash Consideration and backstopping the Rights Offerings, respectively.

(d) Secured Notes Deficiency Claim. Effective as of the Effective Date, Secured Noteholders shall be deemed to have waived their Secured Notes Deficiency Claim.

(e) Other Plan Funding. Other than as set forth in Articles 6.3(a), 6.3(b), and 6.3(c) of this Plan, all Cash necessary for the Reorganized Debtors to make payments required by this Plan shall be obtained from the Debtors’ Cash balances then on hand, after giving effect to the transactions contemplated herein.

6.4 Authorization and Issuance of New Quiksilver Common Stock.

(a) On the Effective Date, Reorganized Quiksilver shall authorize and issue the New Quiksilver Common Stock in accordance with the New Quiksilver Common Stock Allocation. Distribution of New Quiksilver Common Stock hereunder shall constitute issuance of 100% of the New Quiksilver Common Stock and shall be deemed issued on the Effective Date. The issuance of New Quiksilver Common Stock by Reorganized Quiksilver, including options for the purchase thereof or other equity awards, if any, providing for the issuance of New Quiksilver Common Stock, is authorized without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable.

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(b) The New Quiksilver Common Stock issued under this Plan shall be issued in accordance with the New Quiksilver Common Stock Allocation and subject to economic and legal dilution from (i) the Rights Offerings (including as to any New Quiksilver Common Stock issued under the Backstop Commitment Letter), and (ii) any other shares of New Quiksilver Common Stock issued after the Effective Date.

(c) All of the shares of New Quiksilver Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable, and the holders of New Quiksilver Common Stock shall not be required to execute the New Shareholders Agreement before receiving their respective distributions of New Quiksilver Common Stock under the Plan. Any such Entities who do not execute the New Shareholders Agreement shall be automatically deemed to have accepted the terms of the New Shareholders Agreement (in their capacity as shareholders of Reorganized Quiksilver) and to be parties thereto without further action. The New Shareholders Agreement shall be adopted on the Effective Date and shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Quiksilver Common Stock shall be bound thereby.

(d) On the Effective Date, none of the New Quiksilver Common Stock will be registered under the Securities Act or listed on a national securities exchange, the Reorganized Debtors will not be reporting companies under the Exchange Act, the Reorganized Debtors shall not be required to and will not file reports with the Securities and Exchange Commission or any other entity or party, and the Reorganized Debtors shall not be required to file monthly operating reports with the Bankruptcy Court after the Effective Date. In order to prevent the Reorganized Debtors from becoming subject to the reporting requirements of the Exchange Act, except in connection with a public offering, the New Corporate Governance Documents may impose certain trading restrictions, and the New Quiksilver Common Stock will be subject to certain transfer and other restrictions pursuant to the New Corporate Governance Documents designed to maintain the Reorganized Debtors as private, non-reporting companies. Notwithstanding the foregoing, the Reorganized Debtors shall continue to comply with any reporting or other requirements under the Euro Notes Indenture.

6.5 Exemptions from Securities Act Registration Requirements. The offering, issuance, and distribution of any Securities pursuant to the Plan and the Rights Offerings and any and all settlement agreements incorporated therein will be exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, or any other available exemption from registration under the Securities Act, as applicable. Section 4(a)(2) of the Securities Act exempts transactions not involving a public offering, and section 506 of Regulation D of the Securities Act provides a safe harbor under section 4(a)(2) for transactions that meet certain requirements. In addition, under section 1145 of the Bankruptcy Code, if applicable, any Securities issued pursuant to the Plan and any and all settlement agreements incorporated therein will be freely transferable under the Securities Act by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities

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laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, (2) the restrictions, if any, on the transferability of such Securities and instruments, including restrictions contained in the Backstop Commitment Letter or in the governing documents to such Securities, and (3) any other applicable regulatory approval. In reliance upon these exemptions, the offer, issuance, and distribution of Securities will not be registered under the Securities Act or any applicable state Blue Sky Laws, and may not be transferred, encumbered or otherwise disposed of in the absence of such registration or an exemption therefrom under the Securities Act or under such laws and regulations thereunder. Accordingly, the Securities may be subject to restrictions on transfer as set forth in the governing documents to such Securities. New Quiksilver Common Stock will bear a legend relating to the transfer restrictions, including those arising under the New Corporate Governance Document, applicable to such stock.

6.6 Cancellation of Old Quiksilver Securities and Agreements. On the Effective Date, except with respect to the Euro Notes Guaranty Claims or as otherwise specifically provided for herein (a) the Old Quiksilver Securities and any other note, bond, indenture, Certificate, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (including the Indentures), shall be cancelled and (b) the obligations of, Claims against, and/or Interests in Quiksilver under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Old Quiksilver Securities, and any other note, bond, indenture, Certificate, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, as the case may be, shall be released and discharged and cancelled; provided, however, that (i) the Class 7 Intercompany Interests shall be treated as set forth in Article 4.8 above and (ii) any agreement (including the Indentures) that governs the rights of a Holder of a Claim and that is administered by a Servicer shall continue in effect solely for the purposes of allowing such Servicer to (x) make the distributions on account of such Claims under this Plan as provided for in Article 9.4 of this Plan and (y) maintain and exercise their Charging Lien or other right to priority payment against distributions under the Plan on account of the Servicer’s fees and expenses owed to the Servicers under the terms of the Indentures. For the avoidance of doubt, fees and expenses owed to Servicers for any distributions made to Holders of Class 4 claims shall be payable by the Reorganized Debtors in Cash; and distributions made to Holders of Class 5-A Claims shall remain subject to any Charging Lien maintained by any Servicer under the Unsecured Notes Documents.

6.7 Issuance of New Securities; Execution of Plan Documents. Except as otherwise provided in the Plan, on or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue all Securities, notes, instruments, Certificates, and other documents required to be issued pursuant to the Plan.

6.8 Continued Corporate Existence.

(a) Except as otherwise provided in this Plan, including subsection (c) below, the Debtors shall continue to exist after the Effective Date as separate entities, the Reorganized Debtors, with all the powers of corporations under applicable law in the

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jurisdictions in which the Debtors are incorporated and pursuant to their certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organization documents are amended and restated by this Plan, including pursuant to Article 6.12 below, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. To the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan without any further notice to or action, order, or approval of the Bankruptcy Court or any other court of competent jurisdiction (other than the requisite filings required under applicable state, provincial, or federal law).

(b) Except as otherwise provided in the Plan, the continued existence, operation, and ownership of Affiliates is a material component of the business of the Debtors and the Reorganized Debtors, as applicable, and, as set forth in Article 10.1 of this Plan, all of the Debtors’ equity interests and other property interests in such Affiliates shall vest in the Reorganized Debtors or their successors on the Effective Date.

6.9 Restructuring Transactions.

(a) On or following the Confirmation Date, the Debtors, with the consent of the Plan Sponsor, or Reorganized Debtors, as the case may be, shall take such actions as may be necessary or appropriate to effect the relevant restructuring transactions as set forth in the Plan and the Plan Transaction Documents, and may take other actions on or after the Effective Date. The anticipated post-Effective Date structure of the Reorganized Debtors shall be provided with the Plan Supplement.

(b) Prior to, on, or after the Effective Date, and pursuant to the Plan, the Reorganized Debtors shall enter into the restructuring transactions described herein and in the Disclosure Statement and the Plan Transaction Documents. Subject to the Plan Sponsor Agreement, the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, shall take any actions as may be necessary or appropriate to effect a restructuring of the Debtors’ businesses or the overall organization structure of the Reorganized Debtors. The restructuring transactions may include one or more restructurings, conversions, or transfers as may be determined by the Debtors, with the consent of the Plan Sponsor, to be necessary or appropriate. The actions taken by the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, to effect the restructuring transactions may include: (i) the execution, delivery, adoption, and/or amendment of appropriate agreements or other documents of restructuring, conversion, disposition, or transfer containing terms that are consistent with the terms of the Plan, the Disclosure Statement, the Plan Transaction Documents, and any ancillary documents and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable parties may agree; (ii) the execution, delivery, adoption, and/or amendment of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, the Disclosure Statement, the Plan Transaction Documents, and any ancillary documents and having other terms for which the applicable parties may agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, or conversion pursuant to applicable state law, including but not limited to the amended certificate of incorporation and by-laws; (iv) the cancellation of shares and warrants; and (v) all other actions that the Debtors, with the

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consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, determine to be necessary, desirable, or appropriate to implement, effectuate, and consummate the Plan or the restructuring transactions contemplated hereby, including making filings or recordings that may be required by applicable state law in connection with the restructuring transactions.

(c) Notwithstanding the foregoing, the following Debtors shall be dissolved upon the Effective Date: DC Direct, Inc., Fidra, Inc., Mt. Waimea, Inc., Q.S. Optics, Inc., Quiksilver Entertainment, Inc., and Quiksilver Wetsuits, Inc. Such Debtors are deemed to be dissolved without any further notice to or action, order, or approval of the Bankruptcy Court or any other court of competent jurisdiction (other than the requisite filings required under applicable state, provincial, or federal law, if any). Any Claim arising as a result of such dissolutions shall be receive the applicable treatment under this Plan.

6.10 Rights Offerings. The Debtors and the Plan Sponsor shall implement and conduct the Rights Offerings in accordance with the Backstop Commitment Letter, the Rights Offering Procedures, and the Plan Sponsor Agreement. The Rights Offerings shall be open solely to Eligible Offerees who submit an Eligible Offeree Certification, vote to accept the Plan, and do not opt out of the releases contained in Article 10.5 of this Plan. The Rights Offerings shall consist of a distribution of subscription rights to participate in the Rights Offerings on a Pro Rata basis in proportion to the principal amount of Secured Notes Claims such Eligible Offeree (or, with respect to Eligible Affiliates, its affiliate) holds on the applicable record date. The Backstop Parties will backstop, in accordance with the Backstop Commitment Letter, up to $122.5 million of the Exit Notes Rights Offering and €50.0 million of the Euro Notes Rights Offering and shall receive incremental consideration of 5.0% of each Rights Offering amount to be paid-in-kind with additional New Quiksilver Common Stock as set forth in the Backstop Commitment Letter and in accordance with the New Quiksilver Common Stock Allocation.

6.11 Reserved.

6.12 New Corporate Governance Documents. The New Corporate Governance Documents shall be adopted and amended as may be required so that they are consistent with the provisions of this Plan and otherwise comply with section 1123(a)(6) the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate the New Corporate Governance Documents and other constituent documents as permitted by applicable state corporation law and their charters and bylaws.

6.13 Directors and Officers of the Reorganized Debtors. On the Effective Date, the term of the current members of the board of directors of Quiksilver shall expire, and the New Board, as determined by the Plan Sponsor, shall be appointed. On the Effective Date, the term of the current members of the boards of directors of the Subsidiary Debtors shall expire, and the New Subsidiary Debtor Boards as selected by the Plan Sponsor, shall be appointed. On and after the Effective Date, each director or officer of the Reorganized Debtors shall serve pursuant to the terms of the New Corporate Governance Documents and applicable state corporation law.

6.14 Corporate Action. Each of the matters provided for under this Plan involving the corporate structure of the Debtors or the Reorganized Debtors or corporate action

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to be taken by or required of the Debtors or the Reorganized Debtors shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized, approved, and to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of the Debtors or the Reorganized Debtors. Such actions may include (a) the adoption and filing of the New Corporate Governance Documents, (b) the appointment of the New Board and the New Subsidiary Debtor Boards, (c) the issuance and distribution of New Quiksilver Common Stock, and (d) entry into the Exit Facility.

6.15 Effectuating Documents; Further Transactions. On and after the Effective Date, the Reorganized Debtors, and the officers thereof and members of the New Board and the New Subsidiary Debtor Boards, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan, or to otherwise comply with applicable law, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.

6.16 Employment, Retirement, and Other Agreements and Employee Compensation Plans.

(a) Employment Agreements. The Debtors (with the consent of the Plan Sponsor) shall assume or reject employment, severance (change in control), retirement, indemnification or other agreement with their pre-Effective Date directors, officers, managing members and employees in accordance with the provisions of Article VII of this Plan. The Reorganized Debtors may enter into new employment arrangements and/or change in control agreements with the Debtors’ officers who continue to be employed after the Effective Date; provided, however, that to enter into or to obtain the benefits of any such employment agreement, such executive officer must contractually waive and release all pre-existing claims, including those arising from pre-existing employment, change in control or other employment-related agreements and/or benefits under certain pre-existing compensation and benefit arrangements. On the Effective Date, the Reorganized Debtors may adopt, approve, and authorize the new employment arrangement and/or change in control agreement with respect to such officers of the Reorganized Debtors without further action, order, or approval of the New Board or the New Subsidiary Debtor Boards.

(b) Other Incentive Plans and Employee Benefits. Unless otherwise specified in this Plan, and except in connection and not inconsistent with Article 6.16(a), on and after the Effective Date, the Reorganized Debtors shall have the sole discretion to (a) amend, adopt, assume, and/or honor, in the ordinary course of business or as otherwise provided herein, any contracts, agreements, policies, programs, and plans for, among other things, compensation, pursuant to the terms thereof or hereof, including any incentive plan, 401(k) plan, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation benefits, life insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of the Debtors who served in such capacity from and after the Petition Date, and (b) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date.

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After the Effective Date, subject to the Reorganized Debtors’ rights, if any, under applicable non-bankruptcy law, unless otherwise ordered by the Bankruptcy Court, the Reorganized Debtors shall continue to pay all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to Confirmation, for the duration of the period the Debtors has obligated themselves to provide such benefits.

As soon as reasonably practicable after the Effective Date, the New Board shall adopt and implement the MIP.

6.17 Preservation Of Causes Of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors shall retain and may (but are not required to) enforce all rights to commence and pursue any and all Causes of Action that are not released pursuant to Article 10.4 of this Plan or an order of the Bankruptcy Court, whether arising before or after the Petition Date, including any actions or categories of actions specifically enumerated in a list of retained Causes of Action contained in the Plan Supplement, and such Causes of Action shall vest in the Reorganized Debtors as of the Effective Date. The Debtors or the Reorganized Debtors, in their sole and absolute discretion, shall determine whether to bring, settle, release, compromise, or enforce such Causes of Action (or decline to do any of the foregoing), and shall not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successor holding such rights of action. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in this Plan or an order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or consummation of the Plan; provided, however, solely with respect to Avoidance Actions, only those Avoidance Actions specifically enumerated in a list of retained Causes of Action contained in the Plan Supplement shall vest in the Reorganized Debtors, and all other Avoidance Actions shall be waived and otherwise released.

6.18 Reservation of Rights. With respect to any Avoidance Actions that the Debtors abandon in accordance with Article 6.17 of this Plan, the Debtors and the Reorganized Debtors, as applicable, reserve all rights, including the right under section 502(d) of the Bankruptcy Code, with the consent of the Plan Sponsor, to use defensively the abandoned avoidance cause of action as a basis to object to all or any part of a claim against any Estates asserted by a creditor which remains in possession of, or otherwise obtains the benefit of, the avoidable transfer.

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6.19 Exemption from Certain Transfer Taxes and Recording Fees. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment to the fullest extent contemplated by section 1146(a) of the Bankruptcy Code, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

6.20 Insured Claims. Notwithstanding anything to the contrary contained herein, to the extent the Debtors have insurance with respect to any Allowed General Unsecured Claim, the Holder of such Allowed Claim shall (a) be paid any amount from the proceeds of insurance to the extent that the Claim is insured, and (b) receive the treatment provided for in this Plan for Allowed General Unsecured Claims to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Claim.

ARTICLE VII

UNEXPIRED LEASES AND EXECUTORY CONTRACTS

7.1 Rejection of Executory Contracts and Unexpired Leases.

(a) Automatic Rejection. Except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such Executory Contract or Unexpired Lease: (i) is listed on the Schedule of Assumed Executory Contracts and Unexpired Leases contained in the Plan Supplement; (ii) has been previously assumed or rejected by the Debtors by Final Order of the Bankruptcy Court or has been assumed by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date; (iii) is the subject of a motion to assume or reject pending as of the Effective Date; or (iv) is otherwise assumed pursuant to the terms herein.

The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Counterparties to Executory Contracts or Unexpired Leases that are deemed rejected as of the Effective Date shall have the right to assert any Claim on account of the rejection of such Executory Contracts or Unexpired Leases subject to compliance with the requirements herein.

(b) Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases. Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any

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right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or the Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts.

(c) Claims Procedures Related to Rejection of Executory Contracts or Unexpired Leases. Unless otherwise provided by a Bankruptcy Court order, any proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Claims and Solicitation Agent no later than 30 days after the later of the Effective Date or the effective date of rejection. Any proofs of Claim arising from the rejection of the Executory Contracts or Unexpired Leases that are not timely filed shall be disallowed automatically and forever barred, estopped, and enjoined from assertion and shall not be enforceable against the Debtors or the Reorganized Debtors, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims.

(d) Reservation of Rights. Notwithstanding anything to the contrary herein, prior to the Effective Date, the Debtors, with the consent of the Plan Sponsor, may amend their decision with respect to the rejection of any Executory Contract or Unexpired Lease.

7.2 Assumption of Executory Contracts and Unexpired Leases.

(a) Assumption. Except as otherwise provided herein, each Executory Contract and Unexpired Lease listed on the Schedule of Assumed Executory Contracts and Unexpired Leases shall be assumed, or assumed and assigned, as applicable, and shall vest in and be fully enforceable by the Reorganized Debtors or its assignee in accordance with its terms, except as modified by the provisions of this Plan or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. With respect to each such Executory Contract and Unexpired Lease listed on the Schedule of Assumed Executory Contracts and Unexpired Leases, the Debtors, with the consent of the Plan Sponsor, shall designate a proposed Cure, and the assumption of such Executory Contracts and Unexpired Leases may be conditioned upon the disposition of all issues with respect to such Cure.

The Confirmation Order will constitute an order of the Bankruptcy Court approving such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan (including any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Reorganized Debtors’ assumption of such Executory Contract or Unexpired Lease, then such provision shall be deemed modified such that the transactions contemplated by the Plan will not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Each Executory Contract and Unexpired Lease assumed pursuant to this Article of the Plan will revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

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(b) Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated pursuant hereunder.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(c) Proofs of Claim Based on Executory Contracts or Unexpired Leases that Have Been Assumed. Any and all proofs of Claims based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including hereunder, except proofs of Claims asserting Cure amounts, pursuant to the order approving such assumption, including the Confirmation Order, shall be deemed disallowed and expunged from the claims register as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court.

(d) Cure Procedures and Payments Related to Assumption of Executory Contracts and Unexpired Leases. With respect to each of the Executory Contracts or Unexpired Leases assumed hereunder, the Debtors shall designate a proposed Cure, and the assumption of such Executory Contract or Unexpired Lease shall be conditioned upon the disposition of all issues with respect to Cure. Except as otherwise set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases in the Plan Supplement, the Cure Amount with respect to each of the Executory Contracts or Unexpired Leases assumed hereunder is designated by the Debtors as zero dollars ($0), subject to the determination of a different Cure Amount pursuant to the procedures set forth herein and in the Cure Notices. Except with respect to Executory Contracts and Unexpired Leases for which the Cure is $0, the Cure shall be satisfied by the Reorganized Debtors or their assignee, if any, by payment of the Cure in Cash within 30 days following the occurrence of the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as may be ordered by the Bankruptcy Court or agreed upon by the parties to the applicable Executory Contract or Unexpired Lease without any further notice to or action, order, or approval of the Bankruptcy Court.

Any provisions or terms of the Executory Contracts or Unexpired Leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure, or by an agreed-upon waiver of Cure. If there is a dispute regarding such Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to

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assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, reserve the right either to reject or nullify the assumption of any Executory Contract or Unexpired Lease after a Final Order determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease is made.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

(e) Cure Notices. No later than 14 days before the Confirmation Hearing, the Debtors shall serve upon counterparties to such Executory Contracts and Unexpired Leases a Cure Notice, which shall be in form and substance acceptable to the Plan Sponsor, that will (i) notify the counterparty of the proposed assumption, (ii) list the applicable Cure, if any, set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases, (iii) describe the procedures for filing objections to the proposed assumption or assumption and assignment of the applicable Executory Contract or Unexpired Lease, (iv) describe the procedures for filing objections to the proposed Cure of the applicable Executory Contract or Unexpired Lease, and (v) explain the process by which related disputes will be resolved by the Bankruptcy Court. If no objection is timely received, (x) the non-Debtor party to the Assumed Contract shall be deemed to have consented to the assumption of the applicable Executory Contract or Unexpired Lease and shall be forever barred from asserting any objection with regard to such assumption, and (y) the proposed Cure shall be controlling, notwithstanding anything to the contrary in any applicable Executory Contract or Unexpired Lease or other document as of the date of the filing of the Plan, and the non-Debtor party to an applicable Executory Contract or Unexpired Lease shall be deemed to have consented to the Cure Amount and shall be forever barred from asserting, collecting, or seeking to collect any additional amounts relating thereto against the Debtors or the Reorganized Debtors, or the property of any of them. For the avoidance of doubt, all proposed Cures shall be acceptable to the Plan Sponsor.

(f) Cure Objections. If a proper and timely objection to the Cure Notice or proposed Cure was filed by the Cure Objection Deadline, the Cure shall be equal to (i) the amount agreed to between the Debtors, with the consent of the Plan Sponsor, or Reorganized Debtors, as applicable, and the applicable counterparty, or, (ii) to the extent the Debtors or Reorganized Debtors and counterparty do not reach an agreement regarding any Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. Objections, if any, to the proposed assumption and/or Cure must be in writing, filed with the Bankruptcy Court and served in hard-copy form on the parties identified in the Cure Notice so that they are actually received by the Cure Objection Deadline.

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(g) Hearing with Respect to Objections. If an objection to the proposed assumption and/or to the Cure is timely filed and received in accordance with the procedures set forth in Article 7.2(d), and the parties do not reach a consensual resolution of such objection, a hearing with respect to such objection shall be held at such time scheduled by the Bankruptcy Court or the Debtors or Reorganized Debtors. Objections to the proposed Cure or assumption of an Executory Contract or Unexpired Lease will not be treated as objections to Confirmation of the Plan.

(h) Reservation of Rights. Notwithstanding anything to the contrary herein, prior to the Effective Date, the Debtors, with the consent of the Plan Sponsor, may amend their decision with respect to the assumption of any Executory Contract or Unexpired Lease and provide a new notice amending the information provided in the applicable notice. In the case of an Executory Contract or Unexpired Lease designated for assumption that is the subject of a Cure Objection which has not been resolved prior to the Effective Date, the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, may designate such Executory Contract or Unexpired Lease for rejection at any time prior to the payment of the Cure.

7.3 Insurance Policies.

(a) Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Documents, the Plan Supplement, the Confirmation Order, any other document related to any of the foregoing or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening or grants an injunction or release, including, but not limited to, the injunctions set forth in Article 10.7 of the Plan): (a) on the Effective Date, the Reorganized Debtors shall assume all insurance policies, as amended or modified, issued or providing coverage at any time to the Debtors, their affiliates or predecessors of any of the foregoing and all agreements related thereto, as amended or modified (such policies and agreements, collectively, the “Insurance Contracts”); (b) nothing in the Disclosure Statement, the Plan, the Plan Documents, the Plan Supplement or the Confirmation Order alters, modifies or otherwise amends the terms and conditions of (or the coverage provided by) any of the Insurance Contracts or releases or discharges the security interest and/or liens insurers and third party administrators have on any collateral and/or security, except that as of the Effective Date, the Reorganized Debtors shall become and remain liable for all of the Debtors’ obligations and liabilities thereunder regardless of whether such obligations and liabilities arise before or after the Effective Date, provided, however that the Debtors or Reorganized Debtors, as applicable, shall retain the right to challenge any amounts owed under the Insurance Contracts in accordance with their terms, and the rights and obligations of the parties under the Insurance Contracts, whether or not such Insurance Contracts are executory or were in effect before or after the Petition Date, shall remain fully enforceable by the parties after the Effective Date of this Plan; (c) nothing in the Disclosure Statement, the Plan, the Plan Documents, Plan Supplement, the Confirmation Order, any prepetition or administrative claim bar date order (or notice) or claim objection order alters or modifies the duty, if any, that the insurers and/or third party administrators have to pay claims covered by the Insurance Contracts and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor in accordance with the terms of the Insurance Contracts; (d) insurers and third party administrators shall not need to nor

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be required to file or serve a Cure Dispute or a request, application, claim, proof of claim or motion for payment and shall not be subject to any Bar Date or similar deadline governing Cure Amounts or Claims; (e) the claims of insurers and/or third party administrators (whether arising before or after the Effective Date) under Insurance Contracts shall be paid in full in the ordinary course by the Debtors (or, after the Effective Date, the Reorganized Debtors), whether as an Allowed Administrative Claim or otherwise regardless of when such amounts are or shall become liquidated, due or paid and shall not be released or discharged by the Plan or the Confirmation Order; and (f) the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article 10.7 of the Plan, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit: (A) claimants with valid claims covered by any of the Insurance Contracts (“Insured Claims”) to proceed with their claims; (B) insurers and/or third party administrators to administer, handle, defend, settle, and/or pay, in the ordinary course of business and subject to the terms of the Insurance Contracts, without further order of the Bankruptcy Court, (i) all Insured Claims, and (ii) all costs in relation to each of the foregoing; (C) the insurers and/or third party administrators to draw against any or all of any collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) to the applicable insurers and/or third party administrators and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) in accordance with the terms of the Insurance Contracts, and (D) the insurers and/or third party administrators to (i) cancel any policies under the Insurance Contracts, and (ii) take other actions relating thereto, to the extent permissible under applicable non-bankruptcy law, each in accordance with the terms of the Insurance Contracts.

(b) The Debtors or the Reorganized Debtors, as the case may be, shall maintain D&O Insurance providing coverage for those indemnitees currently covered by such policies for the remaining term of such policy and shall maintain runoff policies or tail coverage under policies in existence as of the Effective Date for a period of six years after the Effective Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such indemnitees based upon any act or omission related to such indemnitee’s service with, for, or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors.

7.4 Contracts and Leases Entered into After the Petition Date. Contracts and leases entered into after the Petition Date by the Debtors, and any Executory Contracts and Unexpired Leases assumed by the Debtors, may be performed by the Reorganized Debtors in the ordinary course of business and in accordance with the terms thereof.

7.5 General Reservation of Rights. Neither the exclusion nor inclusion of any contract or lease on the Schedule of Assumed Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtors, or any of their Affiliates, has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

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ARTICLE VIII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

8.1 Determination Of Claims and Interests. After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses the Debtors had with respect to any Claim or Interest immediately prior to the Effective Date, including the Causes of Action retained pursuant to Article 6.17, except with respect to any Claim or Interest deemed Allowed under the Plan.

Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim or Interest shall become an Allowed Claim or Interest unless and until such Claim or Interest is deemed Allowed or the Bankruptcy Court has entered a Final Order, including the Confirmation Order, in the Chapter 11 Cases allowing such Claim or Interest. All settled Claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court, pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties. For the avoidance of doubt, any Claim determined and liquidated pursuant to (a) an order of the Bankruptcy Court or (b) applicable non-bankruptcy law (which determination has not been stayed, reversed, or amended and as to which determination or any revision, modification, or amendment thereof as to which the time to appeal or seek review or rehearing has expired and no appeal or petition for review or rehearing was filed or, if filed, remains pending) shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with this Plan.

Nothing contained in this Article 8.1 shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors or the Reorganized Debtors may have against any Entity in connection with or arising out of any Claim, including any rights under section 157(b) of title 28 of the United States Code.

8.2 Claims Administration Responsibility. Except as otherwise specifically provided for in the Plan, after the Effective Date, the Reorganized Debtors shall retain responsibility for (a) administering, disputing, objecting to, compromising, or otherwise resolving all Claims against, and Interests in, the Debtors, including (i) filing, withdrawing, or litigating to judgment objections to Claims or Interests, (ii) settling or compromising any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court, and (iii) administering and adjusting the claims register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court, and (b) making distributions (if any) with respect to all Claims and Interests.

8.3 Objections to Claims. Unless otherwise extended by the Bankruptcy Court, any objections to Claims (other than Administrative Claims) shall be served and filed on or before the Claims Objection Deadline (or such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtors without further notice to parties-in-interest). Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed

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properly served on the Holder of the Claim if the Debtors or the Reorganized Debtors effect service in any of the following manners: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, (b) to the extent counsel for a Holder of a Claim or Interest is unknown, by first class mail, postage prepaid, on the signatory on the proof of Claim or other representative identified on the proof of Claim or any attachment thereto (or at the last known addresses of such Holders of Claims if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address), or (c) by first class mail, postage prepaid, on any counsel that has appeared on behalf of the Holder of the Claim in the Chapter 11 Cases and has not withdrawn such appearance.

8.4 Disallowance of Claims. EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO, OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THE BANKRUPTCY COURT.

Nothing herein shall in any way alter, impair, or abridge the legal effect of the Bar Date Order, or the rights of the Debtors, the Plan Sponsor, the Reorganized Debtors, the Creditors’ Committee before the Effective Date, or other parties-in-interest to object to Claims on the grounds that they are time barred or otherwise subject to disallowance or modification. Nothing in this Plan shall preclude amendments to timely filed proofs of Claim to the extent permitted by applicable law.

All Claims of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

8.5 Estimation of Claims. Before or after the Effective Date, the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate a Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Disputed Claim, including during the litigation of any objection to any Disputed Claim or during the pendency of any appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), without prejudice to the Holder of such Claim’s right to request that estimation

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should be for the purpose of determining the Allowed amount of such Claim, and the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Disputed Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Plan or the Bankruptcy Court.

8.6 No Interest on Disputed Claims. Unless otherwise specifically provided for in this Plan or as otherwise required by section 506(b) of the Bankruptcy Code, postpetition interest shall not accrue or be paid on Claims or Interests, and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim or Interest. Additionally, and without limiting the foregoing, unless otherwise specifically provided for in this Plan or as otherwise required by section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made, when and if such Disputed Claim becomes an Allowed Claim.

8.7 Amendments to Claims. On or after the Effective Date, except as otherwise provided herein, a Claim may not be filed or amended without the authorization of the Bankruptcy Court or the Reorganized Debtors, and, to the extent such authorization is not received, any such new or amended Claim filed shall be deemed Disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE IX

PROVISIONS GOVERNING DISTRIBUTIONS

9.1 Time of Distributions. Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under this Plan shall be made on the later of (a) Initial Distribution Date or (b) on the first Periodic Distribution Date occurring after the later of, (i) 30 days after the date when a Claim is Allowed or (ii) 30 days after the date when a Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Claim; provided, however, that the Reorganized Debtors may, in their sole discretion, make one-time distributions on a date that is not a Periodic Distribution Date.

9.2 Currency. Except as otherwise Provided in the Plan or Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate as of Effective Date at 4:00 p.m. prevailing Eastern Time, mid-range spot rate of exchange for the applicable currency as published in the next The Wall Street Journal, National Edition following the Effective Date.

9.3 Distribution Agent. Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Distribution Agent, or by such other Entity designated by the Reorganized Debtors as a Distribution Agent on the Effective Date. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of the Reorganized Debtors’ duties as Distribution Agent unless otherwise ordered by the Bankruptcy Court. The Distribution Agent shall be empowered to (a)

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effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof. If the Distribution Agent is an entity other than the Reorganized Debtors, such entity shall be paid its reasonable fees and expenses, including the reasonable fees and expenses of its attorneys or other professionals.

9.4 Distribution on Account of Claims Administered by Servicers: Delivery of Distributions to Servicers. In the case of Holders of Claims whose Claims are governed by an agreement and administered by a Servicer, the respective Servicer shall be deemed to be the Holder of such Claims for purposes of distributions to be made hereunder. The Distribution Agent shall make all distributions on account of such Claims to the Servicers or as directed by the Servicers, in the Servicers’ sole discretion. The Servicers shall hold or direct such distributions for the benefit of Holders of such Allowed Claims, as applicable; provided, however, the Servicer shall retain all rights under its respective agreement in connection with delivery of distributions to Claim Holders; and provided further, however, that the Debtors’ and the Reorganized Debtors’ obligations to make distributions in pursuant to this Plan shall be deemed satisfied upon delivery of distributions to each Servicer or the entity or entities designated by the Servicers.

9.5 Distributions on Account of Claims Allowed After the Effective Date.

(a) No Distributions Pending Allowance. No payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order of the Bankruptcy Court, and the Disputed Claim has become an Allowed Claim.

(b) Special Rules for Distributions to Holders of Disputed Claims. Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. All distributions made pursuant to the Plan on account of a Disputed Claim that is later deemed an Allowed Claim by the Bankruptcy Court shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Holders of Allowed Claims included in the applicable Class; provided, however, that no interest shall be paid on account to such Allowed Claims unless required under applicable bankruptcy law.

9.6 Delivery Of Distributions.

(a) Record Date for Distributions. On the Distribution Record Date, the claims register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record Holders listed on the claims register as of the close of business on

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the Distribution Record Date. Notwithstanding the foregoing, if a Claim or Interest is transferred less than 20 days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b) Cash Distributions. Distributions of Cash may be made either by check drawn on a domestic bank or wire transfer from a domestic bank, at the option of the Reorganized Debtors, except that Cash payments made to foreign creditors may be made in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

(c) Address for Distributions. Distributions to Holders of Allowed Claims shall be made by the Distribution Agent or the appropriate Servicer (i) at the addresses set forth on the proofs of Claim filed by such Holders of Claims (or at the last known addresses of such Holders of Claims if no proof of Claim is filed or if the Debtors or the Distribution Agent have been notified in writing of a change of address), (ii) at the addresses set forth in any written notices of address changes delivered to the Distribution Agent after the date of any related proof of Claim, (iii) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address, or (iv) in the case of a Holder of a Claim whose Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer. The Debtors, the Reorganized Debtors, and the Distribution Agent shall not incur any liability whatsoever on account of any distributions under the Plan.

(d) Undeliverable Distributions. If any distribution to a Holder of a Claim is returned as undeliverable, no further distributions to such Holder of such Claim shall be made unless and until the Distribution Agent or the appropriate Servicer is notified of then-current address of such Holder of the Claim, at which time all missed distributions shall be made to such Holder of the Claim without interest, dividends, or accruals of any kind on the next Periodic Distribution Date. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed.

(e) Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after such distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revert to and vest in the Reorganized Debtors free of any restrictions thereon, and to the extent such Unclaimed Distribution is New Quiksilver Common Stock, shall be deemed cancelled. Upon vesting, the Claim of any Holder or successor to such Holder with respect to such property shall be cancelled, discharged and forever barred, notwithstanding federal or state escheat, abandoned, or unclaimed property laws to the contrary. The provisions of the Plan regarding undeliverable distributions and Unclaimed Distributions shall apply with equal force to distributions that are issued by the Reorganized Debtors or the Distribution Agent made pursuant to any indenture or Certificate (but only with respect to the initial distribution by the Servicer to Holders that are entitled to be recognized under the relevant indenture or Certificate and not with respect to Entities to whom those recognized Holders distribute), notwithstanding any provision in such indenture or Certificate to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned, or unclaimed property law.

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(f) De Minimis Distributions. Notwithstanding any other provision of the Plan to the contrary, the Reorganized Debtors, the Distribution Agent, and any Servicer shall not be required to make a distribution on account of an Allowed Claim if (i) the aggregate amount of all distributions authorized to be made on the Periodic Distribution Date in question is or has a value less than $100,000; provided that the Reorganized Debtors shall make, or cause to be made, a distribution on a Periodic Distribution Date of less than $100,000 if the Reorganized Debtors expect that such Periodic Distribution Date shall be the final Periodic Distribution Date; or (ii) the amount to be distributed to the specific Holder of the Allowed Claim on the particular Periodic Distribution Date does not both (x) constitute a final distribution to such Holder and (y) have a value of at least $50.00.

(g) Fractional Distributions. Notwithstanding any other provision of the Plan to the contrary, the Reorganized Debtors, the Distribution Agent, and any Servicer shall not be required to make partial distributions or distributions of fractional shares of New Quiksilver Common Stock or distributions or payments of fractions of dollars. Whenever any payment or distribution of a fractional share of New Quiksilver Common Stock under the Plan would otherwise be called for, such fraction shall be deemed zero. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

9.7 Accrual of Dividends and Other Rights. For purposes of determining the accrual of dividends or other rights after the Effective Date, New Quiksilver Common Stock shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated, or distributed; provided, however, the Reorganized Debtors shall not pay any such dividends or distribute such other rights, if any, until after distributions of New Quiksilver Common Stock actually take place.

9.8 Surrender of Securities or Instruments. As soon as practicable after the Effective Date, each Secured Noteholder and Unsecured Noteholder shall surrender its note(s) to the relevant Indenture Trustee, or in the event such note(s) are held in the name of, or by a nominee of, the DTC, the Reorganized Debtors shall seek the cooperation of the DTC to provide appropriate instructions to the Indenture Trustees. No distributions under the Plan shall be made for or on behalf of such Holder unless and until such note(s) is received by the applicable Indenture Trustee or the loss, theft or destruction of such note(s) is established to the reasonable satisfaction of the applicable Indenture Trustee, which satisfaction may require such Holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Reorganized Debtors, and the applicable Indenture Trustee, harmless in respect of such note and distributions made thereof. Upon compliance with this Article 9.8 by a Secured Noteholder or Unsecured Noteholder, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such Claim. Any Holder that fails to surrender such Secured Note or Unsecured Note or satisfactorily explain its non-availability to the applicable Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtors, the Reorganized Debtors (or their property), or the Indenture Trustees in respect of such Claim and shall not participate in any distribution under the Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the applicable Indenture Trustee, and any such security shall be cancelled. Notwithstanding

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the foregoing, if the record Holder of a Secured Notes Claim or an Unsecured Notes Claim is the DTC or its nominee or such other securities depository or custodian thereof, or if a Secured Notes Claim or Unsecured Notes Claim is held in book-entry or electronic form pursuant to a global security held by the DTC or such other securities depository or custodian thereof, then the beneficial Holder of such an Allowed Secured Notes Claim or Allowed Unsecured Notes Claim shall be deemed to have surrendered such Holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by the DTC or such other securities depository or custodian thereof.

9.9 Compliance Matters. In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

9.10 Claims Paid or Payable by Third Parties.

(a) Claims Paid by Third Parties. The Claims and Solicitation Agent shall reduce in full a Claim to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not the Debtors or the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtors or the Reorganized Debtors on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution under the Plan to the Reorganized Debtors, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b) Claims Payable by Insurance Carriers. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agree to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the claims register by the Claims and Solicitation Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

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(c) Applicability of Insurance Policies. Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

9.11 Setoffs. Except as otherwise expressly provided for in the Plan and except with respect to any DIP Claims, Secured Notes Claim, Unsecured Notes Claim, and any distribution on account thereof, the Reorganized Debtors pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the Debtors or the Reorganized Debtors, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Reorganized Debtors of any such Claims, rights, and Causes of Action that the Reorganized Debtors may possess against such Holder. In no event shall any Holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

9.12 Recoupment. In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

9.13 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

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ARTICLE X

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

10.1 Vesting of Assets. Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estate (including Causes of Action, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall vest in the Reorganized Debtors which, as Debtors, owned such property or interest in property as of the Effective Date, free and clear of all Claims, Liens, charges, encumbrances, rights, and Interests (except for such Liens as may be retained in favor of the DIP Agents to secure the Excluded DIP Obligations); provided, however, that any property held by any of the inactive Debtors dissolved pursuant to Article 6.8(c) shall vest in Reorganized Quiksilver. As of and following the Effective Date, the Reorganized Debtors may operate their business and use, acquire, and dispose of property and settle and compromise Claims, Interests, or Causes of Action without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan or the Confirmation Order.

10.2 Discharge of the Debtors. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or the Confirmation Order, and effective as of the Effective Date: (a) the distributions and rights that are provided in this Plan, if any, and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Causes of Action, whether known or unknown, including any interest accrued on such Claims from and after the Petition Date, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties (except for the Excluded DIP Obligations), regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Effective Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a proof of Claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (iii) the Holder of such a Claim, right, or Interest accepted this Plan; (b) the Plan shall bind all Holders of Claims and Interests notwithstanding whether any such Holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full (except for the Excluded DIP Obligations), and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date (except for the Excluded DIP Obligations). The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the occurrence of the Effective Date.

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10.3 Compromises and Settlements. This Plan is intended to incorporate the agreements reached in the Plan Sponsor Agreement. Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims or Interests and (b) Causes of Action that the Debtors have against other Entities up to the Effective Date. After the Effective Date, any such right shall pass to the Reorganized Debtors as contemplated in Article 10.1 of this Plan, without the need for further approval of the Bankruptcy Court. Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan or any distribution to be made on account of an Allowed Claim, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests, and is fair, equitable, and reasonable.

10.4 Release by Debtors. Pursuant to section 1123(b) of the Bankruptcy Code, as of the Effective Date, the Debtors and their Estates, the Reorganized Debtors, and each of their respective current and former Affiliates shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the DIP Facilities, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the DIP Credit Agreements, Plan, the Disclosure Statement, the Plan Sponsor Agreement, the Backstop Commitment Letter, the Plan Supplement, the Rights Offerings, the Euro Notes Exchange Offer, the Exit Facility, any other Plan Transaction Document, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. For the avoidance of doubt, nothing in this paragraph shall in any way affect the operation of Article 10.2 of the Plan, pursuant to section 1141(d) of the Bankruptcy Code.

10.5 Release by Holders of Claims and Interests. As of the Effective Date, the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally,

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irrevocably, and forever released, waived and discharged the Debtors, the Reorganized Debtors, their Estates, non-Debtor Affiliates, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the DIP Facilities (except for the Excluded DIP Obligations), the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the DIP Credit Agreements, the Plan, the Disclosure Statement, the Plan Sponsor Agreement, the Backstop Commitment Letter, the Plan Supplement, the Rights Offerings, the Euro Notes Exchange Offer, the Exit Facility, any other Plan Transaction Document, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

For the avoidance of doubt, except as expressly provided herein, nothing in this Article 10.5 shall in any way affect the operation of Article 10.2 of the Plan, pursuant to section 1141(d) of the Bankruptcy Code.

10.6 Exculpation and Limitation of Liability. The Exculpated Parties shall neither have, nor incur any liability to any Entity for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including with regard to the distributions of the New Quiksilver Common Stock pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violations of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

10.7 Indemnification Obligations. From and after the Effective Date, the Reorganized Debtors will indemnify each Indemnitee to the same extent of any Indemnification Obligation in effect immediately prior to the Effective Date. The Reorganized Debtors’ indemnification obligation shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way. The treatment of Indemnification

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Obligations in this Article 10.7 shall be in complete satisfaction, discharge, and release of any Claim on account of such Indemnification Obligation of the Debtors, except that any Indemnitee may assert a Claim in the Chapter 11 Cases for any Prepetition Indemnification Obligation that is not satisfied because of the limitation contained in the prior sentence.

10.8 Injunction. The satisfaction, release, and discharge pursuant to this Article X shall act as an injunction, from and after the Effective Date, against any Entity (a) commencing or continuing in any manner or in any place, any action, employment of process, or other proceeding; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting, or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors, except as set forth in Article 9.11 or 9.12 of the Plan, in each case with respect to any Claim, Interest, or Cause of Action satisfied, released or to be released, exculpated or to be exculpated, or discharged under this Plan or pursuant to the Confirmation Order and to the fullest extent authorized or provided by the Bankruptcy Code, including to the extent provided for or authorized by sections 524 and 1141 thereof; provided, however, that nothing contained herein shall preclude such Entities from exercising their rights pursuant to and consistent with the terms of this Plan or the Confirmation Order; and provided further, however, that nothing contained herein shall preclude the DIP Agents from exercising any appropriate remedies in connection with any Excluded DIP Obligations.

10.9 Subordination Rights.

(a) Except as otherwise provided in the Plan, the allowance, classification and treatment of all Allowed Claims and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. All Claims and all rights and claims between or among Holders of Claims relating in any manner whatsoever to distributions on account of Claims or Interests, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to Holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Holder of a Claim by reason of any subordination rights or otherwise, so that each Holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

(b) Except as otherwise provided in the Plan, the right of the Debtors or the Reorganized Debtors to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Interest that becomes a subordinated Claim or Interest at any time shall be modified to reflect such subordination. Unless the Plan or the Confirmation Order otherwise provide, no distributions shall be made on account of a Claim subordinated pursuant to this Article 10.10(b) unless ordered by the Bankruptcy Court.

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10.10 Protection Against Discriminatory Treatment. Consistent with section 525 of the Bankruptcy Code and paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another entity with whom the Reorganized Debtors have been associated, solely because the Debtors have been debtors under chapter 11, have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or have not paid a debt that is dischargeable in the Chapter 11 Cases.

10.11 Release of Liens. Except as otherwise provided in the Plan, including Articles 4.2 and 4.3, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released (except for such Liens as may be retained in favor of the DIP Agents to secure the Excluded DIP Obligations), and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Notwithstanding the above, nothing in this Plan or the Confirmation Order shall release any deed restriction, easements, or institutional control that runs with the land under environmental law.

10.12 Reimbursement or Contribution. If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever Disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent or (2) the relevant Holder of a Claim has filed a noncontingent proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

ARTICLE XI

CONDITIONS PRECEDENT

11.1 Conditions to the Effective Date of the Plan. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 11.2 of this Plan, and each of which must be acceptable to the Plan Sponsor:

(a) the Plan and Plan Transaction Documents shall be in a form and substance consistent in all material respects with the Plan Sponsor Agreement;

(b) the Bankruptcy Court shall have entered the Disclosure Statement Order, and such order shall be a Final Order;

(c) the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent in all material respects with the Plan Sponsor Agreement, and such order shall be a Final Order;

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(d) the Bankruptcy Court shall have entered the Plan Sponsor Agreement Approval Order and the Plan Sponsor Agreement shall not have been terminated by any of the parties thereto, and no defaults or termination events thereunder shall exist;

(e) the Bankruptcy Court shall have entered the Backstop and Rights Offering Procedures Approval Order;

(f) the Rights Offerings shall have been consummated in all material respects in accordance with the Backstop and Rights Offering Procedures Approval Order and the Backstop Commitment Letter, and no defaults or termination events thereunder shall exist;

(g) the Backstop Commitment Letter shall not have been terminated pursuant to its terms;

(h) Quiksilver (i) shall have obtained the Exit Facility, (ii) shall have executed and delivered the documentation governing the Exit Facility, which Exit Facility shall close substantially contemporaneously with the Effective Date, and (iii) all conditions to effectiveness of the Exit Facility (other than any required receipt of equity funding) shall have been satisfied or waived (or will be satisfied and waived substantially concurrently with the occurrence of the Effective Date);

(i) the Debtors shall have commenced the Euro Notes Exchange Offer at a time, in a manner, and on terms acceptable to the Plan Sponsor;

(j) the New Corporate Governance Documents shall have been adopted and (where required by applicable law) filed with the applicable authorities of the relevant jurisdictions of organization and shall have become effective in accordance with such jurisdiction’s corporation or limited liability company laws;

(k) all authorizations, consents, certifications, approvals, rulings, no action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement the Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on the Reorganized Debtors;

(l) all statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full; and

(m) all fees and expenses of the Plan Sponsor, the DIP Term Loan Lenders, and the DIP Term Loan Agent, including the fees and expenses of counsel, local counsel, and financial advisor to the Plan Sponsor, the DIP Term Loan Lenders, and the DIP Term Loan Agent, shall have been paid in full in Cash.

11.2 Waiver of Conditions Precedent. The conditions set forth in Article 11.1 of this Plan may be waived, in whole or in part, by the Debtors and the Plan Sponsor, in each such party’s respective sole discretion, without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing; provided, however, that only the Plan Sponsor (and not the Debtors) shall have the right to waive those conditions set forth in subparts (h) and (l) of Article 11.1 of this Plan.

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11.3 Notice of Effective Date. The Reorganized Debtors shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date within a reasonable period of time after the conditions in Article 11.1 of this Plan have been satisfied or waived pursuant to Article 11.2 of this Plan.

11.4 Effect of Non-Occurrence of Conditions to Consummation. If prior to consummation of the Plan, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of the Debtors or any other Entity, or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors or any other Entity.

ARTICLE XII

RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

(a) resolve any matters related to Executory Contracts and Unexpired Leases, including: (i) the assumption, assumption and assignment, or rejection of Executory Contracts or Unexpired Leases to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iii) the Reorganized Debtors’ amendment, modification, or supplement after the Effective Date, pursuant to Article VII of the Plan, of the lists of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (iv) any dispute regarding whether a contract or lease is or was executory or expired;

(b) adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases, this Plan, or that were the subject of proceedings before the Bankruptcy Court, prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

(c) ensure that distributions to Holders of Allowed Claims are accomplished as provided herein and adjudicate any and all disputes arising from or relating to distributions under the Plan;

(d) allow in whole or in part, disallow in whole or in part, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including hearing and determining any and all objections to the allowance

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or estimation of Claims or Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and the resolution of request for payment of any Administrative Claim;

(e) hear and determine or resolve any and all matters related to Causes of Action;

(f) enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, and/or vacated;

(g) issue and implement orders in aid of execution, implementation, or consummation of this Plan;

(h) consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(i) hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under this Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

(j) determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation and reimbursement of expenses of parties entitled thereto;

(k) adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(l) hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan and disputes arising in connection with any Entity’s obligations incurred in connection with the Plan;

(m) hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of their Estates, wherever located;

(n) hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o) resolve any matters relating to the pre- and post-confirmation sales of the Debtors’ assets;

(p) grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(q) hear any other matter not inconsistent with the Bankruptcy Code;

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(r) hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge;

(s) enter a Final Decree closing the Chapter 11 Cases;

(t) enforce all orders previously entered by the Bankruptcy Court;

(u) hear and determine all matters relating to any Section 510(b) Claim; and

(v) hear and determine all matters arising in connection with the interpretation, implementation, or enforcement of the Backstop Commitment Letter.

From the Confirmation Date through the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date; provided, however, that the Bankruptcy Court shall not have nor retain exclusive jurisdiction over any post-Effective Date agreement, including but not limited to any of the Exit Facility Commitment Agreements. Nothing contained herein shall be construed to increase, decrease or otherwise modify the independence, sovereignty or jurisdiction of the Bankruptcy Court.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Binding Effect. Upon the Effective Date, this Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all current and former Holders of Claims, all current and former Holders of Interests, and all other parties-in-interest and their respective heirs, successors, and assigns.

13.2 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as of the entry of the Confirmation Order as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. The Reorganized Debtors shall continue to pay fees pursuant to section 1930 of title 28 of the United States Code until the Chapter 11 Case is closed by entry of the Final Decree.

13.3 Payment of Certain Additional Professional Fees. To the extent not paid prior to the Effective Date, the Reorganized Debtors shall remain obligated to pay the fees and expenses required to be paid under paragraphs 12(c) and 29 of the DIP Order and paragraph 3.01(c) of the Plan Sponsor Agreement until such obligations are satisfied in full in Cash.

13.4 Modification and Amendments. Subject to the terms and conditions of the Plan Sponsor Agreement, the Debtors, with consent of the Plan Sponsor, may alter, amend, or modify this Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of this Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, with consent of the Plan Sponsor, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan.

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13.5 Confirmation of the Plan. The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to amend the Plan to any extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

13.6 Additional Documents. On or before the Effective Date, in each case subject to the terms of the Plan Sponsor Agreement, the Debtors may file with the Bankruptcy Court such agreements or other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provision and intent of the Plan.

13.7 Dissolution of Creditors’ Committee. Effective on the Effective Date, the Creditors’ Committee shall dissolve automatically, whereupon their members, professionals, and agents shall be released from any further duties, responsibilities, and liabilities in the Chapter 11 Cases and under the Bankruptcy Code, provided that obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Cases shall remain in full force and effect according to their terms. The Creditors’ Committee may make applications for Professional Claims. The Professionals retained by the Creditors’ Committee and jointly by the Creditors’ Committee and the Debtors and the respective members of the Creditors’ Committee shall not be entitled to compensation and reimbursement of expenses for services rendered after the Effective Date, provided, however, notwithstanding the foregoing, the Professionals retained by the Creditors’ Committee shall be entitled to submit invoices for compensation and reimbursement of expenses for time spent with respect to applications for the allowance of compensation and reimbursement of expenses filed after the Effective Date, and have such allowed amounts paid from the Holdback Escrow Account.

13.8 Revocation, Withdrawal, or Non-Consummation.

(a) Right to Revoke or Withdraw. Subject to the terms and conditions of the Plan Sponsor Agreement, the Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Effective Date and file subsequent chapter 11 plans.

(b) Effect of Withdrawal, Revocation, or Non-Consummation. If the Debtors revoke or withdraw this Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan, any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims or the allocation of the distributions to be made hereunder), the assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be null and void in all respects. In such event, nothing contained herein or in the Disclosure Statement, and no acts taken in preparation for

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consummation of this Plan, shall be deemed to constitute a waiver or release of any Claims, Interests, or Causes of Action by or against the Debtors or any other Entity, to prejudice in any manner the rights and defenses of the Debtors, the Holder of a Claim or Interest, or any Entity in any further proceedings involving the Debtors, or to constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

13.9 Notices. After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered on the Parties below shall be served as follows:

If to the Reorganized Debtors:

Quiksilver, Inc.

5600 Argosy Circle

Huntington Beach, CA 92649

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Suite 3400

Los Angeles, CA 90071

Attention: Brian McCarthy

                 Van C. Durrer, II

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Patrick J. Nash, Jr.

                 Christopher J. Greeno

If to the Office of the United States Trustee:

Office of the United States Trustee for the District of Delaware

Room 2207, Lockbox 35

844 North King Street

Wilmington, Delaware 19801

Attention:         Mark S. Kenney

13.10 Term of Injunctions or Stays. Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

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13.11 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York shall govern the construction and implementation of this Plan, any agreements, documents, and instruments executed in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreements shall control). Corporate governance matters shall be governed by the laws of the state of incorporation of the applicable Reorganized Debtor.

13.12 Entire Agreement. Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

13.13 Severability. If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, that any such revision, amendment, or modification must be consistent with the Plan Sponsor Agreement. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent, and (c) nonseverable and mutually dependent.

13.14 No Waiver or Estoppel. Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Creditors’ Committee and/or its counsel, or any other party, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court.

13.15 Conflicts. In the event that the provisions of the Disclosure Statement and the provisions of the Plan conflict, the terms of this Plan shall govern.

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Dated: November 17, 2015

Respectfully submitted,

QUIKSILVER, INC., on behalf of itself and its affiliates listed below

/s/ Andrew Bruenjes
Name:	Andrew Bruenjes
Title:	Americas Chief Financial Officer and
Assistant Secretary

QS WHOLESALE, INC.
DC DIRECT, INC.
DC SHOES, INC.
FIDRA, INC.
HAWK DESIGNS, INC.
MT. WAIMEA, INC.
Q.S. OPTICS, INC.
QS RETAIL, INC.
QUIKSILVER ENTERTAINMENT, INC.
QUIKSILVER WETSUITS, INC.

[PLAN OF REORGANIZATION – SIGNATURE PAGE]

EXHIBIT B

Financial Projections

QUIKSILVER, INC.

Financial Projections

FINANCIAL PROJECTIONS

The Company developed financial projections (the “Financial Projections”) to support the feasibility of the Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code of Quiksilver, Inc. and Its Company Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Court (the “Plan”).1 The Financial Projections are reflective of the “Company”, which is comprised of the Debtors and Quiksilver Inc.’s non-Debtor Affiliates.

THE FINANCIAL PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY SIGNIFICANTLY FROM THESE FINANCIAL PROJECTIONS.

Overview of Financial Projections

As a condition to Confirmation, the Bankruptcy Code requires, among other things, the Bankruptcy Court to find that Confirmation is not likely to be followed by either a liquidation or the need to further reorganize the Company. In connection with developing the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Company’s management has, through the development of the Financial Projections, analyzed the Reorganized Company’s ability to meet their obligations under the Plan and to maintain sufficient liquidity and capital resources to conduct their businesses. The Financial Projections will also assist each holder of a Claim in determining whether to vote to accept or reject the Plan. The Company prepared the Financial Projections in good faith, based upon estimates and assumptions made by the Company’s management. The estimates and assumptions in the Financial Projections, while considered reasonable by management, may not be realized, and are inherently subject to uncertainties and contingencies. They are also based on factors such as industry performance, general business, economic, competitive, regulatory, market and financial conditions, all of which are difficult to predict and generally beyond the Company’s control. Because future events and circumstances may well differ from those assumed and unanticipated events or circumstances may occur, the Company expects that the actual and projected results will differ and the actual results may be materially greater or less than those contained in the Financial Projections. No representations can be made as to the accuracy of the Financial Projections or the Company’s ability to achieve the projected results. Therefore, the Financial Projections may not be relied upon as a guarantee or as any other form of assurance as to the actual results that will occur. The inclusion of the Financial Projections herein should not be regarded as an indication that the Company considered or consider the Financial Projections to reliably predict future performance. The Financial Projections are subjective in many respects, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and future developments. The Company does not intend to update or otherwise revise the Financial Projections to reflect the occurrence of future events, even in the event that assumptions underlying the Financial Projections are not borne out. The Financial Projections should be read in conjunction with the assumptions and qualifications set forth herein.

[1]	Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

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In general, as illustrated by the Financial Projections, the Company believes that with a significantly deleveraged capital structure and proper execution of certain operational turnaround initiatives, the Company’s business will return to viability. The reduction of debt on the Company’s balance sheet will substantially reduce interest expense and improve cash flow. Based on the Financial Projections, the Company should have sufficient cash flow to pay and service their debt obligations, and to operate their businesses. The Company believes that Confirmation and Consummation are not likely to be followed by the liquidation or further reorganization of the Company. Accordingly, the Company believes that the Plan satisfies the feasibility requirement of section 1129(a)(ll) of the Bankruptcy Code.

THE COMPANY DID NOT PREPARE THE FINANCIAL PROJECTIONS WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE COMPANY’S INDEPENDENT AUDITOR HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. THE COMPANY DOES NOT, AS A MATTER OF COURSE, PUBLISH FINANCIAL PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS.

ACCORDINGLY, NEITHER THE COMPANY NOR THE REORGANIZED COMPANY INTEND TO, AND EACH DISCLAIMS ANY OBLIGATION TO: (A) FURNISH UPDATED FINANCIAL PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO ANY OTHER PARTY AFTER THE EFFECTIVE DATE; (B) INCLUDE ANY SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION; OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

The Company prepared the Financial Projections based on, among other things, the anticipated future financial condition and results of operations of the Company using the business plan. Management developed and refined the business plan and prepared consolidated financial projections of the global enterprise of the Company for the years ending October 31, 2016 through October 31, 2018 (the “Projection Period”).

The Financial Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated by January 31, 2016 (the “Assumed Effective Date”). Any significant delay in the Assumed Effective Date may have a significant negative impact on the operations and financial performance of the Company including, but not limited to, an increased risk or inability to meet sales forecasts and the incurrence of higher reorganization expenses.

Although the Financial Projections represent the Company’s best estimates and good faith judgment (for which the Company believes it has a reasonable basis), of the results of future operations, financial position, and cash flows of the Company, they are only estimates and actual results may vary considerably from such Financial Projections. Consequently, the inclusion of the Financial Projections herein should not be regarded as a representation by the Company, the Company’s advisors or any other person that the projected results of operations, financial position, and cash flows of the Company will be achieved.

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The Company does not intend to update or otherwise revise the Financial Projections to reflect circumstances that may occur after their preparation, or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

Additional information relating to the principal assumptions used in preparing the Financial Projections are set forth below.

General Assumptions and Methodology

The Company is organized under four operating segments (the “Operating Segments”) consisting of the Americas, EMEA and APAC, each of which sells a full range of products, as well as Corporate Operations, which primarily provide support functions to the other three segments. The Financial Projections consist of the following unaudited pro forma financial statements: projected consolidated statements of operations for each year in the Projection Period; projected as of October 31 for each year in the Projection Period; and projected statements of cash flows for each year in the Projection Period. The Financial Projections are based on the Company’s 2016 – 2018 business plan.

The Financial Projections: a) are based upon current and projected market conditions in each of the Company’s respective markets; b) utilize by channel and region forecasts; c) assume emergence from Chapter 11 on the Assumed Effective Date under terms substantially similar to those set forth in the Plan; d) reflect anticipated openings and closings of certain retail locations; and e) reflect capital expenditures related to planned store openings and normal course maintenance capital expenditures.

Income Statement Assumptions

Net Sales: The Company operates in the outdoor market of the sporting goods industry in which they design, develop and distribute branded apparel, footwear, accessories and related products through the Quiksilver, Roxy and DC brand names. The Company utilizes three distribution channels: wholesale, retail and e-commerce. The Company also earns royalties from various licensees in other international territories, which are categorized in Corporate Operations along with revenues from sourcing services licensees. Projected product sales are approximately $1.2 billion in 2016, $1.3 billion in 2017 and $1.4 billion in 2018, and include the impact of the Company’s plan to phase out third-party licensed products and assume associated revenues in-house through the Company’s wholesale channel. As of the Petition Date, wholesale sales for the Company represent approximately 62% of total net sales; retail sales represent approximately 30% and; e-commerce and licensing sales represent approximately 8%.

Global wholesale revenues in 2016 are projected to decline compared to the prior year, primarily impacted by decreased volume, particularly in North America, and will partially be offset by increased selling prices. Growth is projected to be 7% in both 2017 and 2018 and will be largely driven by sales volume and increased revenues from ex-licensed categories.

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Global retail sales in 2016 are projected to decline compared to the prior year due to the impact of store closures, a majority of which will occur in the U.S. New store openings and store growth, focusing on Boardriders and shop-in shop retail concepts, will drive sales growth in through 2018.

Global e-commerce sales are projected to experience double digit growth between 2016 and 2018 as the Company launches online sales in Brazil and other international markets beginning in 2016.

Americas – United States, Canada, Mexico, and Brazil

Wholesale sales are projected to be $385 million in 2016. Sales are projected to increase by 7% in 2017 and 5% in 2018 to $413 million and $435 million, respectively. Sales in 2016 are largely impacted by a decline in North American orders as the Company exits certain distribution channels. Going forward, sales growth is projected to be driven by increased revenues from sales of previously licensed product categories and growth in Mexico and Brazil, with modest growth in North American orders.

Retail sales are projected to be $119 million in 2016. 2016 retail sales reflect numerous store closures (60 total; 15 full-price stores, 19 factory outlets, and 26 liquidation stores) and very modest growth in comparable store sales. Retail sales are projected to be $106 million and $113 million in 2017 and 2018, respectively. Sales in 2017 assume 1.8% growth in comparable store sales (1.5% in North America and 6.7% in Latin America) and a net one (1) store opening (2 Boardriders store openings and 1 full price store closure). Sales in 2018 assume 2.7% growth in comparable store sales (2.0% in North America and 11.1% in Latin America) and one (1) Boardriders store opening.

E-commerce sales are projected to be $35 million in 2016. E-commerce is expected to grow by 14% and 13% in 2017 and 2018. Strong U.S. growth will be supplemented by e-commerce expansion to Brazil and other international markets in 2016.

EMEA – Europe, Middle East, and Africa

Wholesale sales are projected to be $273 million in 2016. Sales in 2016 are negatively impacted by decreased orders in Core EMEA, offset by higher sales volumes and price increases in Russia and South Africa. EMEA sales are expected to return to growth in 2017 and 2018, growing 8% and 11% respectively, primarily due largely to higher sales volumes.

Retail sales are projected to be $151 million in 2016. Store closings (21) are projected to outpace openings (1 Boardrider store) during 2016. Sales are expected to be relatively flat, declining by 1.0% in 2017 and growing by 2.0% in 2018. Comparable store sales in 2016 are projected to be 2.0%, with a majority of the growth stemming from Russia (13.0%) and South Africa (9.6%) while Core EMEA remains flat. Comparable store sales are projected to grow approximately 2.0% per year through 2018.

E-commerce sales are projected to experience continued growth throughout the forecast period. Sales are expected to be $36 million in 2016, thereafter growing by 22% and 19% in 2017 and 2018, respectively. This growth is driven by positive trends in online shopping and the Company’s entry into Switzerland and other new online channels.

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APAC – Asia and the Pacific Rim

Wholesale sales are projected to be $118 million in 2016. Sales are expected to grow modestly by 4% and 4% in 2017 and 2018, respectively. Sales will be driven by the region’s growing customer base, as well as price increases, particularly in North APAC, Indonesia, and Thailand.

Retail sales are projected to be $98 million in 2016. Sales in 2016 are impacted by 22 store closures, comprised of 10 in China, 2 in Australia and New Zealand, 6 in North Asia and 4 in South East Asia, combined with 3.5% growth in comparable store sales (1.8% in Australia and New Zealand, 4.3% in North Asia and 5.5% in South East Asia). Going forward, the region plans to expand its base of shop-in-shop stores, with 40 shop-in-shop stores and 1 Boardrider store opening in 2017 and 41 shop-in-shop stores opening in 2018. Sales will initially remain flat in 2017, and the effects of the expansion are expected to result in an 8% year over year sales growth in 2018.

E-commerce sales are projected to be $20 million in 2016 due to strong marketplace growth in Japan, and Australia. E-commerce is expected to experience sustained growth throughout the forecast period. Sales in 2017 and 2018 are projected to be $24 million and $28 million respectively.

Cost of Sales (“COS”): COS primarily includes merchandise and freight cost involved in procuring inventory required to support wholesale and retail sales.

The Financial Projections assume a stable global currency environment and commodity environment. Cost reduction initiatives are assumed to offset any economic increases throughout the Projection Period. COS decreases as a percent of total sales during the Projection Period driving increases in the Company’s gross margin as a percentage of sales from 48.2% in 2016 to 49.3%, 50.1% during 2017 and 2018, respectively. The decrease in COS relative to sales during the Projection Period is generally due to assumed cost savings associated with ongoing cost optimization activities.

Americas

Wholesale gross margins are projected to be 35% in 2016, with improvements driven by reductions in freight costs, as well as reduced discounting and markdowns offset by foreign exchange translation in Brazil, Mexico, and Canada. Improvements in 2016 are expected to continue via increases in bookings revenues and previously licensed categories, bringing gross margins to 39% and 40% in 2017 and 2018, respectively.

Retail gross margins are projected to be 53% in 2016 and are driven by closure of full priced stores, which increases the Company’s overall mix of lower margin outlet stores. Gross margins in 2016 are also impacted as a result of inventory clearances from going out of business sales and foreign exchange impacts in Mexico. Going forward, full price gross margins will stabilize and rise to 56% and 56% in 2017 and 2018.

E-commerce gross margins are projected to be 66% in 2016, impacted by shifts in the Company’s U.S. promotions strategy, negative foreign exchange impact from the launch of the Company’s Canadian e-commerce site and increased revenues from marketplace promotions in the U.S. Gross margins are expected to remain at similar levels through 2018.

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EMEA

Wholesale gross margins are projected to be 44.5% in 2016, impacted by currency rate fluctuations in Core EMEA and Russia. In South Africa, gross margins are expected to improve due to price adjustments in the apparel category. Going forward, gross margins are projected to be 46% and 47% in 2017 and 2018, respectively.

Retail gross margins are projected to be 63% in 2016, impacted by foreign exchange effects, partially offset by price increases. Gross margins are expected to remain at 63% in 2017 and 2018.

E-commerce gross margins are projected to be 69% in 2016, impacted by hedged rate depreciations in Core EMEA and Russia. Gross margins are expected to be 68% and 69% in 2017 and 2018, respectively.

APAC

Wholesale gross margins are projected to be 43% in 2016, impacted by depreciation of regional currencies relative to the U.S. dollar, and partially offset by reductions in freight costs and efficiencies in on-time fulfillments. Gross margins are projected to remain relatively flat at 43% and 44% in 2017 and 2018, respectively.

Retail gross margins are projected to be 64% in 2016, impacted by foreign exchange costs across all Asia-Pacific subsidiaries. Gross margins are projected to remain flat at 64 in both 2017 and 2018.

E-commerce gross margins are projected to decline by 2% to 63% in 2016, due primarily to margin reduction in Australasia and Japan. Gross margins are projected to continue declining within the region, reaching 62% and 61% in 2017 and 2018, respectively.

Selling, General & Administrative Expenses (“SG&A”): SG&A expenses include salaries and benefits for corporate and sales personnel, marketing / advertising costs, professional fees, insurance, rent, bad debt expense, and other corporate administrative costs not allocated to cost of sales.

Global

SG&A expenses are projected to be $607 million or 49% of sales in 2016, and include the impact of assumed savings associated with the Company’s continued cost reduction activities, a majority of which will occur in North America.

Going forward, SG&A is expected to rise in support of incremental sales. SG&A expenses are projected to be $609 million, or 47% of net sales in 2017 and $632 million or 45% of net sales in 2018.

Americas

The Company plans to implement SG&A improvements in 2016, reducing SG&A to $234 million, or 43% of net sales. Key cost reduction initiatives include reducing and reorganizing headcounts; closing non-profitable retail stores; eliminating non-profitable product lines; implementing operating efficiencies in distribution and logistics; reducing marketing costs; and consolidating corporate functions. Going forward, SG&A is projected to be $234 million, or 42% of net sales in 2017 and $240 million, or 40% of net sales in 2018.

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EMEA

The Company plans to implement SG&A improvements in 2016, reducing SG&A to $240 million, or 52% of net sales. Key cost reduction initiatives include rightsizing the wholesale salesforce, reflecting EMEA business trends; closing non-profitable retail stores; optimizing store labor; consolidating distribution centers in Core EMEA; shifting the Company’s global marketing structure to EMEA; and re-organizing corporate overhead functions. Going forward, SG&A is projected to be $239 million, or 49% of net sales in 2017 and $248 million, or 47% of net sales in 2018.

APAC

The Company plans to implement SG&A improvements in 2016, reducing SG&A to $127 million, or 53% of net sales. Key cost reduction initiatives include rightsizing the wholesale salesforce in Australia; closing non-profitable retail stores; re-organizing the design, production and development teams as well as corporate overhead functions; and reducing marketing costs. Going forward, the region is expected to achieve continual improvements in SG&A, resulting in projected SG&A of 53% and 52% of net sales in 2017 and 2018, respectively.

Restructuring Expenses: Restructuring expenses consist of estimated fees for Chapter 11 professional and other costs directly attributable to the Chapter 11 Cases. Restructuring expenses also include income related to the cancelation of U.S indebtedness.

Interest Expense: Interest expense for 2016 in the U.S. includes: (1) the projected expense associated with the DIP Financing related to the Chapter 11 bankruptcy in the U.S.; and (2) the projected expense related to the Company’s anticipated debt structure following Consummation of the Plan. For 2016 through 2018, interest expense is based upon the Company’s anticipated debt structure following Consummation of the Plan. The capital structure and interest expense assumptions for entities outside the U.S. remain the substantially the same as those in place prior to the U.S. Chapter 11 filing.

Income Tax Expense: Consolidated income tax expense increases over the Projection Period due to increasing profitability levels during the Projection Period. Income Tax Expense reflects the application of regional effective tax rates to taxable income, and also assumes the utilization of tax attribute to offset taxable income in certain Non-Debtor Subsidiary tax jurisdictions.

Balance Sheet Assumptions

The Company’s projected balance sheet and cash flow statement were developed based upon the Company’s pre-emergence balance sheet as of January 2016, adjusted for the impact of the exit transaction, and further adjusted for projected results of operations and cash flows over the Projection Period.

The projected balance sheet reflects the satisfaction per the Plan of Reorganization of the: i) DIP ABL, ii) DIP Term Loan, iii) Secured Notes, and iv) Unsecured Notes outstanding as of the Assumed

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Effective Date. For the periods following the Assumed Effective Date, the projected balance sheet reflects a capital structure comprised of the i) Exit Facility, ii) European lines of credit, iii) the Euro Notes, (net of the Euro Notes Rights Offering), along with iv) $122.5 million of proceeds from Exit Rights Offering to satisfy the DIP Term Loan and to fund the Unsecured Cash Consideration.

Other assumptions impacting the projected balance sheet are outlined in further detail in the “Cash Flow Statement Assumptions” below. The projected balance sheet does not reflect the impact of “fresh start” accounting, which could result in a material change to the projected values of assets and liabilities.

Cash Flow Statement Assumptions

The Company’s projected cash flow statement was developed based on the evaluation of Chapter 11 exit costs followed by the cash needed in support of operating, investing, and financing activities during the Projection Period. Specific items impacting the cash flow statement projections included:

Proforma EBITDA: Proforma EBITDA reflects cash generated from operations and includes intercompany allocations of shared overhead costs at the Operating Segment level.

Restructuring and Exit Cost: Restructuring and Exit Costs are primarily incurred prior to, and / or in conjunction with the Debtors’ exit from Chapter 11 and are comprised of i) professional fees, ii) administrative and priority claims, and iii) exit financing transaction fees.

AP Subject to Compromise: AP Subject to Compromise is comprised of projected payments pursuant to the Critical Vendor Order.

Cash Paid for Taxes: Cash taxes reflect the application of regional effective tax rates to taxable income, and also assumes the utilization of tax attributes to offset taxable income in certain Non-Debtor Subsidiary tax jurisdictions.

Changes in Working Capital: Investments in working capital are primarily driven by sales growth assumptions during the Projection Period.

Capital Expenditures: Capital expenditures are driven by a combination of i) retail store expansion requirements and ii) information technology infrastructure requirements during the Projection Period.

Royalties: Royalty payments and royalty receipts are based on providing consideration to the Operating Segments which own the Quiksilver, Roxy, and DC Shoes trademarks. These payments and receipts reflect the Company’s historical methodology for calculating intercompany royalties and may not be reflective of market rates realizable from third parties.

Cash Paid for Interest: Interest payments reflect cash pay interest on the Debtors Exit Financing Facility along with ongoing interest on Non-Debtor Subsidiary debt.

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Intercompany Cash Flows: Intercompany Cash Flows are generated at the Operating Segment level when interim funding requirements of one Operating Segment are satisfied from excess cash and / or financing availability from a separate Operating Segment.

Asset Sales: Asset Sales include projected proceeds from the sale of various assets of the Non-Debtor Subsidiaries.

Borrowings / Repayments: Borrowings and Repayments are driven by cash consumed and / or generated from operations, investing, and financing activities.

Equity Rights Offering: The Exit Rights Offering of $122.5 million provides the capital required to satisfy the DIP Term Loan outstanding and to fund the Unsecured Cash Consideration.

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Quiksilver, Inc.

Unaudited Projected Consolidating Statements of Operations

(Dollars in Millions)

	AMERICAS			EMEA			APAC			CORP			GLOBAL
	2016	2017	2018	2016	2017	2018	2016	2017	2018	2016	2017	2018	2016	2017	2018
Income Statement

Net Sales
Wholesale	385.2	413.0	435.2	272.5	294.3	325.1	118.4	122.9	128.3	1.1	1.1	1.1	777.2	831.3	889.6
Retail	118.5	105.9	112.9	151.1	149.6	152.6	98.1	99.3	107.4	0.0	0.0	0.0	367.7	354.7	373.0
Ecommerce	35.1	39.9	44.9	36.1	44.1	52.5	20.1	24.0	28.3	0.0	0.0	0.0	91.4	108.1	125.7
Licensing	10.6	3.0	3.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	10.6	3.0	3.1

Total Net Sales	549.5	561.9	596.1	459.7	488.0	530.2	236.7	246.2	264.1	1.1	1.1	1.1	1,246.9	1,297.1	1,391.4

Cost of Sales
Wholesale	248.9	251.7	260.8	151.3	160.1	173.1	67.1	69.7	72.2	0.7	0.7	0.7	468.0	482.3	506.8
Retail	56.1	46.9	49.5	55.5	55.5	56.8	35.6	36.1	38.7	0.0	0.0	0.0	147.1	138.4	144.9
Ecommerce	11.8	13.4	15.2	11.1	14.1	16.3	7.4	9.2	10.9	0.0	0.0	0.0	30.3	36.8	42.4
Licensing	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Total Cost of Sales	316.9	312.0	325.5	217.8	229.8	246.2	110.1	115.0	121.8	0.7	0.7	0.7	645.4	657.5	694.1

Gross Margin	232.6	249.9	270.7	241.9	258.2	284.0	126.6	131.2	142.3	0.4	0.4	0.4	601.5	639.6	697.2

SG&A
Selling	97.3	94.5	99.0	125.0	122.1	125.6	65.9	67.9	74.3	0.3	0.1	0.1	288.5	284.6	299.0
G&A	124.9	127.7	129.2	111.4	112.6	117.5	47.2	47.9	49.5	35.4	36.0	36.7	319.0	324.2	332.9
Intercompany Expense / (Income)	11.7	11.5	11.5	3.1	4.7	5.2	13.4	14.1	14.3	(28.3)	(30.3)	(30.9)	0.0	0.0	0.0

Total SG&A	234.0	233.8	239.6	239.5	239.4	248.2	126.5	129.9	138.2	7.5	5.7	5.9	607.5	608.8	631.9

Operating Income / (Loss)	(1.4)	16.1	31.0	2.4	18.8	35.7	0.2	1.3	4.1	(7.1)	(5.4)	(5.5)	(6.0)	30.9	65.3

Interest Expense / (Income)	5.1	3.8	3.5	4.6	1.6	1.6	1.1	1.1	1.4	16.7	14.8	14.8	27.5	21.3	21.3
Restructuring Expense / (Income)	(6.3)	0.0	0.0	4.0	0.0	0.0	1.3	0.0	0.0	(148.2)	0.0	0.0	(149.2)	0.0	0.0
Royalties Expense / (Income)	(2.3)	(2.5)	(2.7)	11.0	9.9	10.9	5.4	3.6	3.8	(14.2)	(11.1)	(12.0)	0.0	0.0	0.0
Tax Expense / (Income)	3.9	5.2	8.3	2.3	2.5	4.2	0.8	1.7	2.8	2.5	2.5	2.5	9.7	11.9	17.8

Net Income / (Loss)	(1.8)	9.6	21.9	(19.5)	4.8	19.0	(8.5)	(5.1)	(3.8)	136.0	(11.6)	(10.8)	106.1	(2.3)	26.2

Memo:

Operating Income / (Loss)	(1.4)	16.1	31.0	2.4	18.8	35.7	0.2	1.3	4.1	(7.1)	(5.4)	(5.5)	(6.0)	30.9	65.3

Plus: Non Cash Stock Comp	0.0	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.0	4.0	4.0	4.0	4.0	4.0	4.1
Plus: Depreciation And Amortization	12.0	11.1	11.3	11.8	10.4	9.9	6.4	6.2	6.6	3.3	2.5	2.6	33.5	30.2	30.5

Proforma EBITDA	10.7	27.2	42.4	14.2	29.2	45.8	6.5	7.5	10.7	0.2	1.1	1.1	31.6	65.0	99.9

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Quiksilver, Inc.

Unaudited Projected Consolidating Balance Sheet

(Dollars in Millions)

	AMERICAS			EMEA			APAC			CORP			GLOBAL
	2016	2017	2018	2016	2017	2018	2016	2017	2018	2016	2017	2018	2016	2017	2018
Balance Sheet

Assets
Cash & Equivalents	6.2	10.3	15.3	7.0	7.0	7.0	17.9	20.4	23.1	3.0	3.0	3.0	34.1	40.7	48.4
Accounts Receivable, Net	110.9	119.7	126.4	79.8	86.2	95.2	33.4	34.2	35.2	0.0	0.0	0.0	224.0	240.1	256.9
Inventory, Net	119.1	115.4	118.9	102.2	108.3	114.1	70.2	69.2	72.1	0.0	(0.0)	(0.0)	291.5	292.9	305.1
Other Current Assets	23.2	23.2	23.2	35.9	35.9	35.9	14.6	14.6	14.6	5.6	5.6	5.6	79.3	79.3	79.3

Total Current Assets	259.4	268.6	283.8	224.9	237.4	252.2	136.1	138.5	145.0	8.6	8.6	8.6	629.0	653.1	689.7

PP&E, Net	48.0	45.0	38.5	79.1	73.6	70.3	15.1	14.4	12.1	17.4	17.1	16.5	159.6	150.2	137.4
Other Long Term Assets	52.3	52.3	52.3	12.6	12.6	12.6	14.7	14.7	14.7	93.9	93.9	93.9	173.6	173.6	173.6

Total Assets	359.8	365.9	374.6	316.6	323.7	335.1	166.0	167.6	171.9	119.9	119.6	119.0	962.2	976.9	1000.6

Liabilities
Accounts Payable	70.1	70.0	72.5	52.1	57.2	61.5	28.3	28.6	29.9	10.6	10.6	10.6	161.1	166.4	174.5
Intercompany	(24.5)	(27.1)	(30.9)	(2.1)	(5.9)	(8.5)	72.5	72.5	72.5	(45.9)	(39.5)	(33.1)	0.0	0.0	0.0
Other Current Liabilities	22.7	22.7	22.6	36.5	35.2	35.6	(0.5)	(1.0)	(1.0)	124.2	129.1	132.9	182.8	186.0	190.2

Total Current Liabilities	68.3	65.7	64.3	86.4	86.5	88.5	100.3	100.1	101.4	88.9	100.2	110.4	343.9	352.4	364.7

Debt	56.4	55.6	43.8	24.8	27.1	17.4	14.2	21.2	28.0	166.9	166.9	166.9	262.3	270.7	256.1
Other Long Term Liabilities	15.9	15.9	15.9	5.3	5.3	5.3	1.2	1.2	1.2	28.9	28.9	28.9	51.3	51.3	51.3
AP Subject to Compromise	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Total Liabilities	140.6	137.1	123.9	116.5	118.8	111.2	115.7	122.5	130.6	284.7	296.0	306.3	657.5	674.4	672.0

Shareholder’s Equity / (Deficit)	219.2	228.8	250.7	200.1	204.9	223.9	50.2	45.2	41.3	(164.8)	(176.4)	(187.3)	304.7	302.4	328.7

Total Liabilities and Shareholder’s Equity	359.8	365.9	374.6	316.6	323.7	335.1	166.0	167.6	171.9	119.9	119.6	119.0	962.2	976.9	1,000.6

11

Quiksilver, Inc.

Unaudited Projected Consolidating Statements of Cash Flows

(Dollars in Millions)

	AMERICAS			EMEA			APAC			CORP			GLOBAL
	2016	2017	2018	2016	2017	2018	2016	2017	2018	2016	2017	2018	2016	2017	2018
Cash Flow Statement

Proforma EBITDA	10.7	27.2	42.4	14.2	29.2	45.8	6.5	7.5	10.7	0.2	1.1	1.1	31.6	65.0	99.9
Restructuring and Exit Costs	(0.2)	0.0	0.0	(3.4)	(0.8)	0.0	(1.3)	0.0	0.0	(70.5)	0.0	0.0	(75.4)	(0.8)	0.0
AP Subject to Compromise	(22.5)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	(22.5)	0.0	0.0
Cash Paid for Taxes	(3.9)	(5.2)	(8.3)	(2.3)	(2.5)	(4.2)	(0.8)	(1.7)	(2.8)	(2.5)	(2.5)	(2.5)	(9.7)	(11.9)	(17.8)
Change in Working Capital	(3.3)	(5.1)	(7.8)	(0.1)	(7.5)	(10.5)	6.9	0.4	(2.6)	(0.2)	0.0	0.0	3.2	(12.1)	(20.9)
Capital Expenditures	(5.0)	(8.1)	(4.8)	(6.2)	(4.9)	(6.6)	(3.5)	(5.5)	(4.3)	(2.0)	(2.2)	(2.0)	(16.6)	(20.8)	(17.7)
Royalties	2.3	2.5	2.6	(8.1)	(10.4)	(10.6)	(5.4)	(4.1)	(3.7)	11.2	12.0	11.7	0.0	0.0	0.0

Free cash flow	(22.0)	11.3	24.1	(6.0)	3.1	13.9	2.4	(3.4)	(2.7)	(63.9)	8.5	8.3	(89.4)	19.4	43.6
Cash Paid for Interest	(5.1)	(3.8)	(3.5)	(4.6)	(1.6)	(1.6)	(1.1)	(1.1)	(1.4)	(16.7)	(14.8)	(14.8)	(27.5)	(21.3)	(21.3)
Other Intercompany	(15.0)	(2.6)	(3.8)	8.4	(3.7)	(2.6)	1.6	0.0	0.0	5.0	6.3	6.5	0.0	0.0	0.0
Asset Sales	0.0	0.0	0.0	15.6	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	15.6	0.0	0.0
Borrowings/Repayments	21.1	(0.8)	(11.8)	(23.0)	2.3	(9.6)	(12.2)	7.0	6.8	(50.6)	(0.0)	(0.0)	(64.8)	8.4	(14.7)
Exit Rights Offering	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	122.5	0.0	0.0	122.5	0.0	0.0

Total Change in Cash	(21.1)	4.1	4.9	(9.6)	0.0	0.0	(9.4)	2.5	2.7	(3.6)	0.0	(0.0)	(43.6)	6.6	7.6

Beginning Cash Balance	27.3	6.2	10.3	16.6	7.0	7.0	27.3	17.9	20.4	6.6	3.0	3.0	77.7	34.1	40.7

Ending Cash Balance	6.2	10.3	15.3	7.0	7.0	7.0	17.9	20.4	23.1	3.0	3.0	3.0	34.1	40.7	48.4

12

EXHIBIT C

Liquidation Analysis

General Assumptions

Hypothetical chapter 7 recoveries were determined through multiple steps, as set forth below. The basis of the Liquidation Analysis is the Debtors’ projected cash balance and assets as of January 31, 2016 (the “Conversion Date”) and the net costs to execute the administration of the wind-down of the Estates. The Liquidation Analysis assumes that the Debtors would commence a chapter 7 liquidation on or about the Conversion Date under the supervision of a court-appointed chapter 7 trustee. The Liquidation Analysis reflects the wind-down and liquidation of substantially all of the Debtors’ remaining assets; a quick sale of their non-Debtor subsidiaries; and the distribution of available proceeds to Holders of Allowed Claims during the period after the Conversion Date.

THE DEBTORS BELIEVE THAT ANY ANALYSIS OF A HYPOTHETICAL LIQUIDATION IS NECESSARILY SPECULATIVE. THERE ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS UNDERLYING THE LIQUIDATION ANALYSIS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR A CHAPTER 7 TRUSTEE. NEITHER THE ANALYSIS, NOR THE FINANCIAL INFORMATION ON WHICH IT IS BASED, HAS BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WOULD NOT VARY MATERIALLY FROM THE HYPOTHETICAL RESULTS PRESENTED IN THE LIQUIDATION ANALYSIS.

Summary Notes to Liquidation Analysis

1. Dependence on assumptions. The Liquidation Analysis depends on a number of estimates and assumptions. Although developed and considered reasonable by the management and the advisors of the Debtors, the assumptions are inherently subject to significant economic, business, regulatory and competitive uncertainties and contingencies beyond the control of the Debtors or their management. The Liquidation Analysis is also based on the Debtors’ best judgment of how numerous decisions in the liquidation process would be resolved. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein.

2. Dependence on a forecasted balance sheet. This Liquidation Analysis contains numerous estimates that are still under review and it remains subject to further legal and accounting analysis.

3. DIP Facility Recovery Assumptions. The Liquidation Analysis assumes that upon conversion of the chapter 11 case to chapter 7, the DIP Agents will seek relief from the automatic stay to foreclose on Debtor assets under the jurisdiction of the Bankruptcy Court to recover on the outstanding DIP Claims. For purposes of this analysis, it is assumed that the conversion from chapter 11 to chapter 7 would take place on the Conversion Date. The DIP Agents, on behalf of the DIP Lenders, would have the ability to recover on the DIP Facilities’ first lien position on all Debtor assets. Only after the DIP Facilities are fully satisfied, would any recoveries be realized by the holders of Secured Notes with respect to: i) the Debtors’ intellectual property, and ii) any equity value in the Non-Debtor subsidiaries, through either a) the Secured Notes’ first lien on 65% of the equity in the Non-Debtor subsidiaries or b) the Secured Notes Replacement Liens granted pursuant to the DIP Order, with respect to 35% of the equity in the Non-Debtor subsidiaries.

1

4. Recovery from the Foreign Subsidiaries (“Non-Debtor Subsidiaries”). The Liquidation Analysis assumes that the U.S. chapter 7 conversion will trigger acceleration of foreign debt obligations including factoring facilities / lines of credit (the “Euro Factor Facility’) and the Euro Notes and further would result in violations of the Euro Note Waiver executed prior to the chapter 11 filing. In light of these complicating factors, it is assumed that access to working capital funding would be limited, and that Deutsche Bank (as Euro Note Indenture Trustee) would move quickly to complete a going-concern sale of the Non-Debtor Subsidiaries no later than three months following the Conversion Date. Further, since the worldwide DC Shoes trademark (the “DC Shoes Marks”) is an asset of the Debtors, it is assumed that the DC Shoes Mark is marketed separately to a third-party buyer (the “DC Shoes Buyer”), with corresponding sale proceeds used to pay down the DIP Facilities (first lien) and the Secured Notes (second lien). Therefore, the Non-Debtor Subsidiaries would need to enter into new license agreements with the DC Shoes Buyer to ensure uninterrupted access to DC Shoes products.

For purposes of estimating standalone value of the Non-Debtor Subsidiaries, FY16 Non-Debtor Subsidiary EBITDA levels were adjusted downward for i) annual DC Shoes Mark royalty payments to the DC Shoes Buyer, and ii) global SG&A costs, currently incurred by the Debtors for which the related activities would need to be maintained by the Non-Debtors Subsidiaries to support ongoing operations (“Adjusted Non-Debtor EBITDA”). Based on the resulting Adjusted Non-Debtor EBITDA levels, it is unlikely that a going concern sale would result in total enterprise value sufficient to fully satisfy the Euro Factor Facility and Euro Note outstandings, (estimated to be a combined $271 million at the Conversion Date). Thus, no residual equity value is available for distribution from the going-concern sale of the Non-Debtor Subsidiaries.

5. Chapter 7 liquidation process. The liquidation of the Debtors’ U.S. assets is assumed to be completed over a twelve-month period. During the first two months, the Debtors would complete going-out-of-business sales for all remaining U.S. store inventory, furniture, fixtures, and equipment, along with the sale of all U.S intellectual property, including the DC Shoes Marks. During months 3 – 6, the Debtors would primarily focus on collecting remaining customer accounts receivable. Activities during months 7 – 12 would include administrative activities, such as final creditor distributions needed to complete the wind-down of the Estates.

6. Claims Estimates. In preparing this Liquidation Analysis, the Debtors have preliminarily estimated an amount of Allowed Claims for each Class based upon a review of the Debtors’ estimated balance sheet. DIP Claims were estimated based on the preliminary Revised DIP Budget as of the Conversion Date. Additional Claims were estimated to include certain chapter 7 administrative obligations incurred after the Conversion Date as well as unsecured deficiency claims for the shortfall of Secured Note recoveries relative to Secured Note claims. The estimate of all allowed claims in this Liquidation Analysis is based on the book value of those claims. No order or finding has been entered or made by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in this Liquidation Analysis. The estimate of the amount of Allowed Claims set forth in this Liquidation Analysis should not be relied upon for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan. The actual amount of Allowed Claims could be materially different from the amount of Claims estimated in this Liquidation Analysis.

2

The following Liquidation Analysis should be reviewed with the accompanying notes.

		Estimated Net Book Value	Total Estimated Recovery $’s
$’s in millions	Notes		Low	High
Summary of Assets & Gross Liquidation Proceeds

Cash	1	$5	$5	$5
Customer Receivables	2	64	55	61
Other Receivables and Prepaid	3	24	1	2
Inventory	4	106	72	78
PP&E	5	68	1	1
IP / Trademarks	6	54	46	72
Investment in Non-U.S. Subsidiaries	7	—	—	—
Avoidance Actions/Other Preference Actions	8	TBD	TBD	TBD

Gross Liquidation Proceeds		322	180	219

Less: Chapter 7 Liquidation Costs
Operating Expenses	9		(9)	(9)
Professional Fees	9		(3)	(3)
Trustee Fees (3% of Proceeds)	9		(5)	(7)
Incentive Plan			(1)	(1)

Total Chapter 7 Liquidation Costs			(18)	(19)

Total Net Assets Liquidation Proceeds			162	200

Accrued / Unpaid Chapter 11 Professional Fees	10	8	8	8

Net Proceeds Available for DIP Facility Claims			154	192

DIP Facility Claims
DIP ABL Facility	11	55	55	55
DIP Term Loan Facility	11	115	115	115

Total DIP Facility Claims		170	170	170
Recovery %			90%	100%

Net Proceeds Available for Secured Claims			—	22

U.S. Senior Secured Notes	12	282	—	22
Recovery %			0%	8%

Net Proceeds Available for Admin and Priority Claims			—	—

Total Administrative & Priority Claims	13	72	—	—
Recovery %			0%	0%

Net Proceeds Available for Unsecured Claims			—	—

Total Unsecured Claims	14	576	—	—
Recovery %			0%	0%

3

Specific Assumptions and Notes

1.	Cash

Amount represents 100% recovery of estimated cash balances available to the Debtors on the Conversion Date.

2.	Customer Receivables

Customer receivables primarily consist of trade accounts and credit card account receivables. It is assumed that a chapter 7 trustee would retain certain existing staff of the Debtors to lead an aggressive collection effort for outstanding accounts receivable. It is assumed that in the case of liquidation, Quiksilver would be able to collect 85% to 95% of outstanding receivables. Recovery percentages were discounted to reflect potential inability to collect past due receivables and customer charge backs.

3.	Other Receivables and Prepaids

Other receivables and prepaids primarily consist of royalty receivables, prepaid expenses, prepaid product purchases and deposits. Assumed recovery on all other receivables and prepaids is 5 to 10%.

4.	Inventory

Inventory primarily consists of finished goods. The Liquidation Analysis assumes inventory is sold “as is, where is” as of the Conversion Date. Recovery assumptions are based on a third party inventory appraisal, which reflects the net orderly liquidation value (“NOLV”). NOLV includes selling costs such as liquidator fees, payroll, occupancy, freight, and other store and distribution operating expenses. Total inventory is assumed to have a recovery rate of 68% to 73%.

5.	PP&E

Property, plant and equipment (“PP&E”) primarily consists of computer software, computer equipment, and furniture and fixtures. PP&E is assumed to be recoverable at approximately $10k to $15k per store location in the U.S. Based on the U.S. retail store count, the resulting range of recoveries were $0.8 million to $1.2 million.

All of the Company’s locations are leased including retail stores, headquarters and distribution centers. Based upon preliminary review of existing lease terms relative to market, it was determined that no existing real property leases contained material value in an assignment scenario.

4

6.	IP / Trademarks

Intellectual property owned by the Debtors is comprised of i) the worldwide DC Shoes trademark, ii) the Quiksilver trademarks registered in the U.S. and Mexico and iii) the Roxy trademarks registered in the U.S. and Mexico, collectively the “Debtors’ IP”. Net recoverable value of the Debtors’ IP was assumed to be realized through a marketing process of the trademarks to third-parties, in two scenarios. The first scenario was a rapid or forced sale, while the second scenario was an orderly sale process in the context of the overall liquidation of the Debtors.

The Debtors’ IP value is based on work completed in June 2015 for purposes of impairment testing. The fair market value calculations have been updated and adjusted to reflect sales levels assumed in the 2016 Financial Projections and the resulting implied royalty payments. The fair market value has been adjusted for purposes of this hypothetical liquidation analysis to reflect a forced liquidation process (low scenario) and orderly liquidation process (high scenario). The fair market value is discounted by 65% in a forced liquidation process and by 45% in an orderly liquidation process. These discounts reflect i) the accelerated marketing process and ii) uncertainty of go-forward trademark revenues due to combination of a) liquidation of all U.S. stores and b) accelerated sale of the Non-Debtor Subsidiaries.

7.	Investment in Non-U.S. Subsidiaries

Based on the assumptions used in a quick sale scenario, no recoverable value was available to the Debtors from Investments in Non-Debtor Subsidiaries.

8.	Avoidance Actions / Other Preference Actions

Potential recoveries from any avoidance actions have not yet been quantified, and thus were not included in this Liquidation Analysis.

9.	Chapter 7 Liquidation Costs

•	Operating Expenses: Operating expenses reflect a 12 month budget, including 2 month sale period, 4 month wind down and 6 month tail period. Expenses are mainly comprised of corporate salaries and wages, and facility costs, not considered in the liquidation of inventory, as discussed in Note 4 regarding NOLV.

•	Professional Fees: Represents legal and financial advisor costs in connection with the wind-down of the Estates.

•	Trustee Fees: Chapter 7 Trustee fees were estimated at 3% of gross liquidation proceeds.

•	Incentive Plan: Employee incentive and/or retention plan during wind down period.

5

10.	Accrued / Unpaid Chapter 11 Professional Fees

Accrued / unpaid Chapter 11 professional fees include estimated professional fees outstanding as of the Conversion Date.

11.	DIP Facility Claims

DIP Claims totaling $170 million as of the Conversion Date include i) funded debt and letters of credit (assumed to be drawn in their entirety) outstanding on the DIP ABL Facility and ii) funded debt outstanding on the DIP Term Loan Facility.

12.	Secured Claims

Secured claims include balances outstanding on the Secured Notes claims as of the Conversion Date.

13.	Priority and Administrative Claims

Priority and administrative claims include Chapter 11 post-petition trade payables outstanding as of the Conversion Date, 503(b)(9) claims, customer claims, employee priority claims and tax claims as of the Conversion Date.

14.	General Unsecured Claims

General unsecured claims include the average in the Low and High scenarios of the deficiency claims of the Holders of Secured Notes, outstanding balances on the Unsecured Notes, trade claims, lease rejection claims and other unsecured claims as of the Conversion Date.

In the event of liquidation, the aggregate amount of general unsecured claims and priority claims will likely increase significantly. For example, employees likely will file claims for wages and other benefits, some of which will be entitled to priority. Landlords may file large claims for both unsecured and priority amounts. The resulting increase in both general unsecured and priority claims could significantly dilute the unsecured claims pool included in this Liquidation Analysis.

6

EXHIBIT D

Debtors’ Corporate Structure Chart

Quiksilver, Inc.
Delaware
Mountain & Wave SARL
Luxembourg
QS Holdings SARL
Luxembourg
QS Holdings SARL
Swiss Financing Branch
QS Holdings SARL
Swiss Branc
Boardrider S.A.
Luxembourg
QS Wholesale, Inc.
California
QS Optics, Inc.
California
Quiksilver Wetsuits, Inc.
California
Mt. Waimea, Inc.
California
Quiksilver Ent., Inc.
California
DC Shoes, Inc.
California
Fidra, Inc.
California
Hawk Designs, Inc.
California
QS Retail, Inc.
California
Quiksilver Mexico, S. de R.L. de C.V.
Mexico
Ventas Gama, S. de R.L. de C.V.
Mexico
Quiksilver Commercial S. de R.L. de C.V.
Mexico
DC Direct, Inc.
California
Quiksilver Greater China Ltd.
Hong Kong
Biarritz Holdings SARL
Luxembourg
Biarritz Holdings SARL
Swiss Branch
54th Street Holdings SARL
Luxembourg
54th Street Holdings SARL
Swiss Branch
Quiksilver Aus. Pty. Ltd.
Australia
Chloelys Investment Ltd.
Cyprus
Quiksilver Roxy Korea Ltd
Korea
DC (Shanghai) Commercial Co. Ltd.
China
DC Shoes (Hong Kong) Ltd
Hong Kong
QSBR Industria e Comercio de Artigos Esportivos Ltda
Brazil
Quiksilver Deluxe SARL
Luxembourg
Quiksilver Canada Corp.
Canada
Quiksilver Singapore Ltd
Singapore
QS Retail (Taiwan) Ltd.
Taiwan
QS Retail (Thailand) Ltd.
Thailand
Quiksilver Foundation Australia Pty. Ltd.
Australia
Quiksilver Intl. Pty. Ltd.
Australia
Pavilion Prod. Pty. Ltd.
Australia
QS Retail, Pty. Ltd.
Australia
QS Retail (NZ) Limited
New Zealand
UMTT Pty. Ltd.
Australia
Quiksilver Japan K.K.
Japan
QSJ Holdings Pty. Ltd.
Australia
Ug Mfg. Co. Pty. Ltd.
Australia
Quiksilver Sourcing Aust
Hong Kong
Caribbean Pty. Ltd.
Australia
Ug Mfg. Co. (NZ) Ltd.
New Zealand
PT Quiksilver
Indonesia
DC Shoes Australia Pty. Ltd.
Australia
DC Shoes (NZ) Limited
New Zealand
Quiksilver Asia Sourcing Ltd
Hong Kong
Quiksilver Asia Sourcing (Shanghai) Co. Ltd.
China
Quiksilver Glorious Sun JV Ltd.
Hong Kong
Quiksilver Glorious Sun Licensing Ltd.
Hong Kong
Quiksilver Glorious Sun Trading
China
Main Bridge
Hong Kong
Quiksilver Glorious Sun Apparels (HZ) Ltd.
China
Pilot SAS
France
Na Pali SAS
France
Meribel SAS
France
Na Pali Europe SARL
France
Cariboo SARL
France
Tavarua SCI
France
Kokolo SARL
France (KO)
Emerald Coast
France
Drop In SARL
France
Quiksilver Travel
France (QT)
1.Distribution s.r.o.
Czech Republic
Boardriders Club Bratislava s.r.o.
Slovakia
Santocha Ltd.
Russia (ST)
Kauai GmbH
Germany
Vanuatu GmbH
Austria
New Pier Trading Ltd.
South Africa (NP)
Sumbawa SL
Spain
Haapiti SRL
Italy
Tarawa Lda.
Portugal
Sunshine Diffusion SA
Switzerland
Lanai, Ltd.
United Kingdom
Molokai Ltd.
United Kingdom
Hanalei NV
Belgium
Rawaki sp. Zoo
Poland
Pukalani BV
Netherlands
Namotu, Ltd.
Ireland
Uluwatu Aps
Denmark
Fistral Oy
Finland
100%
60%
50%
99%
1%
99.9%
99.8%
90%
10%
LEGEND
Debtor
Non-Debtor

EXHIBIT E

Proposed Disclosure Statement Approval Order

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
:
In re:	:	Chapter 11
:
QUIKSILVER, INC., et al.,	:	Case No. 15-11880 (BLS)
:
Debtors.[1]	:	Jointly Administered
:
	x	Related Docket No.

ORDER (A) APPROVING THE ADEQUACY OF THE DEBTORS’

DISCLOSURE STATEMENT, (B) APPROVING SOLICITATION AND

NOTICE PROCEDURES WITH RESPECT TO CONFIRMATION OF THE

DEBTORS’ PROPOSED PLAN OF REORGANIZATION, (C) APPROVING THE

FORM OF VARIOUS BALLOTS AND NOTICES IN CONNECTION THEREWITH,

AND (D) SCHEDULING CERTAIN DATES WITH RESPECT THERETO

Upon the motion (the “Motion”)2 of the Debtors for entry of an order (this “Disclosure Statement Order”): (a) approving the adequacy of the Disclosure Statement, (b) approving solicitation and notice procedures with respect to confirmation of the Debtors’ proposed Plan, (c) approving the forms of various Ballots and notices in connection therewith, and (d) scheduling certain dates with respect thereto; and this Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334; and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and venue being proper pursuant to 28 U.S.C. §§ 1408 and 1409; and it appearing that the relief requested in the Motion is in the best interests of the Debtors’ estates,

[1]	The Debtors and the last four digits of their respective taxpayer identification numbers are as follows: Quiksilver, Inc. (9426), QS Wholesale, Inc. (8795), DC Direct, Inc. (8364), DC Shoes, Inc. (0965), Fidra, Inc. (8945), Hawk Designs, Inc. (1121), Mt. Waimea, Inc. (5846), Q.S. Optics, Inc. (2493), QS Retail, Inc. (0505), Quiksilver Entertainment, Inc. (9667), and Quiksilver Wetsuits, Inc. (9599). The address of the Debtors’ corporate headquarters is 5600 Argosy Circle, Huntington Beach, California 92649.
[2]	All capitalized terms used, but not defined herein, shall have the meaning attributed to such terms in the Motion, the Plan (as defined in the Motion), the Disclosure Statement (as defined in the Motion), or the Solicitation Procedures (as defined in the Motion), as applicable.

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their creditors, and all other parties in interest; and the Debtors having provided appropriate notice of the Motion and the opportunity for a hearing on the Motion under the circumstances and no other or further notice need be provided; and this Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before this Court (the “Hearing”); and this Court having overruled any objections to the Motion; and this Court having determined that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before this Court; after due deliberation and sufficient cause appearing therefor, it is hereby

ORDERED, ADJUDGED AND DECREED that:

1. The Motion is GRANTED, as provided herein.

A.	Approval of the Disclosure Statement and the Notice of the Disclosure Statement Hearing

2. The Disclosure Statement complies with all aspects of section 1125 of the Bankruptcy Code and is hereby approved as containing “adequate information” (as defined by section 1125(a) of the Bankruptcy Code).

3. The Disclosure Statement Hearing Notice, in substantially the form attached hereto as Exhibit 1, filed by the Debtors and served upon parties in interest in these Chapter 11 Cases on             , 2015 and published in The New York Times (national and international editions), The Los Angeles Times, and the Orange County Register on             , 2015, constitutes adequate and sufficient notice of the time fixed for filing objections and the hearing to consider approval of the Disclosure Statement in accordance with Bankruptcy Rules 2002 and 3017 and Local Bankruptcy Rule 3017-1.

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B.	Fixing the Voting Record Date

4. December 1, 2015 shall be the record date (the “Voting Record Date”) for determining: (a) the Holders of Claims and Interests entitled to receive the Solicitation Package; (b) the Holders of Claims entitled to vote to accept or reject the Plan; and (c) whether Claims have been properly transferred to an assignee pursuant to Bankruptcy Rule 3001(e) such that the assignee can vote as the Holder of such Claim.

5. With respect to any transferred Claim, the transferee shall be entitled to receive a Solicitation Package and, if the Holder of such Claim is entitled to vote with respect to the Plan, cast a Ballot on account of such Claim only if such transfer or assignment has been fully effectuated pursuant to the procedures set forth in Bankruptcy Rule 3001(e) and such transfer is reflected on the Solicitation Agent’s claims register, as may be modified by Notices of Transfer filed and reflected on the Court’s official docket (ECF), at 11:59 p.m. (Eastern) on the Voting Record Date.

C.	Duties of the Solicitation Agent

6. The Solicitation Agent shall assist the Debtors in, among other things, (a) distributing Solicitation Packages, (b) soliciting, receiving, tabulating, and reporting on Ballots cast on the Plan, and certifying to the Court the results of balloting, (c) responding to inquiries from Holders of Claims and Interests and other parties in interest relating to the Disclosure Statement, the Plan, the Ballots, the Solicitation Procedures, the procedures for electing to opt-out of the third party release provisions set forth in Article 10.5 of the Plan, and for objecting to the Plan, and (d) if necessary, contacting Creditors and Holders of Claims and Interests regarding the Plan.

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D.	Approval of the Form of Ballots

7. The Ballots, substantially in the form attached hereto as Exhibits 3-A, 3-B and 3-C, are hereby approved.

E.	Approval of Solicitation Package and the Procedures for Distribution Thereof

8. Holders of Claims in the following Voting Classes are the only Creditors entitled to vote to accept or reject the Plan:

Class	Description
4	Secured Notes Claims
5A	Unsecured Notes Claims
5B	General Unsecured Claims

9. On or before December 7, 2015 (the “Solicitation Mailing Deadline”), the Debtors shall transmit, or cause to be transmitted, the Solicitation Package to those Holders of Claims entitled to vote on the Plan as of the applicable Voting Record Date.3

10. The Solicitation Package shall consist of the following materials, the form of each of which, to the extent not otherwise approved herein, is hereby approved:

a.	the Confirmation Hearing Notice, substantially in the form attached hereto as Exhibit 2;

b.	the appropriate Ballots and applicable voting instructions, together with a pre-addressed, postage pre-paid return envelope;

c.	a CD-ROM including the Plan, the Disclosure Statement, and this Disclosure Statement Order; and

d.	any supplemental solicitation materials the Debtors may file with this Court.

[3]	The Solicitation Agent is authorized to send Solicitation Packages for holders of Class 4 and Class 5-A Claims to Master Ballot Agents in paper format and/or via electronic transmission in accordance with the customary requirements of each Master Ballot Agent. Each Master Ballot Agent shall then distribute the Solicitation Packages to Beneficial Owners in accordance with its customary practices. Master Ballot Agents are authorized to collect votes to accept or to reject the Plan from Beneficial Owners in accordance with their customary practices.

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11. The Solicitation Package provides Holders of Claims entitled to vote on the Plan with adequate information to make informed decisions with respect to voting on the Plan in accordance with Bankruptcy Rules 2002(b) and 3017(d), the Bankruptcy Code, and the Local Bankruptcy Rules.

12. Any party receiving the Solicitation Package may request a paper copy of the documents either by (a) emailing QuiksilverInfo@kccllc.com or (b) calling the Debtors’ restructuring hotline at (877) 709-4757, within the U.S. or Canada, or (424) 236-7235, outside of the U.S. or Canada. If the Debtors receive such a request for a paper copy of the documents, the Debtors will send a copy to the requesting party by overnight delivery at the Debtors’ expense.

13. The Debtors shall also serve, or cause to be served, all of the materials in the Solicitation Package (except for the Ballots) on (a) the Office of the United States Trustee for the District of Delaware; (b) counsel to the agent for the Debtors’ postpetition secured loan facilities; (c) counsel to the agent for the Debtors’ prepetition revolving loan facility; (d) counsel to the indenture trustee for the Debtors’ prepetition senior secured notes; (e) counsel to the indenture trustee for the Debtors’ prepetition senior unsecured notes; (f) counsel to the Creditors’ Committee; (g) the SEC; (h) the Internal Revenue Service; (i) the United States Attorney for the District of Delaware; and (j) all parties entitled to notice pursuant to Bankruptcy Rule 2002 (collectively, the “Notice Parties”).

14. The Debtors shall be excused from mailing the Solicitation Package to those Entities to whom the Debtors mailed a notice regarding the Disclosure Statement Hearing and received a notice from the United States Postal Service or other carrier that such notice was undeliverable unless such entity provides the Debtors, through the Solicitation Agent, with an accurate address not less than ten days prior to the Solicitation Mailing Deadline. If an Entity

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has changed its mailing address after the Petition Date, the burden is on such Entity, not the Debtors, to advise the Debtors and the Solicitation Agent of the new address. Failure to distribute Solicitation Packages to such Entities will not constitute inadequate notice of the Confirmation Hearing or the Voting Deadline, and is not a violation of Bankruptcy Rule 3017(d).

15. Except to the extent the Debtors determine otherwise, the Debtors are not required to provide a copy of the Solicitation Package to Holders of Claims or Interests that are not classified in accordance with Bankruptcy Code section 1123(a)(1), or who are not entitled to vote because they are Unimpaired or otherwise presumed to accept the Plan under Bankruptcy Code section 1126(f), or who are not entitled to vote because they are deemed to reject the Plan under Bankruptcy Code section 1126(g). Instead, by the Solicitation Mailing Deadline, the Debtors shall mail to such parties, in lieu of the Solicitation Package, (a) a copy of the Confirmation Hearing Notice, and (b) the appropriate Non-Voting Status Notice, the form of each of which is hereby approved:

i.	Unclassified and Unimpaired Claims—Presumed to Accept: Holders of Unclassified Claims and Holders of Claims in the Unimpaired Classes are conclusively presumed to have accepted the Plan, and accordingly are not entitled to vote on the Plan. Such Holders will receive the Notice of Non-Voting Status With Respect to Unclassified Claims and Unimpaired Classes Presumed to Accept the Plan, substantially in the form attached hereto as Exhibit 4-A.

ii.	Impaired Claims and Interests—Deemed to Reject: Holders of Claims and Interests in the Deemed Rejecting Classes are deemed to reject the Plan, and accordingly are not entitled to vote on the Plan. Such Holders will receive the Notice of Non-Voting Status With Respect to Classes Deemed to Reject the Plan, substantially in the form attached hereto as Exhibit 4-B.

16. To ensure that counterparties to Executory Contracts and Unexpired Leases receive notice of the provisions of the Plan governing assumption or rejection of contracts or leases, the Debtors will provide such parties with the Confirmation Hearing Notice, together with the Executory Contract and Unexpired Lease Notice, substantially in the form attached hereto as Exhibit 4-C. The Debtors may supplement Executory Contract and Unexpired Lease Notices as necessary to conform with the Plan and any modifications thereto.

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F.	Voting Deadline for Receipt of Ballots

17. In order for the votes of Holders of Claims in the Voting Classes to accept or reject the Plan to be counted, each such Holder must properly complete, execute, and deliver its respective Ballot so that it is actually received by the Solicitation Agent on or before 4:00 p.m. (Eastern) on January 14, 2016 (the “Voting Deadline”).

18. The Debtors are authorized, with the consent of the Plan Sponsor, to extend the Voting Deadline.

G.	Approval of Solicitation Procedures

19. The Debtors and the Solicitation Agent are authorized to solicit, receive, and tabulate votes to accept the Plan in accordance with the Solicitation Procedures, substantially in the form attached hereto as Exhibit 5 and the instructions set forth in each Ballot; provided, however, that the Debtors’ right to amend or supplement the Solicitation Procedures, with the consent of the Plan Sponsor, is fully reserved if, in the Debtors’ business judgment, doing so would better facilitate the solicitation process.

H.	Establishing Confirmation Hearing Date, Notice, and Objection Procedures

20. The Confirmation Hearing will commence at [    ] [a/p].m. Eastern Time on [            ], 2016 before the Honorable Brendan L. Shannon, Chief United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be continued from time to time without further notice other than an adjournment announced in open court at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

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21. In addition to mailing the Confirmation Hearing Notice along with the Solicitation Packages, the Non-Voting Status Notices and the Executory Contract and Unexpired Lease Notice, the Debtors shall publish the Confirmation Hearing Notice one time in the following publications in order to provide notification to those Entities who may not receive notice by mail: The New York Times (national and international editions), The Los Angeles Times, and the Orange County Register.

22. Any objection to Confirmation of the Plan must (a) be in writing; (b) conform to the applicable Bankruptcy Rules and Local Bankruptcy Rules; (c) state the name and address of the objecting party and the amount and nature of the Claim or Interest of such entity; and (d) state with particularity the basis and nature of any objection and, if practicable, a proposed modification to the Plan that would resolve such objection. Responses or objections, if any, also must be filed with this Court and served upon each of the following parties so as to be actually received no later than 4:00 p.m. Eastern Time on January 14, 2016 by each of the following parties:

(i)	Quiksilver, Inc., 5600 Argosy Circle, Huntington Beach, California 92649, Attn: Linnsey Caya, Esq.

(ii)	Counsel to the Debtors, Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, Attn: Van C. Durrer, II, Esq. (Van.Durrer@skadden.com), and 155 North Wacker Drive, Chicago, Illinois 60606, Attn: John K. Lyons, Esq. (John.Lyons@skadden.com);

(iii)	Counsel to the agent for the Debtors’ postpetition term loan facility, Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, Attn: Patrick J. Nash, Jr. (patrick.nash@kirkland.com), and Morris Nichols Arsht & Tunnell LLP, 1201 North Market Street, 16th Floor, P.O. Box 1347, Wilmington, Delaware 19899-1347, Attn: Robert J. Dehney, Esq. (rdehney@mnat.com);

(iv)	Counsel to the agent for the Debtors’ prepetition and postpetition secured ABL facilities, Reimer & Braunstein LLP, Three Center Plaza, Boston,

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Massachusetts 02108, Attn: David S. Berman, Esq. (dberman@riemerlaw.com), and Times Square Tower, Seven Times Square, Suite 2506, New York, New York 10036, Steven E. Fox, Esq. (sfox@riemerlaw.com), and Womble Carlyle Sandridge & Rice, LLP, 222 Delaware Avenue, Suite 1501, Wilmington, Delaware 19801, Attn: Steven K. Kortanek, Esq. (skortanek@wcsr.com);

(v)	Counsel to the indenture trustee for the Debtors’ prepetition senior secured notes, Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004, John R. Ashmead, Esq. (ashmead@sewkis.com);

(vi)	Counsel to the indenture trustee for the Debtors’ prepetition senior unsecured notes, Foley & Lardner, LLP, 321 N. Clark Street, Suite 2800, Chicago, Illinois 60654, Mark L. Prager, Esq. (mprager@foley.com) and U.S. Bank National Association, Global Corporate Trust Services, 100 Wall Street, New York, New York 10005, Attn: Justin L. Shearer, Vice President (justin.shearer@usbank.com);

(vii)	Proposed counsel to the official committee of unsecured creditors, Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036, Attn: Michael S. Stamer, Esq. and Meredith A. Lahaie, Esq.; and

(viii)	The Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Lockbox 35, Wilmington, Delaware 19801, Attn: Mark Kenney, Esq. (fax: (302) 573-6497)).

23. Any objection to Confirmation of the Plan not filed and served as set forth herein shall be deemed waived, unless the Court orders otherwise.

24. The Debtors are authorized to take all actions necessary to effectuate the relief granted pursuant to this Disclosure Statement Order in accordance with the Motion.

25. Subject to the Plan Sponsor Agreement, the Debtors are authorized to make non-material and conforming changes (including, but not limited to, correcting typographical errors, altering formatting and inserting missing or changed dates) to the Disclosure Statement, Plan, Ballots, Notices, and related documents without further order of the Court; provided, however, that such changes shall be acceptable to the Plan Sponsor.

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26. Notwithstanding the possible applicability of Bankruptcy Rules 6004(h), 7062, or 9014, the terms and conditions of this Disclosure Statement Order shall be immediately effective and enforceable upon its entry.

Dated: Wilmington, Delaware
, 2015

THE HONORABLE BRENDAN L. SHANNON
CHIEF UNITED STATES BANKRUPTCY JUDGE

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